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As filed with the Securities and Exchange Commission on February 25, 2002

Registration No. 333-[        ]

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BEAZER HOMES USA, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1521	58-2086934
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5775 Peachtree Dunwoody Road, Suite B-200
Atlanta, Georgia 30342
(404) 250-3420
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

David S. Weiss
Beazer Homes USA, Inc.
5775 Peachtree Dunwoody Road, Suite B-200
Atlanta, Georgia 30342
(404) 250-3420

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Elizabeth H. Noe, Esq.
Paul, Hastings, Janofsky & Walker LLP
600 Peachtree Street, Suite 2400
Atlanta, Georgia 30308
(404) 815-2400

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

CALCULATION OF REGISTRATION FEE CHART

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, par value $.01	4,317,053	$45.01	$118,330,422	$10,887

(1)
The amount of common stock, $.01 par value, of Beazer Homes USA, Inc. to be registered hereunder has been determined on the basis of the product of (A) .0.3952 (the highest number of shares of Beazer common stock which Beazer is potentially obligated to issue per share of Crossmann Communities, Inc. stock under the merger agreement) and (B) the sum of (i) 10,815,515 (the approximate number of outstanding shares of common stock, no par value, of Crossmann) and (ii) 108,203, the approximate number of outstanding and exercisable options to purchase shares of Crossmann common stock.
(2)
Calculated pursuant to Rules 457(c) and 457(f)(1).
(3)
Estimated pursuant to Rules 457(f)(1), 457(f)(3), and 457(c) by multiplying (i) $45.01, the average of the high and low sale prices of Crossmann common stock on February 21, less $17.60, the amount of the per share cash component of the merger consideration, and (ii) 10,923,718, the approximate number of outstanding shares of Crossmann common stock (assuming the exercise of all exercisable options and rights to purchase shares of Crossmann common stock).

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                , 2002

Dear Crossmann Communities, Inc. Stockholder:

        You are cordially invited to attend a special meeting of stockholders of Crossmann Communities, Inc. to be held at                        , on                        , 2002, at              a.m. local time.

        At the special meeting, you will be asked to vote on the merger of Crossmann into a wholly-owned subsidiary of Beazer Homes USA, Inc. At the effective time of the merger, the separate corporate existence of Crossmann will cease, and the corporation surviving the merger will be a wholly-owned subsidiary of Beazer.

        Your board of directors believes that the merger offers significant potential by combining the strengths and attributes of two premier companies. It is expected to create the sixth largest U.S. homebuilder based on units closed. We believe the merger allows you to participate in a more diversified company and will provide you with greater liquidity as a result of the larger market capitalization of the combined entity.

        Subject to the adjustments, elections and limitations described in this Joint Proxy Statement/Prospectus, if the merger is completed, each share of your Crossmann common stock outstanding immediately prior to the effective time of the merger will be canceled and converted into the right to receive the merger consideration. Subject to adjustment as described in the accompanying Joint Proxy Statement/Prospectus, the merger consideration for each share of Crossmann common stock will consist of a combination of $17.60 in cash and a fraction of a share of Beazer common stock.

        Your board of directors has unanimously determined that the merger agreement is fair to and in the best interests of Crossmann and its stockholders and recommends that you vote FOR approval of the merger agreement and the transactions contemplated by the merger agreement.

        The accompanying Joint Proxy Statement/Prospectus provides detailed information about the proposed merger. We encourage you to read carefully the entire document, including the annexes.

                            Very truly yours,

                            John B. Scheumann
                             Chairman of the Board and
                                Chief Executive Officer

        Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing your proxy card in the enclosed envelope as promptly as possible so that your shares will be voted at the special meeting. This will not limit your right to vote in person or to attend the special meeting.

                                , 2002

Dear Beazer Homes USA, Inc. Stockholder:

        You are cordially invited to attend the 2002 annual meeting of the stockholders of Beazer Homes USA, Inc. to be held at            , on                        ,                         , 2002, at            a.m. local time.

        Beazer has entered into a merger agreement with Crossmann Communities, Inc. providing for the merger of Crossmann into a wholly-owned subsidiary of Beazer, with the surviving corporation being a wholly-owned subsidiary of Beazer. At the annual meeting, we will ask you to consider and vote on the issuance of Beazer common stock to the stockholders of Crossmann in connection with the merger.

        Your board of directors believes that the merger offers significant strategic benefits for Beazer and its stockholders.

        Your board of directors has determined that the merger is in the best interests of Beazer and its stockholders, has approved the merger and the issuance of Beazer common stock in connection with the merger, and recommends that you vote FOR this proposal.

        In addition to voting on the issuance of Beazer common stock under the merger agreement, at the annual meeting we will ask you to:

  •
  elect seven members to the Board of Directors;

  •
  consider and act on a proposal to amend Beazer's Amended and Restated 1999 Stock Incentive Plan; and

  •
  consider and act on a proposal to amend Beazer's Value Created Incentive Plan.

        Your board of directors recommends that you vote FOR these proposals.

        The accompanying Joint Proxy Statement/Prospectus provides detailed information about the proposed merger and the other matters to be voted on at the annual meeting. We encourage you to read carefully the entire document, including the annexes.

                            Very truly yours,

                            Brian C. Beazer
                             Non-executive Chairman of the Board

        Whether or not you plan to attend the annual meeting, please take the time to vote by completing and mailing your proxy card in the enclosed envelope as promptly as possible so that your shares will be voted at the annual meeting. Doing so will not limit your right to vote in person or to attend the annual meeting.

CROSSMANN COMMUNITIES, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be held on                          , 2002

To Our Stockholders:

        Notice is hereby given that Crossmann Communities, Inc. is holding a special meeting of its stockholders at             a.m. local time, on                        , at                                                  for the following purposes:

  (1)
  To consider and vote on a proposal to approve the Agreement and Plan of Merger dated as of January 29, 2002, among Beazer Homes USA, Inc., Beazer Homes Investment Corp. and Crossmann Communities, Inc., and the transactions contemplated by that agreement.

  (2)
  To transact any other business that properly comes before the meeting or any adjournment or postponement of the meeting.

        Only stockholders of record at the close of business on                        , 2002, will be entitled to notice of or to vote at the meeting or any adjournment or postponement of that meeting.

                      By Order of the Board of Directors

                      John B. Scheumann
                       Chairman of the Board and
                          Chief Executive Officer

                        , 2002

        Important: To ensure that your shares are represented at the special meeting, please fill in, date and sign the enclosed proxy and return it promptly in the enclosed return envelope, which requires no postage if mailed in the United States.

BEAZER HOMES USA, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on                          , 2002

To Our Stockholders:

        Notice is hereby given that Beazer Homes USA, Inc. is holding its 2002 annual meeting of stockholders at     a.m. local time, on                        ,                         , 2002, at                        for the following purposes:

  (1)
  To consider and vote on a proposal to approve the issuance of the common stock of Beazer Homes USA, Inc. to the stockholders of Crossmann Communities, Inc. pursuant to the Agreement and Plan of Merger dated as of January 29, 2002, among Beazer Homes USA, Inc., Beazer Homes Investment Corp. and Crossmann Communities, Inc.;

  (2)
  To elect seven members to our Board of Directors;

  (3)
  To consider and vote on a proposal to amend our Amended and Restated 1999 Stock Incentive Plan;

  (4)
  To consider and vote on a proposal to amend our Value Created Incentive Plan; and

  (5)
  To transact any other business that properly comes before the meeting or any adjournment or postponement of the meeting.

        Only stockholders of record at the close of business on                        , 2002, will be entitled to notice of or to vote at the meeting or any adjournment or postponement of the meeting.

                      By Order of the Board of Directors

                      Brian C. Beazer
                       Non-Executive Chairman of the Board

                        , 2002

        Important: To ensure that your shares are represented at the annual meeting, please fill in, date and sign the enclosed proxy and return it promptly in the enclosed return envelope, which requires no postage if mailed in the United States.

BEAZER HOMES USA, INC.—CROSSMANN COMMUNITIES, INC.
JOINT PROXY STATEMENT/ PROSPECTUS

Merger Proposed—Your Vote Is Important

        The boards of directors of Beazer Homes USA, Inc. and Crossmann Communities, Inc. have each approved the merger of Crossmann into a wholly-owned subsidiary of Beazer pursuant to the terms of a merger agreement entered into on January 29, 2002. The surviving corporation will be a wholly-owned subsidiary of Beazer and stockholders of Crossmann will become stockholders of Beazer to the extent that they receive Beazer common stock as a portion of the merger consideration. In order to complete the merger under the terms of the merger agreement, both Crossmann and Beazer must obtain the approval of their stockholders. Meetings of the stockholders of Crossmann and Beazer will be held on                        , 2002 to vote on the merger and the related issuance of Beazer common stock.

        Subject to the adjustments, elections and limitations described in this Joint Proxy Statement/Prospectus, if the merger is completed, each share of Crossmann common stock outstanding immediately prior to the effective time of the merger will be canceled and converted into the right to receive the merger consideration. The base merger consideration for each share of Crossmann common stock will consist of a combination of $17.60 in cash and a fraction of a share of Beazer common stock determined as set forth in the table below, based on a stock value calculated by taking the average closing price of Beazer common stock as reported for New York Stock Exchange composite transactions for the 15 consecutive trading days ending on, and including, the third trading day prior to the Crossmann stockholder meeting:

Average Closing Price of Beazer Common Stock	Beazer Common Stock Issued for Each Crossmann Share	Value of Total Merger Consideration for Each Share of Crossmann Common Stock Consisting of $17.60 in Cash and a Fraction of a Share of Beazer Common Stock
$93.13 or greater	0.3061 shares	$46.11 or greater
$80.46 to $93.12	quotient obtained by dividing $28.51 by the stock value	$46.11
$68.54 to $80.45	0.3544 shares	$41.89 to $46.11
$61.47 to $68.53	quotient obtained by dividing $24.29 by the stock value	$41.89
$61.46 or less	0.3952 shares	$41.89 or less

        If the average closing price of Beazer common stock determined as set forth above is less than $52.15, the total amount of the base merger consideration would be less than $38.21. In that event, Crossmann can terminate the merger agreement, unless Beazer makes an election to increase the cash portion of the merger consideration or the stock portion of the merger consideration, or both, so that the amount of the base merger consideration of cash and Beazer common stock for each share of Crossmann common stock equals at least $38.21.

        A Crossmann stockholder may elect to receive the amount of the base merger consideration either in the proportions shown above, in all cash or in all Beazer common stock. Because both the total cash portion of the merger consideration and the total number of shares of Beazer common stock to be issued as merger consideration will be fixed, all-cash or all-stock elections may be subject to proration.

        This Joint Proxy Statement/Prospectus provides Crossmann stockholders and Beazer stockholders with detailed information about the proposed merger. It also constitutes the prospectus of Beazer with respect to the shares of its common stock to be issued to the stockholders of Crossmann in connection with the merger. In addition, this Joint Proxy Statement/Prospectus constitutes the proxy statement for the 2002 annual meeting of Beazer stockholders as well as the proxy statement for the special meeting of Crossmann stockholders. We encourage you to read this entire document carefully.

        On January 29, 2002, the day before the merger was announced, the closing price of Beazer common stock, which is traded on the New York Stock Exchange under the symbol "BZH," was

$81.50. On the same day, the last sale price of Crossmann common stock, which is traded on the Nasdaq National Market under the symbol "CROS," was $30.23. On                  , 2002, the closing price of Beazer common stock reported on the New York Stock Exchange composite tape was $            per share, and the last sale price of Crossmann common stock reported on the Nasdaq National Market was $            per share.

        Assuming the average closing price for the merger was the closing price of Beazer common stock on                        , 2002, the base merger consideration would consist of $17.60 and             shares of Beazer common stock for each outstanding share of Crossmann common stock, for a total consideration of $            per share. Promptly after determination of the base merger consideration, Crossmann and Beazer will issue a joint press release advising their respective stockholders of the fraction of a share of Beazer common stock included in the base merger consideration.

        All information contained in this Joint Proxy Statement/Prospectus with respect to Beazer has been provided by Beazer. All information contained in this Joint Proxy Statement/Prospectus with respect to Crossmann has been provided by Crossmann.

        For risk factors involved in the transaction that you may want to consider, including risks involved in an investment in Beazer common stock, see the section of this Joint Proxy Statement/Prospectus captioned "Risk Factors" beginning on page            .

        The Beazer common stock to be issued pursuant to this Joint Proxy Statement/Prospectus has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this Joint Proxy Statement/Prospectus. Any representation to the contrary is a criminal offense.

        This Joint Proxy Statement/Prospectus is dated                        , 2002, and is first being mailed to holders of Crossmann common stock and Beazer common stock on or about                        , 2002.

2

QUESTIONS AND ANSWERS ABOUT THE MERGER	1
SUMMARY	5
BEAZER SELECTED HISTORICAL FINANCIAL DATA	13
CROSSMANN SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA	12
SUMMARY SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA	14
COMPARATIVE PER SHARE DATA	16
MARKET PRICE AND DIVIDEND DATA	17
RISK FACTORS	18
Risk Factors Relating to the Merger	18
Risk Factors Relating to Beazer	19
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	23
THE STOCKHOLDER MEETINGS	24
The Crossmann Special Meeting	24
The Beazer Annual Meeting	25
PROXIES	26
Proxy Cards	26
Solicitation of Proxies	27
How to Revoke Your Proxy	27
THE MERGER	28
Background of the Merger	28
Recommendation of the Crossmann Board of Directors; Crossmann's Reasons for the Merger	32
Recommendations of the Beazer Board of Directors; Beazer's Reasons for the Merger	34
Opinion of Crossmann's Financial Advisor	36
Opinion of Beazer's Financial Advisor	42
Regulatory Matters Relating to the Merger	47
Accounting Treatment	47
Interests of Certain Persons related to Crossmann in the Merger	47
Dissenters' Appraisal Rights	49
New York Stock Exchange and Nasdaq National Market Listing	49
Financing	49
THE MERGER AGREEMENT	50
General	50
Effective Time	50
Treatment of Crossmann Common Stock	50
Merger Consideration	50
Election Procedure	53
Crossmann Stock Options	54
Representations and Warranties	54
Actions of Crossmann and Beazer Prior to the Merger	55
Conditions to the Completion of the Merger	60
Termination of the Merger Agreement	62
Termination Fees and Expenses	63
Effect of Termination	64
Amendments	64
Crossmann Directors' and Officers' Insurance and Indemnification	64
VOTING AGREEMENTS	65
AFFILIATE AGREEMENTS	65

i

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION	66
COMPARATIVE RIGHTS OF STOCKHOLDERS	73
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER	78
ADDITIONAL PROPOSALS FOR THE BEAZER ANNUAL MEETING	83
Election of Directors	83
Amendment of Beazer's 1999 Stock Incentive Plan	87
ADDITIONAL INFORMATION ABOUT BEAZER	98
Principal Stockholders	98
Report of the Audit Committee	98
Independent Auditors	99

Security Ownership of Management	100
Section 16(a) Beneficial Ownership Reporting Compliance	101
Executive Compensation	101
LEGAL MATTERS	108
EXPERTS	108
STOCKHOLDER PROPOSALS	108
WHERE YOU CAN FIND MORE INFORMATION	109

Annex I—	Agreement and Plan of Merger
Annex II—	Opinion of McDonald Investments Inc.
Annex III—	Opinion of UBS Warburg LLC
Annex IV—	Beazer Amended and Restated 1999 Stock Incentive Plan
Annex V—	Beazer Value Created Incentive Plan

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What will happen in the proposed transaction?
A:
Beazer and Crossmann have entered into a merger agreement under which Crossmann will merge into a wholly-owned subsidiary of Beazer, Beazer Homes Investment Corp. As a result of the merger, the separate corporate existence of Crossmann will cease, and Beazer Homes Investment Corp. will be the surviving corporation. If the merger is completed, each share of Crossmann common stock outstanding immediately prior to the effective time of the merger will be canceled and converted into the right to receive the merger consideration. The base merger consideration for each share of Crossmann common stock will consist of a combination of $17.60 in cash and a fraction of a share of Beazer common stock. Alternatively, a Crossmann stockholder may elect to receive merger consideration in the form of all cash or all Beazer common stock, but that election may be subject to proration.
Q:	When are the stockholders' meetings?
A:	Each company's meeting will take place on , 2002.
Q:	When do you expect to complete the merger?
A:	We are working to complete the merger as quickly as possible. Currently, we expect to hold the stockholders' meetings on , 2002 and complete the merger within two business days after the meetings.
Q:
Assuming a Crossmann stockholder receives shares of Beazer common stock in the merger, will the rights of the stockholder as a Beazer stockholder be different from what they were as a Crossmann stockholder?
A:
Yes. Crossmann and Beazer each have different charter documents and by-laws. In addition, the rights of Crossmann's stockholders are governed by Indiana law whereas the rights of the Beazer stockholders are governed by Delaware law. For a summary of material differences between the rights of Crossmann stockholders and the rights of Beazer stockholders, please refer to "Comparative Rights of Stockholders" beginning on page .
Q:	What do I do to vote?
A:
After reading this Joint Proxy Statement/Prospectus, you should fill out and sign your proxy card, and then mail it in the enclosed return envelope as soon as possible so that your shares will be represented at the meeting.
Q:	What happens if I don't return a proxy card or vote at the meeting?
A:
In the case of a Crossmann stockholder, failure to return your proxy card or vote in person at the meeting will have the same effect as voting against approval of the merger. In the case of a Beazer stockholder, a failure to return your proxy card will have the effect of a vote against approval of the issuance of Beazer common stock to Crossmann stockholders in connection with the proposed merger and will have no effect on the proposals to elect directors, amend the Beazer 1999 Stock Incentive Plan and amend the Beazer Value Created Incentive Plan. Furthermore, as a Beazer stockholder, if you attend the meeting but do not vote, this action will have the same effect as voting against all of the proposals scheduled to be voted on at the meeting, except for the proposal to elect directors.

For Crossmann, the affirmative vote of the holders of a majority of its outstanding common stock is required to approve the merger, and in Beazer's case the affirmative vote of the holders of a majority of its outstanding common stock is required to approve the issuance of Beazer common stock to the stockholders of Crossmann. In addition, the vote of a plurality of the shares of Beazer common stock present and entitled to vote at the Beazer annual meeting is required for the election of directors, and the vote of a majority of the shares of Beazer common stock present and entitled to vote at the Beazer annual meeting is required to approve the amendments to the Beazer 1999 Stock Incentive Plan and the Beazer Value Created Incentive Plan. Therefore, it is important that you return your proxy card.

Q:	May I vote in person?
A:	Yes. You may attend the meeting and vote your shares in person, whether or not you have sent in a proxy card.
Q:	Can I revoke my proxy after I have mailed my signed proxy card?
A:	Yes. You can revoke your proxy at any time before your proxy is voted at the applicable stockholder meeting. You can do that by:
• attending the applicable stockholder meeting and voting in person;
• completing, signing and mailing in a new proxy card (so long as the new proxy card is received prior to the applicable stockholder meeting); or
• sending a written notice to the address specified below stating that you are revoking your proxy (so long as the notice is received prior to the applicable stockholder meeting):
Beazer Stockholders:
Beazer Homes USA, Inc. 5775 Peachtree Dunwoody Road Suite B-200 Atlanta, Georgia 30342 Attn: Secretary
Crossmann Stockholders:
Crossmann Communities, Inc. 9210 North Meridian Street Indianapolis, Indiana 46260 Attn: Secretary
Q:	If my shares are held in "street name," will my broker vote them for me?
A:
Your broker will vote your shares with respect to the merger only if you provide instructions on how to vote. Your broker will provide a method of delivering your instructions to the broker. For Crossmann stockholders, if you fail to provide your broker with instructions, your shares will not be voted with respect to the merger, and the failure to vote will have the same effect as a vote against approval of the merger. For Beazer stockholders, if you fail to provide your broker with instructions, your shares will not be voted with respect to the issuance of shares of Beazer common stock to Crossmann stockholders in connection with the merger and will have the same effect as a vote against the proposal to issue shares of Beazer common stock in connection with the merger. You cannot vote your shares held in "street name" by returning a proxy card to us. In addition, if you are a Beazer stockholder, your broker cannot vote your shares for the amendments to the Beazer 1999 Stock Incentive Plan and the Value Created Plan without instructions, but can vote your shares for the election of Beazer directors without instructions.
You should follow the directions provided by your broker to vote your shares.
Q:	What does it mean if I get more than one proxy card?
A:
You may own both Crossmann and Beazer common stock, or your shares may be registered in different names or at different addresses or may be in more than one account. Sign and return all proxy cards to be sure that all of your shares of Crossmann and Beazer common stock are voted.
Q:	What will Crossmann stockholders receive in the merger?
A:
Subject to the adjustments, elections and limitations described in this Joint Proxy Statement/Prospectus, if the merger is completed, each share of Crossmann common stock outstanding immediately prior to the effective time of the merger will be canceled and converted into the right to receive the merger consideration.

The base merger consideration for each share of Crossmann common stock will consist of a combination of $17.60 in cash and a fraction of a share of Beazer common stock calculated by taking the average closing price of Beazer common stock for the 15 consecutive trading days ending on, and including, the third trading day prior to the Crossmann stockholder meeting. Crossmann stockholders may receive the merger consideration in one of three forms: first, the base merger consideration as described herein; second, all cash, subject to adjustment based upon the number of Crossmann stockholders electing to receive only Beazer common stock; or third, all stock, subject to adjustment based upon the number of Crossmann stockholders electing to receive only cash. If a Crossmann stockholder does not make an election with respect to the form of merger consideration, that stockholder will receive the base merger consideration. Even if a Crossmann stockholder decides to vote against approval of the merger agreement, or abstains from voting, the stockholder must complete an election form in order to receive merger consideration in any form other than the base merger consideration in the event the merger is subsequently approved. Making an election with respect to the merger consideration does not constitute a vote in favor of the merger nor does it in any way obligate you to vote in favor of the merger.

Since calculation of the number of shares of Beazer common stock that a Crossmann stockholder will receive in the merger is based on an average closing price determined prior to the effective time of the merger, the market value of the shares of Beazer common stock that a Crossmann stockholder receives upon completion of the merger may be greater or less than the market value of the shares of Beazer common stock at the time the merger is completed.
Q:	Does a Crossmann stockholder have to make an election to receive the base merger consideration?
A:
No. No election is necessary to receive the base merger consideration. A Crossmann stockholder must make an election only to receive merger consideration in the form of all cash or all Beazer common stock.
Q:	How does a Crossmann stockholder make an election to receive the merger consideration as all cash or all Beazer common stock?
A:
If a Crossmann stockholder desires to elect the form of merger consideration he or she will receive for shares of Crossmann common stock, the Crossmann stockholder must complete, date and sign the election form and letter of transmittal and send it to the exchange agent, American Stock Transfer & Trust Company, at one of the addresses provided on the election form and letter of transmittal. The election form and letter of transmittal must be returned by 5:00 p.m., New York City Time, on , 2002. Crossmann stockholders who do not return the election form and letter of transmittal will receive the base merger consideration of cash and Beazer common stock. To make a valid election, Crossmann stockholders must send in their stock certificates with their election form and letter of transmittal. Stockholders that do not send in an election form and letter of transmittal will receive the base merger consideration, and will receive written instructions after the merger is completed for exchanging stock certificates for the base merger consideration.
Q:	What should Crossmann stockholders do if their stock certificates are lost, stolen or destroyed?
A:
If a Crossmann stockholder wishes to tender shares of Crossmann common stock represented by a lost, stolen or destroyed certificate, the Crossmann stockholder should notify Crossmann's transfer agent, American Stock Transfer & Trust Company at (800) 937-5449 to obtain a replacement certificate in accordance with applicable procedures.
Q:	Should Crossmann stockholders send in their stock certificates now?
A:
Crossmann stockholders need only send in their stock certificates now if they wish to make an election to receive the merger consideration as all cash or as all shares of Beazer common stock. If the merger is completed Crossmann stockholders will be sent written instructions for exchanging their share certificates.
Q:	Will I have dissenters' appraisal rights?
A:	No. Neither Beazer nor Crossmann stockholders will be entitled to dissenters' appraisal rights in connection with the merger.

Q:	As a Crossmann stockholder, will I be taxed as a result of the merger?
A:
Tax consequences to a particular Crossmann stockholder will depend upon whether that Crossmann stockholder receives a combination of Beazer common stock and cash, all cash, or all Beazer common stock in the merger, and may also depend upon the stockholder's basis in the Crossmann stock. Beazer and Crossmann have structured the merger so that their legal counsel will deliver opinions that the merger will qualify as a reorganization under the Internal Revenue Code, generally with the result that:
• neither Beazer nor Crossmann will recognize gain as a result of the merger, and
• Crossmann stockholders may recognize income for U.S. federal income tax purposes, but only to the extent that they receive cash in the merger.

We describe the material U.S. federal income tax consequences of the merger in more detail beginning on page . The tax consequences of the merger to each Crossmann stockholder will depend upon the facts of each stockholder's particular situation. Crossmann stockholders should consult their own tax advisors for a full understanding of the tax consequences of the merger.
Q:	What will happen to Beazer stockholders as a result of the merger?
A:
For Beazer stockholders, each outstanding share of Beazer common stock and each option to purchase Beazer common stock will remain outstanding and unchanged. Beazer stockholders will not need to do anything with their stock certificates.
Q:	Has anyone considered the fairness of the proposed transaction from a financial point of view to the stockholders of Beazer and Crossmann?
A:
Yes. Both the Beazer board of directors and the Crossmann board of directors retained a financial advisor in connection with the merger. The Beazer board of directors received an opinion from UBS Warburg LLC concerning the fairness of the merger consideration as of the date of UBS Warburg LLC's opinion. The Crossmann board of directors has received a written opinion from McDonald Investments Inc. stating that, as of the date of McDonald Investments' opinion, the merger consideration to be received by the holders of Crossmann common stock in the merger is fair from of financial point of view.
Q:	Who can answer any other questions I may have?
A:	If you have questions about the merger or the stockholders meetings you may contact either of the following:
For Beazer stockholders:
David S. Weiss Executive Vice President and Chief Financial Officer Beazer Homes USA, Inc. 5775 Peachtree Dunwoody Road Suite B-200 Atlanta, Georgia 30342 (404) 250-3420
For Crossmann stockholders: Jennifer A. Holihen Chief Financial Officer and Secretary Crossmann Communities, Inc. 9210 N. Meridian Street Indianapolis, IN 16260 (317) 573-8688
Q:	Where can I find more information about Crossmann and Beazer?
A:	The discussion under the section captioned "Where You Can Find More Information" on page explains how you can obtain further information.

SUMMARY

        The following is a brief summary of the information contained in this Joint Proxy Statement/Prospectus. It may not contain all of the information that is important to you. To understand the transaction more fully, and for a more complete description of the terms of the transaction, you should read this entire document and the documents to which we refer you. See the section captioned "Where You Can Find More Information" (page     ) for sources of additional information and how to get copies of documents to which we refer you.

The Companies (page     )

Crossmann Communities, Inc.
9210 North Meridian Street
Indianapolis, Indiana 46260
(317) 843-9514

        Crossmann has provided homes to families in central Indiana since 1973. Crossmann's homes are targeted primarily to entry-level and first move-up buyers. They range in price from approximately $81,900 to approximately $800,000. Homes at the high end of the range relate to a small division that was sold in January 2002. The average size of one of Crossmann's new homes is 1,400 square feet, and the average selling price in 2001 was approximately $134,800. Today Crossmann operates in 11 markets in Indiana, Kentucky, Ohio, North Carolina, South Carolina and Tennessee.

Beazer Homes USA, Inc.
5775 Peachtree Dunwoody Road, Suite B-200
Atlanta, Georgia 30342
(404) 250-3420

        Beazer designs, builds and sells single family homes in the Southeastern, Mid-Atlantic, Central and Western regions of the United States. Beazer designs its homes to appeal primarily to entry-level and first move-up home buyers. Beazer's objective is to provide its customers with homes that incorporate quality and value while seeking to maximize its return on invested capital. The average size of one of Beazer's new homes is 2,000 square feet and the average selling price in 2001 was approximately $195,300.

The Merger Consideration (see page     )

        Subject to the adjustments, elections and limitations described in this Joint Proxy Statement/Prospectus, if the merger is completed, each share of Crossmann common stock outstanding immediately prior to the effective time of the merger will be canceled and converted into the right to receive the merger consideration. The base merger consideration for each share of Crossmann common stock will consist of a combination of $17.60 in cash and a fraction of a share of Beazer common stock as set forth in the table below, based on the average closing price of Beazer common stock as reported for New York Stock Exchange composite transactions for the 15 consecutive trading days ending on, and including, the third trading day prior to the Crossmann stockholder meeting:

Average Closing Price of Beazer Common Stock	Beazer Common Stock Issued for Each Crossmann Share	Value of Total Merger Consideration for Each Share of Crossmann Common Stock Consisting of $17.60 in Cash and a Fraction of a Share of Beazer Common Stock
$93.13 or greater	0.3061 shares	$46.11 or greater
$80.46 to $93.12	quotient obtained by dividing $28.51 by the stock value	$46.11
$68.54 to $80.45	0.3544 shares	$41.89 to $46.11
$61.47 to $68.53	quotient obtained by dividing $24.29 by the stock value	$41.89
$61.46 or less	0.3952 shares	$41.89 or less

        If the average closing price of Beazer common stock determined as set forth above is less than $52.15, the total amount of the merger consideration would be less than $38.21. In that event, Crossmann can terminate the merger agreement, unless Beazer increases the cash portion or the stock portion of the merger consideration, or both, so that the value of the base merger consideration for each share of Crossmann common stock equals at least $38.21. Crossmann is unable to determine currently whether it would exercise its right to terminate the merger agreement in that event, but Crossmann would likely exercise that right if Beazer did not elect to increase the merger consideration as described above. Crossmann believes that any decision to terminate the merger agreement should be based on the facts and circumstances existing at the time the decision is required, including then current market conditions in the homebuilding industry in general, and with respect to Beazer and Crossmann in particular. Any decision regarding termination would likely require additional meetings of Crossmann's board of directors and consultation with Crossmann's financial advisor. If the merger agreement is terminated under these circumstances, the Crossmann stockholder meeting will not be held. If the total amount of the merger consideration falls below $38.21, Crossmann currently intends to announce whether it will exercise its right to terminate the merger agreement in the press release announcing the determination of the merger consideration. Crossmann is not currently able to determine whether it would resolicit proxies if it does not exercise its right to terminate. However, because the announcement will be made not later than the opening of business on the second trading day prior to the Crossmann stockholder meeting, Crossmann stockholders may then submit or revoke their proxies in accordance with the procedures described in the section entitled "Proxies," including transmission by facsimile.

        A Crossmann stockholder may elect to receive merger consideration in the form of all cash or all Beazer common stock. A Crossmann stockholder cannot make an election for less than all of his or her shares. Both the total cash portion of the merger consideration and the total number of shares of Beazer common stock to be issued as merger consideration will be fixed. The total amount of cash that Beazer will pay as part of the merger consideration is equal to the product of $17.60 multiplied by the number of shares of Crossmann common stock outstanding immediately prior to the effective time of the merger, unless Beazer elects to increase the cash portion of the merger consideration if the average closing price of Beazer common stock were to fall below $52.15. The total number of shares of Beazer common stock issued as merger consideration will be determined in the manner set forth above as if each stockholder had elected to receive the base merger consideration.

        Subject to the adjustments, elections and limitations described in this Joint Proxy Statement/ Prospectus, if a Crossmann stockholder makes an election to receive all cash, each share of Crossmann common stock held by the stockholder will be converted into the right to receive cash in an amount equal to the per share value of the base merger consideration. Subject to the same adjustments, elections and limitations, if a Crossmann stockholder makes an election to receive all Beazer common stock, each share of the stockholder's Crossmann common stock will be converted into the right to receive the number of shares of Beazer common stock, valued using the average closing price described above, equal to the per share value of the base merger consideration.

        Elections to receive all cash or all Beazer common stock will be subject to proration, because both the total amount of cash and the total number of shares of Beazer common stock will be fixed, based on the number of shares of Crossmann common stock outstanding immediately prior to the merger. For example, if a Crossmann stockholder elects to receive the merger consideration as all cash, and there have not been enough elections by other stockholders for all Beazer common stock, the Crossmann stockholder will receive a prorated combination of cash and Beazer common stock. The cash portion will consist of an amount of cash per share equal to the total cash portion of the merger consideration less the cash paid to stockholders receiving the base merger consideration, divided by the number of shares of Crossmann common stock for which an all cash election has been made. In that example, the remaining portion of the merger consideration would be paid in shares of Beazer common stock valued using the average closing price described above, so that the total prorated combination of cash and Beazer common stock equals the value of the base merger consideration. Notwithstanding the proration procedure, the amount of cash that a Crossmann stockholder electing all cash will receive will not be less than $17.60 per share of Crossmann common stock.

        In another example, if a Crossmann stockholder elects to receive all stock, and not enough Crossmann stockholders have elected to receive all cash, the stockholder electing to receive all stock will receive for each share of Crossmann common stock cash equal to the total cash portion of the merger consideration minus the aggregate amount of cash payable with respect to the shares for which an all cash election has been made and the shares receiving the base merger consideration, divided by the number of shares for which an all stock election has been made, and the remaining portion of the merger consideration would be paid in shares of Beazer common stock valued using the average closing price described above so that the total amount of cash and prorated stock would equal the amount of the base merger consideration.

        John Scheumann, Chief Executive Officer and Chairman of the Board of Crossmann, and Richard Crosser, Vice Chairman of the Board of Crossmann, who together own approximately 29.6% of the outstanding Crossmann shares, have agreed to elect to receive the base merger consideration.

        If a Crossmann stockholder does not make an election, or does not make an election properly or otherwise loses the election, that stockholder will receive the base merger consideration of cash and Beazer common stock. The base merger consideration is not subject to proration due to the number of all cash or all stock elections.

Election Procedure (see page     )

        Each Crossmann stockholder may receive merger consideration as the base merger consideration of a combination of Beazer common stock and cash, or may elect to receive the merger consideration as all cash or all Beazer common stock, subject to proration. If a Crossmann stockholder wants to receive the base merger consideration, no election is necessary. No Crossmann stockholder may make an election for less than all of his or her shares. An election form, including a letter of transmittal, was sent to each Crossmann stockholder along with this Joint Proxy Statement/ Prospectus. If shares are held in "street name" through a broker, the broker will mail the election form to the beneficial owner under separate cover, together with a letter of instructions for making an election. Beneficial owners should read the election form together with this Joint Proxy Statement/ Prospectus.

        Crossmann stockholders who become stockholders following the record date of the Crossmann special meeting may contact American Stock Transfer & Trust Company by calling (800) 937-5449, to receive an election form.

        For an election to be effective, the election form must be properly completed, and the electing Crossmann stockholder must send the form, together with all of the stockholder's certificates, duly endorsed in blank or otherwise in a form which is acceptable for transfer on the books of Crossmann or by appropriate guarantee of delivery as described in the form of election, to American Stock Transfer & Trust Company, the exchange agent, at one of the addresses provided in the election form. The exchange agent must receive the completed form of election and stock certificates by 5:00 p.m., New York City Time, on                        , 2002. We recommend that you keep a copy of your election form for your records and future reference.

        Crossmann stockholders can revoke their election prior to 5:00 p.m., New York City Time, on                        , 2002, by sending written notice executed by the Crossmann stockholder to the exchange agent, American Stock Transfer & Trust Company, in accordance with the instructions on the election form. If a Crossmann stockholder properly revokes an election, the exchange agent will treat the subject shares as shares for which no election has been made, unless the Crossmann stockholder thereafter submits another properly completed election form prior to the deadline for submission. Stock certificates submitted with an election form will be automatically returned if the merger agreement is terminated.

        To facilitate the election process, Crossmann stockholders will be able to revoke their elections by facsimile prior to the deadline set forth above at the following telephone number: (718) 234-2287.

        Beazer will determine, or delegate to the exchange agent to determine, whether election forms have been properly completed, signed and submitted or revoked and may disregard immaterial defects in election forms. If Beazer or the exchange agent determines that an election was not properly made, the election will have no force and effect and the exchange agent will treat the subject shares as shares for which no election has been made. The decision of Beazer or the exchange agent in all these matters will be conclusive and binding. Neither Beazer nor the exchange agent will be under any obligation to notify any Crossmann stockholder of any defect in his or her election form submitted to the exchange agent. The exchange agent will make all computations regarding merger consideration to be received by holders of shares of Crossmann common stock and all of the exchange agent's computations will be conclusive and binding on the holders of shares of Crossmann common stock.

Terms and Conditions of the Merger Agreement (see page     )

        The merger agreement contains representations, warranties, covenants and conditions that Crossmann and Beazer believe are customary for transactions of this type. The merger agreement contains several conditions to both parties' obligation to close the merger, including:

  •
  approval of the merger by the Crossmann stockholders and approval of the issuance of Beazer common stock by the Beazer stockholders; and

  •
  the expiration or termination of any applicable waiting periods under federal antitrust laws.

        Beazer's obligation to close the merger is subject to additional conditions, including:

  •
  the accuracy of the representations and warranties of Crossmann contained in the merger agreement as of the date of closing;

  •
  the receipt of legal opinions regarding certain tax matters and Crossmann corporate matters;

  •
  the execution of agreements by certain "affiliates" of Crossmann relating to the resale of Beazer common stock which they will receive in exchange for their Crossmann common stock in the merger;

  •
  continued compliance with the terms of a settlement agreement entered into by Crossmann and the Indiana attorney general with respect to consumer complaints filed with the Indiana attorney general and continued progress toward resolution of consumer complaints which are the subject of the settlement agreement;

  •
  the maintenance by Crossmann of certain types and levels of insurance; and

  •
  the satisfaction or waiver of conditions to the receipt by Beazer of financing proceeds to be used to fund the cash portion of the merger consideration and the closing of such financing.

        Crossmann's obligation to close the merger is also subject to further conditions, including:

  •
  accuracy of the representations and warranties made by Beazer in the merger agreement as of the date of closing;

  •
  the receipt of legal opinions regarding certain tax matters and Beazer corporate matters; and

  •
  deposit by Beazer with the exchange agent of sufficient cash and certificates representing shares of Beazer common stock to pay the merger consideration.

        The full text of the merger agreement is attached to this Joint Proxy Statement/Prospectus as Annex I.

Recommendation of the Crossmann Board of Directors (see page     )

        The Crossmann board of directors has unanimously determined that the merger agreement is fair to and in the best interests of Crossmann and its stockholders and recommends that Crossmann stockholders vote FOR approval of the merger agreement and the transactions contemplated by the merger agreement.

Recommendation of the Beazer Board of Directors (see page     )

        The members of the Beazer board of directors present at a meeting held on January 25, 2002, unanimously approved the merger and the issuance of Beazer common stock in connection with the merger, determined that the merger is in the best interests of Beazer and its stockholders, and the Beazer board of directors recommends that the holders of Beazer common stock vote FOR the issuance of Beazer common stock to the stockholders of Crossmann.

        In addition, the Beazer board of directors recommends that the holders of Beazer common stock vote FOR the election of the seven director nominees, the proposed amendments to Beazer's Amended and Restated 1999 Stock Incentive Plan and the proposed amendments to the Beazer Value Created Incentive Plan.

Crossmann's Reasons for the Merger (see page     )

        The Crossmann board of directors considered, with the assistance of management and its financial and legal advisors, a number of factors, both positive and negative, in determining that the merger of Crossmann with Beazer is fair to Crossmann stockholders and approving the merger agreement and the transactions contemplated by the merger agreement.

Beazer's Reasons for the Merger (see page     )

        The Beazer board of directors considered, with the assistance of management and its financial and legal advisors, a number of factors, both positive and negative, in approving the merger agreement and the transactions contemplated by the merger agreement, including the issuance of Beazer common stock as part of the merger consideration.

Required Vote (see pages     and    )

        Crossmann.    The affirmative vote, in person or by proxy, of the holders as of the Crossmann record date of a majority of the outstanding shares of Crossmann common stock is required for the approval of the merger agreement and the transactions contemplated by the merger agreement.

        John B. Scheumann and Richard H. Crosser have entered into voting agreements with Beazer pursuant to which they have agreed to vote approximately 29.6% of the voting power of the outstanding shares of Crossmann common stock in favor of the approval of the merger agreement and have agreed to elect the base merger consideration.

        On the Crossmann record date, Crossmann's directors, executive officers and their affiliates beneficially owned and were entitled to vote            shares of Crossmann common stock, which represented approximately            % of the voting power of the Crossmann common stock outstanding and entitled to vote on that date. There is no agreement or arrangement regarding voting by Crossmann's directors or executive officers other than as described with respect to the voting agreement.

        Beazer.    The affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of Beazer common stock is required for the approval of the issuance of Beazer common stock in connection with the merger. The affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of Beazer common stock present at the meeting is required for the approval of the amendments to Beazer's Amended and Restated 1999 Stock Incentive Plan and Beazer's Value Created Incentive Plan. For election of Beazer's directors, nominees receiving a plurality of the votes cast at the meeting will be elected to serve as directors.

        On the Beazer record date, Beazer's directors, executive officers and their affiliates

beneficially owned and were entitled to vote approximately                        shares of Beazer common stock, which represented approximately            % of the total amount of Beazer common stock outstanding and entitled to vote on that date. There is no agreement or arrangement regarding voting by Beazer's directors or executive officers.

Opinion of Crossmann's Financial Advisor (see page     )

        In connection with the merger, the Crossmann board of directors received an opinion from McDonald Investments Inc., Crossmann's financial advisor, concerning the fairness of the merger consideration from a financial point of view as of the date of the opinion, as described in more detail on page     . We encourage you to read the opinion carefully in its entirety for a description of the matters covered, procedures followed, assumptions made, matters considered and limitations on the review undertaken. The full text of McDonald Investments' written opinion, dated January 29, 2002, is attached to this Joint Proxy Statement/Prospectus as Annex II. McDonald Investments' opinion is addressed to the Crossmann board of directors and does not constitute a recommendation to any stockholder with respect to any matter relating to the merger.

Opinion of Beazer's Financial Advisor (see page     )

        In connection with the merger, the Beazer board of directors received an opinion from UBS Warburg LLC, Beazer's financial advisor, concerning the fairness of the merger consideration as of the date of the opinion, as described in more detail on page     . We encourage you to read the opinion carefully in its entirety for a description of the matters covered, procedures followed, assumptions made, matters considered and limitations on the review undertaken. The full text of UBS Warburg LLC's written opinion, dated January 25, 2002, is attached to this Joint Proxy Statement/Prospectus as Annex III. UBS Warburg LLC's opinion is addressed to the Beazer board of directors and does not constitute a recommendation to any stockholder with respect to any matter relating to the merger, including the issuance of Beazer common stock to the stockholders of Crossmann.

Ownership of Beazer Common Stock After the Merger (see page     )

        Beazer currently estimates that the number of shares of Beazer common stock issued to Crossmann stockholders in the merger will constitute between 28% and 33% of the outstanding common stock of Beazer after the merger.

Dissenters' Appraisal Rights (see page     )

        Neither holders of Crossmann common stock nor Beazer common stock are entitled to dissenters' appraisal rights in connection with the merger.

Comparative Rights of Stockholders (see page     )

        If the merger is completed, the stockholders of Crossmann will become stockholders of Beazer. The certificate of incorporation and bylaws of Beazer as well as the Delaware General Corporation Law will govern the rights of all of Beazer's stockholders, including the former Crossmann stockholders.

Regulatory Approvals (see page     )

        The merger and receipt of Beazer common stock by certain Crossmann stockholders are subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. However, the transactions qualify for an exemption from the filing and waiting period requirements of that act. The parties are not required to complete the merger unless all required governmental approvals are obtained.

Material United States Federal Income Tax Consequences of the Merger to Crossmann Stockholders (see page     )

        Beazer will receive an opinion from Paul, Hastings, Janofsky & Walker LLP and Crossmann will receive an opinion from Ice Miller at the closing of the merger that the merger will constitute a "reorganization" within the meaning of the Internal Revenue Code. However, the U.S. federal income tax consequences of the merger to Crossmann stockholders will depend upon the form of consideration received in the merger.

        If a Crossmann stockholder receives a combination of Beazer common stock and cash (other than cash in lieu of a fractional share) in exchange for Crossmann common stock, the stockholder will generally recognize gain in an amount equal to the lesser of the total amount of cash received or the amount of gain realized on the exchange, but will not be permitted to recognize a loss. Any gain recognized will be treated either as a capital gain or as a dividend, depending on the stockholder's individual circumstances.

        If a Crossmann stockholder receives solely Beazer common stock (and possibly cash in lieu of a fractional share) in exchange for the Crossmann common stock, then the stockholder will not recognize gain or loss, except with respect to the fractional share. If a Crossmann stockholder receives solely cash, then the stockholder will generally recognize gain (or, alternatively, will likely be permitted to recognize loss) equal to the difference between the amount of cash received and the stockholder's basis in the Crossmann stock. The tax treatment of any gain recognized will depend upon each stockholder's individual circumstances.

        The tax treatment described above may not apply to every Crossmann stockholder. Determining the actual tax consequences of the merger to Crossmann stockholders may be complicated and will depend on the specific situation of each stockholder and on variables not within Beazer's or Crossmann's control. Crossmann stockholders should consult their own tax advisors for a full understanding of the tax consequences of the merger.

Interests of Certain Persons Related to Crossmann in the Merger (see page     )

        In considering the recommendation of the Crossmann board of directors that Crossmann stockholders vote in favor of the merger agreement and the transactions contemplated by the merger agreement, Crossmann stockholders should be aware that some Crossmann directors and executive officers have interests in the merger that are in addition to the interests of Crossmann stockholders generally. Mr. Scheumann, Chief Executive Officer and Chairman of the Board of Crossmann, and Mr. Crosser, Vice Chairman of the Board of Crossmann, have each executed consulting and noncompete agreements with Beazer. The president of Crossmann, the chief financial officer of Crossmann, who is also a director, the controller of Crossmann and Crossmann's vice president for land development have each executed one year employment agreements with Crossmann which will be assumed by Beazer. In addition, each of the president, controller and vice president for land development of Crossmann will receive substantial bonuses upon the closing of the merger, and the chief financial officer and the controller of Crossmann will each receive substantial payments under change of control severance benefit agreements previously executed by each of them and Crossmann. The Crossmann board of directors was aware of, and considered, these interests in approving the merger agreement and the transactions contemplated by the merger agreement.

BEAZER SELECTED HISTORICAL FINANCIAL DATA

        The selected consolidated financial data of Beazer set forth below as of and for each of the five years ended September 30, 2001 is derived from the audited consolidated financial statements of Beazer. The selected historical consolidated financial data of Beazer set forth below as of and for the three months ended December 31, 2000 and 2001 is derived from the unaudited consolidated financial statements of Beazer. These historical results are not necessarily indicative of the results to be expected in the future. You should also read the Beazer historical financial statements and related notes in Beazer's annual report on Form 10-K for the year ended September 30, 2001 and in its quarterly report on Form 10-Q for the three months ended December 31, 2001 as well as the section of these reports entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," incorporated by reference into this Joint Proxy Statement/Prospectus.

	Fiscal Year Ended September 30,					Three Months Ended December 31,
	1997	1998	1999	2000	2001	2000	2001
	($ in thousands, except per share amounts)
Statement of Operations Data:
Total revenue	$852,110	$977,409	$1,394,074	$1,527,865	$1,805,177	$365,050	$489,717
Net income	11,189	23,201	36,934	43,606	74,876	14,332	23,150
Net income per common share
Basic	$1.18	$3.27	$4.59	$5.28	$9.19	$1.77	$2.76
Diluted	1.15	2.66	4.15	5.05	8.18	1.61	2.47
Operating Data:
Number of new orders, net of cancellations(1)	5,551	6,882	7,535	8,228	10,039	1,798	2,510
Backlog at end of period(2)	1,192	2,057	2,558	2,929	3,977	2,885	4,122
Number of closings(2)	5,785	6,113	7,589	7,857	9,059	1,842	2,365
Average sales price per home closed	$146.8	$156.4	$181.4	$190.7	$195.3	$196.0	$203.8
Balance Sheet Data:
Total assets	$399,595	$525,591	$594,568	$696,228	$995,289	$729,692	$1,005,338
Total debt	145,000	215,000	215,000	252,349	395,238	310,383	429,379
Stockholders' equity	179,286	199,224	234,662	270,538	351,195	285,250	375,361

(1)
New orders do not include homes in backlog from acquired operations.

(2)
A home is included in "closings" when title is transferred to the buyer. Sales and cost of sales for a house are recognized at the date of closing. A home is included in the "backlog" after a sales contract is executed and prior to the transfer of title to the purchaser. Because the closings of pending sales contracts are subject to contingencies, no assurances can be given that homes in backlog will result in closings.

CROSSMANN SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

        The selected historical consolidated financial data of Crossmann set forth below as of and for each of the five years ended December 31, 2001 is derived from the audited consolidated financial statements of Crossmann. The historical results presented below are not necessarily indicative of the results to be expected in the future. You should also read the Crossmann audited financial statements and related notes in Crossmann's annual report on Form 10-K for the year ended December 31, 2001 as well as the section of the report entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are incorporated by reference into this Joint Proxy Statement/Prospectus.

	Fiscal Year Ended December 31,
	1997	1998	1999	2000	2001
	($ in thousands, except per share amounts)
Statement of Operations Data:
Sales	$316,435	$421,926	$609,319	$621,038	$798,356
Net income	20,006	29,872	39,737	35,779	53,682
Net income per common share
Basic	$2.05	$2.63	$3.44	$3.33	$5.09
Diluted	2.02	2.57	3.40	3.28	5.01
Operating Data:
Number of new orders, net of cancellations	2,848	4,378	4,852	5,318	5,897
Number of closings(1)	2,774	3,714	5,100	4,804	5,924
Homes in backlog at end of period(1)	1,080	1,744	1,496	2,010	1,983
Average home sales price	$114.1	$113.6	$119.5	$129.3	$134.8
Balance Sheet Data:
Total assets	$185,276	$283,794	$339,875	$373,903	$429,618
Notes payable	51,122	101,223	119,959	141,287	118,333
Total shareholders' equity	110,803	150,281	188,479	207,710	264,407

(1)
A home is included in "closings" when title is transferred to the buyer. Sales and cost of sales for a house are recognized at the date of closing. A home is included in the "backlog" after a sales contract is executed and prior to the transfer of title to the purchaser. Because the closings of pending sales contracts are subject to contingencies, no assurances can be given that homes in backlog will result in closings.

SUMMARY SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

        The following selected unaudited pro forma combined financial data is presented to reflect the acquisition of Crossmann by Beazer, as if the two companies had been combined on October 1, 2000 for income statement and operating data purposes and on December 31, 2001 for balance sheet data purposes. This pro forma combined information is derived from the historical financial statements of Beazer and Crossmann. The companies may have performed differently if they had actually been combined during the periods presented. You should not rely on the pro forma information as being indicative of the combined results that Beazer would have experienced during the period presented or of the results that Beazer will experience following the merger. For further detail, you should read the section entitled "Unaudited Pro Forma Combined Financial Statements" beginning on page    of this Joint Proxy Statement/Prospectus. You should also read the audited and unaudited financial statements and related notes for Beazer and Crossmann, as well as the section of the Beazer and Crossmann annual report entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are all incorporated into this Joint Proxy Statement/Prospectus by reference.

        The total purchase price for Crossmann's common stock is currently estimated to be $499 million, which includes the value of the cash and equity consideration to be paid by Beazer and estimated merger costs. This estimated purchase price assumes that the merger consideration for shares of Crossmann common stock will include $17.60 in cash and 3.7 million shares of Beazer common stock valued at $81.50 per share but does not include assumed or repaid debt. Under accounting principles generally accepted in the United States, the merger will be accounted for under the purchase method. Accordingly, the purchase price will be allocated to the Crossmann tangible and intangible assets acquired and liabilities assumed based on their respective fair values, with the excess to be allocated to goodwill. The valuations and other studies required to determine the fair value of the Crossmann assets acquired and liabilities assumed have not been performed. As a result, the related adjustments reflected in the unaudited pro forma combined financial information are preliminary and subject to further revisions and estimates.

        On August 1, 2001, Beazer acquired the residential homebuilding operations of Sanford Homes of Colorado LLLP ("SHOC") and April Corporation ("April"). The assets, liabilities and operating results of SHOC and April have been included in Beazer's historical financial statements since the acquisition date. However, the accompanying pro forma combined statement of operations data for the year ended September 30, 2001 also assumes that the acquisitions of SHOC and April had been completed on October 1, 2001.

Year Ended September 30, 2001
Pro Forma Statement of Operations Data:
Revenues (in millions)	$2,709
Net income before extraordinary item per share:
Basic	$10.95
Diluted	10.09
Weighted average number of shares outstanding (in thousands):
Basic	11,878
Diluted	12,889
Pro Forma Combined Selected Operating Data:
Number of homes closed	14,983
New sales orders, net(1)	15,936
As of December 31, 2001
(In millions, except per share amount)
Pro Forma Combined Balance Sheet Data:
Inventories	$1,258
Total assets	1,660
Notes payable	699
Stockholders' equity	680
Book value per share(2)	$51.89

(1)
Represents pro forma combined homes placed under contract during the period, net of cancellations.

(2)
Pro forma combined book value per share is computed by dividing pro forma stockholders' equity at period end by the pro forma diluted weighted average shares outstanding for the period.

COMPARATIVE PER SHARE DATA

        The following table sets forth (i) certain historical per share data of Beazer and Crossmann and (ii) pro forma combined per share data as if Beazer's acquisition of Crossmann had occurred on October 1, 2000. This data should be read in conjunction with the selected historical financial data and the historical financial statements of Beazer and Crossmann and the notes thereto that are incorporated herein by reference and the unaudited pro forma combined condensed financial statements and notes thereto appearing beginning on page             of this Joint Proxy Statement/Prospectus. The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations for future periods or the results that actually would have been realized had Beazer and Crossmann been a single entity during the periods presented.

	Historical Beazer		Historical Crossmann
	Year Ended September 30, 2001	Three Months Ended December 31, 2001	Year Ended December 31, 2001	Three Months Ended December 31, 2001
Net income before extraordinary item per common share:
Basic	$9.28	$2.76	$5.09	$1.81
Diluted	8.26	2.47	5.01	1.79
Dividends per share	—	—	.15	0.05
Book value per share(l)	38.36	40.09	24.69	24.66
	Beazer Pro Forma Combined		Crossmann Equivalent Pro Forma Combined(2)
	Year Ended September 30, 2001	Three Months Ended December 31, 2001	Year Ended December 31, 2001	Three Months Ended December 31, 2001
Net income before extraordinary item per common share:
Basic	$10.95	$3.40	$3.83	$1.19
Diluted	10.09	3.15	3.53	1.10
Dividends per share	0.09	0.04	0.03	0.01
Book value per share(l)	50.85	51.89	17.79	18.15

(1)
Book value per share is computed by dividing pro forma stockholders' equity at period end by the pro forma diluted weighted average shares outstanding for the period.

(2)
Calculated by multiplying the Beazer pro forma combined data by the exchange ratio for each share of Crossmann common stock. The exchange ratio used herein of .3498 is the ratio based on Beazer's closing stock price of $81.50 on January 29, 2002, the last trading day prior to public announcement of the merger. This ratio will likely change as the final merger consideration will be based on the closing price for Beazer's common stock as reported for New York Stock Exchange composite transactions for the 15 consecutive trading days ending on, and including, the third trading day prior to the Crossmann stockholder meeting. Each Crossmann stockholder will also receive $17.60 in cash for each share of Crossmann common stock exchanged.

MARKET PRICE AND DIVIDEND DATA

        Beazer common stock is listed on the New York Stock Exchange under the symbol "BZH," and Crossmann common stock is listed on the Nasdaq National Market under the symbol "CROS." The following table sets forth for the periods indicated the high and low sale prices of Beazer common stock and Crossmann common stock, as reported on the New York Stock Exchange composite tape and the Nasdaq National Market Quotation System, respectively.

Beazer:

Quarter Ended	High	Low	Dividends
December 31, 2001	$77.10	$41.00	—
September 30, 2001	$79.35	$41.50	—
June 30, 2001	69.50	37.75	—
March 31, 2001	57.77	33.69	—
December 31, 2000	41.00	25.69	—
September 30, 2000	$27.38	$18.25	—
June 30, 2000	22.19	17.44	—
March 31, 2000	20.25	17.06	—
December 31, 1999	20.75	15.63	—

Crossman:

Quarter Ended	High	Low	Dividends
December 31, 2001	$34.55	$21.28	$.05
September 30, 2001	45.44	21.26	$.05
June 30, 2001	41.07	23.50	$.05
March 31, 2001	31.00	20.50	—
December 31, 2000	$25.13	$17.25	—
September 30, 2000	21.00	14.14	—
June 30, 2000	18.75	14.68	—
March 31, 2000	21.50	14.75	—

        On January 29, 2002, the last trading day prior to public announcement of the merger, the closing price of Beazer common stock reported on the New York Stock Exchange composite tape was $81.50 per share, and the last sale price of Crossmann common stock reported on the Nasdaq National Market Quotation System was $30.23 per share.

        On                        , 2002, the closing price of Beazer common stock reported on the New York Stock Exchange composite tape was $            per share, and the last sale price of Crossmann common stock reported on the Nasdaq National Market Quotation System was $            per share.

RISK FACTORS

        Crossmann and Beazer stockholders should consider the following risk factors, together with the other information included and incorporated by reference in this Joint Proxy Statement/Prospectus, in deciding whether to vote to approve the merger or the issuance of Beazer common stock to Crossmann stockholders.

Risk Factors Relating to the Merger

        Changes in the market value of Beazer common stock could reduce the value received for Crossmann common stock.

        A significant amount of what Crossmann stockholders will receive in the merger will be Beazer common stock. Accordingly, the value of the merger consideration will fluctuate with the market price of Beazer common stock. In addition, the actual closing price of Beazer's common stock on the date of the merger may be less than the 15 consecutive trading day average closing price used to determine the common stock portion of the merger consideration, thereby decreasing the value that Crossmann stockholders receive. Furthermore, the trading price of Beazer common stock could fall after the merger, particularly if a substantial number of Crossmann stockholders decide to sell their Beazer common stock shortly after the merger. Mr. Scheumann and Mr. Crosser will together own approximately 8.5% of the voting power of Beazer's common stock after completion of the merger. Under agreements to be signed by Mr. Scheumann and Mr. Crosser at closing, each of them will be permitted to sell all of the Beazer common stock acquired by them in the merger after a period of 90 days following the closing. If Mr. Scheumann and/or Mr. Crosser were to exercise those rights in full, the trading price of Beazer common stock could be adversely affected. See "The Merger Agreement—Merger Consideration" for more information.

        A Crossmann stockholder who elects to receive all cash or all Beazer common stock may not receive the form of consideration he or she elects to receive.

        Although Crossmann stockholders will have the right to elect to receive merger consideration consisting of all Beazer common stock or all cash, if they elect all stock or all cash, they may instead receive a prorated combination of Beazer common stock and cash, because the aggregate amount of Beazer common stock and cash that Crossmann stockholders can receive in the merger will be fixed. Consequently, for excess cash to be available to pay Crossmann stockholders who elect all cash, some of the other Crossmann stockholders must elect to receive all stock. For Crossmann stockholders that have elected to receive all stock, excess shares of Beazer common stock will only be available to the extent that other Crossmann stockholders have elected to receive all cash. Finally, to retain reorganization treatment of the merger for federal tax purposes, the merger agreement provides that, if more than 60% of the total value of the merger consideration would be cash, the cash portion of the merger consideration would be decreased so that not more than 60% of the total value of the merger consideration would be in cash. Beazer and Crossmann cannot offer any assurance as to how much excess cash or how many excess shares of Beazer common stock will be available to satisfy fully any all cash or all stock elections. See "The Merger Agreement—Merger Consideration" for more information.

        If Beazer does not successfully integrate the Crossmann operations after the merger, Beazer may not realize the benefits it expects from the merger.

        If Beazer is not able to effectively integrate the operations and personnel of Beazer and Crossmann in a timely and efficient manner after the merger is completed, it may not realize the benefits it expects from the merger. The operations of Crossmann will represent approximately 30% of the operations of the combined company, and a failure to integrate the operations successfully could have a material adverse effect on the combined company. In particular, if the integration is not successful:

  •
  Beazer's costs may be higher relative to its revenues than they were before the merger;

  •
  key personnel may be lost;

  •
  Beazer may not be able to retain or expand Crossmann's market position; or

  •
  the market price of Beazer common stock may decline.

        Some of Crossmann's directors have other interests that could have influenced their decision to recommend the merger to Crossmann stockholders, which could reduce the value to Crossmann stockholders.

        Some directors of Crossmann could be more likely to vote to approve the merger agreement as a result of their personal interests in the merger. On the record date, directors of Crossmann and their affiliates beneficially owned approximately    % of the voting power of outstanding Crossmann common stock. Mr. Scheumann, Chief Executive Officer and Chairman of the Board of Crossmann, and Mr. Crosser, Vice Chairman of the Board of Crossmann, have each executed consulting and noncompete agreements with Beazer. The president of Crossmann, the chief financial officer of Crossmann, who is also a director, the controller of Crossmann and Crossmann's vice president for land development have each executed one year employment agreements with Crossmann which will be assumed by Beazer. In addition, each of the president, controller and vice president for land development will receive substantial bonuses upon the closing of the merger, and the chief financial officer and the controller will each receive substantial payments under change of control severance benefit agreements previously executed by each of them and Crossmann. In considering the recommendation of the Crossmann board of directors to approve the merger, Crossmann stockholders should recognize that Crossmann's directors will have continuing indemnification against liabilities that provides them with interests in the merger that are different from, or are in addition to, the interests of Crossmann stockholders.

Risk Factors Relating to Beazer

        The following risk factors will apply to Beazer and to the combined operations of Beazer and Crossmann after the merger.

        The homebuilding industry is cyclical and is significantly affected by macro economic and other factors outside of Beazer's control such as consumer confidence, interest rates and employment levels.

        Because of the long-term financial commitment involved in purchasing a home, general economic uncertainties tend to result in more caution on the part of homebuyers and consequently fewer home purchases. While Beazer believes the overall demand for new housing over time should remain stable, these uncertainties could periodically have an adverse affect on Beazer's operating performance and the market price of Beazer's securities.

        In addition, homebuilders are subject to various risks, many of which are outside the control of the homebuilder. These conditions include:

  •
  conditions of supply and demand in local markets;

  •
  weather conditions and natural disasters, such as hurricanes, earthquakes and wildfires;

  •
  delays in construction schedules;

  •
  cost overruns on land development and home construction;

  •
  changes in government regulations;

  •
  increases in real estate taxes and other local government fees;

  •
  changes in employment levels;

  •
  changes in consumer confidence and income; and

  •
  availability and cost of land, materials and labor.

        Although the principal raw materials used in the homebuilding industry generally are available from a variety of sources, such materials are subject to periodic price fluctuations. There can be no assurance that the occurrence of any of the foregoing will not have a material adverse effect on Beazer.

        Beazer's quarterly results may fluctuate, which could cause its stock price to fall.

        While Beazer has reported positive annual net income for each of the past five fiscal years, Beazer's quarterly results of operations have varied significantly and may continue to do so in the future as a result of a variety of factors both nationally and locally, many of which are outside Beazer's control. These factors include:

  •
  the timing of home closings and land sales;

  •
  Beazer's ability to continue to acquire additional land or secure option contracts to acquire land on acceptable terms;

  •
  land development and construction delays;

  •
  seasonal home buying patterns;

  •
  delays in the opening of new active subdivisions by Beazer or its competitors, or market acceptance of the products and services provided in those communities;

  •
  changes in Beazer's pricing policies or those of its competitors; and

  •
  other changes in operating expenses, personnel and general economic conditions.

        As a result, Beazer believes that quarter-to-quarter comparisons of its operating results are not necessarily meaningful, and you should not rely on them as an indication of Beazer's future performance. In addition, Beazer's operating results in a future quarter or quarters may fall below expectations of securities analysts or investors and, as a result, the price of Beazer's common stock may fluctuate.

        Beazer is dependent on the availability of mortgage financing and homeowners' insurance for its customers.

        Virtually all purchasers of Beazer's homes finance their acquisitions through lenders providing mortgage financing. A substantial increase in mortgage interest rates would affect the ability of prospective first time and move up homebuyers to obtain financing for Beazer's homes, as well as affect the ability of prospective move up homebuyers to sell their current homes.

        Any significant natural disaster will impact Beazer's business and the entire homebuilding industry. Any significant restrictions by insurance companies in any of the states in which Beazer operates on the availability or substantial increases in the cost of homeowners insurance will also adversely affect Beazer's industry.

        The homebuilding industry is highly competitive and fragmented.

        The competition in the homebuilding industry is intense. Some of Beazer's competitors have substantially greater financial resources and lower costs of funds than Beazer does. Many of these competitors also have longstanding relationships with subcontractors and suppliers in the markets in which Beazer operates. There can be no assurance that Beazer will be able to compete successfully in its markets against these competitors.

        The barriers to entry into Beazer's business are currently low.

        There are relatively low barriers to entry into Beazer's business. Beazer does not own any technologies that preclude or inhibit competitors from entering Beazer's markets. Beazer's competitors may independently develop land and construct housing units that are superior or substantially similar to its products. Beazer currently builds in several of the top markets in the nation and, therefore, Beazer expects to continue to face additional competition from new entrants into Beazer's markets.

        Beazer's level of indebtedness could adversely affect the financial health of the company and prevent Beazer from fulfilling its obligations under any new debt securities.

        Beazer currently has a significant amount of indebtedness. In addition, in connection with the merger, Beazer may incur new indebtedness of up to $250 million which would mature one year from the date such financing closes which is expected to be on or about the effective time of the merger. This new indebtedness is described in this Joint Proxy Statement/Prospectus under "The Merger—Financing." Beazer's ability to make payments of principal or interest on, or to refinance its indebtedness will depend on:

  •
  Beazer's future operating performance; and

  •
  Beazer's ability to enter into additional debt and/or equity financings.

        Both of these factors are subject, to a certain extent, to economic, financial, competitive and other factors beyond Beazer's control. If Beazer is unable to generate sufficient cash flow in the future to service its debt, it may be required to refinance all or a portion of its existing debt or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained. The inability to obtain additional financing could have a material adverse effect on Beazer. Beazer's substantial indebtedness could have important consequences to the holders of Beazer's common stock, including:

  •
  Beazer may be unable to satisfy its obligations under the existing or new debt agreements;

  •
  Beazer may be more vulnerable to adverse general economic and industry conditions;

  •
  Beazer may find it more difficult to fund future working capital, land purchases, acquisitions, general corporate purposes or other purposes; and

  •
  Beazer will have to dedicate a substantial portion of its cash resources to the payments on Beazer's indebtedness, thereby reducing the funds available for operations and future business opportunities.

        Failure to implement Beazer's business strategy could adversely affect its operations.

        Beazer's financial position and results of operations depend on its ability to execute its business strategy. Beazer's ability to execute its business strategy depends on Beazer's ability:

  •
  to continue to improve profitability;

  •
  to identify and acquire attractive parcels of land on which to build Beazer's homes;

  •
  to expand Beazer's market share in regions where it is not currently a top five builder;

  •
  to identify, acquire and successfully integrate new business acquisitions; and

  •
  to attract and retain skilled employees.

        Beazer's failure or inability to execute its business strategy could materially adversely affect Beazer's financial position, liquidity and results of operations.

        Beazer's business would be adversely affected if future, more onerous government regulations were enacted.

        Beazer and its competitors are subject to local, state and federal statutes and rules regulating, among other things:

  •
  certain developmental matters;

  •
  building and site design;

  •
  matters concerning the protection of health and the environment; and

  •
  mortgage origination procedures.

        These regulations vary greatly by community and consist of items such as:

  •
  impact fees, some of which may be substantial, which may be imposed to defray the cost of providing certain governmental services and improvements;

  •
  "no growth" or "slow growth" initiatives, which may be adopted in communities which have developed rapidly;

  •
  building permit allocation ordinances;

  •
  building moratoriums; or

  •
  similar government regulations that could be imposed in the future.

        Beazer believes it is in substantial compliance with current laws and regulations. Beazer further believes that these laws and regulations have had no material adverse effect on Beazer's ability to operate its business. Changes in existing laws or regulations, or in their interpretation, or the adoption of any additional laws or regulations, could have a material adverse effect on Beazer's business.

        If Beazer is unable to retain skilled personnel, its business could be adversely affected.

        Beazer's future success depends upon its ability to attract, train, assimilate and retain skilled personnel and subcontractors. Competition for qualified personnel and subcontractors in all of Beazer's operating markets is intense. A significant increase in the number of Beazer's active communities would necessitate the hiring of a significant number of additional construction managers and subcontractors, each of which is in short supply in Beazer's markets. There can be no assurances that Beazer will be able to retain its key employees or that Beazer can attract, train, assimilate or retain other skilled personnel in the future.

        Anti-takeover provisions in Beazer's organizational documents and Delaware law make any change in the control of Beazer more difficult.

        Beazer's organizational documents allow it to issue preferred stock with rights senior to those of Beazer's common stock without any further vote or action by Beazer's stockholders. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of Beazer's common stock or could adversely affect the rights and powers, including voting rights, of the holders of Beazer's common stock. In some circumstances, the issuance of preferred stock could have the effect of decreasing the market price of Beazer's common stock. Beazer is also subject to provisions of the Delaware General Corporation Law that, in general, prohibit any business combination with a beneficial owner of 15% or more of Beazer's common stock for five years unless the holder's acquisition of Beazer's stock was approved in advance by Beazer's board of directors. Further, Beazer has adopted a stockholder rights plan which is designed to prevent, or make more expensive, a hostile takeover of the company. Under Beazer's plan, once an acquirer acquires more than 20% of Beazer's common stock, rights to purchase shares of preferred stock become exercisable by all stockholders other than the acquirer, diluting substantially the value of the stock previously purchased by the acquiror.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

        This Joint Proxy Statement/Prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent expectations or beliefs of Beazer and Crossmann concerning future events, and no assurance can be given that the results described will be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as "estimate," "project," "believe," "expect," "anticipate," "intend," "plan," "foresee," "likely," "will," "goal," "target" or other similar words or phrases. All forward-looking statements are based upon information available to Beazer and Crossmann on the date of this Joint Proxy Statement/Prospectus. Except as may be required under applicable law, neither Beazer nor Crossmann undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

        These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Beazer's and Crossmann's control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, the matters discussed in this Joint Proxy Statement/Prospectus in the sections captioned: "Summary"; "Risk Factors"; "The Merger—Recommendations of the Crossmann Board of Directors; Crossmann's Reasons for the Merger"; "The Merger—Recommendations of the Beazer Board of Directors; Beazer's Reasons for the Merger"; "The Merger—Opinion of Crossmann's Financial Advisor;" and "The Merger—Opinion of Beazer's Financial Advisor." Additional information about issues that could lead to material changes in performance is contained in Beazer's and Crossmann's filings with the Securities and Exchange Commission ("SEC"). Such issues may include:

  •
  economic changes nationally or in the local markets of Beazer or Crossmann;

  •
  volatility of mortgage interest rates and inflation;

  •
  increased competition;

  •
  shortages of skilled labor or raw materials used in the production of houses;

  •
  increased prices for labor, land and raw materials used in the production of houses;

  •
  increased land development costs on projects under development;

  •
  availability and cost of general liability and other insurance to manage risks;

  •
  any delays in reacting to changing consumer preference in home design;

  •
  terrorist acts and other acts of war;

  •
  changes in consumer confidence;

  •
  difficulty of integrating the operations of Beazer and Crossmann;

  •
  delays or difficulties in implementing initiatives to reduce production and overhead cost structure;

  •
  delays in land development or home construction resulting from adverse weather conditions;

  •
  potential delays or increased costs in obtaining necessary permits as a result of changes to laws, regulations or governmental policies; or

  •
  other factors over which Beazer or Crossmann have little or no control.

THE STOCKHOLDER MEETINGS

        We are sending you this Joint Proxy Statement/Prospectus in order to provide you with important information regarding the merger of Crossmann into Beazer's wholly-owned subsidiary, and in connection with the solicitation of proxies by the respective boards of directors of Crossmann and Beazer for use at the meetings of stockholders described below. This Joint Proxy Statement/Prospectus also constitutes the prospectus of Beazer with respect to the shares of Beazer common stock to be issued to the stockholders of Crossmann in connection with the merger. It also constitutes the proxy statement for Beazer's 2002 annual meeting.

The Crossmann Special Meeting

        Time, Place and Purpose of the Meeting.    The Crossmann special meeting of stockholders is scheduled to be held on                        ,                         , 2002, at             a.m. local time, at                        . The only matter scheduled to come before the meeting is the proposal to approve the merger agreement and the transactions contemplated by the merger agreement. Crossmann knows of no other matter to be brought before the Crossmann special meeting. If any other business should properly come before the Crossmann special meeting, the persons named in the proxy card will vote in their discretion on such matter.

        Board of Directors Recommendation.    The board of directors of Crossmann has unanimously determined that the merger is fair to and in the best interests of Crossmann and its stockholders and recommends that Crossmann stockholders vote FOR approval of the merger agreement and the transactions contemplated by the merger agreement.

        Record Date.    The Crossmann board of directors has fixed the close of business on                        , 2002, as the record date for determining the stockholders entitled to vote at the Crossmann special meeting. Only holders of record of shares of Crossmann common stock on the record date are entitled to notice of and to vote at the special meeting. On the record date,                        shares of Crossmann common stock were outstanding and entitled to vote at the Crossmann special meeting.

        Quorum.    The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Crossmann common stock entitled to vote is required to constitute a quorum at the Crossmann special meeting. Abstentions will be counted as shares present for purposes of determining whether a quorum is present. Shares represented by proxies which indicate the stockholders want to abstain on particular proposals will be treated as being present for the purpose of determining the presence of a quorum, but will not be voted with regard to those proposals at the annual meeting. If a broker does not receive instructions from the beneficial owner of shares of Crossmann common stock held in street name and indicates on a proxy that it does not have authority to vote certain shares (a "broker non-vote"), those shares will not be considered as present.

        If a quorum is not present, the stockholders of record, present in person or by proxy, may adjourn the meeting without notice other than announcement made at the meeting. Any business may be transacted at an adjourned meeting which might have been transacted at the Crossmann special meeting as originally called. Proxies to be voted against a specific proposal may not be used to vote for an adjournment of the special meeting for the purpose of soliciting additional votes in favor of that proposal.

        Vote Required at the Crossmann Special Meeting.    The affirmative vote, in person or by proxy, of the holders as of the record date of a majority of the voting power of the outstanding shares of Crossmann common stock is required for the approval of the merger agreement and the transactions contemplated by the merger agreement. Abstentions and broker non-votes will have the same effect as votes against the proposal to approve the merger agreement and the transactions contemplated by the merger agreement. The holders of Crossmann common stock will be entitled to one vote for each share they hold.

        John B. Scheumann and Richard H. Crosser have entered into voting agreements with Beazer, pursuant to which they have agreed to vote approximately 29.6% of the voting power of the outstanding shares of Crossmann common stock in favor of the approval of the merger agreement. The voting agreements will automatically terminate upon completion of the merger or termination of the merger agreement pursuant to its terms.

        Stockholdings.    On the record date, Crossmann's directors, executive officers and their affiliates beneficially owned                        shares of Crossmann common stock. Of those shares, Crossmann's directors, executive officers and their affiliates were entitled to vote                        shares of Crossmann common stock, representing approximately            % of the voting power of Crossmann common stock outstanding and entitled to vote on that date. There is no agreement or arrangement regarding voting by Crossmann's directors or executive officers other than as described with respect to the voting agreement.

The Beazer Annual Meeting

        Time, Place and Purpose of the Meeting.    The Beazer 2002 annual meeting is scheduled to be held on                         , 2002, at            a.m. local time, at                        . The only matters scheduled to come before the meeting are:

  •
  the proposal to approve the issuance of Beazer common stock in connection with the merger;

  •
  the proposal to elect seven directors;

  •
  the proposal to amend the Beazer Amended and Restated 1999 Stock Incentive Plan to increase the total number of shares authorized for issuance under the Plan by 700,000 shares; and

  •
  the proposal to amend the Beazer Value Created Incentive Plan.

        Beazer knows of no other matter to be brought before the Beazer 2002 annual meeting. If any other business should properly come before the annual meeting, the persons named in the proxy card will vote in their discretion on such matter.

        Board of Directors Recommendations.    The directors of Beazer present at a meeting of the Beazer board of directors at which a quorum was present unanimously approved the merger and the issuance of Beazer common stock in connection with the merger, has determined that the merger is in the best interests of Beazer and its stockholders, and recommends that the holders of Beazer common stock vote FOR the approval of the share issuance to the stockholders of Crossmann as contemplated by the merger agreement.

        The Beazer board of directors recommends that the holders of the Beazer common stock vote FOR the election of the seven directors.

        The Beazer board of directors recommends that the holders of the Beazer common stock vote FOR the amendment to the Beazer Amended and Restated 1999 Stock Incentive Plan to increase the number of shares authorized for issuance under the Plan by 700,000 shares.

        The Beazer board of directors recommends that the holders of Beazer common stock vote FOR the amendment to the Beazer Value Created Incentive Plan.

        Record Date.                            , 2002, has been fixed as the record date for the determination of stockholders entitled to vote at the annual meeting or any adjournments or postponements of the annual meeting. Only holders of record of Beazer common stock on the record date are entitled to

notice of and to vote at the annual meeting. On the record date,                        shares of Beazer common stock were outstanding and entitled to vote at the annual meeting.

        Quorum.    The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Beazer common stock is required to constitute a quorum at the meeting. Shares represented by proxies which indicate the stockholders want to abstain on particular proposals will be treated as being present for the purpose of determining the presence of a quorum, but will not be voted with regard to those proposals at the annual meeting. Broker non-votes will not be considered as present.

        If a quorum is not present, the stockholders present, by vote of a majority of the votes cast by stockholders who are present, in person or by proxy, may adjourn the meeting, and any business which might have been transacted at the annual meeting as originally called may be transacted at the adjourned meeting. Proxies to be voted against a specific proposal may not be used to vote for an adjournment of the annual meeting for the purpose of soliciting additional votes in favor of that proposal.

        Vote Required at the Beazer 2002 Annual Meeting.    The holders of Beazer common stock will be entitled to one vote for each share they hold. The affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of Beazer common stock is required for approval of the issuance of Beazer common stock in connection with the merger. The affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of Beazer common stock present at the meeting is required for approval of the amendment of the Beazer Amended and Restated 1999 Stock Incentive Plan and the Beazer Value Created Incentive Plan. The nominees for directors receiving a plurality of the votes cast will be elected to serve until the next annual meeting of stockholders and their successors have been elected and qualified. Broker non-votes and abstentions will have the effect of a vote against the proposal to issue shares of Beazer common stock pursuant to the merger agreement. Broker non-votes will have no effect on any other proposal to be considered at the Beazer annual meeting. Abstentions will have the effect of a vote against the proposals to amend the Beazer Amended and Restated 1999 Stock Incentive Plan and the Beazer Value Created Plan but will have no effect on the election of directors.

        Stockholdings.    On the record date, Beazer's directors, executive officers and their affiliates beneficially owned approximately            million shares of Beazer common stock. Of those shares, Beazer's directors, executive officers and their affiliates were entitled to vote approximately             of Beazer common stock, which represented approximately            % of the total amount of Beazer common stock outstanding and entitled to vote on that date.

PROXIES

Proxy Cards

        The Crossmann and Beazer boards of directors are soliciting proxies by which holders of Crossmann common stock and Beazer common stock can vote on the proposals regarding the merger and the merger agreement and, in the case of Beazer, its annual meeting proposals. Shares of Beazer common stock or Crossmann common stock represented by a properly completed proxy card will be voted in accordance with the instructions on the proxy card. If a Crossmann or Beazer stockholder does not return a signed proxy card, that stockholder's shares will not be voted with respect to the merger or the transactions contemplated by the merger agreement, and that will have the same effect as a vote against approval of the merger agreement, in the case of a Crossmann stockholder, and the issuance of Beazer common stock contemplated by the merger agreement, in the case of a Beazer stockholder. With respect to the Beazer annual meeting, a failure to return a signed proxy card will have the effect of a vote against the proposal to amend the Beazer Amended and Restated 1999 Stock Incentive Plan and the Beazer Value Created Incentive Plan and will have no effect on the election of directors. Crossmann stockholders do not have to make an election with respect to the merger consideration before they return their proxy card.

        You are urged to mark the box on the proxy card to indicate how your shares are to be voted.

        If a Crossmann stockholder returns a signed proxy card, but does not indicate how the shares are to be voted, the shares represented by the proxy card will be voted for approval of the merger agreement and the transactions contemplated by the merger agreement.

        If a Beazer stockholder returns a signed proxy card, but does not indicate how the shares are to be voted, the shares represented by the proxy card will be voted for:

  •
  the approval of the issuance of Beazer common stock in connection with the merger;

  •
  election of the seven directors nominees;

  •
  amendment of the Beazer Amended and Restated 1999 Stock Incentive Plan; and

  •
  amendment of the Beazer Value Created Incentive Plan.

        The proxy card also authorizes the persons named on the proxy card to vote in their discretion with regard to any other matter that is properly presented for action at the applicable stockholder meeting.

Solicitation of Proxies

        Directors, officers and employees of Crossmann and Beazer may solicit proxies from their respective stockholders personally or by letter, telephone or facsimile transmission. Each company will bear the expenses of any solicitation on its behalf. Directors, officers and other employees of Crossmann and Beazer will not be specifically compensated for soliciting proxies. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to the beneficial owners of Crossmann common stock and Beazer common stock owned of record by those organizations. Crossmann and Beazer will pay the reasonable expenses of forwarding such materials.

How to Revoke Your Proxy

        You can revoke your proxy at any time before your proxy is voted at the applicable stockholder meeting. You can do that by:

  •
  attending the applicable stockholder meeting and voting in person;

  •
  completing, signing and mailing in a new proxy card (so long as the new proxy card is received before the applicable stockholder meeting); or

  •
  sending a written notice to the Secretary of Crossmann or the Secretary of Beazer, as appropriate, stating that you are revoking your proxy (so long as the notice is received prior to the applicable stockholder meeting).

THE MERGER

Background of the Merger

        Over a period of several years consistent with the consolidation trend in the homebuilding industry, Crossmann engaged in several informal discussions regarding possible business combination transactions with other homebuilders. These informal discussions included two meetings in April 2000 between Mr. Ian McCarthy, Chief Executive Officer of Beazer, and Mr. John Scheumann, Chief Executive Officer of Crossmann, and Mr. Richard Crosser, Vice Chairman of the Board of Crossmann, at which the parties had general discussions regarding a potential merger of the two companies. None of these informal discussions resulted in offers or formal negotiations with respect to a business combination transaction.

        In the fall of 2000, management of Crossmann began consultations and analysis with its financial and legal advisors regarding a possible business combination transaction. Management believed that such a transaction might present the best opportunity to generate increased value for Crossmann's stockholders. However, the consultations with advisors were abandoned in the spring of 2001 prior to any contact with any potential merger partners because the premium to the market price of Crossmann's common stock that would have likely been available in the market from such a transaction at that time was insufficient to justify a transaction. In September of 2001, management again commenced discussions with its financial and legal advisors regarding the possibility of a business combination transaction due to a change in market conditions and other factors.

        At a regularly scheduled meeting of Crossmann's board of directors held on November 14, 2001, Mr. Scheumann discussed with the board the fact that further increases in value to Crossmann stockholders could be achieved either by continuing to grow through acquisition or by combination with another quality homebuilder. The board discussed these ideas and, after considering several factors, including Crossmann's competitive position with respect to acquisitions in relation to larger homebuilders, authorized management to request that McDonald Investments meet with the board to discuss the possibilities for a business combination transaction.

        On November 25, 2001, the board of directors of Crossmann met to discuss the potential for a business combination transaction involving Crossmann. McDonald Investments gave a preliminary presentation regarding large publicly-held homebuilders that might be potential acquirors of Crossmann, including Beazer. Representatives of Ice Miller, legal counsel to Crossmann, reviewed the legal duties and responsibilities of the Crossmann board of directors in connection with any business combination transaction.

        At this meeting, management and the board discussed the past contacts between Crossmann and Beazer dating back to times prior to Crossmann's initial public offering, including the April 2000 discussions, and the strong strategic fit of the two companies in light of the fact that the markets in which the two companies operate generally do not overlap but complement one another. The discussion also focused upon the fact that a business combination with Beazer at that particular time would likely result in a combined company with an acceptable level of leverage. In addition, management and the board discussed the potential trading improvement in valuation multiples as a result of the larger market capitalization of the combined company, the improved liquidity that would result for Crossmann's stockholders and issues relating to execution, timing and post-closing integration of the two companies. As a result of the discussions, the Crossmann board concluded that Beazer would be the top candidate for a business combination transaction with Crossmann. The board of directors authorized Mr. Scheumann to meet with Mr. McCarthy and initiate discussions regarding a possible business combination transaction between Crossmann and Beazer.

        The board of directors discussed the need to maintain confidentiality and determined that discussions regarding a business combination transaction therefore should begin with Beazer as the most desirable potential acquiror. On November 26, 2001, Mr. Scheumann and Mr. Crosser, met with Mr. McCarthy in Indianapolis to discuss the feasibility and possible terms of a business combination between Crossmann and Beazer. They discussed the operating results of Crossmann and Beazer and the potential benefits that could be realized by combining the two companies. Neither party made a proposal for a business combination at that time. On November 27, 2001, Beazer entered into a confidentiality and standstill agreement with Crossmann.

        Mr. Scheumann and Mr. Crosser subsequently met with Mr. McCarthy and Mr. David Weiss, Beazer's Executive Vice President and Chief Financial Officer, on December 6, 2001, at Beazer's corporate headquarters in Atlanta, at which time Messrs. McCarthy and Weiss proposed an acquisition of Crossmann at a price of $40.00 per share. Mr. Scheumann stated that the Crossmann board of directors had indicated that any transaction should provide Crossmann stockholders with a price per share of at least $44.00 based upon circumstances existing at that time. On December 12, 2001, Mr. Scheumann, Ms. Jennifer Holihen, Crossmann's Executive Vice President and Chief Financial Officer, and representatives of McDonald Investments met with Mr. McCarthy, Mr. Weiss and representatives of UBS Warburg LLC in Indianapolis. At the meeting, the participants agreed upon a mechanism that would result in value of $44.00 per share to Crossmann's stockholders, assuming that Beazer's stock was trading at $74.50 per share, composed of cash in the amount of $17.60 per share and .3544 shares of Beazer common stock per share of Crossmann common stock. As of December 12, 2001, the proposal reflected a valuation of $44.45 per share, representing a 50.2% premium over the then last closing sales price of Crossmann common stock on December 12, 2001.

        On December 13, 2001, Crossmann entered into a confidentiality and standstill agreement with Beazer, and Crossmann also executed an agreement to negotiate a possible business combination transaction exclusively with Beazer through midnight on January 12, 2002, subject to provisions allowing Crossmann to terminate the exclusivity arrangement if the fiduciary duties of its directors so required. The parties began exchanging financial and operational information during the week of December 17, 2001. During this time, representatives of McDonald Investments and UBS Warburg LLC discussed various matters, including structure and diligence matters.

        From December 18 through December 21, 2001, Mr. McCarthy, Mr. Weiss and other members of Beazer's management, together with representatives of UBS Warburg LLC, Paul, Hastings, Janofsky & Walker LLP, legal counsel to Beazer, and Beazer's external accountants conducted a preliminary due diligence review of Crossmann in Indianapolis, Indiana. During that time, Crossmann also began its due diligence review of Beazer.

        In addition to the due diligence conducted by Beazer in Indianapolis, Beazer's due diligence effort included a review of documents provided to Beazer's counsel by Crossmann, operational due diligence, including inspection of Crossmann properties by Beazer management, and discussions with Crossmann representatives regarding warranty claims and litigation issues, including potential liability relating to claims filed with the Indiana attorney general.

        On December 18, 2001, members of management of Crossmann and Beazer, together with their respective legal and financial advisors, met for a presentation by Crossmann management with respect to the business of Crossmann. On December 19, 2001, management of both companies and their respective financial advisors met to discuss and analyze in detail Crossmann's budget for 2002. Also on December 19, 2001, members of management of Crossmann and Beazer, together with their respective legal and financial advisors, met to discuss structural matters and related issues in the proposed transaction and preliminary legal due diligence. On December 20, 2001, members of management of both companies and their legal and financial advisors met to review Beazer's budget for 2002.

        On December 20, 2001, legal counsel to Beazer circulated preliminary drafts of the merger agreement and the voting agreements. On December 28, 2001, Crossmann relayed its initial comments on those agreements to Beazer. Among other changes, Crossmann proposed that a collar mechanism for the stock portion of the merger consideration be added to protect Crossmann's stockholders against fluctuation in Beazer's share price and that an election mechanism be included to allow Crossmann stockholders to elect to receive the merger consideration in all cash or all stock, subject to certain restrictions. Crossmann also asked Beazer to represent that it would have sufficient cash available at closing to repay Crossmann's outstanding debt and to pay the cash portion of the merger consideration. Crossmann further proposed that certain changes be made to the non-solicitation and break-up fee provisions of the merger agreement which Crossmann believed were necessary to enable the Crossmann board of directors to exercise their fiduciary duties in the event Crossmann received an unsolicited superior proposal for the purchase of Crossmann. With respect to the voting agreements, among other changes, Crossmann requested the removal of provisions granting Beazer an option to purchase the Crossmann shares owned by Mr. Scheumann and Mr. Crosser.

        On December 27, 2001, the board of directors of Crossmann met to review the status of discussions regarding the potential transaction with Beazer and to conduct certain other business. Prior to the meeting, legal counsel to Crossmann circulated a summary of the draft agreements that highlighted the issues from Crossmann's perspective. After a thorough discussion of the issues and an opportunity to ask questions of management and Ice Miller, the consensus of the board of directors was that discussions with Beazer should continue.

        From January 2 to January 4, 2002, several members of Crossmann's management, together with representatives of McDonald Investments, Ice Miller and Crossmann's external accountants, were present in Atlanta to continue Crossmann's legal, financial and operational due diligence review of Beazer. Crossmann's due diligence effort included a review of documents provided to Crossmann's counsel by Beazer and operational due diligence, including inspection of Beazer properties by Crossmann representatives over a period of several weeks. During that time, representatives of Paul Hastings and Ice Miller met to discuss the comments on the definitive agreements relayed by Crossmann on December 28. In addition to the issues identified in Crossmann's initial comments to the merger agreement and voting agreement, issues discussed included treatment of outstanding Crossmann stock options, the letters proposed to be signed by Crossmann's affiliates and the continued inclusion of certain conditions to closing.

        On January 8, 2002, Mr. McCarthy, Mr. Weiss and representatives of UBS Warburg LLC and Paul Hastings returned to Indianapolis to continue Beazer's diligence review and conduct further negotiations with Crossmann. On January 8, 2002, representatives of McDonald Investments, UBS Warburg LLC, Ice Miller and Paul Hastings met to discuss issues relating to the merger agreement. Among other matters, the parties agreed upon changes that would be made to the merger agreement to provide adequate assurance to Crossmann that the Beazer financing commitments would be completed. The participants also discussed proposed collar and exchange mechanisms and the amount of the breakup fee to be paid by Crossmann to Beazer.

        On January 9, 2002, Mr. Scheumann, Mr. Crosser and representatives of McDonald Investments met with Mr. McCarthy, Mr. Weiss and representatives of UBS Warburg LLC to discuss the merger consideration and other provisions of the merger agreement. The parties agreed upon a collar mechanism to determine the number of shares of Beazer common stock Crossmann stockholders would receive for each share of Crossmann common stock. The parties also agreed to a floor price of $52.15 for Beazer's common stock, based upon a 15-day average closing price of Beazer common stock, which would represent $38.21 in total merger consideration to Crossmann stockholders, under which Crossmann may terminate the merger agreement unless Beazer increases the cash or stock portion of the consideration so that the amount of the merger consideration equals $38.21 for each share of Crossmann common stock. On the immediately preceding trading date, the closing price of Crossmann's common stock was $34.04 per share. Furthermore, as of that date, the closing trading price of Crossmann's common stock had been below $38.21 for approximately 98% of the time since its initial public offering. The parties agreed upon changes to permit Crossmann's board of directors to exercise its fiduciary duties in the event Crossmann received an unsolicited superior proposal to acquire Crossmann. At this meeting, the parties discussed a previous proposal that upon completion of the merger Crossmann be allowed to designate a nominee to the Beazer board of directors; however, no such arrangement was agreed upon. The parties also agreed to limited lock-up provisions for Messrs. Crosser and Scheumann, as well as the length and geographic regions of the noncompete arrangements for Messrs. Crosser and Scheumann.

        On January 9, 2002, the board of directors of Crossmann again met to review the status of discussions regarding the potential transaction with Beazer. At the meeting, members of management and representatives of McDonald Investments provided an update on Crossmann's due diligence review of Beazer and a description of the status of negotiations and the open issues. Representatives of McDonald Investments explained the proposed collar mechanism and answered questions from Board members regarding the collar mechanism and other economic terms of the transaction. Because the exclusivity period was set to expire on January 12, 2002, the parties agreed to extend the exclusivity period through the later of January 26, 2002, or two days after the delivery of Crossmann's audited financial statements as of December 31, 2001.

        From January 9 through January 29, 2002, the parties continued their legal, financial and operational diligence, and representatives of and counsel to Crossmann and Beazer negotiated the outstanding issues concerning the merger agreement and the related documents, including the terms of the employment agreements, the affiliate letters and the consulting and noncompete agreements.

        On January 18, 2002, in a telephone conversation with representatives of McDonald Investments, representatives of UBS Warburg LLC indicated that Beazer would agree to pay Crossmann a break-up fee in the amount of $10 million and expenses of up to $2 million in the event the transaction failed to close on or prior to July 31, 2002 due to Beazer's failure to obtain financing for the transaction.

        In addition, on January 18, 2002, the Beazer board of directors met, and management of Beazer and Paul Hastings provided the Beazer board of directors with an update on the progress of negotiations and due diligence of Crossmann. The Beazer board of directors discussed the current status of the merger negotiations as well as the board of directors' position regarding certain issues. UBS Warburg LLC gave a preliminary presentation of their analysis of the transaction. The Beazer board of directors authorized management to continue negotiations with Crossmann and directed management of Beazer to present the final form of the merger agreement to the board of directors for approval at a later date.

        On January 25, 2002, Beazer management presented the form of merger agreement to the Beazer board of directors at a meeting called to consider the merger and the merger agreement. In addition to the presentation by management, representatives of UBS Warburg LLC made a detailed financial presentation and rendered UBS Warburg LLC's oral opinion, subsequently confirmed in writing, to the effect that, based on and subject to the matters described in its written opinion, as of the date of the opinion the merger consideration to be paid by Beazer, calculated as of January 25, 2002, was fair from a financial point of view to Beazer. Having discussed the presentation by management as well as the opinion of UBS Warburg LLC, the directors of Beazer in attendance at the meeting unanimously approved the merger and the merger agreement.

        On January 25, 2002, the board of directors of Crossmann met in Indianapolis to review and discuss the proposed transaction and receive an update regarding due diligence matters. Members of management, together with representatives of McDonald Investments and Ice Miller, summarized the results of Crossmann's due diligence review of Beazer and the terms and conditions of the proposed merger. Management also provided a report on the cultural fit of the two companies. Because certain operational issues relating to Crossmann and certain issues relating to the employment agreements to be executed by Crossmann and certain of its executives remained outstanding, further discussion regarding the proposed transaction, the rendering of McDonald Investments' fairness opinion and a vote upon the proposed transaction were deferred until resolution of those issues. The Crossmann board decided to meet again on January 28, 2002 to consider and discuss the transaction further, and the parties extended the exclusivity period, which was set to expire at midnight on January 26, 2002, through the close of business on January 28, 2002.

        On January 28, 2002, the board of directors of Crossmann met by telephonic conference call. After management provided an update on the progress of the negotiations, the Crossmann board of directors voted to further extend the exclusivity period through the close of business on January 29, 2002 and the parties agreed to extend the exclusivity period.

        On January 29, 2002, the Crossmann board of directors held a meeting to further discuss and vote upon the proposed merger. After a review of the status of the negotiations with Beazer, representatives of McDonald Investments rendered an oral opinion, subsequently confirmed in writing, to the effect that, based upon and subject to the matters described in its written opinion, as of the date of the opinion, that the merger consideration to be received by the stockholders of Crossmann in the merger transaction with Beazer was fair from a financial point of view. Ice Miller reviewed the terms of the merger agreement with the board of directors and again reviewed for the board the interests of certain directors and executive officers in the transaction that were in addition to the interests of other stockholders. After extended discussion of the transaction and the materials provided for the review of the directors, the transaction was unanimously approved first by the non-employee members of the board of directors voting separately and then by the full board of directors. The parties then executed the merger agreement and the relevant parties executed the voting, consulting and noncompete agreements and the employment agreements.

Recommendation of the Crossmann Board of Directors; Crossmann's Reasons for the Merger

        At its meeting on January 29, 2002, the Crossmann board of directors unanimously determined that the terms of the merger agreement are fair to and in the best interests of Crossmann and its stockholders and recommended that the stockholders of Crossmann vote for approval of the merger agreement. During the course of its deliberations, the Crossmann board of directors considered, with the assistance of management and its financial and legal advisors, a number of factors. The following discussion of the factors considered by the Crossmann board of directors in making its decision includes all material factors considered by the Crossmann board of directors.

        Among the factors the Crossmann board of directors considered in deciding to approve the merger are the following:

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  historical information regarding the respective businesses, prospects, financial performances and conditions, operations, management and competitive positions of Beazer and Crossmann;

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  current information with respect to Crossmann common stock and Beazer common stock, including financial market conditions and historical market prices, volatility and trading;

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  Crossmann's business, operations, financial condition and prospects if it were to remain independent, and the prospects of gaining additional flexibility to obtain capital to facilitate the growth of its business through a merger with Beazer;

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  Crossmann's ability to generate increased value for its stockholders by growing through acquisition as a part of the larger combined company as compared to its ability to do so as a smaller separate company;

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  the board's analysis of the current state of the homebuilding industry generally, which has experienced increased consolidation and competition;

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  the greater geographic diversity and increased management strength of the combined company;

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  the merger consideration to be received by Crossmann stockholders in the merger represented a significant premium over the market price of Crossmann stock before the merger announcement;

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  the fact that Crossmann's common stock had closed below $38.21 per share approximately 98% of the time since its initial public offering;

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  the terms and conditions of the merger agreement, including the parties' representations, warranties and covenants, termination provisions and the conditions to their respective obligations;

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  the terms of the merger agreement regarding the right of Crossmann to consider and negotiate an alternative transaction, as well as the possible effects of the provisions regarding termination fees;

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  the structure of the merger, which would permit Crossmann stockholders to exchange their shares of Crossmann common stock for Beazer common stock in a transaction that is intended to be tax-free for United States federal income tax purposes, except to the extent of any cash received;

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  the fact that the market prices of some of Crossmann's peer public homebuilders' stock have greater earnings per share multiples, due in part to greater market capitalization and trading volume;

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  the fact that Crossmann stockholders will be able to participate in any future growth of Crossmann through their ownership of Beazer common stock, while those Crossmann stockholders who do not wish to own Beazer common stock will have the opportunity to elect to receive cash, subject to an aggregate limit on the amount of cash payable to Crossmann stockholders, or to sell Beazer common stock received in the merger in the ensuing months, subject to the volume and manner-of-sale restrictions applicable to some stockholders under the federal securities laws;

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  the presentation and oral opinion of McDonald Investments, which opinion was later confirmed in writing;

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  the fact that Crossmann can terminate the merger agreement without penalty (but subject to Beazer's right to increase the merger consideration to not less than $38.21 per share of Crossmann common stock) if the average closing price of Beazer common stock for the 15 consecutive trading days ending on, and including, the third trading day prior to the Crossmann stockholder meeting is less than $52.15;

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  the directors' fiduciary duties under Indiana law to Crossmann's stockholders;

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  the directors' assessment of Crossmann's other strategic alternatives to enhance stockholder value and whether the merger was more attractive than such alternatives;

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  the percentage of the total outstanding shares of Beazer common stock that former Crossmann stockholders will own following the merger based on the stock component of the merger consideration;

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  whether the combination with Beazer presents opportunities to create greater economies of scale, by combining management and human resources, market position and purchasing power; and

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  the significant product and geographic diversification of the combined companies.

        The Crossmann board of directors also considered a number of potentially negative factors relating to the merger, including:

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  the risk that the potential benefits sought in the merger might not be fully realized;

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  the fact that Crossmann will no longer be an independent company;

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  the higher leverage of the combined company as compared to Crossmann's recent historical norms;

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  the lower land inventory position of the combined company as compared to Crossmann's historical norms;

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  the combined company's potentially significantly higher land acquisition costs in certain markets as compared to Crossmann's historical costs in its current markets;

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  the risks associated with the fluctuations in the price of Crossmann common stock and Beazer common stock prior to the closing of the merger and the effect that such fluctuations might have on the value of shares of Beazer common stock that Crossmann stockholders will receive in the merger;

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  the challenges of integrating the management teams, strategies, cultures and organizations of the two companies;

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  the impact of the merger on Crossmann's employees, customers, communities and suppliers and how such impact might affect stockholder value of the combined company;

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  uncertainty of current general economic conditions;

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  the possible distraction of management from day-to-day operations; and

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  other applicable risks described in the section captioned "Risk Factors."

        The members of the Crossmann board of directors believed that these risks were outweighed by the potential benefits of the merger.

        The above discussion is not exhaustive of all factors considered by the Crossmann board of directors. Each member of the Crossmann board of directors may have considered different factors and may have assigned different relative weights to the factors considered. In addition, the Crossmann board of directors did not quantify or reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor. Instead, the Crossmann board of directors conducted an overall analysis of the factors described above.

        Based on the considerations described above, the Crossmann board of directors has unanimously determined that the merger agreement is fair to and in the best interests of Crossmann and its stockholders and recommends that Crossmann stockholders vote FOR approval of the merger agreement and the transactions contemplated by the merger agreement.

Recommendations of the Beazer Board of Directors; Beazer's Reasons for the Merger

        The Beazer board of directors believes the merger of Crossmann and Beazer on the terms contained in the merger agreement is in the best interests of Beazer and its stockholders. Accordingly, the members of Beazer's board of directors present at a meeting held on January 25, 2002 unanimously approved the transaction and recommended that holders of Beazer common stock vote to approve the issuance of Beazer common stock in connection with the merger.

        Beazer believes the merger will:

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  strengthen Beazer's current market position while expanding its geographic presence and product offerings in key markets in the southeastern and midwestern part of the United States;

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  complement Beazer's focus on home sales to first-time buyers;

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  enhance the supply of lots available for development;

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  provide benefits to Beazer stockholders by increasing the number of shares of Beazer's publicly-traded common stock;

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  reduce Beazer's cost of goods sold as a result of increased volume and purchasing power;

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  eliminate redundant costs associated with maintaining two public companies; and

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  expand mortgage and title services in new and existing markets due to increased home sales volumes.

        In deciding to approve the acquisition of Crossmann, the Beazer directors considered the items described above and a number of other factors, including:

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  the size and market position of the combined company;

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  the resulting expansion of Beazer's homebuilding business in current markets and into new growth markets;

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  the addition of an experienced management team with local market expertise;

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  the addition of strong land positions in several markets;

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  the conservative operating strategy of Crossmann and its corporate culture that is similar to Beazer's;

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  Crossmann's proven record of profitability;

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  the structure of the transaction, including the balance of cash and equity consideration and the expected accretive effect on earnings;

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  the terms and conditions of the merger agreement; and

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  the presentations and advice of its senior management, advisors and legal counsel, as discussed below.

        The Beazer board also considered potentially negative factors relating to the merger, including:

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  the strong concentration of Crossmann's business in the Indianapolis market;

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  recent negative operating trends of Crossmann;

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  outstanding litigation regarding construction defects and certain warranty claims against Crossmann filed with the Indiana attorney general and the resulting attorney general investigation and the potential effects of such claims on Crossmann's business and operations;

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  the increased financial leverage of the combined company;

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  the challenges of integrating the management, operations and cultures of the companies;

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  the risk that operational savings from synergies may not be achieved; and

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  the uncertainty of current general economic conditions.

        The above discussion is not intended to be exhaustive of the factors considered by the Beazer board but includes all material factors considered. Each member of the Beazer board of directors may have considered different factors, and the Beazer board of directors evaluated these factors and did not quantify or otherwise assign relative weights to factors considered. In addition, the Beazer board of directors did not reach any specific conclusion with respect to each of the factors considered or any aspect of any particular factor. Instead, the Beazer board of directors conducted an overall analysis of the factors described above.

        Based on the considerations described above, the Beazer board of directors has determined that the merger is in the best interests of Beazer and its stockholders, has approved the merger and the issuance of Beazer common stock in connection with the merger and recommends that Beazer's stockholders vote FOR the approval of the merger agreement and the transactions contemplated by the merger agreement and the share issuance.

Opinion of Crossmann's Financial Advisor

        McDonald Investments was asked by the board of directors of Crossmann to render an opinion to the board of directors as to the fairness, from a financial point of view, to Crossmann's stockholders of the merger consideration. On January 29, 2002, McDonald Investments delivered an oral opinion, subsequently confirmed in writing, to the effect that, as of the date of its opinion, and based upon and subject to the assumptions, limitations and qualifications contained in its opinion, the merger consideration to be received by the holders of Crossmann's common stock in the Merger was fair, from a financial point of view.

        The full text of the written opinion of McDonald Investments is attached to this document as Annex II and incorporated into this proxy statement by reference. We urge you to read that opinion carefully and in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review undertaken in arriving at that opinion.

        McDonald Investments was retained to serve as an advisor to the Crossmann board of directors and not as an advisor to or agent of any stockholder of Crossmann. McDonald Investments' opinion was prepared for the board of directors and is directed only to the fairness, from a financial point of view, of the merger consideration to Crossmann's stockholders in the merger and does not address the merits of the decision by Crossmann to engage in the merger or other business strategies considered by Crossmann, nor does it address Crossmann's decision to proceed with the merger. McDonald Investments' opinion does not constitute a recommendation to any Crossmann stockholder as to how that stockholder should vote at the Crossmann special meeting of stockholders.

        McDonald Investments did not recommend the amount of the merger consideration to be paid in the merger. The merger consideration was determined in negotiations between Crossmann and Beazer, in which McDonald Investments advised the Crossmann board of directors. No restrictions or limitations were imposed by the Crossmann board of directors on McDonald Investments with respect to the investigations made or the procedures followed by McDonald Investments in rendering its opinion.

        In rendering its opinion, McDonald Investments reviewed, among other things:

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  The merger agreement, including the exhibits and schedules to that agreement;

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  Crossmann's Annual Reports on Form 10-K for the last three fiscal years, its Quarterly Report on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2001 and other publicly available information about Crossmann;

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  internal business and financial information, including projections, furnished to McDonald Investments by Crossmann management;

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  publicly available information concerning historical stock prices and trading volumes for Crossmann's common stock;

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  publicly available information for other companies that McDonald Investments believed were comparable to Crossmann and the trading markets for those other companies' securities; and

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  publicly available information about the nature and terms of other business combination transactions that McDonald Investments considered relevant to its analysis of this merger.

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  McDonald Investments also met with officers and employees of Crossmann and Beazer to discuss their respective company's businesses and prospects that McDonald Investments believed were relevant.

        You should note that in rendering its opinion, McDonald Investments relied upon the accuracy and completeness of all of the financial and other information provided to it or publicly available. McDonald Investments also assumed and relied upon the representations and warranties of Crossmann and Beazer contained in the merger agreement. McDonald Investments was not engaged to, and did not independently attempt to, verify any of that information. McDonald Investments also relied upon the management of Crossmann as to the reasonableness and achievability of the financial and operating projections, and the assumptions for those projections provided to it, and assumed that those projections reflect the best currently available estimates and judgments of Crossmann's management. McDonald Investments was not engaged to assess the reasonableness or achievability of those projections or the assumptions underlying them and expresses no view on those matters. McDonald Investments did not conduct a physical inspection or appraisal of any of the assets, properties or facilities of Crossmann, nor was it furnished with any evaluation or appraisal.

        McDonald Investments also assumed that the conditions to the merger as set forth in the merger agreement would be satisfied and that the merger would be completed on a timely basis in the manner contemplated by the merger agreement. McDonald Investments did not solicit, nor was it asked to solicit, third party interest in a transaction involving Crossmann.

        McDonald Investments' opinion is based on economic and market conditions and other circumstances existing on, and information made available,as of the date of its opinion. McDonald Investments' opinion does not address any matters after the date of its opinion. Although subsequent developments may affect its opinion, McDonald Investments does not have the obligation to update, revise or reaffirm its opinion.

        The following is a brief summary of the analyses performed by McDonald Investments to arrive at its opinion. This summary is not intended to be an exhaustive description of the analyses performed by McDonald Investments but includes all material factors considered by McDonald Investments in rendering its opinion. McDonald Investments drew no specific conclusions from any of these analyses, but subjectively factored its observations from these analyses into its qualitative assessment of the relevant facts and circumstances.

        Each analysis performed by McDonald Investments is a common methodology utilized in determining valuations. Although other valuation techniques may exist, McDonald Investments believes that the analyses described below, when taken as a whole, provide the most appropriate analyses for McDonald Investments to arrive at its opinion.

  Historical Stock Trading Analysis

        McDonald Investments reviewed the historical performance of Crossmann common stock based on an historical analysis of closing prices and trading volumes for the prior one month, three month, six month, twelve month, two year and five year periods as well as since Crossmann's initial public offering in October 1993. McDonald Investments noted that the average closing price for Crossmann common stock over these periods ranged from $17.48 to $32.57, with the lowest average closing price being since the initial public offering and the highest average closing price being the one month average.

        The following chart summarizes these prices and volume of trading of Crossmann's common stock.

			Daily Close
Period	Average Close	Average Daily Volume
			High	Low
Latest Month	$32.57	42,976	$35.24	$29.95
Last 3 Months	30.18	41,994	35.24	25.37
Last 6 Months	30.74	56,528	39.97	21.30
Last 12 Months	31.06	51,167	44.15	21.30
Last 2 Years	24.39	40,892	44.15	14.31
Last 5 Years	23.28	36,732	44.15	11.17
Since IPO (October 19, 1993)	17.48	34,249	44.15	3.50

        McDonald Investments also reviewed the distribution of the closing prices of Crossmann common stock for the prior one year period and since Crossmann's initial public offering compared to the $46.14 value of the merger consideration on January 25, 2002.

Prior Period	Trading Volume at or Below $46.14 Consideration	Trading Days at or Below $46.14 Consideration
One Year	100%	100%
Since IPO	100%	100%

  Comparable Public Company Analysis

        McDonald Investments reviewed and compared selected financial data of Crossmann to financial data of thirteen publicly traded companies that McDonald Investments considered to be comparable to Crossmann based on Crossmann's participation in the homebuilding industry. The comparable companies included:

•	Beazer Homes USA, Inc.	•	M.D.C. Holdings, Inc.
•	Centex Corporation	•	Newmark Homes Corp.
•	D.R. Horton, Inc.	•	NVR, Inc.
•	Hovnanian Enterprises, Inc.	•	Pulte Homes, Inc.
•	KB Home	•	The Ryland Group, Inc.
•	Lennar Corporation	•	Standard Pacific Corp
•	M/I Schottenstein Homes, Inc

        McDonald Investments divided the comparable companies into two groups: those with market capitalizations greater than $2.0 billion and those with market capitalizations less than $2.0 billion. Due to Crossmann's relative size, McDonald Investments based its analysis on the smaller market capitalization companies.

        McDonald Investments calculated the ratio of each small capitalization comparable company's enterprise value to that company's sales, EBITDA and EBIT for the latest twelve months. McDonald Investments then applied the median of each of those ratios to Crossmann's sales, EBITDA and EBIT for the latest twelve months to calculate implied prices per share for Crossmann's common stock. These calculations resulted in implied prices per share of $35.00, $35.64 and $36.79 for sales, EBITDA and EBIT, respectively. McDonald Investments also calculated the ratio of each small capitalization comparable company's market value to that company's book value. McDonald Investments then applied the median of that ratio to Crossmann's book value to calculate the implied price per share for Crossmann's common stock. These calculations resulted in an implied price per share of $37.03. In addition, McDonald Investments calculated the ratio of stock prices of each comparable company to that company's earnings per share for calendar year 2001 and projected earnings per share for calendar year 2002, except for Beazer, in which Beazer's fiscal year 2002 projected earnings per share was used. McDonald Investments then applied the median of these ratios to Crossmann's earnings per share for calendar year 2001 and projected earnings per share for calendar year 2002 to calculate the implied price per share for Crossmann's common stock. These calculations resulted in implied prices per share of $40.60 and $43.79, respectively. Based on these calculations, McDonald Investments determined an implied average price per share of $38.14 and a weighted average price per share of $38.77. The following table sets forth the results of these analyses, as well as the implied transaction multiples based on the $46.14 value of the merger consideration:

			Based on $46.14 Per Share of Merger Consideration
Comparable Public Companies	Implied Price Per Share	Median Comparable Multiple	Implied Transaction Multiple 12/31/2001	Implied Transaction Multiple 12/31/2002
Multiple of Sales	$35.00	0.6x	0.8x	0.8x
Multiple of EBITDA	$35.64	5.4x	5.9x	6.1x
Multiple of EBIT	$36.79	5.7x	6.1x	6.3x
Ratio of Market to Book Value	$37.03	1.5x	1.9x	N/A
Multiple of 2001 EPS	$40.60	8.1x	9.3x	9.3x
Multiple of 2002 Projected EPS	$43.79	8.5x	9.0x	9.0x
Average	$38.14
Weighted Average	$38.77

        No company utilized in the comparable public company analysis is identical to Crossmann. McDonald Investments made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of either Crossmann or Beazer. Mathematical analysis (such as determining the mean or median) is not itself a meaningful method of using publicly traded comparable company data.

  Comparable Merger & Acquisition Analysis

        Using available information, McDonald Investments reviewed certain transactions in the homebuilding industry completed since June 11, 1997, that had enterprise values ranging from approximately $65 million to approximately $1.83 billion. These transactions were chosen based on Crossmann's participation in the homebuilding industry, the comparable size of the transactions and the recent period in which the transactions were completed.

Target	Acquiror
Forecast Group LP	Hovnanian Enterprises, Inc.
Schuler Homes, Inc.	D.R. Horton, Inc.
Sanford Homes of Colorado LLLP	Beazer Homes USA, Inc.
Del Webb Corporation	Pulte Homes, Inc.
Engle Homes, Inc.	Technical Olympic S.A.
Western Pacific Housing	Schuler Homes, Inc.
Washington Homes, Inc.	Hovnanian Enterprises, Inc.
U.S. Home Corporation	Lennar Corporation
Pacific Realty Group, Inc.	Technical Olympic S.A.
Lewis Homes	KB Home
Continental Homes Holding Corporation	D.R. Horton, Inc.
Pacific Greystone Corp.	Lennar Corporation

        McDonald Investments focused on the transactions that occurred within the last three years. For each of these transactions McDonald Investments calculated the ratio of the enterprise value of the transaction to the target company's latest twelve month sales, EBITDA and EBIT and the ratio of the equity value of the transaction to the target company's latest twelve months net income and most recently reported book value prior to the announcement of the respective transaction. McDonald Investments applied the median of these transaction multiples to Crossmann's sales, EBITDA, EBIT, net income and book value, which resulted in an average implied price per share of Crossmann common stock of $41.29. The following table sets forth the results of these analyses, as well as the implied transaction multiples based on the $46.14 value of the merger consideration:

			Based on $46.14 Per Share of Merger Consideration
Comparable M&A Transactions	Implied Price Per Share	Average Transaction Multiple	Implied Transaction Multiple 12/31/2001	Implied Transaction Multiple 12/31/2002
Multiple of Sales	$42.00	0.7x	0.8x	0.8x
Multiple of EBITDA	$48.00	6.1x	5.9x	6.1x
Multiple of EBIT	$49.30	6.4x	6.1x	6.3x
Multiple of Net Income	$33.25	6.7x	9.3x	9.0x
Multiple of Book Value	$31.90	1.3x	1.9x	N/A
Average	$41.29

  Premium Paid Analysis

        Using publicly available information, McDonald Investments reviewed 85 control acquisitions completed since January 1, 2000, with equity values from $350 million to $750 million, segmented based on the consideration paid of either stock or cash. These transactions were chosen based on the comparable size of the transactions and the recent period in which the transactions were completed. In addition, McDonald Investments reviewed the premiums paid for seven comparable transactions in the homebuilding industry, ranging in equity value from approximately $84 million to approximately $788 million. These transactions were chosen based on Crossmann's participation in the homebuilding industry, the comparable size of the transactions and the recent period in which the transactions were completed.

Target	Acquiror
Schuler Homes, Inc.	D.R. Horton, Inc.
Del Webb Corporation	Pulte Homes, Inc.
Engle Homes, Inc.	Technical Olympic S.A.
Washington Homes, Inc.	Hovnanian Enterprises, Inc.
U.S. Home Corp.	Lennar Corporation
Pacific Realty Group, Inc.	Technical Olympic S.A.
Continental Homes Holding Corporation	D.R. Horton, Inc.

        For each of the target companies involved in the transactions, McDonald Investments examined the closing stock price one day, one week and one month prior to announcement of the transaction in order to calculate the median premium paid over the target's closing stock price at those points in time. In addition, McDonald Investments calculated the premium of the $46.14 value of the merger consideration as of January 25, 2002, that Crossmann's stockholders would receive to the closing prices for Crossmann's common stock for the periods one day, one week and one month prior to an assumed announcement date of January 30, 2002.

	Premiums Paid
	One Day	One Week	One Month
Cash Transactions	30.7%	34.8%	54.0%
Stock Transactions	29.1%	43.6%	58.5%
Select Comparable Transactions	32.4%	34.9%	29.1%
Mean	30.7%	37.8%	47.2%
Implied Transaction Premium	52.1%	54.1%	38.8%
(Based on $46.14 per share of merger consideration)

  Conclusion

        The summary set forth above describes the principal elements of the presentation made by McDonald Investments to the Crossmann board of directors on January 29, 2002. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, the opinion is not readily susceptible to summary description. Each of the analyses conducted by McDonald Investments was carried out in order to provide a different perspective on the merger and add to the total mix of information available. McDonald Investments did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, McDonald Investments considered the results of the analyses in light of each other and ultimately reached its opinion based upon the results of all analyses taken as a whole. Except as indicated above, McDonald Investments did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, support its determination. Accordingly, notwithstanding the separate factors summarized above, McDonald Investments believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. In performing its analyses, McDonald Investments made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by McDonald Investments are not necessarily indicative of actual value or future results, which may be significantly more or less favorable than suggested by the analyses.

  Miscellaneous

        Pursuant to the terms of an engagement letter dated December 13, 2001, the Crossmann board agreed to cause Crossmann to pay McDonald Investments a fee for providing financial advisory services to the board of directors that is customary in transaction of this nature. The board of directors also agreed to cause Crossmann to reimburse McDonald Investments for its reasonable out-of-pocket expenses under certain circumstances, and to indemnify McDonald Investments and related persons against liabilities in connection with its engagement, including liabilities under federal securities laws. The terms of the fee arrangement with McDonald Investments were negotiated at arm's-length between the board of directors and McDonald Investments.

        McDonald Investments has, in the past, provided investment-banking services to Crossmann for which McDonald Investments received customary compensation. In the ordinary course of business, McDonald Investments may actively trade the securities of Crossmann for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in those securities.

        McDonald Investments, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The board of directors selected McDonald Investments based on its experience in transactions similar to the merger and its reputation in the brokerage and investment communities.

Opinion of Beazer's Financial Advisor

        On January 25, 2002, at a meeting of Beazer's board of directors held to evaluate the terms of the proposed merger, UBS Warburg LLC delivered to the board an oral opinion, which was confirmed by delivery of a written opinion dated the same date, to the effect that, as of that date and based upon and subject to various assumptions, matters considered and limitations described in the opinion, the merger consideration calculated pursuant to the merger agreement, consisting of (x) 0.3544 of a share of Beazer common stock and (y) $17.60 in cash per share of Crossmann common stock, to be paid by Beazer in the merger is fair, from a financial point of view, to Beazer. The merger consideration is subject to adjustment as set forth in the merger agreement.

        The full text of UBS Warburg LLC's opinion describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS Warburg LLC. This opinion is attached as Annex III to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. Holders of Beazer common stock are encouraged to read the UBS Warburg LLC opinion carefully in its entirety. References to the UBS Warburg LLC opinion in this joint proxy statement/prospectus and the summary of UBS Warburg LLC's opinion described below are qualified in their entirety by reference to the full text of its opinion.

        In arriving at its opinion, UBS Warburg LLC, among other things:

  •
  reviewed certain publicly available business and historical financial information relating to Beazer and Crossmann;

  •
  reviewed certain internal financial information and other data relating to the business and financial prospects of Beazer, including estimates and financial forecasts prepared by the management of Beazer and not publicly available;

  •
  reviewed certain internal financial information and other data relating to the business and financial prospects of Crossmann, including estimates and financial forecasts prepared by the managements of Beazer and Crossmann and not publicly available;

  •
  conducted discussions with members of the senior managements of Beazer and Crossmann concerning the businesses and financial prospects of Beazer and Crossmann;

  •
  reviewed publicly available financial and stock market data with respect to certain other companies in lines of business UBS Warburg LLC believed to be generally comparable to those of Beazer and Crossmann;

  •
  compared the financial terms of the merger with the publicly available financial terms of certain other transactions which UBS Warburg LLC believed to be generally relevant;

  •
  considered certain pro forma effects of the merger on Beazer's financial statements;

  •
  reviewed the most recent draft of the merger agreement dated January 24, 2002; and

  •
  conducted other financial studies, analyses and investigations, and considered other information, as UBS Warburg LLC deemed necessary or appropriate.

        In connection with UBS Warburg LLC's review, with Beazer's consent, UBS Warburg LLC has not assumed any responsibility for independent verification of any of the information reviewed by UBS Warburg LLC for the purpose of its opinion and has, with Beazer's consent, relied on its being complete and accurate in all material respects. In addition, at Beazer's direction, UBS Warburg LLC has not made any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of Beazer or Crossmann, nor has UBS Warburg LLC been furnished with any evaluation or appraisal.

        With respect to the financial forecasts, estimates and pro forma effects, UBS Warburg LLC has assumed, at Beazer's direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Beazer and Crossmann as to the future performance of Beazer and Crossmann. In addition, UBS Warburg LLC assumed with Beazer's approval that the future financial results referred to above will be achieved at the times and in the amounts projected by management. UBS Warburg LLC also has assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any material adverse effect on Beazer and/or Crossmann and the merger. The UBS Warburg LLC opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to UBS Warburg LLC as of, the date of its opinion.

        The UBS Warburg LLC opinion did not address Beazer's underlying business decision to effect the merger or constitute a recommendation to any Beazer shareholder as to how such shareholder should vote with respect to the merger. UBS Warburg LLC was not asked to, and it did not, offer any opinion as to the material terms of the merger agreement or the form of the merger.

        UBS Warburg LLC expressed no opinion as to what the value of Beazer common stock will be when issued pursuant to the merger agreement or the prices at which Beazer common stock will trade subsequent to the date of the opinion. In rendering its opinion, UBS Warburg LLC assumed, with Beazer's consent, that the final executed form of the merger agreement does not differ in any material respect from the last draft that UBS Warburg LLC examined, and that Beazer and Crossmann will comply with all the material terms of the merger agreement. Except as described above, Beazer imposed no other instructions or limitations on UBS Warburg LLC with respect to investigations made or procedures followed by UBS Warburg LLC in rendering its opinion.

        In connection with rendering its opinion to the Beazer board of directors, UBS Warburg LLC performed a variety of financial and comparative analyses, which are summarized below. The following summary is not a complete description of all of the analyses performed and factors considered by UBS Warburg LLC in connection with its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the analyses of comparable publicly traded companies, precedent transactions and premiums paid summarized below, no company or transaction used as a comparison is either identical or directly comparable to Beazer, Crossmann or the merger. These analyses necessarily involve complex merger considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable acquisition or comparable company data.

        UBS Warburg LLC believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analysis and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS Warburg LLC's analyses and opinion. None of the analyses performed by UBS Warburg LLC was assigned greater significance by UBS Warburg LLC than any other. UBS

Warburg LLC arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole. UBS Warburg LLC did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

        The estimates of Beazer's and Crossmann's future performance provided by the managements of Beazer and Crossmann in or underlying UBS Warburg LLC's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS Warburg LLC considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Beazer and Crossmann. Estimates of the financial value of companies do not necessarily purport to be appraisals or reflect the prices at which companies actually may be sold.

        The merger consideration provided for in the merger was determined through negotiation between Beazer and Crossmann, and the decision by Beazer to enter into the merger was solely that of the Beazer board of directors. UBS Warburg LLC's opinion and financial analyses were only one of many factors considered by the Beazer board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the Beazer board of directors or management with respect to the merger or the merger consideration.

        The following is a brief summary of the material financial analyses performed by UBS Warburg LLC and reviewed with the Beazer board of directors in connection with its opinion dated January 25, 2002. The financial analyses summarized below include information presented in tabular format. In order to fully understand UBS Warburg LLC's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS Warburg LLC's financial analyses.

  Historical Stock Trading Analysis

        To provide contextual and comparative market data, UBS Warburg LLC examined the history of the trading prices for the shares of Crossmann common stock in relation to (i) Beazer common stock, (ii) the S&P 500 stock index, and (iii) a homebuilder index consisting of Centex Corporation, D.R. Horton Inc., Hovnanian Enterprises, Inc., KB Home, Lennar Corporation, M.D.C. Holdings, Inc., Meritage Corporation, M/I Schottenstein Homes, Inc., NVR Inc., Pulte Homes, Inc., The Ryland Group, Inc., Standard Pacific Corporation and Toll Brothers, Inc. UBS Warburg LLC noted that over the last twelve months, Crossmann common stock had a high of $45.44, a low of $21.26 and, at January 24, 2002, had a 60-day average trading price of $31.07, a 30-day average trading price of $32.55 and a 10-day average trading price of $31.29.

  Comparable Public Company Analysis

        UBS Warburg LLC compared selected financial data of Crossmann with corresponding data of selected companies, the securities of which are publicly traded and which are engaged in businesses that UBS Warburg LLC believed to be generally comparable in some respects to those of Crossmann. The comparable companies were as follows: Beazer, Centex Corporation, Crossmann, D.R. Horton Inc., Hovnanian Enterprises, Inc., KB Home, Lennar Corporation, M.D.C. Holdings, Inc., Meritage Corporation, NVR Inc., Pulte Homes, Inc., The Ryland Group, Inc., Standard Pacific Corporation and Toll Brothers, Inc. UBS Warburg LLC determined the total market value of equity, which is defined as shares outstanding multiplied by the share price as of January 24, 2002, and derived an enterprise value, which is defined as total market value of equity plus the book value of debt, preferred stock and minority interests less cash and cash equivalents, for each of the comparable companies.

        UBS Warburg LLC calculated a range of market values of equity as a multiple of the most recent publicly available last twelve months' net income, projected calendar year 2002 net income, projected calendar year 2003 net income and the most recent publicly available book value. In addition, UBS Warburg LLC calculated a range of enterprise values as a multiple of the most recent publicly available last twelve months' revenues, earnings before interest, taxes, depreciation and amortization and earnings before interest and taxes. All historical data was derived from publicly available information and all projected data was obtained from I/B/E/S. The table below sets forth the median results of the analysis and the results for Crossmann implied by the value of the merger consideration as of January 24, 2002 (valuing the Beazer common stock at its closing price on January 24, 2002).

	Equity Value as a Multiple of								Enterprise Value as a Multiple of
	LTM Net Income		CY 2002 Net Income		CY 2003 Net Income		Book Value		LTM Revenues		LTM EBITDA		LTM EBIT
Comparable Companies Median	8.3	x	8.3	x	7.6	x	1.75	x	0.64	x	5.5	x	5.9	x
Crossmann (at merger consideration)	9.0	x	9.0	x	9.5	x	1.84	x	0.74	x	5.8	x	5.9	x

  Precedent Transaction Analysis

        UBS Warburg LLC reviewed the implied transaction multiples paid in eight merger and acquisition transactions occurring in the past five years in the homebuilding industry using publicly available information. These transactions were selected because UBS Warburg LLC believed the target companies were engaged in businesses that were generally comparable in some respects to those of Crossmann. For the comparable acquired companies, UBS Warburg LLC reviewed implied multiples for the total merger consideration offered for equity to the last twelve months' net income and the book value of such companies. UBS Warburg LLC also reviewed implied multiples for the transaction values of the transactions, meaning the total merger consideration offered for equity plus the book value of debt, preferred stock and minority interests less cash and cash equivalents, to the last twelve months' (i) revenues, (ii) earnings before interest, taxes, depreciation and amortization and (iii) earnings before interest and taxes of such companies. The table below sets forth the median results for the comparable transactions and the results for Crossmann implied by the value of the merger consideration as of January 24, 2002.

	Equity Value as a Multiple of				Transaction Value as a Multiple of
	LTM Net Income		Book Value		LTM Revenues		LTM EBITDA		LTM EBIT
Comparable Companies Median	7.3	x	1.5	x	0.7	x	6.2	x	6.5	x
Crossmann	9.0	x	1.8	x	0.7	x	5.8	x	5.9	x

  Premiums Paid Analysis

        UBS Warburg LLC, using as a sample 351 select transactions announced since January 2000 that it deemed relevant, determined the median premiums paid to the price of the target stock one day, 30 days and 60 days prior to the announcement of the transactions. UBS Warburg LLC also reviewed six selected business combinations occurring in the past five years in the homebuilding industry and determined the median premiums paid in those transactions. Further, based on the value of the merger consideration as of January 24, 2002, UBS Warburg LLC determined the premiums to Crossmann's common stock price one day, 30 days and 60 days prior to the date UBS Warburg LLC delivered its fairness opinion to Beazer's board of directors. The table below sets forth the results of the analysis.

	Premium to Target Market Price (%) (Days Prior to Announcement)
	One Day	30 Days	60 Days
Selected Transactions Median	24.8%	38.7%	41.3%
Homebuilding Industry Median	30.3%	37.8%	45.1	%(1)
Crossmann	44.8%	40.3%	59.2%

(1)
Excludes the D.R. Horton Inc./Schuler Homes, Inc. transaction because the events of September 11, 2001 occurred within the 60 day period prior to the announcement of that transaction.

  Accretion/(Dilution) Analysis

        UBS Warburg LLC analyzed the pro forma effects of the merger on Beazer's earnings per share. UBS Warburg LLC estimated pro forma ownership of the combined company and earnings per share of the common stock of the combined company:

  •
  using earnings estimates for Beazer and Crossmann prepared by their respective managements, on a pro forma basis as if Crossmann's results were included in Beazer's 2002 fiscal year ending September 30, 2002 from March 31, 2002 only, and on a pro forma basis as if Crossmann's results were included in Beazer's results for the full fiscal year ending September 30, 2002; and

  •
  using earnings estimates for Beazer and Crossmann prepared by Beazer's management, on a pro forma basis for Beazer's fiscal year ending September 30, 2003.

Based on those analyses, the merger would be accretive to Beazer's earnings per share in its 2002 and 2003 fiscal years.

        In addition to the analyses described above, UBS Warburg LLC performed such other valuation analyses as it deemed appropriate.

  Miscellaneous

        Pursuant to an engagement letter dated December 12, 2001, Beazer engaged UBS Warburg LLC to act as its financial advisor in connection with the acquisition of Crossmann. Pursuant to this letter, Beazer agreed to pay UBS Warburg LLC a fee in an amount customary for similar transactions. In addition, Beazer has agreed to reimburse UBS Warburg LLC for its reasonable expenses, including reasonable fees and disbursements of its counsel, and to indemnify UBS Warburg LLC and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. In addition, UBS Warburg LLC and certain of its affiliates, together with other entities, have committed to provide Beazer with financing in connection with the consummation of the merger on the terms and subject to conditions set forth in the financing commitments. Beazer has agreed to pay UBS Warburg LLC, its affiliate and the other entities a fee in an amount customary for similar commitments, to reimburse them for their reasonable expenses, including reasonable fees and disbursements of their counsel, and to indemnify them and related parties against liabilities relating to, or arising out of, the financing commitment.

        Beazer selected UBS Warburg LLC as its exclusive financial advisor in connection with the merger because UBS Warburg LLC is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS Warburg LLC is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

        In the past, UBS Warburg LLC and its predecessors have provided investment banking services to Beazer and Crossmann and have received customary compensation for the rendering of such services. In the ordinary course of business, UBS Warburg LLC, its successors and affiliates may trade securities of Beazer or Crossmann for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Regulatory Matters Relating to the Merger

        Beazer and Crossmann are not aware of any federal or state regulatory requirements that must be complied with or approval that must be obtained in connection with the merger other than the filing with the SEC of this Joint Proxy Statement/Prospectus, compliance with applicable state securities laws and regulations, and the filing of the certificate of merger with the Delaware Secretary of State and the articles of merger with the Indiana Secretary of State. Should any additional federal or state approvals be required, it is contemplated that they will be sought.

        Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated by the Federal Trade Commission under that Act, a merger or acquisition, including the receipt by certain stockholders of a target corporation of shares of the stock of the acquiring corporation, satisfying certain size thresholds may not be consummated until notifications have been given and certain information and materials have been furnished to and reviewed by the Department of Justice and the Federal Trade Commission and specified waiting period requirements have been satisfied. The merger meets those size tests, but the merger and the receipt by certain Crossmann stockholders of shares of Beazer common stock in the merger qualify for one or more exemptions to such notification requirements that are applicable to certain real estate-related transactions. As such, no premerger notification will be required. State antitrust authorities and private parties in certain circumstances may bring legal action under the antitrust laws seeking to enjoin the merger or impose conditions.

Accounting Treatment

        The merger will be treated as a purchase by Beazer for financial accounting purposes.

Interests of Certain Persons Related to Crossmann in the Merger

        In considering the recommendation of the Crossmann board of directors that Crossmann stockholders vote in favor of the merger agreement and the transactions contemplated by the merger agreement, Crossmann stockholders should be aware that some Crossmann directors and executive officers may have interests in the merger that are in addition to the interests of Crossmann stockholders generally. The Crossmann board of directors was aware of, and considered, these interests in approving the merger agreement and the transactions contemplated by the merger agreement.

        Indemnification of Officers and Directors.    The merger agreement provides that the right of indemnification for acts and omissions occurring before the closing of the merger and existing in favor of the directors and officers of Crossmann will continue to the fullest extent possible under applicable law and the certificate of incorporation and by-laws of Beazer Homes Investment Corp. ("BHIC"), the surviving corporation.

        Directors' and Officers' Insurance.    The merger agreement requires Beazer to keep in effect, for at least six years, directors' and officers' liability insurance policies (through the continuation or endorsement of Crossmann's existing policy or the purchase of a "tail-end" rider permitted by such policy) having the same coverage and containing terms and conditions no less advantageous to the persons covered by the policies currently in effect. Beazer will not, however, be required to pay annually more than 200% of the annual premium paid relating to the year in which the merger agreement was executed. If it is not able to maintain the required insurance for that amount, it is required to purchase as much coverage as it can obtain for that amount.

        Stock Options.    As of the date hereof, options to purchase 108,203 shares of Crossmann common stock are outstanding, all of which are currently exercisable. These options were issued under Crossmann's 1993 Employee Stock Option Plan and Crossmann's 1993 Outside Director Stock Option Plan. These plans provide that upon the occurrence of an event that constitutes a change of control of Crossmann, the vesting of options issued under the plan will immediately accelerate and all such options will be fully exercisable. In light of such provision and the change of control that will occur upon consummation of the merger, all outstanding options issued under the plans are vested and immediately exercisable. Options remaining unexercised after the Effective Time will be converted into options to purchase the number of shares of Beazer common stock of comparable value.

        The options to purchase 108,203 shares of Crossmann common stock are held by 17 employees, officers and directors and one service provider of Crossmann. Their exercise prices range from $11.83 to $32.00 per share. Given the estimated merger consideration of approximately $46.11 per share, the value of the stock options, net of the exercise prices, ranges from $14.11 to $34.28 per share.

        Employment Agreements/Change of Control Payments.    Crossmann has entered into employment agreements, to be assumed by BHIC in the merger, with Steve Dunn, Jennifer Holihen, Lisa Hupfer and Chuck Scheumann, each a current officer of Crossmann or a subsidiary of Crossmann.

        In addition, Messrs. Dunn and Scheumann and Ms. Hupfer will receive payments from Crossmann of $500,000, $300,000 and $50,000, respectively, upon completion of the merger. These payments would be made in consideration of:

  •
  each person's execution of a new employment contract with Crossmann, which was done on January 29, 2002 and which will be assumed by BHIC through the merger; and

  •
  the successful closing of the merger.

        Upon effectiveness of the merger, Ms. Holihen and Ms. Hupfer will be entitled to payments pursuant to change of control benefits agreements entered into by each of them and Crossmann. Generally, the amount of the payment to each employee will be equal to three times the highest aggregate base salary, bonus and other cash compensation paid by Crossmann to the employee for any full year of the employee's employment by Crossmann. In addition, the change of control agreements call for a "gross up" payment to be made to each employee in an amount equal to all excise and income taxes incurred as a result of the change of control payments made to the employee. A portion of these payments will not be deductible by Crossmann for federal income tax purposes.

        Consulting and Noncompete Agreements.    Beazer has entered into consulting and noncompete agreements with John Scheumann and Richard Crosser. The agreements have a one-year term, and under the agreements both Scheumann and Crosser have agreed to provide consulting services to Beazer in consideration for the amounts each of them is to receive as a result of the merger. In addition, both Scheumann and Crosser have agreed to certain noncompetition arrangements that will limit their ability to compete with Beazer and the surviving company for a period of one year, subject to provisions which permit each of them to develop, market and sell up to 500 lots in the one-year period, so long as Beazer receives a right of first refusal to purchase such lots, and to build single-family homes for sale and develop single-family residential lots for sale, in the case of Mr. Scheumann, in Lafayette and Lebanon, Indiana, and in the case of Mr. Crosser, in Delaware and Madison counties in Indiana.

Dissenters' Appraisal Rights

        Neither Beazer nor Crossmann stockholders will have dissenters' rights of appraisal in connection with the merger.

New York Stock Exchange and Nasdaq National Market Listing

        Beazer common stock is listed on the New York Stock Exchange and Crossmann common stock is listed on the Nasdaq National Market. As a result of the merger, Crossmann common stock will be delisted from the Nasdaq National Market and will no longer have an active trading market. It is expected, and is a condition to the consummation of the merger, that the Beazer common stock that will be issued to Crossmann stockholders in the merger will be listed on the New York Stock Exchange.

Financing

        Beazer has entered into a loan facility commitment letter dated January 29, 2002 with UBS Warburg LLC and Bank One, NA pursuant to which UBS Warburg LLC and Bank One, NA have agreed to provide a $250 million senior unsecured loan facility which may be drawn on by Beazer to pay the cash portion of the merger consideration. Assuming satisfaction of the conditions to consummation of the transactions described in the commitment letters, the loans may be drawn on in full in a single amount. If the loans are drawn on by Beazer, it is anticipated that such drawing would take place on or about the closing date of the merger. The loans issued under the loan facility will mature one year from the date of issuance and will bear annual interest at the rate equal to the one-month London Interbank Offered Rate as determined by UBS AG, Stamford Branch (adjusted quarterly) plus 175 basis points.

        The consummation of the transactions contemplated by the commitment letter is subject to the fulfillment of certain conditions, including, among others:

  •
  the negotiation, preparation and execution of definitive loan documentation, ancillary documentation and other support documentation reasonably satisfactory to UBS Warburg LLC and Bank One, NA;

  •
  the satisfactory review by UBS Warburg LLC and Bank One, NA of the terms, conditions and documentation related to the merger and the indebtedness to be assumed by Beazer in connection with the merger; and

  •
  the satisfaction of UBS Warburg LLC and Bank One, NA that the amounts available to Beazer under the loan facility will be sufficient to (1) pay the merger consideration (together with the Beazer common stock to be issued), (2) refinance $8 million of the existing indebtedness of Crossmann being assumed by Beazer in connection with the merger, (3) provide an undrawn availability of at least $25 million of additional funds for working capital purposes and (4) pay all fees, commissions and expenses payable in connection with the transaction.

        Furthermore, finalization of the financing is also contingent on certain factors that may be outside of Beazer's control, including, among others:

  •
  the absence of any change or additional information that is disclosed or discovered which UBS Warburg LLC or Bank One, NA reasonably determine could have a material adverse effect on the business, results of operations, condition (financial or otherwise), assets, liabilities or prospects of Beazer, Crossmann or their respective subsidiaries, taken as a whole; and

  •
  the absence of any material adverse change or material disruption in the financial, banking or capital markets that could reasonably be expected to have a material adverse effect on the syndication of loans incurred by Beazer under the commitment letter or on forms of alternative financing sought by Beazer.

THE MERGER AGREEMENT

        This section is a summary of the material terms of the merger agreement, a copy of which is attached as Annex I to this Joint Proxy Statement/Prospectus and is incorporated into this Joint Proxy Statement/Prospectus by reference. The following description is qualified in its entirety by reference to the merger agreement.

General

        The merger agreement provides the legal framework for Beazer's acquisition of Crossmann through the merger of Crossmann into a wholly-owned subsidiary Beazer. It covers, among other things:

  •
  the effective time and effects of the merger;

  •
  what consideration Crossmann stockholders will receive;

  •
  the treatment of outstanding Crossmann options;

  •
  representations and warranties of the parties;

  •
  agreements as to what the parties must do and not do prior to the effective time of the merger;

  •
  conditions that must be fulfilled before each party is obligated to complete the merger; and

  •
  the circumstances under which the merger agreement may be terminated and the effect of termination.

        The following sections briefly summarize each of the above categories.

Effective Time

        The merger will become effective when a certificate of merger is filed with the Secretary of State of Delaware and articles of merger are filed with the Secretary of State of Indiana. The parties intend to specify in the certificate and articles of merger an effective time of 11:59 p.m. on the date of filing. These filings are expected to occur within two business days after satisfaction or waiver of the conditions to the obligations of the parties specified in the merger agreement, but that day may be changed by mutual agreement of the parties. It is likely the last substantive condition to be fulfilled will be obtaining the votes at the stockholder meetings that are the subject of this Joint Proxy Statement/Prospectus. Therefore, it is likely that the latest time at which the merger will be effective will be within two business days after the day on which the Beazer and Crossmann stockholders meetings are held. At the effective time of the merger, Crossmann will be merged into a wholly-owned subsidiary of Beazer, and the separate corporate existence of Crossmann will cease. BHIC will be the surviving corporation in the merger and will be a wholly-owned subsidiary of Beazer.

Treatment of Crossmann Common Stock

        After the merger, each share of Crossmann common stock held in the treasury of Crossmann and each share of Crossmann common stock owned by Beazer or any direct or indirect wholly-owned subsidiary of Crossmann or Beazer immediately prior to the effective time of the merger will cease to be outstanding, and those shares will not be converted to a right to receive the merger consideration.

Merger Consideration

        Subject to the adjustments, elections and limitations described in this Joint Proxy Statement/ Prospectus, if the merger is completed, each share of Crossmann common stock outstanding immediately prior to the effective time of the merger will be canceled and converted into the right to receive the merger consideration. The base merger consideration for each share of Crossmann common stock will consist of a combination of $17.60 in cash and a fraction of a share of Beazer common stock, determined as set forth below. Alternatively, a Crossmann stockholder may elect to receive the merger consideration in the form of all cash or all Beazer common stock, but that election may be subject to proration. A Crossmann stockholder cannot make an election for less than all of his or her shares.

        Notwithstanding any cash or stock elections, both the total cash portion of the merger consideration payable by Beazer and the total number of shares of Beazer common stock to be issued by Beazer as merger consideration will be fixed. The total amount of cash that Beazer will pay as part of the merger consideration is equal to the product of $17.60 multiplied by the number of shares of Crossmann common stock outstanding immediately prior to the effective time of the merger, unless Beazer elects to increase the cash portion of the merger consideration if the 15-day average closing price for Beazer common stock, calculated as set forth below, were to fall below $52.15. If Beazer elects to increase the cash portion of the merger consideration, the total amount of cash that Beazer would pay as part of the merger consideration would equal the product of $17.60 plus the increased per share cash amount multiplied by the number of shares of Crossmann common stock outstanding immediately prior to the effective time of the merger. The total number of shares of Beazer common stock issued as merger consideration will be determined in the manner set forth below as if each stockholder had elected to receive the base merger consideration.

        The base merger consideration for each share of Crossmann common stock will consist of $17.60 in cash and the following number of shares of Beazer common stock, based on the average closing price of Beazer common stock as reported for New York Stock Exchange ("NYSE") composite transactions for the 15 consecutive trading days ending on, and including, the third trading day prior to the Crossmann stockholder meeting:

Average Closing Price of Beazer Common Stock	Beazer Common Stock Issued for Each Crossmann Share	Value of Total Merger Consideration for Each Share of Crossmann Common Stock Consisting of $17.60 in Cash and a Fraction of a Share of Beazer Common Stock
$93.13 or greater	0.3061 shares	$46.11 or greater
$80.46 to $93.12	quotient obtained by dividing $28.51 by the stock value	$46.11
$68.54 to $80.45	0.3544 shares	$41.89 to $46.11
$61.47 to $68.53	quotient obtained by dividing $24.29 by the stock value	$41.89
$61.46 or less	0.3952 shares	$41.89 or less

        If the average closing price of Beazer common stock determined as set forth above is less than $52.15, the total amount of the merger consideration per share of Crossmann common stock would be less than $38.21. In that event, Crossmann can terminate the merger agreement, unless Beazer increases the cash portion of the merger consideration or the stock portion of the merger consideration, or both, so that the value of the base merger consideration for each share of Crossmann common stock equals at least $38.21. Crossmann is unable to determine currently whether it would exercise its right to terminate the merger agreement in that event, but Crossmann would likely exercise that right if Beazer did not elect to increase the merger consideration as described herein. Crossmann believes that any decision to terminate the merger agreement should be based on the facts and circumstances existing at the time the decision is required, including then current market conditions in the homebuilding industry in general, and with respect to Beazer and Crossmann in particular. Any decision regarding termination would likely require additional meetings of Crossmann's board of directors and consultation with Crossmann's financial advisor. If the merger agreement is terminated under these circumstances, the Crossmann stockholder meeting will not be held. If the total amount of the merger consideration falls below $38.21, Crossmann currently intends to announce whether it will exercise its right to terminate the merger agreement in the press release announcing the determination of the merger consideration. Crossmann is not currently able to determine whether it would resolicit proxies if it does not exercise its right to terminate. However, because the announcement will be made not later than the opening of business on the second trading day prior to the Crossmann stockholder meeting, Crossmann stockholders may then submit or revoke their proxies in accordance with the procedures described in the section entitled "Proxies," including transmission by facsimile.

        Subject to the adjustments, elections and limitations described in this Joint Proxy Statement/ Prospectus, if a Crossmann stockholder makes an election to receive all cash, each share of Crossmann common stock held by the stockholder will be converted into the right to receive cash in an amount equal to the per share value of the base merger consideration. Subject to the same adjustments, elections and limitations, if a Crossmann stockholder makes an election to receive all Beazer common stock, each share of the stockholder's Crossmann common stock will be converted into the right to receive the number of shares of Beazer common stock, valued using the average closing price described above, having a value equal to the per share value of the base merger consideration.

        Elections to receive all cash or all Beazer common stock may be subject to proration, since both the total amount of cash and the total number of shares of Beazer common stock will be fixed based on the number of shares of Crossmann common stock outstanding immediately prior to the merger. For example, if a Crossmann stockholder elects to receive the merger consideration as all cash, and there have not been enough elections by other stockholders for all Beazer common stock, the Crossmann stockholder electing all cash would receive a prorated combination of cash and Beazer common stock. The cash portion would consist of an amount of cash per share equal to the total cash portion of the merger consideration less the cash paid to stockholders receiving the base merger consideration, divided by the number of shares of Crossmann common stock for which an all cash election has been made. In that example, the remaining portion of the merger consideration would be paid in shares of Beazer common stock valued using the average closing price described above, so that the total prorated combination of cash and Beazer common stock per share of Crossmann common stock equals the amount of the base merger consideration. Notwithstanding the proration procedure, the amount of cash that a Crossmann stockholder electing all cash will receive will not be less than $17.60 per share of Crossmann common stock.

        In another example, if a Crossmann stockholder elects to receive all stock, and not enough Crossmann stockholders have elected to receive all cash, the stockholder electing to receive all stock would receive for each share of Crossmann common stock cash equal to the total cash portion of the merger consideration minus the aggregate amount of cash payable with respect to the shares for which an all cash election has been made and the shares receiving the base merger consideration, divided by the number of shares for which an all stock election has been made. The remaining portion of the merger consideration would be paid in shares of Beazer common stock valued using the average closing price described above so that the total amount of cash and prorated stock would equal the amount of the base merger consideration.

        Notwithstanding the foregoing, if more than 60% of the total value of the merger consideration for all the outstanding shares of Crossmann common stock would be cash, the cash which a holder of a share of Crossmann common stock will receive will be reduced on a pro rata basis with all other such holders to the amount such that not more than 60% of the total value of the merger consideration will be cash, treating for this purpose the Beazer common stock received as having a value per share equal to the average closing price of Beazer common stock described above. The holders of Crossmann common stock will receive in exchange for such reduction in cash an amount of additional shares of Beazer common stock obtained by dividing the amount of such reduction in cash by the average closing price of Beazer common stock described above.

        No fractional shares of Beazer common stock will be issued as merger consideration. Instead, any fractional share that would be issued will be converted into cash (without interest) equal to the average closing price of Beazer common stock described above multiplied by the fraction of a share that would otherwise be issued.

Election Procedure

        The exchange agent, American Stock Transfer & Trust Company, will mail with this Joint Proxy Statement/ Prospectus an election form, including a letter of transmittal, to holders of record of Crossmann's common stock as of the record date for the Crossmann special meeting. Crossmann stockholders who want to receive the base merger consideration of cash and Beazer common stock do not need to make an election. A Crossmann stockholder may not make an election for less than all of his or her shares. If shares of Crossmann common stock are held in "street name" through a broker, the broker will mail the election form to the beneficial owner with this Joint Proxy Statement/ Prospectus, together with a letter of instructions for making an election. Beneficial owners should read the election form together with this Joint Proxy Statement/Prospectus.

        Crossmann stockholders who become stockholders following the record date of the Crossmann special meeting may contact American Stock Transfer & Trust Company by calling toll-free at (800) 937-5449, to receive an election form and letter of transmittal.

        For an election to be effective, the election form must be properly completed, and the electing Crossmann stockholder must send the form, together with all of the stockholder's certificates, duly endorsed in blank or otherwise in a form which is acceptable for transfer on the books of Crossmann or by appropriate guarantee of delivery as described in the election form, to American Stock Transfer & Trust Company, the exchange agent, at one of the addresses provided in the election form. The exchange agent must receive the completed election form and stock certificates by 5:00 p.m., New York City Time, on                        , 2002. We recommend that you keep a copy of your election form for your records and future reference.

        Crossmann stockholders can revoke their election prior to 5:00 p.m., New York City Time, on                        , 2002 by sending written notice executed by the Crossmann stockholder to the exchange agent in accordance with the instructions on the election form, or by transmitting an executed notice of revocation by facsimile prior to the deadline for revocation to the following telephone number: (718) 234-2287. If an election is properly revoked, the exchange agent will treat the subject shares as shares for which no election has been made, unless the Crossmann stockholder subsequently submits another properly completed election form prior to the deadline for submission. Stock certificates submitted with a form of election will be automatically returned if the merger agreement is terminated.

        Beazer will determine, or delegate to the exchange agent to determine, whether election forms have been properly completed, signed and submitted or revoked and may disregard immaterial defects in election forms. If Beazer or the exchange agent determines that an election was not properly made, the election will have no force and effect and will be deemed to be a non-election. The decision of Beazer or the exchange agent in all these matters will be conclusive and binding. Neither Beazer nor the exchange agent will be under any obligation to notify any Crossmann stockholder of any defect in his or her election form submitted to the exchange agent. The exchange agent will make all computations regarding proration of the kind of merger consideration to be received by holders of shares of Crossmann common stock. The exchange agent's computations of the prorations will be conclusive and binding on the Crossmann stockholders.

Crossmann Stock Options

        In connection with the merger, each outstanding option to purchase Crossmann common stock granted under Crossmann's 1993 Employee Stock Option Plan or Crossmann's 1993 Outside Director

Stock Option Plan will vest and become exercisable. Options which are not exercised prior to the effective date of the merger shall be replaced by a comparable option to purchase Beazer common stock. Beazer intends to replace any Crossmann options which qualified as incentive stock options with Beazer incentive stock options. The parties intend that this replacement be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Internal Revenue Code as to any stock option which is an "incentive stock option." Each replacement option shall be exercisable for that number of shares of Beazer common stock equal to the number of shares of Crossmann common stock subject to the Crossmann stock option being exchanged multiplied by the exchange ratio that would be used if a Crossmann stockholder elected to receive only shares of Beazer common stock in the merger, assuming the stockholder was not required to accept any cash payment from Beazer under the terms of the merger agreement. See "—Merger Consideration."

Representations and Warranties

        The merger agreement contains, subject to specified exceptions and qualifications, representations and warranties by Beazer and Crossmann which are customary in transactions of this type, including representations and warranties with regard to the following:

  •
  due organization, good standing and corporate power to operate their respective businesses;

  •
  ownership of subsidiaries, due organization and good standing of such subsidiaries, necessary entity power to operate the respective businesses of such subsidiaries and other equity investments in other entities in excess of $100,000;

  •
  capital structure and authorized, reserved and issued capital stock, stock options and similar securities;

  •
  obligations to issue or acquire capital stock;

  •
  corporate authority to enter into the merger agreement and to consummate the merger;

  •
  the absence of material conflicts or violations of the charter, bylaws, other material agreements, judgments or applicable laws resulting from the merger agreement or the merger;

  •
  required governmental filings and consents;

  •
  compliance with applicable laws or other agreements;

  •
  material contracts;

  •
  possession of and compliance with all necessary government permits;

  •
  the filing of required documents with the SEC and the accuracy of information contained in such documents;

  •
  the accuracy of information contained in financial statements;

  •
  the absence of material changes or events;

  •
  the absence of undisclosed liabilities;

  •
  the absence of material litigation;

  •
  employee benefit plan matters and the absence of material liabilities under and compliance with employee benefit plans and other compensation arrangements;

  •
  the absence of material labor disputes;

  •
  the absence of material restrictions on business activities;

  •
  real property and real estate matters, including title in owned real property and rights to acquire real property;

  •
  tax matters;

  •
  ownership or rights to use intellectual property;

  •
  possession of and compliance with all necessary environmental permits and the absence of material environmental liabilities;

  •
  the absence of interested party transactions that would be required to be reported under the federal securities laws;

  •
  insurance matters;

  •
  opinions of financial advisors;

  •
  use of brokers, finders and investment bankers;

  •
  homeowners warranty matters;

  •
  liabilities of Crossmann in connection with any debt incurred with respect to any joint venture; and

  •
  actions affecting the tax treatment of the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

        In addition, Crossmann has made representations and warranties in the merger agreement relating to:

  •
  the identity of affiliates of Crossmann; and

  •
  the required vote of Crossmann stockholders to approve the merger agreement.

        Beazer has also made additional representations and warranties in the merger agreement relating to:

  •
  its ability to issue and deliver shares of Beazer common stock in the merger;

  •
  the required vote of Beazer stockholders to approve the issuance of Beazer common stock pursuant to the merger agreement; and

  •
  its receipt of adequate financing commitments.

Actions of Crossmann and Beazer Prior to the Merger

        The merger agreement contains covenants with respect to the conduct of the businesses of Crossmann and Beazer between the date of the merger agreement and completion of the merger.

        Conduct of Business by Crossmann Pending the Merger.    Crossmann has agreed that, between the date of the merger agreement and the closing of the merger, it will conduct its business in the ordinary course in a manner consistent with past practice and use reasonable best efforts to preserve substantially intact its business organization, to keep available the services of its present officers, employees and consultants and to preserve its present relationships with customers, suppliers and other persons with which it has business relations. In addition, under the merger agreement, except as specified, Crossmann may not, without Beazer's prior consent:

  •
  amend its articles of incorporation or bylaws or the organizational documents of any subsidiary;

  •
  issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock, or any options or other rights to acquire any shares of capital stock, or any other ownership interest in Crossmann, except for the issuance of shares of Crossmann common stock pursuant to any previously granted stock option;

  •
  sell, pledge, dispose of or encumber any of its assets, except

  1.
  sales of assets, including lots and/or homes, in the ordinary course of business in a manner consistent with past practice,

  2.
  dispositions of obsolete or worthless assets,

  3.
  sales of immaterial assets not to exceed $250,000 individually, and

  4.
  liens on assets to secure purchase money and construction financings in the ordinary course of business consistent with past practice and other non-monetary encumbrances entered into in the ordinary course of business consistent with past practice;

  •
  declare, set aside, make or pay any dividend or other distribution in respect of any of its capital stock, except a wholly owned subsidiary may declare and pay a dividend or make advances to its parent or Crossmann;

  •
  split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

  •
  amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities, including shares of Crossmann common stock or any option, warrant or right to acquire shares of Crossmann common stock, or propose to do any of the foregoing;

  •
  acquire by merger, consolidation, or acquisition of stock or assets any corporation, partnership or other business organization or division thereof;

  •
  incur or guarantee any indebtedness for borrowed money or issue any debt securities, except under existing lines of credit in the ordinary course of business consistent with past practice, or make any loans other than loans to or from its subsidiaries or pursuant to existing contracts or contracts for the acquisition or development of land entered into in the ordinary course of business consistent with past practice;

  •
  enter into or amend any agreement, other than in the ordinary course of business consistent with past practice, that is or would be a material contract under the merger agreement or is otherwise material to Crossmann and its subsidiaries taken as a whole;

  •
  authorize any capital expenditures or purchase of fixed assets which are, in excess of $250,000 individually or $1,500,000 in the aggregate;

  •
  authorize any expenditures for the purchase of real estate which are in excess of $15,000,000 in any single transaction or series of related transactions or in excess of $30,000,000 in the aggregate in any 30-day period, except that Crossmann may exercise all of its rights and perform all of its obligations created before the date of the merger agreement;

  •
  fail to use commercially reasonable efforts to cause to be memorialized in writing all agreements pertaining to the obligations of Crossmann or any of its subsidiaries to purchase certain land in connection with joint ventures entered into by Crossmann or its subsidiaries;

  •
  increase the compensation payable or to become payable to its officers or employees, grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of Crossmann or any subsidiary except as may be required by law and except for increases in annual compensation for employees in the ordinary course consistent with past practice to the extent such compensation increases do not result in a material increase in compensation expense to Crossmann;

  •
  enter into or amend any employment agreement between Crossmann or any Crossmann subsidiary (unless required by law) and any person that Crossmann or the Crossmann subsidiary does not have the unconditional right to terminate without liability at any time on or after the effective time;

  •
  establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees;

  •
  change accounting policies or procedures, including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable;

  •
  make any material tax election or settle any material tax liability, except to the extent that the amount of any such settlement or compromise has been reserved for in the financial statements contained in the reports filed by Crossmann with the SEC;

  •
  commence any litigation other than in accordance with past practice, settle any litigation involving any material liability of Crossmann or any subsidiary of Crossmann or enter into any agreement to waive, release, compromise or assign any material rights or claims held by Crossmann or any subsidiary of Crossmann;

  •
  fail to renew existing insurance policies, including general liability insurance policies, or replace such policies with new policies with terms substantially identical to the policies in force on the date of the merger agreement; and

  •
  take any action which would make any of its representations or warranties incorrect in any material respect or prevent Crossmann from performing in any material respect its covenants.

        Conduct of Business by Beazer Pending the Merger.    Beazer has agreed that, between the date of the merger agreement and the closing of the merger, it will conduct its business in the ordinary course. In addition, the merger agreement limits Beazer's ability, without Crossmann's prior consent, to:

  •
  amend its certificate of incorporation or bylaws other than incident to a stock split or combination;

  •
  declare, set aside, make or pay any dividend or other distribution in respect of any of its capital stock, except for quarterly cash dividends and stock dividends and except that a subsidiary may declare and pay a dividend to its parent or Beazer;

  •
  reclassify its common stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its common stock;

  •
  issue any shares of Beazer common stock, except pursuant to stock options issued under Beazer stock option plans or in any stock dividend, if the shares so issued constitute more than 15% of the outstanding shares of Beazer common stock after giving effect to the issuance;

  •
  acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof if the consideration therefor would exceed $150,000,000; and

  •
  take any action which would make any of its representations and warranties incorrect in any material respect or prevent Beazer from performing in any material respect its covenants.

        No Solicitation.    The merger agreement requires Crossmann, its subsidiaries and its officers, directors, employees, representatives and agents to cease any discussions with any parties with respect to any third party acquisition. It also requires that Crossmann, its subsidiaries and its officers, directors, employees, representatives and agents not participate in any discussions or provide any non-public information to any person, other than to Beazer or any designees of Beazer, concerning any third party acquisition, except that Crossmann may:

  •
  comply with Rules 14d-9 and 14e-2 of the Exchange Act with regard to any tender offer or exchange offer; or

  •
  make inquiry of and participate in discussions with any person or group who has submitted after the date of the merger agreement an unsolicited and unencouraged superior proposal if, and to the extent, the Crossmann board determines in its good faith judgment, after consultation with and advice from outside legal counsel, that it is necessary to do so to comply with its fiduciary duties and receives an executed confidentiality agreement as favorable to Crossmann as the confidentiality agreement executed with Beazer.

        Under the merger agreement, a third party acquisition is defined as the occurrence of any of the following events:

  •
  the acquisition of Crossmann by merger or otherwise by any third party, which is any person or group other than Beazer or its affiliates;

  •
  the acquisition by a third party of all or substantially all the assets of Crossmann and its subsidiaries taken as a whole;

  •
  the acquisition by a third party of an equity interest in Crossmann of more than 20% of the outstanding Crossmann common stock or securities convertible into more than 20% of the outstanding Crossmann common stock or an equity interest of more than 25% of the outstanding capital stock or securities convertible into more than 25% of the outstanding capital stock of any subsidiary of Crossmann;

  •
  the adoption by Crossmann of a plan of liquidation or the declaration or payment of an extraordinary dividend;

  •
  the repurchase by Crossmann or any of its subsidiaries of a significant equity interest in Crossmann or any of its subsidiaries; or

  •
  any other business combination, acquisition, recapitalization, restructuring or other similar transaction involving Crossmann or its subsidiaries.

        Under the merger agreement, a superior proposal is defined as any bona fide written proposal to acquire directly or indirectly for consideration consisting of cash or securities more than 66 2/3% of the voting power of shares of Crossmann common stock then outstanding or all or substantially all the assets of Crossmann and otherwise on terms which the Crossmann board determines in its good faith judgment, after consulting with a financial advisor of nationally recognized reputation,

  •
  to be from a third party that is financially capable of completing the transaction subject to the proposal, and

  •
  to provide, if completed, greater value and to be more favorable to Crossmann's stockholders than the merger.

        Under the merger agreement, the Crossmann board may not withdraw or, in any manner adverse to Beazer, modify its recommendation of the transactions contemplated by the merger agreement or approve or recommend, or cause Crossmann to enter into any agreement with respect to, any third party acquisition unless the Crossmann board of directors determines in its good faith judgment, after consultation with and advice from outside legal counsel, that it is necessary to do so in order to comply with its fiduciary duties with respect to a superior proposal. In that event, the Crossmann board may withdraw or modify its recommendation of the transactions contemplated by the merger agreement or approve or recommend a superior proposal, but in each case only after:

  •
  providing reasonable written notice to Beazer advising Beazer that it has received a superior proposal, specifying the material terms and conditions of the superior proposal and identifying the person making the superior proposal; and

  •
  Beazer does not, within five business days of receipt of the notice, make an offer which the board determines in its good faith judgment, after consultation with a financial advisor of nationally recognized reputation, to provide as great a value and to be as favorable to Crossmann stockholders as the superior proposal.

        Meetings of Stockholders.    Under the merger agreement, both Crossmann and Beazer have agreed to take all necessary action to call, give notice of, convene and hold meetings of stockholders as soon as practicable after the effectiveness of the registration statement of which this Joint Proxy Statement/Prospectus is a part, for the purpose of approving the merger agreement and the merger in the case of Crossmann and the issuance of Beazer common stock, in the case of Beazer. The Crossmann board and the Beazer board have voted to recommend such approval and use their respective reasonable good faith efforts to obtain such approval and to take all lawful action to solicit such approvals.

        Tax-Free Reorganization Treatment.    Under the merger agreement, both Crossmann and Beazer have agreed not to take or cause to be taken any action which would prevent the merger from qualifying as a "reorganization" under Section 368(a) of the Internal Revenue Code.

        Registration Statement.    The merger agreement provides that Beazer shall:

  •
  prepare and file with the SEC and any other applicable regulatory bodies a registration statement on Form S-4 (of which this Joint Proxy Statement/Prospectus is a part) with respect to the shares of the Beazer common stock to be issued in the merger, and give Crossmann and its counsel a reasonable opportunity to review and comment on the registration statement prior to its filing with the SEC;

  •
  promptly amend or supplement the registration statement to the extent necessary in order to make the statements therein not misleading or to correct any statements which have become false or misleading;

  •
  use its reasonable best efforts to cause the registration statement to be declared effective and to maintain such effectiveness as long as is necessary to consummate the merger;

  •
  use its reasonable best efforts to cause the shares of Beazer common stock to be registered or qualified under all applicable securities or blue sky laws of each of the states and territories of the United States, and to take any other actions which may be necessary to enable the Beazer common stock to be distributed in each such jurisdiction; and

  •
  file a subsequent listing application with the New York Stock Exchange relating to the shares of Beazer common stock to be issued in connection with the merger, and use reasonable best efforts to cause such shares of Beazer common stock to be listed prior to the closing date.

        In addition, Crossmann must furnish all information that Beazer reasonably requests for inclusion in the registration statement, the proxy statement and otherwise cooperate with Beazer in the preparation and filing of such documents.

        Other Covenants and Agreements.    The merger agreement also provides that each of Beazer and Crossmann must:

  •
  give representatives of the other party access to its properties, books, contracts, commitments and records;

  •
  make any filings required by anti-trust laws and use their reasonable efforts to respond as promptly as practicable to inquiries from government agencies regarding anti-trust matters;

  •
  make available to the other the appropriate individuals, including attorneys, accountants and other professionals, for discussion of the other's business, properties and personnel;

  •
  give prompt notice to the other of any event which would be likely to cause any representation or warranty contained in the merger agreement to be untrue or inaccurate the result of which would be a material adverse effect to Crossmann or Beazer, as applicable, or any failure to materially comply with any covenant, condition or agreement under the merger agreement; and

  •
  consult with each other before issuing any press release with respect to the merger.

Conditions to the Completion of the Merger

        Both Parties.    The obligations of Beazer and Crossmann to complete the merger are subject to satisfaction or waiver of the following conditions:

  •
  the absence of any court or governmental order or other legal restraint that prohibits the merger and the absence of any statute, rule, regulation or order which makes consummation of the merger illegal;

  •
  the absence of any action, proceeding, judgment, decree or order seeking to prohibit or limit Beazer from exercising all material rights and privileges pertaining to its ownership of the assets of Crossmann and its subsidiaries or the ownership or operation by Beazer of the business or assets of the surviving corporation, or seeking to compel Beazer to dispose of or hold separate any material portion of the business or assets of the surviving corporation as a result of the merger or the transactions contemplated by the merger agreement;

  •
  approval of the issuance of Beazer common stock as contemplated by the merger agreement by the holders of a majority of the outstanding shares of Beazer common stock;

  •
  approval of the merger agreement by the holders of a majority of the outstanding shares of Crossmann common stock;

  •
  the listing of Beazer common stock issuable in connection with the merger on the NYSE;

  •
  the expiration or termination of any waiting period under federal antitrust laws;

  •
  the registration statement, of which this Joint Proxy Statement/Prospectus is a part, being declared effective under federal and state securities laws and the absence of any stop order or any pending proceeding seeking a stop order with respect to the registration statement; and

  •
  the parties having obtained or made all consents, authorizations, orders and approvals of, and filings and registrations with, any governmental authority, the absence of which would have a material adverse effect on the surviving corporation, Beazer, any Beazer subsidiary or any Crossmann subsidiary, except for filings in connection with the merger and any other documents required to be filed after the effective time.

        Crossmann.    The obligations of Crossmann to complete the merger are subject to satisfaction or waiver of the following conditions:

  •
  the material accuracy of Beazer's representations and warranties at the time of the merger;

  •
  the performance by Beazer of its obligations under the merger agreement;

  •
  receipt of a certificate of a Beazer officer certifying the fulfillment of the above conditions;

  •
  receipt of an opinion of Paul, Hastings, Janofsky & Walker LLP regarding certain Beazer corporate matters;

  •
  receipt of an opinion from Ice Miller confirming that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

  •
  deposit by Beazer with the exchange agent of cash and certificates representing Beazer common stock sufficient to pay the merger consideration.

        Beazer.    The obligations of Beazer to complete the merger are subject to satisfaction or waiver on or before the completion of the merger of the following conditions:

  •
  the material accuracy of Crossmann's representations and warranties at the time of the merger;

  •
  the performance by Crossmann of its obligations under the merger agreement;

  •
  receipt of a certificate of a Crossmann officer certifying the fulfillment of the above conditions;

  •
  receipt of an opinion of Ice Miller regarding certain Crossmann corporate matters;

  •
  receipt of an opinion from Paul, Hastings, Janofsky & Walker LLP confirming that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

  •
  Crossmann shall be in compliance with the terms and conditions of the Settlement Agreement with the Attorney General of the State of Indiana entered into on January 29, 2002. Under the settlement agreement, Crossmann agreed to cover all arbitration costs for consumer complaints filed with the Indiana attorney general in 2001 and half of the arbitration costs for any consumer complaints filed with the attorney general in 2002. Crossmann will also pay certain expenses of the attorney general and comply with guidelines in the operation of its business for two years beginning January 29, 2002. All of the consumer complaints with respect to homes built by Crossmann and described in written complaints filed with the Office of the Indiana Attorney General on or before the date of the merger agreement:

  1.
  relate to claims regarding construction or quality of the home and are either not covered by an applicable homeowners' warranty or were raised after the expiration of the applicable warranty period;

  2.
  have been resolved to the satisfaction of the consumer (as memorialized in a settlement agreement or an Attorney General Complaint Satisfaction Form);

  3.
  are disclosed to Beazer and no material adverse changes have occurred with respect to the resolution of such complaint; or

  4.
  have not been previously disclosed to Beazer or resolved prior to the closing of the merger, but the aggregate costs to repair the deficiencies noted in all such unresolved complaints do not exceed $25,000;

  •
  receipt of executed affiliate agreements regarding resales of Beazer common stock received by the affiliates of Crossmann as a result of the merger;

  •
  the providing of evidence to Beazer that Crossmann and its subsidiaries (i) have been named insureds on general liability insurance policies maintained by Crossmann for the ten (10) year period prior to the Closing Date, (ii) are currently insured under substantially identical general liability insurance policies and (iii) such prior and current policies provide coverage for, among other occurrences, product liability and damages and liabilities arising therefrom, in the minimum insured amount of $10,000,000 with a maximum deductible of $50,000; and

  •
  the conditions precedent to the issuance of the proceeds of the financing described in the financing commitments obtained by Beazer to finance the cash portion of the merger consideration shall have been fulfilled or waived and such financing shall have closed or be closing simultaneously with the merger.

Termination of the Merger Agreement

        The merger agreement may be terminated:

  •
  by mutual written consent of Beazer and Crossmann;

  •
  by either Beazer or Crossmann:

  1.
  if, upon a vote at a duly held meeting of stockholders or any adjournment thereof, any required approval of the holders of the Crossmann common stock shall not have been obtained;

  2.
  if the merger is not consummated on or before July 31, 2002, unless the failure to consummate the merger is the result of a willful and material breach of the merger agreement by the party seeking to terminate the merger agreement;

  3.
  if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, provided that the right to terminate the merger agreement under this provision is not available to any party who has not complied with its obligations to use all reasonable efforts to take all actions and other things necessary, proper or advisable to consummate as promptly as practicable the merger, to obtain in a timely manner all material waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy in all material respects all conditions precedent to its obligations under the merger agreement, and that noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action;

  4.
  if the other party commits a terminating breach, which is a material breach of any representation, warranty, covenant or other agreement contained in the merger agreement when the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement. Notwithstanding the foregoing, in the case of a covenant or agreement, if the terminating breach is curable by Crossmann or Beazer, as the case may be, through the exercise of its reasonable efforts the merger agreement may not be terminated unless the breach remains uncured for 15 days after the party seeking to terminate the merger agreement notifies the other party of its intent to terminate the merger agreement; or

  5.
  if, upon a vote at a duly held meeting of stockholders or any adjournment thereof, any required approval of the holders of the Beazer common stock has not been obtained.

  •
  by Beazer if the Crossmann board recommends to the Crossmann stockholders a superior proposal, or the Crossmann board withdraws or, in a manner adverse to Beazer, modifies its recommendation of the transactions contemplated by the merger agreement. Notwithstanding the foregoing, any disclosure that the Crossmann board is compelled to make of the receipt of a proposal for a third party acquisition in order to comply with Rule 14d-9 or 14e-2 of the Exchange Act will not in and of itself constitute the withdrawal or modification of the

    Crossmann board's recommendation if such disclosure states that no action will be taken by the Crossmann board with respect to the withdrawal or modification of its recommendation of the transactions contemplated by the merger agreement or the approval or recommendation of any third party acquisition except as described in the provisions described in "—Actions of Crossmann and Beazer Prior to the Merger—No Solicitation."

  •
  by Crossmann if it receives a superior proposal due to which, in Crossmann's good faith judgment after consultation with and advice from outside counsel, Crossmann determines that it is necessary to withdraw or in a manner adverse to Beazer, modify its recommendation of the merger or the merger agreement or to approve or recommend the superior proposal, and the Crossmann board has complied with the non-solicitation and termination fee provisions of the merger agreement.

  •
  by Crossmann if the Beazer common stock price, calculated as set forth above in "—Merger Consideration," is less than $52.15, provided that Beazer will have the opportunity to increase the merger consideration so that the value of the merger consideration will be at least $38.21 per share.

Termination Fees and Expenses

        Generally, Beazer and Crossmann will each pay their own expenses in connection with the merger. However, the merger agreement provides that Crossmann is required to pay to Beazer a termination fee in the amount of $21 million immediately upon the occurrence of any of the following events:

  •
  Beazer terminates the merger agreement because the Crossmann board recommended to the Crossmann stockholders a superior proposal, or the Crossmann board has withdrawn or, in a manner adverse to Beazer, has modified its recommendation of the merger agreement or the merger as described in "—Termination of the Merger Agreement;"

  •
  Beazer terminates the merger agreement pursuant to a terminating breach by Crossmann and within twelve months thereafter Crossmann enters into an agreement with respect to a third party acquisition or a third party acquisition occurs;

  •
  Beazer terminates the merger agreement pursuant to its right to do so because the required approval of the holders of Crossmann common stock is not obtained, and within twelve months thereafter Crossmann enters into an agreement with respect to a third party acquisition or a third party acquisition occurs;

  •
  Crossmann terminates the merger agreement in connection with a superior proposal as described in "—Termination of the Merger Agreement;" or

  •
  either Beazer or Crossmann terminates the merger agreement if the merger agreement is not approved by the Crossmann stockholders at a meeting of the Crossmann stockholders in respect of which the Crossmann board shall have recommended a superior proposal to the Crossmann stockholders or withdrawn or modified its recommendation, in a manner adverse to Beazer, of the merger agreement or the merger.

        Promptly after any of the events described above, Crossmann must reimburse Beazer up to $3 million of all documented out-of-pocket expenses and fees, including fees payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants, financial printers, experts and consultants to Beazer in connection with the merger and the consummation of all transactions contemplated by the merger agreement less any amounts paid as a result of the failure to obtain the required approval of Crossmann's stockholders as described below.

        Beazer is required to pay Crossmann a termination fee of $10 million in the event that the merger cannot be consummated on or before July 31, 2002 due to the fact that the conditions precedent to the issuance of the proceeds of the financing commitments obtained by Beazer to fund the cash portion of the merger consideration have not been fulfilled or waived. In addition, upon a termination for this reason, Beazer must, promptly after the termination of the merger agreement, reimburse Crossmann up to $2 million of all documented out-of-pocket expenses and fees, including fees payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants, financial printers, experts and consultants to Crossmann in connection with the merger or the consummation of any transactions contemplated by the merger agreement.

        In the event the merger agreement is terminated by Beazer or Crossmann pursuant to their right to do so because the required approval of the holders of Crossmann common stock has not been obtained, and at the time of termination Beazer is not in breach of its material obligations, Crossmann must, promptly after the termination of the merger agreement, reimburse Beazer up to $3 million of all documented out-of-pocket expenses and fees, including fees payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants, financial printers, experts and consultants to Beazer in connection with the merger or the consummation of any transactions contemplated by the merger agreement.

        In the event the merger agreement is terminated by Crossmann or Beazer pursuant to their right to do so because the required approval of the holders of Beazer common stock has not been obtained, and at the time of termination Crossmann is not in breach of its material obligations, Beazer must, promptly after the termination of the merger agreement, reimburse Crossmann up to $2 million of all documented out-of-pocket expenses and fees, including fees payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants, financial printers, experts and consultants to Crossmann in connection with the merger or the consummation of any transactions contemplated by the merger agreement.

Effect of Termination

        In the event the merger agreement is terminated as described above, the merger agreement will become void and have no effect, without any liability or obligation other than the payment of fees described in the section "—Termination Fees and Expenses," and the obligations of the parties to keep confidential all non-public information exchanged in connection with the merger, unless such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or other agreements in the merger agreement, in which event the terminating party will keep its rights and remedies against such other party in respect of such other party's breach.

Amendments

        The merger agreement may be amended by an agreement in writing signed by both Beazer and Crossmann at any time before or after the merger is approved by the Beazer and Crossmann stockholders. After the merger is approved, no amendment may be made which, by law or in accordance with the rules of any relevant stock exchange, would require further approval by the Beazer and Crossmann stockholders unless Beazer and Crossmann obtain that approval.

Crossmann Directors' and Officers' Insurance and Indemnification

        The merger agreement requires Beazer to keep in effect, for at least six years, directors' and officers' liability insurance policies (through the continuation or endorsement of Crossmann's existing policy or the purchase of a "tail-end" rider permitted by such policy), covering those persons who are currently covered by Crossmann's directors and officers liability insurance policy, having the same coverage and containing terms and conditions no less advantageous to the persons covered by the policies currently in effect. Beazer will not, however, be required to pay on an annual basis more than 200% of the annual premium paid relating to the year in which the merger agreement was executed. If Beazer is not able to maintain the required insurance for that amount, Beazer is required to purchase as much coverage as it can obtain for that amount.

        In addition to the requirement to keep directors' and officers' insurance in place as described above, after the effective time of the merger BHIC will indemnify, to fullest extent permitted under applicable law and its certificate of incorporation and bylaws, each present director and officer of Crossmann, determined as of the effective time of the merger, against claims, costs or expenses arising out of or pertaining to any acts or omissions or alleged acts or omissions by them in their capacities as officers or directors of Crossmann, as the case may be. For claims against present officers and directors of Crossmann, in their capacities as officers and directors that already exist as of the effective time of the merger, BHIC's indemnity obligation may not exceed the extent of Crossmann's indemnity obligation to the officers and directors on the date of the merger agreement.

VOTING AGREEMENTS

        In order to induce Beazer to enter into the merger agreement, John B. Scheumann and Richard H. Crosser agreed, pursuant to voting agreements, to vote 3,156,686 shares of Crossmann common stock in favor of approval of the merger agreement and against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Crossmann under the merger agreement, or any offer, proposal or transaction which would impede, delay or prevent the consummation of the merger or any of the other transactions contemplated by the merger agreement. The shares subject to the voting agreements constitute approximately 29.6% of the voting power of the outstanding shares of Crossmann common stock.

        In addition, Messrs. Scheumann and Crosser agreed, subject to specified exceptions, not to sell or otherwise transfer the Crossmann shares subject to the agreement and not to take any action that would interfere with their performance under the voting agreement, until the completion of the merger.

        Messrs. Scheumann and Crosser further agreed to make an election to receive the base merger consideration.

        The voting agreements terminate either at the time the merger becomes effective or at the time the merger agreement is terminated according to its terms.

AFFILIATE AGREEMENTS

        Messrs. Scheumann and Crosser and the other directors, executive officers and other affiliates of Crossmann have entered into or indicated that they will enter into agreements with Beazer which provide that they may not sell their shares of Beazer common stock acquired in the merger except as permitted under the Securities Act of 1933.

        They have also acknowledged that Beazer has no obligation to register the sale, transfer, pledge or other disposition of the shares of Beazer common stock or to take any other action to provide an exemption from registration.

        Messrs. Scheumann and Crosser have also agreed not to sell, pledge or otherwise dispose of:

  •
  any shares of the Beazer common stock they receive as a result of the merger for a period of 30 days from the date the merger becomes effective;

  •
  more than one-third of the shares of Beazer common stock they receive as a result of the merger for a period of 60 days from the date the merger becomes effective; and

  •
  more than two-thirds of the shares of Beazer common stock they receive as a result of the merger for a period of 90 days from the date the merger becomes effective.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

        The following unaudited pro forma combined condensed statements of operations for the year ended September 30, 2001 and the three months ended December 31, 2001 and the unaudited combined condensed balance sheet as of December 31, 2001 have been prepared to reflect Beazer's proposed purchase of the common stock of Crossmann for consideration consisting of $188 million in cash and approximately 3.7 million shares of Beazer common stock (valued at $81.50 per share—the closing price of Beazer's common stock on January 29, 2002, the day prior to the public announcement of the merger). The base merger consideration for each share of Crossmann common stock will consist of a combination of $17.60 in cash and a fraction of a share of Beazer common stock based on a stock value calculated by taking the average closing price of Beazer common stock as reported for New York Stock Exchange composite transactions for the 15 consecutive trading days ending on, and including, the third trading day prior to the Crossmann stockholder meeting. The unaudited pro forma combined condensed balance sheet reflects the combined financial position of Beazer and Crossmann as of December 31, 2001, assuming that the acquisition of Crossmann by Beazer had taken place on December 31, 2001. The unaudited pro forma combined condensed statements of operations reflect the combined results of operations of Beazer and Crossmann assuming that the merger had taken place on October 1, 2000.

        Under accounting principles generally accepted in the United States of America, the merger of Crossmann into Beazer will be accounted for under the purchase method. Accordingly, the purchase price will be allocated to the Crossmann tangible and intangible assets acquired and liabilities assumed based on their respective fair values, with the excess to be allocated to goodwill. The valuations and other studies required to determine the fair value of the Crossmann assets acquired and liabilities assumed have not been performed. Accordingly, the related adjustments reflected in the unaudited pro forma combined condensed financial statements are preliminary and subject to adjustments (which could be material) as further fair value information is obtained.

        On August 1, 2001, Beazer acquired the residential homebuilding operations of Sanford Homes of Colorado LLLP ("SHOC") and April Corporation ("April"). The assets, liabilities and operating results of SHOC and April (collectively referred to as "Sanford") have been included in Beazer's historical financial statements since the acquisition date. However, the accompanying pro forma combined condensed statement of operations for the year ended September 30, 2001 also assumes that the acquisition of Sanford had been completed on October 1, 2000.

        Pro forma adjustments have been made in the accompanying statements to reflect the impact of purchase accounting for and financing of the Crossmann and Sanford acquisitions under Statement of Financial Accounting Standards No. 141 ("Business Combinations"). Goodwill arising from the Crossmann and Sanford acquisitions is not amortized in Beazer's historical financial statements and accordingly is not amortized in the accompanying pro forma statements of operations. This goodwill will be subject to impairment tests in the future.

        Under the terms of Crossmann's senior notes due December 2004 of which approximately $8.3 million in principal amount is outstanding at December 31, 2001, the merger will represent a "change of control" that provides the holders of such notes the right to require Crossmann to repurchase the notes for a price equal to the outstanding principal amount and accrued but unpaid interest thereon, plus a make-whole amount. The make-whole amount is estimated to equal approximately $0.6 million, in the aggregate, which assumes payment on or about July 1, 2002. In addition, under the terms of Crossmann's senior notes due June 2008, of which $50 million in principal amount is outstanding at December 31, 2001, the merger will also represent a "change of control" that provides the holders of such notes the right to require Crossmann to repurchase the notes for a price equal to the outstanding principal amount plus any unpaid accrued interest. Beazer cannot currently determine whether Crossmann will be required to repurchase a significant amount of these notes.

Accordingly, no adjustment has been included in the pro forma combined condensed financial statements to reflect the purchase of the notes.

        The unaudited pro forma combined condensed financial information is provided for comparative purposes only and does not purport to be indicative of the results that would actually have been obtained had the acquisition been effected on October 1, 2000 nor of the results which may be obtained in the future. The unaudited pro forma combined condensed financial information should be read in conjunction with the historical financial statements and notes thereto of Beazer, which are incorporated by reference herein by reference from Beazer's Annual Report on Form 10-K for the year ended September 30, 2001, the historical financial statements and notes thereto of Beazer, which are incorporated by reference herein by reference from Beazer's quarterly report on Form 10-Q for the quarter ended December 31, 2001, the historical financial statements and notes thereto of Crossmann which are incorporated by reference herein by reference from Crossmann's Annual Report on Form 10-K for the year ended December 31, 2001, and the historical combined financial statements and notes of Sanford, which are incorporated by reference herein by reference from Beazer's Current Report on Form 8-K/A dated October 15, 2001.

BEAZER HOMES USA, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
DECEMBER 31, 2001
(In Thousands)

	Beazer Historical(1)	Crossmann Historical(1)	Pro Forma Adjustments		Beazer Pro Forma Combined
ASSETS
Cash and cash equivalents	$—	$14,179	$(14,179	)(2)	$—
Inventory	918,509	339,333	—		1,257,842
Property, plant & equipment	12,937	10,615	—		23,552
Goodwill, net	14,094	18,814	239,656	(3)	272,564
Other assets	59,798	46,676	—		106,474

Total assets	$1,005,338	$429,617	$225,477		$1,660,432

LIABILITIES AND STOCKHOLDERS' EQUITY
Trade accounts payable	$59,443	$28,610	$—		$88,053
Other liabilities	141,155	18,267	—		159,422
Revolving credit facility	34,000	60,000	(60,000	)(2)	34,000
Notes payable	395,379	58,333	245,639	(2)	699,351

Total liabilities	629,977	165,210	185,639		980,826
Stockholders' equity	375,361	264,407	304,245 (264,407	(2) )(4)	679,606

Total liabilities and stockholders' equity	$1,005,338	$429,617	$225,447		$1,660,432

Pro forma adjustments to unaudited combined condensed balance sheet as of December 31, 2001:

(1)
For purposes of this unaudited pro forma combined condensed balance sheet, Beazer and Crossmann's balance sheets have been included as of December 31, 2001 and have been derived from Beazer's unaudited financial statements and Crossmann's audited financial statements.

(2)
In connection with the merger, the holders of Crossmann's senior notes due December 2004 have the right to put such notes to Crossmann at a price equal to the outstanding principal amount and accrued but unpaid interest thereon, plus a make-whole amount approximately equal to $0.6 million in the aggregate assuming payment on or about July 1, 2002. The holders of Crossmann's senior notes due June 11, 2008 have the right to put such notes to Crossmann at a price equal to the outstanding principal amount plus any unpaid accrued interest.

(3)
Represents a preliminary estimate of the excess of the purchase price over identifiable tangible and intangible net assets of Crossmann summarized as follows:

Purchase Price(a):
Cash ($17.60 per Crossmann share)	$187,818
Beazer Common Stock ($28.51 per Crossmann share)	304,245

Purchase price of acquisition	492,063
Estimated merger expenses	12,000

Total cost of acquisition	504,063
Less net book value of Crossmann	264,407

Total estimated fair value to be assigned in acquisition, tentatively allocated to goodwill	$239,656

  (a)
  Based upon 10,671,503 shares of Crossmann common stock outstanding at December 31, 2001. The base merger consideration for each share of Crossmann common stock will consist of a combination of $17.60 in cash and a fraction of a share of Beazer common stock based on a stock value calculated by taking the average closing price of Beazer common stock as reported for New York Stock Exchange composite transactions for the 15 consecutive trading days ending on, and including, the third trading day prior to the Crossmann stockholder meeting. For purposes of the pro forma adjustments, Beazer's common stock has been valued at $81.50 per share—the closing price of Beazer's common stock on January 29, 2002, the day prior to the public announcement of the merger. Excludes the effect of 252,203 options outstanding and exercisable at December 31, 2001 to purchase Crossmann common stock at an average exercise price of $19.85 per share.

(4)
To eliminate the historical stockholders' equity of Crossmann.

Beazer Homes USA, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
YEAR ENDED SEPTEMBER 30, 2001
(In Thousands, Except Per Share Data)

	Beazer Historical(1)	Sanford Historical(2)	Crossmann Historical(3)	Pro Forma Adjustments		Beazer Pro Forma Combined
Total revenues	$1,805,177	$105,054	$798,356	$—		$2,708,587
Costs and expenses:
Home construction and land sales	1,444,215	76,271	624,648	5,500 (11,800	(5) )(7)	2,138,834
Selling, general and administrative	205,498	11,574	86,312	(5,500	)(5)	297,884
Interest	33,235	1,170	—	1,500 12,800 11,800	(4) (6) (7)	60,505

Operating income	122,229	16,039	87,396	(14,300)		211,364
Other income (expense), net	1,721	534	1,350	—		3,605

Income before income taxes	123,950	16,573	88,746	(14,300)		214,969
Provision for income taxes	48,341	1,222	35,063	5,324 (5,037	(8) )(9)	84,913

Net income before extraordinary item(10)	$75,609	$15,351	$53,683	$(14,587)		$130,056

Weighted average number of shares:
Basic	8,145			3,733		11,878
Diluted	9,156			3,733		12,889
Net income before extraordinary item per common share(10):
Basic	$9.28					$10.95
Diluted	8.26					10.09

Pro forma adjustments to unaudited combined condensed statements of operations for the year ended September 30, 2001:

(1)
For purposes of this unaudited pro forma combined condensed statement of operations, Beazer's results of operations have been included for its year ended September 30, 2001 and have been derived from its audited financial statements.

(2)
Beazer acquired the residential homebuilding operations of Sanford on August 1, 2001 and Beazer's historical statement of operations includes these operations subsequent to such date. Accordingly, this column includes the results of Sanford's operations for the ten months ended July 31, 2001 (prior to their acquisition by Beazer) derived from Sanford's unaudited combined financial statements.

(3)
For purposes of this unaudited pro forma combined condensed statement of operations, Crossmann's results of operations have been included for its year ended December 31, 2001 and have been derived from its audited financial statements. Accordingly, this pro forma statement includes revenues and net income for Crossmann's quarter ended December 31, 2001 of $264,133 and $19,197, respectively, and excludes revenues and net income for Crossmann's quarter ended December 31, 2000 of $212,055 and $11,284, respectively.

(4)
To impute interest of $2.2 million on the aggregate purchase price of Sanford and to adjust Sanford's average borrowing rate to Beazer's average borrowing rate for the period October 1,

  2000 to July 31, 2001 to 7.98%, and to eliminate loan guarantee fees paid to an affiliate of $0.7 million.

(5)
To reclassify certain expenses of Crossmann totaling $5.5 million from general and administrative expenses to cost of sales, principally for warranty and general liability insurance, to conform to Beazer's presentation.

(6)
To impute interest of $9.0 million and to amortize debt issuance costs of $3.8 million on the debt to be issued to finance the Crossmann acquisition at an assumed annual interest rate of 3.6%. The terms of this debt is anticipated to contain a floating interest rate based on 3-month LIBOR.

(7)
To reclassify amortization of capitalized interest of Crossmann of $11.8 million to conform to Beazer's presentation.

(8)
To provide income taxes on SHOC's results based upon a 39.5% expected effective rate. SHOC was organized as a limited liability partnership and, therefore, did not record income taxes.

(9)
To tax effect the pro forma adjustments and to adjust historical tax rates based on the expected effective income tax rate of 39.5% for the combined companies.

(10)
Does not include Beazer's extraordinary loss on extinguishment of debt of $0.7 million, net of taxes.

BEAZER HOMES USA, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
THREE MONTHS ENDED DECEMBER 31, 2001
(in thousands, except per share data)

	Beazer Historical(1)	Crossmann Historical(1)	Pro Forma Adjustments		Beazer Pro Forma Combined
Total revenues	$489,717	$264,133	$—		$753,850
Costs and expenses:
Home construction and land sales	392,305	204,249	1,800 (3,900	(2) )(4)	594,454
Selling, general and administrative	52,552	25,310	(1,800	)(2)	76,062
Interest	7,762	—	3,200 3,900	(3) (4)	14,862

Operating income	37,098	34,574	(3,200)		68,472
Other income (expense), net	854	(1,111)	—		(257)

Income before income taxes	37,952	33,463	(3,200)		68,215
Provision for income taxes	14,802	14,265	(2,122	)(5)	26,945

Net income	$23,150	$19,198	$(1,078)		$41,270

Weighted average number of shares:
Basic	8,402		3,733		12,135
Diluted	9,363		3,733		13,096
Net income per share:
Basic	$2.76				$3.40
Diluted	2.47				3.15

Pro forma adjustments to unaudited combined condensed statements of operations for the three months ended December 31, 2001:

(1)
For purposes of this unaudited pro forma combined condensed statement of operations, Beazer and Crossmann's results of operations have been included for their three months ended December 31, 2001 and have been derived from their unaudited financial statements.

(2)
To reclassify certain expenses of Crossmann totaling $1.8 million from general and administrative expenses to cost of sales, principally for warranty and general liability insurance, to conform to Beazer's presentation.

(3)
To impute interest of $2.2 million and to amortize of debt issuance costs of $1.0 million on the debt to be issued to finance the Crossmann acquisition at an assumed annual interest rate of 3.6%. The terms of this debt is anticipated to contain a floating interest rate based on 3-month LIBOR.

(4)
To reclassify amortization of capitalized interest of Crossmann of $3.9 million to conform to Beazer's presentation.

(5)
To tax effect the pro forma adjustments and to adjust historical tax rates based on the expected effective income tax rate of 39.5% for the combined companies.

COMPARATIVE RIGHTS OF STOCKHOLDERS

General

        If the merger is consummated, the persons who were holders of shares of Crossmann common stock immediately prior to the merger will become holders of shares of Beazer common stock immediately after consummation of the merger and their rights will be governed by the certificate of incorporation and bylaws of Beazer and the Delaware General Corporation Law (the "DGCL") as opposed to the articles of incorporation and bylaws of Crossmann and the Indiana Business Corporation Law (the "IBCL"). The purpose of this summary is to indicate briefly the differences between holding Beazer common stock and Crossmann common stock to the extent such differences are created by the state corporation laws applicable to Beazer and Crossmann or arise because of differences between the Beazer certificate of incorporation, as amended (the "Beazer Certificate"), and the Beazer bylaws and the Crossmann amended and restated articles of incorporation (the "Crossmann Articles") and the Crossmann bylaws.

Capitalization

        Beazer.    Under the Beazer Certificate, Beazer is authorized to issue up to 30,000,000 shares of Beazer common stock, of which                        was issued and outstanding as of                        , 2002 and                        was reserved for issuance under Beazer's stock incentive plans as of                        , 2002. Beazer is also authorized to issue 5,000,000 shares of preferred stock of which none was issued and outstanding as of                        , 2002. The board of directors of Beazer is authorized to issue shares of Beazer preferred stock with such rights, privileges and preferences as may be determined by a resolution of the Beazer board of directors.

        Crossmann.    Under the Crossmann Articles, Crossmann is authorized to issue up to 40,000,000 shares of capital stock, consisting of 30,000,000 shares of common stock, of which                        were issued and outstanding as of                        , 2002 and                        were reserved for issuance under Crossmann's stock option plans as of                        , 2002, and 10,000,000 shares of preferred stock of which none was issued and outstanding as of                        , 2002. The board of directors of Crossmann is authorized to determine and state the designations and the relative preferences, limitations, voting rights, if any, and other rights of the preferred shares by the adoption and filing of an amendment to the Crossmann Articles.

Board of Directors

        Beazer.    Article II of the Beazer bylaws provides that the number of directors shall be one or such other number as fixed by the Beazer board of directors. Directors may be removed for cause by a majority vote of the shareholders entitled to vote for the election of directors. Section 141 of the DGCL provides that, unless the corporation has either classes of directors under Section 141(d) or cumulative voting, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of shares then entitled to vote at an election of directors.

        Crossmann.    Article V of the Crossmann Articles provides that the number of directors shall be between three and fifteen as fixed by the Crossmann board of directors. If the Crossmann board of directors does not specify a number, the number of directors is set at five. The Crossmann board of directors is classified into three classes with each class of directors standing for election every three years. The Crossmann Articles provide that directors may be removed for cause by an affirmative vote of 66 2/3% of the shareholders entitled to vote generally in the election of directors. In addition, Article V of the Crossmann Articles mandates that an affirmative vote of 66 2/3% of the voting power of all the then outstanding Crossmann capital stock entitled to vote is required to alter, amend, change or repeal any provision of Article V.

Limitation of Director Liability

        Beazer.    As permitted by the DGCL, the Beazer Certificate provides that directors of Beazer shall not be liable personally to Beazer or Beazer stockholders for monetary damages for breach of fiduciary duty as a director except for liability arising out of (a) any breach of the director's duty of loyalty to Beazer or Beazer stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of a dividend or approval of a stock repurchase in violation of Section 174 of the DGCL, or (d) any transaction from which the director derived an improper personal benefit. This provision protects Beazer directors against personal liability for monetary damages from breaches of their duty of care. Although the Beazer Certificate provides Beazer directors with protection from certain awards of monetary damages for breaches of their duty of care, it does not eliminate the director's duty of care. Accordingly, the provision in the Beazer Certificate has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his duty of care, and the provision does not apply to officers of Beazer who are not directors of Beazer.

        Crossmann.    Under Section 23-1-35-1 of the IBCL, directors are required to discharge their duties: (i) in good faith; (ii) with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and (iii) in a manner the directors reasonably believe to be in the best interests of the corporation. Under the IBCL, directors may, in considering the best interests of a corporation, consider the effects of any action on shareholders, employees, suppliers and customers of the corporation, and communities in which the corporation is located, and any other factors a director considers pertinent. Section 23-1-35-1 of the IBCL provides that certain judicial decisions in Delaware and other jurisdictions that impose a higher degree of scrutiny on director actions in change of control transactions are inconsistent with Section 23-1-35-1. This section also provides that a director is not liable for any action taken as a director, or any failure to act, unless the director has breached or failed to perform the duties of the director's office and the action or failure to act constitutes willful misconduct or recklessness. Section 23-1-35-1 does not apply to officers of Crossmann who are not directors of Crossmann.

Indemnification

        Beazer.    Under Section 145 of the DGCL, directors, officers, employees and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation—a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, regarding any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions. The DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. To the extent that a person otherwise eligible to be indemnified is successful on the merits of any claim or defense described above, indemnification for expenses (including attorneys' fees) actually and reasonably incurred is mandated by the DGCL. Article XIV of the Beazer bylaws provide that Beazer must indemnify, to the fullest extent authorized by the DGCL, each person who was or is made party to, is threatened to be made a party to, or is involved in, any action, suit or proceeding because he is or was a director, officer or employee of Beazer or of any Beazer subsidiary (or was serving at the request of Beazer as a director, trustee, officer, employee or agent of another entity) while serving in such capacity against all expenses, liabilities or loss incurred by such person in connection therewith. The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, any provision of the Beazer Articles or the Beazer bylaws, or otherwise. Beazer is authorized to enter into contracts of indemnification.

        Crossmann.    Under Sections 23-1-37-1, et seq., of the IBCL and Article VIII of the Crossmann Articles, Crossmann is required to indemnify any person made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of Crossmann, against expenses, judgments, settlements, penalties and fines, actually incurred by such person in accordance with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed, in the case of conduct in his or her official capacity, to be in the best interests of Crossmann, and in all other cases was not opposed to the best interests of Crossmann, and, regarding any criminal action or proceeding, if he or she had no reasonable cause to believe the conduct was unlawful or if he or she had reasonable cause to believe the conduct was lawful. To the extent that a director, officer, employee or agent has been successful, on the merits of any claim or otherwise, in the defense of any such action, suit or proceeding, Crossmann is required to indemnify any such person against expenses actually and reasonably incurred by such person in connection with such action, suit or proceeding. The right to indemnification is not exclusive of any other right which any person may have or acquire by contract or as a matter of law. Crossmann may execute indemnification agreements which are different than the rights authorized by the Crossmann Articles.

Antitakeover Statutes

        Beazer.    Section 203 of the DGCL, which applies to Beazer, regulates transactions with major stockholders after they become major stockholders. Section 203 prohibits a Delaware corporation from engaging in mergers, dispositions of 10% or more of its assets, issuances of stock and other transactions ("business combinations") with a person or group that owns 15% or more of the voting stock of the corporation (an "interested stockholder") for a period of three years after the interested stockholder crosses the 15% threshold. These restrictions on transactions involving an interested stockholder do not apply if (a) before the interested stockholder owned 15% or more of the voting stock, the board of directors approved the business combination or the transaction that resulted in the person or group becoming an interested stockholder, (b) in the transaction that resulted in the person becoming an interested stockholder, the person or group acquired at least 85% of the voting stock other than stock owned by inside directors and certain employee stock plans, or (c) after the person or group became an interested stockholder, the board of directors and at least two-thirds of the voting stock other than stock owned by the interested stockholder approves the business combination.

        Crossmann.    Section 23-1-43 et. seq. of the IBCL prohibits any business combination, such as a merger or consolidation between an Indiana corporation with shares of its stock registered under the federal securities laws or which makes an election under the IBCL, and an "interested shareholder" (which is defined generally as any owner of 10% or more of the corporation's stock) for five years after the date on which such shareholder became an interested shareholder unless the business combination or the stock acquisition which caused the person to become an interested shareholder was approved in advance by the corporation's board of directors. This provision of the IBCL is effective even if all parties should subsequently decide that they wish to engage in the business combination. Following the five-year moratorium period, the Indiana corporation may engage in certain business combinations with an interested shareholder only if, among other things, (a) the business combination is approved by the affirmative vote of the holders of a majority of the outstanding voting shares not beneficially owned by the interested shareholder proposing the business combination or (b) the business combination meets certain criteria designed to ensure that the remaining shareholders receive fair consideration for their shares. Section 23-1-43-1 et. seq. of the IBCL will not apply to the transactions contemplated by the merger agreement.

Action Without a Meeting

        Beazer.    Section 228 of the DGCL permits any action required or permitted to be taken at a Beazer stockholder's meeting to be taken by written consent signed by the holders of the number of shares that would have been required to effect the action at an actual meeting of the shareholders. Article I Section 5 of the Beazer bylaws permits stockholder actions to be taken by the written consent of not less than the minimum number of shares that would have been required to take the action at a meeting at which all shares entitled to vote were present and voted. Notice of a stockholder action taken by written consent must be mailed promptly to all Beazer stockholders who did not execute the consent. The taking of action by written consent may be subject to review by the NYSE.

        Crossmann.    Under Section 23-1-29-4 of the IBCL, any action required or permitted to be taken at a shareholders' meeting may be taken without a meeting by written consent signed by all of the shareholders entitled to vote on such action.

Special Meetings

        Beazer.    Section 211(d) of the DGCL authorizes the board of directors or those persons authorized by the corporation's certificate of incorporation or by-laws to call a special meeting of the corporation's stockholders. Article I Section 2 of the Beazer bylaws provides that a special meeting may be called by the President on the President's own initiative, by the President upon a written request signed by majority of the entire Beazer board of directors or at the request of the holders of a majority of the outstanding capital stock of Beazer entitled to vote at the proposed meeting.

        Crossmann.    Section 23-1-29-2 of the IBCL requires a corporation with more than fifty shareholders to hold a special meeting of shareholders on the call of its board of directors or the person or persons (including, but not limited to, shareholders or officers) specifically authorized to do so by the articles of incorporation or bylaws. Article V of the Crossmann Articles provides that shareholders shall not have the right to call a special meeting, and Article V of the Crossmann Articles may not be amended except upon the affirmative vote of 66 2/3% of the outstanding voting stock of Crossmann. The Crossmann Articles and bylaws provide that a special meeting of shareholders may be called only by the chairman of the board of directors or by the Crossmann board of directors pursuant to a resolution adopted by a majority of the total number of the directors of Crossmann.

Amendment to Certificate or Articles of Incorporation

        Beazer.    Under the DGCL, a certificate of incorporation may be amended by the vote of the holders of a majority of the outstanding stock entitled to vote thereon.

        Crossmann.    Generally, under the IBCL, articles of incorporation may be amended upon the recommendation of the board of directors and the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon. The Crossmann Articles further provide that an affirmative vote of 66 2/3% of its outstanding voting stock is required to amend Article V of the Crossmann Articles which contains provisions regarding the Crossmann board of directors including provisions regarding board classification, director removal and the calling of special meetings of the shareholders.

Amendment of Bylaws

        Beazer.    Section 109 of the DGCL places the power to adopt, amend or repeal bylaws in the corporation's stockholders, but permits the corporation, in its certificate of incorporation, also to vest such power with the board of directors. Although the Beazer Certificate vests the Beazer board of directors with such authority, Beazer stockholders' power to adopt, amend or repeal bylaws remains unrestricted, and the Beazer stockholders may provide that any bylaw made by them may not be altered, amended or repealed by the Beazer board of directors.

        Crossmann.    Article IX of the Crossmann bylaws provides that the Crossmann Board may make, alter, amend, or repeal the Crossmann bylaws by a majority vote of the full board. Section 23-1-39-1 of the IBCL provides that only the board of directors may amend bylaws unless a corporation's articles of incorporation provide otherwise. Article V of the Crossmann Articles provides that the shareholders shall not have any power to make, alter, amend or repeal the Crossmann bylaws.

Dividend Rights

        Beazer.    Delaware corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and/or the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Beazer has not historically paid dividends on its common stock.

        Crossmann.    The IBCL does not permit dividend distributions if, after giving effect to the proposed dividend, (a) the corporation would be unable to pay its debts as they become due in the usual course of business, or (b) the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights of shareholders whose preferential rights are superior to those shareholders receiving the distribution. Crossmann declared dividends of $.05 per share in each of the second, third and fourth quarters of 2001.

Stockholder Rights Plan

        Beazer.    Beazer has entered into a Rights Agreement dated as of June 24, 1996 with First Chicago Trust Company of New York pursuant to which Beazer issued rights to purchase shares of its Series B Junior Participating Preferred Stock (the "Beazer Series B Shares"). The rights become exercisable upon the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding shares of Beazer common stock or (ii) 10 business days (or such later date as may be determined by action of the Beazer board of directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding shares of Beazer common stock. Each Beazer Series B Share issued upon exercise of a right will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Beazer common stock. In the event of liquidation, the holders of the Beazer Series B Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of Beazer common stock. Each Beazer Series B Share will have 100 votes, voting together with the Beazer common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Beazer common stock are exchanged, each Beazer Series B Share will be entitled to receive 100 times the amount received per share of Beazer common stock. The rights will expire on June 24, 2006.

        Crossmann.    Crossmann does not have a stockholder rights plan.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

Generally

        The following discusses the material U.S. federal income tax consequences of the merger generally applicable to Crossmann stockholders who hold their shares of Crossmann common stock as capital assets at the effective time of the merger. The discussion set forth below does not address all U.S. federal income tax considerations that may be relevant to Crossmann stockholders in light of their particular circumstances, and does not apply to Crossmann stockholders that are subject to special treatment under U.S. federal income tax laws, such as:

  •
  foreign persons;

  •
  banks, insurance companies, dealers in securities, tax-exempt organizations, and stockholders subject to the alternative minimum tax;

  •
  stockholders who hold Crossmann common stock as part of a hedge, straddle, or other risk reduction arrangement;

  •
  stockholders who acquired their Crossmann common stock through stock option or stock purchase programs or otherwise as compensation; and

  •
  stockholders whose functional currency is not the U.S. dollar.

        In addition, this discussion does not address the tax consequences of the merger under foreign, state, or local tax laws.

        Crossmann stockholders are urged to consult their own tax advisors regarding the tax consequences to them of the merger based on their particular circumstances, including the application and effect of federal, state, local, and foreign tax laws.

        The following discussion is based on the Internal Revenue Code, applicable Treasury Regulations, judicial decisions, and administrative rulings and practice, all as of the date of this Joint Proxy Statement/ Prospectus. All of these are subject to change. Any such change could be applied retroactively and could affect the accuracy of the statements and conclusions set forth in this discussion and the tax consequences of the merger to Beazer, Crossmann, and/or their respective stockholders.

        Neither Beazer nor Crossmann has requested or will request a ruling from the Internal Revenue Service with regard to any of the tax consequences of the merger. It is a condition to the consummation of the merger that Beazer receive from Paul, Hastings, Janofsky & Walker LLP and Crossmann receive from Ice Miller the following opinions as of the closing date:

  •
  that the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; and

  •
  that Beazer and Crossmann will each be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

        The opinions will be based upon the assumption that the merger will take place in the manner described in the merger agreement, and also assume and will assume the truth and accuracy of certain factual representations made by Beazer and Crossmann which are customarily given in transactions of this kind.

        Opinions of counsel are not binding on the Internal Revenue Service or the courts. If the Internal Revenue Service were to assert successfully that the merger is not a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, then each Crossmann stockholder would be required to recognize gain or loss equal to the difference between (i) the fair market value of the Beazer common stock and the amount of cash received in the exchange and (ii) the stockholder's tax basis in the Crossmann stock surrendered therefor. In such event, a Crossmann stockholder's total initial tax basis in the Beazer common stock received would be equal to its fair market value at the effective time of the merger, and the stockholder's holding period for the Beazer common stock would begin on the day after the merger. The gain or loss recognized would be long-term capital gain or loss if the Crossmann stockholder's holding period for the Crossmann common stock was more than one year.

        The federal income tax consequences to a particular Crossmann stockholder of the treatment of the merger as a reorganization will vary depending on whether the stockholder receives Beazer common stock, cash, or a combination of Beazer common stock and cash in the merger. At the time that a Crossmann stockholder makes an election as to the form of consideration to be received in the merger and at the time that the stockholder votes on the merger, the stockholder will not know if or to what extent the proration procedures will be applicable. Therefore, at those times, the Crossmann stockholder will not know the extent to which the stockholder's elected form of merger consideration will be given effect and thus will not know the tax consequences of the merger to the stockholder.

Crossmann Stockholders Who Receive Solely Beazer Common Stock

        A Crossmann stockholder who exchanges shares of Crossmann common stock solely for Beazer stock will not recognize any gain or loss on that exchange (except to the extent the stockholder receives cash in lieu of fractional shares of Beazer, as discussed below). The aggregate adjusted tax basis of Beazer stock received will equal the Crossmann stockholder's aggregate adjusted tax basis in the shares of Crossmann common stock surrendered in the merger (less the adjusted tax basis allocable to any fractional shares of Beazer common stock for which cash is received as discussed below). The holding period of the Beazer stock received in the merger will include the holding period of the Crossmann common stock surrendered in the merger. See the discussion below under "Cash Received in Lieu of Fractional Shares" for the U.S. federal income tax consequences of the receipt of cash in lieu of a fractional share of Beazer stock.

Crossmann Stockholders Who Receive Cash and Beazer Stock

        If the consideration received in the merger by a Crossmann stockholder consists of part cash and part Beazer stock, then any gain realized by the stockholder will be recognized to the extent of the lesser of (1) the excess of the sum of the amount of cash and the fair market value, as of the date of the merger, of the shares of Beazer stock received, over the adjusted basis of the shares of Crossmann common stock surrendered in exchange for Beazer stock, and (2) the amount of cash received by the stockholder in the exchange. However, if a Crossmann stockholder's adjusted basis in the shares of Crossmann common stock surrendered in the transaction is greater than the sum of the amount of cash and the fair market value of the Beazer stock received, the Crossmann stockholder's loss will not be currently allowed or recognized for U.S. federal income tax purposes.

        The character of the gain recognized by a Crossmann stockholder upon the receipt of cash depends on that stockholder's particular situation. Any gain recognized by a Crossmann stockholder receiving a combination of Beazer common stock and cash in the merger will be characterized as capital gain unless the receipt of cash is treated as having the effect of the distribution of a dividend, in which case the gain will be characterized as ordinary income to the extent of the stockholder's allocable share of Crossmann's accumulated earnings and profits. Any capital gain will be treated as long-term capital gain if the Crossmann stockholder's holding period for the Crossmann common stock was more than one year at the effective time of the merger.

        In determining whether such gain is capital gain or ordinary income, the Internal Revenue Service will (i) treat each Crossmann stockholder as having exchanged Crossmann common stock solely for Beazer common stock and then (ii) treat each recipient of Beazer common stock as having sold back a portion of that stock to Beazer in exchange for cash in a hypothetical redemption. The cash received in the hypothetical redemption will have the effect of the distribution of a dividend unless such redemption (i) is "substantially disproportionate" with respect to the stockholder or (ii) is "not essentially equivalent to a dividend" with respect to the stockholder.

        The hypothetical redemption will be "substantially disproportionate" with respect to a Crossmann stockholder if, immediately after the redemption—

  •
  the stockholder owns less than 50% of the total voting power of the outstanding Beazer stock;

  •
  the stockholder owns less than 80% of the percentage of voting power of the Beazer common stock he or she owned or was treated as owning before the hypothetical redemption; and

  •
  the stockholder owns less than 80% of the percentage of Beazer common stock (measured by fair market value) he or she owned or was treated as owning before the hypothetical redemption.

        If a stockholder fails any part of this test, the hypothetical redemption may still qualify as "not essentially equivalent to a dividend" if it results in a "meaningful reduction" of the stockholder's proportionate interest in Beazer. This is a highly subjective standard. Accordingly, neither Beazer, Crossmann, nor their counsel can provide any substantial assurance that a particular hypothetical redemption will qualify as a meaningful reduction. However, based on a published ruling of the Internal Revenue Service, a stockholder with a relatively minimal interest in Beazer and no ability to exercise control over Beazer's corporate affairs should be treated as having experienced a meaningful reduction of his or her proportionate interest in Beazer as a result of the hypothetical redemption.

        In applying these redemption tests, the constructive ownership rules of the Internal Revenue Code must be taken into account. Under these rules, each Crossmann stockholder is treated as owning, in addition to the Beazer common stock directly owned by the stockholder (including the Beazer common stock received in the merger), any Beazer common stock owned by certain family members, any Beazer common stock owned by partnerships, trusts, certain corporations, and other entities in which the stockholder has an interest (in proportion to the stockholder's interest), and any Beazer common stock that the stockholder has a right or option to acquire. In addition, each Crossmann stockholder that is a corporation (other than an S corporation) is treated as owning any Beazer common stock owned by its stockholders who own 50% or more of the value of the stock of the corporation; and each Crossmann stockholder that is a partnership, trust, or other entity is treated as owning any Beazer common stock owned by its partners, beneficiaries, or owners. The redemption tests described above and the application of the constructive ownership rules are complex and will depend upon each Crossmann stockholder's particular facts and circumstances. Accordingly, each Crossmann stockholder that receives a portion of the merger consideration in cash is urged to consult its tax advisor to determine the character of any gain that may be recognized as a result of the merger.

        If the hypothetical redemption of Beazer common stock in exchange for cash fails to satisfy both the "substantially disproportionate" test and the "not essentially equivalent to a dividend" test with respect to a particular Crossmann stockholder, then the gain recognized by that stockholder will be characterized as a distribution with respect to the stock. Such a distribution will be treated as a dividend to the extent of the stockholder's allocable share of Crossmann's accumulated earnings and profits. A dividend payment received by a stockholder is generally treated as ordinary income for federal income tax purposes. If the amount of the distribution exceeds the stockholder's allocable share of Crossmann's accumulated earnings and profits, then the excess will be treated as capital gain. A Crossmann stockholder that is a corporation and that receives a dividend may be eligible to claim a dividends-received deduction, and may be subject to the "extraordinary dividend" provisions of the Internal Revenue Code.

        A Crossmann stockholder who receives cash and Beazer stock in the merger will have a basis in the Beazer stock received equal to the Crossmann stockholder's adjusted basis in the stockholder's shares of Crossmann common stock increased by any gain recognized as a result of the merger and reduced by the amount of cash received in the merger. The holding period of the Beazer stock received will include the holding period of the shares of Crossmann common stock surrendered in the merger.

Crossmann Stockholders Who Receive Solely Cash

        The exchange of shares of Crossmann common stock solely for cash generally will result in recognition of gain or loss by the stockholder in an amount equal to the difference between the amount of cash received and the stockholder's adjusted tax basis in the shares of Crossmann common stock surrendered. The gain or loss recognized will be long-term capital gain or loss if the stockholder's holding period for the shares of Crossmann common stock surrendered exceeds one year. There are limitations on the extent to which stockholders may deduct capital losses from ordinary income.

        If a Crossmann stockholder who receives only cash in exchange for all of the stockholder's shares of Crossmann common stock actually or constructively owns Beazer stock after the merger (as the result of constructive ownership of shares of Crossmann common stock that are exchanged for Beazer stock in the merger, prior actual or constructive ownership of Beazer stock or otherwise), all or a portion of the cash received by the stockholder may be taxed as a dividend, and those stockholders should consult their tax advisors to determine the amount and character of the income recognized in connection with the merger.

Cash Received In Lieu of Fractional Shares

        A Crossmann stockholder who receives cash in lieu of a fractional Beazer common share will be treated as having first received the fractional Beazer common share in the merger then as having received cash in exchange for the fractional share interest. Thus, that type of Crossmann stockholder generally will recognize gain or loss in an amount equal to the difference between the amount of cash received in lieu of the fractional Beazer common share and the portion of the basis in the shares of Crossmann common stock allocable to that fractional interest.

Backup Withholding

        Payments made to a Crossmann stockholder in connection with the merger may be subject to "backup withholding" at a rate of 30% unless the stockholder (a) provides a correct taxpayer identification number (which, for an individual stockholder, generally is the stockholder's social security number) and any other required information to the exchange agent or (b) is a corporation or comes within certain exempt categories and, when required, demonstrates that fact and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding will not apply to a payment made to a Crossmann stockholder who completes and signs the substitute Form W-9 that is included as part of the transmittal letter, or who otherwise proves to Beazer and its exchange agent that it is exempt from backup withholding. A Crossmann stockholder who does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax and may be claimed as a credit against a Crossmann stockholder's federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

Reporting and Recordkeeping

        A Crossmann stockholder who exchanges Crossmann common stock in the merger for Beazer common stock, or for a combination of Beazer common stock and cash, is required to retain records of the transaction, and to attach to the stockholder's federal income tax return for the year of the merger a statement setting forth all relevant facts with respect to the nonrecognition of gain or loss in the exchange. At a minimum, the statement must include (i) the stockholder's tax basis in the Crossmann common stock surrendered and (ii) the amount of cash (if any) and the fair market value, as of the effective date of the merger, of the Beazer common stock received in exchange therefor.

Consequences to Beazer Stockholders

        Beazer stockholders will not recognize gain or loss as a result of the merger.

Consequences to Beazer and Crossmann

        As a result of the treatment of the merger as a reorganization, neither Beazer nor Crossmann will recognize gain or loss solely as a result of the merger.

        The preceding discussion does not purport to be a complete analysis of all potential tax consequences of the merger that may be relevant to a particular Crossmann stockholder. Holders of Crossmann common stock are urged to consult their own tax advisors regarding the specific tax consequences to them of the merger, including the applicability and effect of foreign, state, local, and other tax laws.

ADDITIONAL PROPOSALS FOR THE BEAZER ANNUAL MEETING

        In addition to voting on approval of the issuance of shares of Beazer common stock to holders of Crossmann common stock in accordance with the terms of the merger agreement, Beazer stockholders are also being asked to vote on the following proposals.

Election of Directors

General

        Each of the nominees listed below has been nominated as a director for the fiscal year ending September 30, 2002 and until their respective successors are elected and have qualified. Each of the following nominees is presently serving as a director of Beazer. George W. Mefferd will not stand for reelection at the meeting. In the event any nominee should not be available as a candidate for director, votes will be cast pursuant to authority granted by the enclosed proxy for such other candidate or candidates as may be nominated by management. The Beazer board of directors has no reason to believe that any nominee will be unable or unwilling to serve as a director if elected.

Recommendation

        The Beazer board of directors recommends that Beazer stockholders vote their shares to elect the following nominees. Please see the voting instructions on page    of this Joint Proxy Statement/Prospectus for instructions on how to vote.

Nominees

        The information appearing below with respect to each nominee has been furnished to Beazer by the nominee.

        Laurent Alpert, 55, was appointed a director of Beazer effective February 5, 2002. Mr. Alpert is a partner in the international law firm of Cleary, Gottlieb, Steen & Hamilton. He joined Cleary Gottlieb in 1972 and became a partner in 1980. He received his undergraduate degree from Harvard College and a law degree from Harvard Law School. Mr. Alpert is also a director of the International Rescue Committee, a non-profit organization providing relief and resettlement services to refugees.

        Brian C. Beazer, 66, is the Non-Executive Chairman of Beazer's board of directors and has served as a director of Beazer since its inception in November 1993. Mr. Beazer began work in the construction industry in the late 1950's. He served as Chief Executive Officer of Beazer PLC, a company organized under the laws of the United Kingdom, or its predecessors, from 1968 to 1991, and Chairman of that company from 1983 to the date of its acquisition by an indirect, wholly-owned subsidiary of Hanson PLC (effective December 1, 1991). During that time, Beazer PLC expanded its activities to include homebuilding, quarrying, contracting and real-estate, and became an international group with annual revenue of approximately $3.4 billion, employing 28,000 people at December 1991. Mr. Beazer was educated at Cathedral School, Wells, Somerset, England. Mr. Beazer is also a director of Beazer Japan, Ltd., Seal Mint, Ltd., Jade Technologies Singapore Pte. Ltd., FSM Europe B.V., Electronic Convergence Technology, Ltd., United Pacific Industries Limited and U.S. Industries, Inc., and is a private investor.

        Thomas B. Howard, Jr., 73, was appointed a director of Beazer on November 2, 1995. Mr. Howard held various positions with Gifford-Hill & Company, a construction and aggregates company, from 1969 to 1986 and served as its Chairman and Chief Executive Officer from 1986 to 1989. Gifford-Hill & Company was acquired by Beazer PLC in 1989 and Mr. Howard served as Chairman and Chief Executive Officer of the successor company until 1992. During the period from 1957 to 1969, Mr. Howard held various positions with Vulcan Materials Company.

Mr. Howard holds a degree in Industrial Engineering from Georgia Institute of Technology. Mr. Howard currently serves on the Board of Trustees of the Methodist Hospitals Foundation and previously served as a director of Lennox International, Inc., director of the Dallas Chamber of Commerce and as a member of the Dallas Citizens Council.

        Ian J. McCarthy, 48, is the President and Chief Executive Officer of Beazer and has served as a director since Beazer's initial public offering of common stock (the "IPO") in March 1994. Mr. McCarthy has served as President of predecessors of Beazer since January 1991 and was responsible for all United States residential homebuilding operations in that capacity. During the period May 1981 to January 1991, Mr. McCarthy was employed in Hong Kong and Thailand becoming a director of Beazer Far East and from January 1980 to May 1981 was employed by Kier, Ltd., a company engaged in the United Kingdom construction industry which became an indirect, wholly-owned subsidiary of Beazer PLC. Mr. McCarthy is a Chartered Civil Engineer with a Bachelor of Science degree from The City University, London. Mr. McCarthy currently serves as a director of HomeAid's National Advisory Board and of Homebuilders Financial Network, Inc.

        D.E. Mundell, 69, has served as a director of Beazer since the IPO. Mr. Mundell is currently an advisor and director of ORIX USA Corporation, a financial services company, and served as Chairman of ORIX from 1991 to 1999. During the period from 1959 to 1990, Mr. Mundell held various positions within United States Leasing International, Inc., retiring as Chairman in 1990. Mr. Mundell attended the Royal Military College of Canada, McGill University and Harvard Business School. Mr. Mundell is also Chairman of Varian, Inc., and a director of Stockton Holdings LTD.

        Larry T. Solari, 59, has served as a director of Beazer since the IPO. From 1998 to 2001, Mr. Solari was the Chairman and CEO of BSI Holdings, Inc. in Carmel, California. Mr. Solari was the Chairman and CEO of Sequentia, Inc. from 1996 to 1997 and President of the Building Materials Group of Domtar, Inc. from 1994 to 1996. Mr. Solari was the President of the Construction Products Group of Owens-Corning Fiberglas from 1986 to 1994. Mr. Solari held various other positions with Owens-Corning Fiberglas from 1966 to 1986. Mr. Solari earned a Bachelor of Science degree in Industrial Management and a Master of Business Administration degree from San Jose State University and is a graduate of Stanford University's Management Program. Mr. Solari is a director of Pacific Coast Building Products, Inc., Therma-Tru, Inc., Aneco Inc., Fistman Homes Technologies and Performance Contracting Group, Mr. Solari is a past director of the Policy Advisory Board of the Harvard Joint Center for Housing Studies and an Advisory Board Member of the National Home Builders Association.

        David S. Weiss, 41, is the Executive Vice President and Chief Financial Officer of Beazer and has served as a director of Beazer since the IPO. Mr. Weiss served as the Assistant Corporate Controller of Hanson Industries, the United States arm of Hanson PLC, for the period from February 1993 to March 1994. Mr. Weiss was Manager of Financial Reporting for Colgate-Palmolive Company from November 1991 to February 1993 and was with the firm of Deloitte & Touche from 1982 to November 1991, at which time he served as a Senior Audit Manager. Mr. Weiss holds a Master of Business Administration degree from the Wharton School and undergraduate degrees in Accounting and English from the University of Pennsylvania. Mr. Weiss is a licensed Certified Public Accountant.

Beazer Board of Directors Committees and Meetings

        For fiscal year 2001 the Beazer board of directors had three committees—the Audit Committee, the Nominating Committee and the Compensation Committee, and one subcommittee of the Compensation Committee—the Stock Option and Incentive Committee. In fiscal 2001 the Beazer board of directors had four meetings and each meeting was attended in full. During fiscal 2001, membership in the committees and subcommittee was as follows:

Audit	Nominating	Compensation	Stock Option & Incentive
George W. Mefferd *	Brian C. Beazer *	Brian C. Beazer*	Brian C. Beazer (non-voting)
D.E. Mundell	D.E. Mundell	Thomas B. Howard, Jr.	Thomas B. Howard, Jr.
Larry T. Solari	Ian J. McCarthy George W. Mefferd	Larry T. Solari	Larry T. Solari *

*
Committee Chairman

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The Compensation Committee makes recommendations to the Beazer board of directors regarding remuneration of employees and officers of Beazer and its subsidiaries from time to time as it deems appropriate. This committee met four times during fiscal year 2001 and each meeting was attended in full.

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The Stock Option and Incentive Committee (the "Beazer Stock Plan Committee") has been appointed to administer Beazer's 1999 Stock Incentive Plan, the Amended and Restated 1994 Stock Incentive Plan as well as any other bonus or incentive compensation plans including the current Value Created Incentive Plan (the "VCIP"). This committee met three times during fiscal year 2001 and each meeting was attended in full.

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The primary function of the Audit Committee is to provide assistance to the Beazer board of directors in fulfilling its responsibility relating to corporate accounting and auditing, reporting practices of Beazer, the quality and integrity of the financial reports of Beazer, and its internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established. In fulfilling these functions, the Audit Committee reviews and makes recommendations to the Beazer board of directors with respect to designated financial and accounting matters. This committee met three times during fiscal year 2001 and each meeting was attended in full.

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The Nominating Committee was formed during fiscal 2001 to make recommendations concerning the appropriate size and needs of the Board, including the annual nomination and screening of directors and nominees for new directors. The Nominating Committee also reviews and makes recommendations concerning other policies related to the Board and evaluates Board performance. This committee met one time during fiscal year 2001 and the meeting was attended in full.

Director Compensation

        Non-employee Directors (excluding Brian C. Beazer):    Non-employee directors other than Mr. Beazer receive annual compensation of $25,000 for services to Beazer as members of the board of directors and, in addition thereto, receive $1,250 for each meeting of the board of directors or any of its committees which they attend. Directors may elect to defer receipt of up to 50% of their annual compensation under the Beazer Director Stock Purchase Program. Deferred fees are represented by restricted stock units which vest over three years. The number of units received are determined based on a 20% discount from the actual closing stock price of Beazer's common stock on the last day of the fiscal year. Pursuant to Beazer's Non-Employee Director Stock Option Plan, each director received a grant of 10,000 options to acquire common stock of Beazer on the date of each director's initial election to the Board. In addition, the Board has periodically granted each non-employee director (excluding Mr. Beazer) stock options pursuant to the 1999 Stock Incentive Plan and the Amended and Restated 1994 Stock Incentive Plan in the period subsequent to their initial election to the Board. No stock options were granted to non-employee directors during fiscal 2001. All directors receive reimbursement for reasonable out-of-pocket expenses incurred by them in connection with participating in meetings of the board of directors and any committees thereof. Other than described above, no director otherwise receives any compensation from Beazer for services rendered as a director.

        Brian C. Beazer:    For fiscal year 2001, Beazer paid its Non-Executive Chairman of the Board $190,000 for services rendered. For fiscal year 2002, the Compensation Committee of the Board (excluding Mr. Beazer) recommended and Beazer has agreed to pay Mr. Beazer $200,000 for his services. Pursuant to its Non-Employee Director Stock Option Plan, Mr. Beazer received a grant of 10,000 options to acquire common stock of Beazer on the date of his initial election to the Board. In addition, the Board has periodically granted Mr. Beazer stock options pursuant to the 1999 Stock Incentive Plan and the Amended and Restated 1994 Stock Incentive Plan in the period subsequent to his initial election to the Board. Mr. Beazer was granted no stock options during fiscal 2001. In addition, Beazer has agreed to pay an amount up to 200% of Mr. Beazer's base compensation based on predetermined criteria relating to, among other things, the performance of the market price of Beazer's common stock, the Total Return (as defined) to Beazer's shareholders relative to a selected peer group and his personal commitments to Beazer. Mr. Beazer received incentive compensation of $380,000 for fiscal year 2001.

Vote Required

        The vote of a plurality of the shares of Beazer common stock present or represented by proxies and entitled to vote on the matter at the Annual Meeting will be required for the election of each director nominee.

Amendment of Beazer's Amended and Restated 1999 Stock Incentive Plan

        At the meeting, you will be asked to approve amendments to Beazer's Amended and Restated 1999 Stock Incentive Plan (the "Beazer Stock Plan"). Under the amendments:

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  the number of shares of common stock reserved for issuance under the Beazer Stock Plan will be increased to 1,400,000 from the current 700,000 shares reserved; and

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  the maximum number of such shares which may be used for stock-based awards other than stock options will be set at 300,000 replacing a current limit on Restricted Stock awards of 150,000.

        The amendments to the Beazer Stock Plan are being proposed because at February 15, 2002 only 75,695 shares remained available for grants under the Beazer Stock Plan, all of which are available for grants of Restricted Stock. An increase in the number of shares available under the Beazer Stock Plan is required to accommodate Beazer's needs (i) given the growth of the company and the low number of shares remaining available for future grants and (ii) once the proposed merger with Crossmann is completed, assuming it is approved at this annual meeting. Under the merger agreement, options of Crossmann that are not exercised prior to the merger will be exchanged for equivalent Beazer options. If all outstanding Crossmann options are exchanged, Beazer would use            of the remaining shares under the Beazer Stock Plan. Further, Beazer's employee base will grow as a result of the merger and Beazer believes that it is important for it to be able to continue to grant stock based awards to its employees as long-term incentive compensation and to enable it to continue to attract and employee qualified individuals.

Key Features of the Stock Incentive Plan

        As described in more detail below:

  1.
  The Beazer Stock Plan is administered by the Beazer Stock Plan Committee, which is a committee of the Beazer board of directors comprised entirely of independent directors.

  2.
  The Beazer Stock Plan contains a prohibition on repricing of options without stockholder approval.

  3.
  The Beazer Stock Plan contains a provision for a minimum vesting period of three years for all awards subject to adjustment upon death, retirement or other special cases considered by the Beazer Stock Plan Committee in accordance with the Beazer Stock Plan.

  4.
  Participation in the Beazer Stock Plan is broadly based. Currently, 48 employees and directors of Beazer have received awards under the Beazer Stock Plan.

  5.
  The Beazer Stock Plan is part of Beazer's overall compensation structure which calls for:

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  maintaining base compensation at or below medians for the industry;

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  including significant potential incentive compensation based on performance; and

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  encouraging broad-based ownership of Beazer stock among management and employees.

Recommendation

        The Beazer board of directors recommends that Beazer stockholders vote their shares in favor of approving the proposed amendments to the Beazer Stock Plan. Please see the voting instructions on page             of this Joint Proxy Statement/Prospectus for instructions on how to vote.

        Beazer is required to seek shareholder approval of the proposed amendments to the Beazer Stock Plan in order to meet certain statutory guidelines that increase the flexibility of, and the benefits to Beazer's employees associated with, the Beazer Stock Plan. Specifically, approval of an increase in the number of shares issuable under the Beazer Stock Plan is required pursuant to Section 422 of the Internal Revenue Code of 1986, as amended, and the Treasury regulations thereunder, in order to qualify options issued under the Beazer Stock Plan as "Incentive Stock Options." Furthermore, approval is required to ensure Beazer's compliance with the requirements for continued listing of its common stock on the New York Stock Exchange.

        On November 2, 1999, the Beazer board of directors adopted the Beazer Stock Plan, which was approved by the shareholders on February 3, 2000. The Beazer board of directors made certain amendments not requiring shareholder approval to the Beazer Stock Plan and the plan was restated as amended on February 20, 2002. The following summary of the Beazer Stock Plan includes a description of these recent amendments and is qualified in its entirety by reference to the full text of the Beazer Stock Plan, a copy of which is attached hereto as Annex IV.

Summary Of The Beazer Stock Plan

        The purpose of the Beazer Stock Plan is to provide an incentive to Beazer's, and its subsidiaries', key employees, including officers and managerial or supervisory employees, to remain employed by Beazer and also, in appropriate circumstances, to provide incentives to Beazer's non-employee directors, and to consultants and independent contractors retained by Beazer. The following summary assumes approval of the proposed amendments described above.

        The Beazer Stock Plan provides for the award of:

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  options to acquire common stock;

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  Restricted Stock;

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  Performance Awards which may be denominated or payable in cash, shares (including Restricted Stock), and other securities or property;

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  stock appreciation rights ("SARs");

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  restricted stock units represented by a bookkeeping entry entitling the recipient to receive common stock at some future date;

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  dividend equivalents entitling recipients to receive payments equal to the amount of cash dividends payable on the specified number of shares of common stock; and

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  other similar common stock-based awards.

        Under the Beazer Stock Plan, as amended, 1,400,000 shares of the common stock have been reserved for issuance subject to adjustment for future events such as stock splits, stock dividends or corporate reorganizations. To date, 624,305 of such shares, net of forfeited awards, have been used for the grant of stock options, Restricted Stock and restricted stock units to employees and directors. As amended, the Beazer Stock Plan would limit the number of shares issuable in the form of a stock-based award other than a stock option to 300,000 shares. Given that only 71,766 restricted stock units have been granted to date as described below, 228,234 of these 300,000 shares would be available for future grants under the Beazer Stock Plan. If any shares covered by an award (or to which an award relates) under the Beazer Stock Plan are not purchased or are forfeited, or if an award otherwise terminates without delivery of any shares, then the number of shares counted against the aggregate number of shares available under the Beazer Stock Plan with respect to such award, to the extent of any such forfeiture or termination, shall again be available for granting of awards under the Beazer Stock Plan.

        The Beazer Stock Plan is administered by the Beazer Stock Plan Committee. Each Beazer Stock Plan Committee member is a "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, if required to qualify awards for exemption under such rule, and an

"outside director" within the meaning of Section 162(m) of the Internal Revenue Code and associated regulations.

        All awards granted under the Beazer Stock Plan will be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law. Awards granted under the Beazer Stock Plan may not be voluntarily or involuntarily sold, assigned, transferred, pledged or encumbered prior to vesting (except by will or intestacy). However, the Beazer Stock Plan Committee may authorize holders of non-qualified stock options to transfer options to family members (as defined by the Beazer Stock Plan) through a gift or a domestic relations order.

        Participation in the Beazer Stock Plan is limited to employees, officers, consultants or independent contractors providing services to Beazer or any of Beazer's affiliates or any of Beazer's directors, as the Beazer Stock Plan Committee may determine from time to time. The maximum number of shares with respect to which options and SARs may be issued under the Beazer Stock Plan to a single participant in one calendar year is 150,000. In addition, the maximum number of shares of common stock that may be issued as a Performance Award to a single participant in any calendar year is 75,000.

        Options awarded under the Beazer Stock Plan will be designated as (1) Incentive Stock Options (as defined under the Internal Revenue Code), (2) non-qualified stock options, or (3) any combination of Incentive Stock Options and non-qualified stock options. In the event that a portion of an option designated as an Incentive Stock Option cannot be exercised as an Incentive Stock Option by reason of the limitations contained in the Internal Revenue Code, that portion will be treated as a non-qualified stock option.

        The term and exercise price of each option granted under the Beazer Stock Plan will be fixed by the Beazer Stock Plan Committee; provided, however, that the exercise price per share of common stock purchasable pursuant to any option may not be less than the fair market value of a share of common stock on the date of grant. For purposes of the Beazer Stock Plan, the fair market value of a share of common stock on any date is the closing price per share of the common stock as reported by the New York Stock Exchange (or such other exchange or quotation system on which the common stock is then traded) on that date. The Beazer Stock Plan Committee will determine the time or times at which an option may be exercised, in whole or in part; provided that, with respect to options granted after February 20, 2002, each option must have a vesting schedule of a minimum of three years in length, subject to appropriate adjustment upon death, retirement and and other special circumstances in accordance with the provisions of the Beazer Stock Plan. Options granted prior to February 20, 2002 have a vesting period of three years. The Beazer Stock Plan Committee will also determine the forms of consideration in which payment of the exercise price may be made, which will include cash, securities, or such other consideration as the Beazer Stock Plan Committee permits, including, without limitation, promissory notes, which notes must comply with applicable laws, regulations and rules of the Federal Reserve Board and any other governmental agency having jurisdiction over Beazer.

        The Beazer Stock Plan Committee has authority to grant restoration options, either separately or together with other options under the Beazer Stock Plan. A restoration option is an option to purchase at 100% of the fair market value, as of the date of exercise of a previously granted option (the "Original Option"), of a number of shares not exceeding the sum of (1) the number of shares provided to Beazer in payment of the exercise price of the Original Option and (2) the number of shares tendered or withheld as payment of any applicable taxes in connection with such exercise. A restoration option cannot be exercised until the shares acquired upon exercise of the Original Option are held for a period of at least one year. The term of the restoration option may not extend beyond the term of the Original Option.

        Effective February 20, 2002, the Beazer Stock Plan prohibits the repricing of outstanding stock options unless prior approval for such repricing is received from Beazer's shareholders. A repricing is most likely to occur at a time when Beazer's stock price has declined in the market. No options have been repriced to date under the Beazer Stock Plan and Beazer has no intention of repricing any options at this time.

        The terms upon which an option granted under the Beazer Stock Plan would expire upon a participant's disability, death, termination of employment or ceasing to be a director will be provided in the applicable award agreement relating to such option in the discretion of the Beazer Stock Plan Committee. Further, an optionee's right to exercise options in the event of a change of control will be addressed in each participant's award agreement in the discretion of the Beazer Stock Plan Committee.

        The Beazer Stock Plan Committee has authority to grant SARs to participants. An SAR granted under the Beazer Stock Plan will confer upon the holder a right to receive, upon exercise of an SAR related to one share, an amount in cash equal to the excess of the fair market value of one share of common stock on the date of exercise over the fair market value of one share of common stock on the date of grant of the SAR. The grant price, term, method of exercise, method of settlement and any other terms and conditions of SARs will be determined by the Beazer Stock Plan Committee.

        The Beazer Stock Plan Committee is also authorized to grant awards of Restricted Stock and restricted stock units to participants. Shares of Restricted Stock and restricted stock units will be subject to such restrictions as the Beazer Stock Plan Committee imposes, which restrictions will lapse upon the terms established by the Beazer Stock Plan Committee. In addition, the Beazer Stock Plan Committee may specify performance criteria, the attainment of which would accelerate the lapse of any applicable restriction. In the event restrictions do not lapse with respect to shares of Restricted Stock held by a participant, the Restricted Stock may be forfeited back to Beazer. Upon a participant's termination of employment (as defined in the Beazer Stock Plan), shares of Restricted Stock still subject to restriction generally will be forfeited by the participant. The Beazer Stock Plan Committee may waive these restrictions in the event of hardship or other special circumstances. Recipients of Restricted Stock, unlike recipients of options or restricted stock units, have voting rights and receive dividends, if any, if and when declared on their shares prior to the time the restrictions lapse.

        The Beazer Stock Plan Committee is also authorized to grant participants awards of dividend equivalents. A recipient of dividend equivalents will be entitled to receive payments in an amount equal to the amount of cash dividends paid by Beazer to a holder of shares of common stock with respect to the number of shares of common stock determined by the Beazer Stock Plan Committee. Such amounts may be paid in cash, shares, other securities, other awards or other property, as determined by the Beazer Stock Plan Committee.

        Beazer may, from time to time, grant Performance Awards to participants under the Beazer Stock Plan. Performance goals for Performance Awards may be comprised of one or more of the following performance measures:

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  "value created" or economic value added;

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  total return to shareholders;

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  cash flow;

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  return on assets, capital, equity or sales;

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  stock price; and

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  earnings per share.

        At the end of any established measurement period for Performance Awards, the Beazer Stock Plan Committee will determine the percentage, if any, of the Performance Awards that are earned by a participant. The percentage determined shall be based on the degree to which the performance goals for that measurement period are satisfied. Performance Awards may be issued in the form of common stock, options, stock appreciation rights, Restricted Stock, restricted stock units or any other right, the value of which is determined by reference to the common stock. Under the Beazer Stock Plan, the maximum number of shares which may be granted as Performance Awards to a single participant in any calendar year is 75,000. All payments under Performance Awards will be designed to satisfy the exception provided by Section 162(m) of the Internal Revenue Code, and related regulations for performance-based compensation. All Performance Awards under the Beazer Stock Plan shall be subject to the limitations of Section 162(m).

        All of the stock-based awards described above, other than stock options, will be subject to an aggregate limit of 300,000 shares, subject to adjustment for future events such as stock splits, stock dividends or corporate reorganizations, during the life of the Beazer Stock Plan. In addition, all of the stock-based awards described above must have a vesting schedule of a minimum of three years in length, subject to appropriate adjustment upon death, retirement and and other special circumstances in accordance with the provisions of the Beazer Stock Plan.

        In order to comply with federal and state income tax requirements, the Beazer Stock Plan Committee may take any action it deems appropriate to ensure that all taxes which are the sole and absolute responsibility of the participant are withheld or collected from the participant. To assist participants in paying taxes to be withheld or collected upon the exercise or receipt of (or lapse of restrictions relating to) an award under the Beazer Stock Plan, the Beazer Stock Plan Committee, in its discretion may permit participants to satisfy tax obligations by

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  electing to have Beazer withhold a portion of the shares of common stock otherwise to be delivered upon exercise or receipt of an award with a fair market value equal to the amount of the taxes,

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  delivering to Beazer shares of Beazer common stock other than shares issuable upon the exercise or receipt of such award with a fair market value equal to the amount of the taxes,

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  delivering to Beazer cash, a check, money order or wire transfer equal to such taxes,

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  delivering to Beazer the full amount of taxes due in a combination of cash, and with Beazer's approval, the participant's full recourse liability promissory note satisfying the requirements set forth in the related award agreement or

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  taking a loan under any loan program sponsored by Beazer which permits a loan for such purposes.

        Further, the Beazer Stock Plan Committee has the authority at the time of the grant of an award under the Beazer Stock Plan or at any time thereafter, to approve cash bonuses to designated participants to be paid upon the exercise or receipt of awards in order to provide funds to pay all or any portion of any taxes due.

        Shares issuable under the Beazer Stock Plan as well as outstanding awards will be subject to adjustment to prevent dilution or enlargement of benefits or potential benefits upon any dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split up, spin off, combination, repurchase or exchange of shares or other securities of ours or any other similar corporate transaction or event effecting shares of common stock.

        The Beazer board of directors has authority to amend, alter, suspend, discontinue or terminate the Beazer Stock Plan. However, without the approval of Beazer's shareholders, no modification can be made that, absent such approval

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  would cause Rule 16b-3 under the Exchange Act to become unavailable with respect to the Beazer Stock Plan;

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  would violate the rules or regulations of the New York Stock Exchange, any other securities exchange or the National Association of Securities Dealers, Inc. that are applicable to Beazer;

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  would cause Beazer to be unable, under the Code, to grant Incentive Stock Options under the Beazer Stock Plan; or

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  would cause the Beazer Stock Plan or awards under the Beazer Stock Plan to cease to comply with Section 162(m) of the Internal Revenue Code.

        To date stock options, Restricted Stock and restricted stock units representing 624,305 shares of Beazer common stock have been granted under the Beazer Stock Plan, net of forfeited awards. All restricted stock units granted to directors were in lieu of director fees and vest at the end of 36 months, subject to continued service. All restricted stock units granted to employees were in lieu of annual incentive compensation and vest at the end of 36 months, subject to continued service. The table below shows the number of shares underlying options and restricted stock units previously granted to certain persons or groups of persons under the Beazer Stock Plan. No other form of stock-based award has been granted under the Beazer Stock Plan to date, and the table below does not show other stock-based awards issued by Beazer under any plan other than the Beazer Stock Plan. No final determination has yet been made as to the number of options or other awards to be granted to any single participant under the Beazer Stock Plan assuming adoption of the proposed amendment.

Name	Shares Underlying Options	Employee Restricted Stock Units	Restricted Stock Units for Director Fees
Laurent Alpert—Director	0	0	0
Brian C. Beazer—Non-Executive Chairman of the Board of Directors	35,244	0	321
Thomas B. Howard, Jr.—Director	4,705	0	321
George W. Mefferd—Director	4,705	0	321
D.E. Mundell—Director	4,705	0	0
Larry T. Solari—Director	4,705	0	0
Ian J. McCarthy—President, Chief Executive Officer and Director	140,972	15,138	0
David S. Weiss—Executive Vice President, Chief Financial Officer and Director	35,244	8,028	0
Michael H. Furlow—Executive Vice President and Chief Operating Officer	58,739	8,830	0
John Skelton—Senior Vice President of Financial Planning	3,990	2,179	0
C. Lowell Ball—Senior Vice President and General Counsel	0	0	0
All current executive officers as a group	238,945	34,175	0
All current non-executive directors as a group	54,064	0	963
Associates of directors, executive officers or nominees	0	0	0
Other persons receiving over 5% of options granted	0	0	0
All employees	498,475	70,803	0

        The Beazer Stock Plan will terminate on November 2, 2009. No awards will be granted after the termination of the Beazer Stock Plan. Awards granted prior to termination of the Beazer Stock Plan, however, may extend beyond the termination of the Beazer Stock Plan.

Certain Federal Income Tax Consequences

        The following is a summary of the principal federal income tax consequences generally applicable to awards under the Beazer Stock Plan. The grant of an option or SAR is not expected to result in any taxable income for the recipient. The holder of an Incentive Stock Option generally will have no taxable income upon exercising the Incentive Stock Option (except that a liability may arise pursuant to the alternative minimum tax), and Beazer will not be entitled to a tax deduction when an Incentive Stock Option is exercised. Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of common stock acquired on the date of exercise over the exercise price, and Beazer will be entitled at that time to a tax deduction for the same amount. Upon exercising an SAR, the amount of any cash received and the fair market value on the exercise date of any shares of common stock received are taxable to the recipient as ordinary income and deductible by Beazer. The tax consequence to an optionee upon a disposition of shares acquired through the exercise of an option will depend on how long the shares have been held and upon whether such shares were acquired by exercising an Incentive Stock Option or by exercising a non-qualified stock option or SAR. Generally, there will be no tax consequence to Beazer in connection with the disposition of shares acquired under an option, except that Beazer may be entitled to a tax deduction upon a disposition of shares acquired under an Incentive Stock Option before the applicable Incentive Stock Option holding periods set forth in the Code have been satisfied.

        With respect to other awards granted under the Beazer Stock Plan that are payable either in cash or shares of common stock and are not subject to substantial risk of forfeiture, the holder must recognize ordinary income equal to the excess of (1) the cash or the fair market value of the shares of common stock received (determined as of the date of such receipt) over (2) the amount (if any) paid for such shares of common stock by the holder of the award, and Beazer will be entitled to a deduction for the same amount for the taxable year in which the employee includes the amount in income. With respect to an award that is payable in shares of common stock that are restricted as to transferability and subject to substantial risk of forfeiture, such as shares of Restricted Stock, unless a special election is made pursuant to Section 83(b) of the Code, the holder of the award must recognize ordinary income equal to the excess of (1) the fair market value of the shares of common stock received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (2) the amount (if any) paid for such shares of common stock by the holder, and Beazer will be entitled at that time to a tax deduction for the same amount. If an election under Section 83(b) of the Code is made the holder of the award must recognize ordinary income equal to the excess of (1) fair market value on the date of grant over (2) the amount paid, and Beazer will be entitled to a tax deduction for the taxable year of the grant.

        As stated above, the Beazer Stock Plan Committee may grant, subject to its discretion and such rules as it may adopt, a bonus to a participant in order to provide funds to pay all or a portion of federal and state taxes due as a result of the receipt or exercise of (or lapse of restrictions relating to) an award. The amount of any such bonus will be taxable to the participant as ordinary income, and Beazer will have a corresponding deduction equal to such amount (subject to the usual rules concerning reasonable compensation).

Vote Required

        The affirmative vote of a majority of the shares of Beazer common stock present or represented by proxies and entitled to vote on the matter at the Annual Meeting will be necessary for approval of the amendments to the Beazer Stock Plan.

Amendments to Beazer's Value Created Incentive Plan

        At the meeting, Beazer stockholders will be asked to approve certain amendments to Beazer's Value Created Incentive Plan (the "Value Created Plan") which will constitute:

  •
  approval of an amendment to the Value Created Plan to increase the annual maximum payment under the Value Created Plan to any single participant from $1.5 million to $2.5 million; and

  •
  ratification of the Beazer board of directors' adoption of the Customer Service Incentive Plan (the "Customer Plan") component of the Value Created Plan.

        Beazer stockholder approval is necessary to preserve the full deductibility for federal income tax purposes of amounts paid by Beazer under the Value Created Plan as further described below.

        The Beazer Stock Plan Committee believes that the Value Created Plan is an integral part of a compensation program that provides Beazer's officers and other key employees annual and long-term performance incentives that should enhance shareholder value. Increasing the maximum payment under the Value Created Plan and ratifying the Customer Plan are necessary to allow Beazer the flexibility to offer competitive and appropriate incentives to participants under the Value Created Plan.

Recommendation

        The Beazer board of directors recommends that Beazer stockholders vote their shares in favor of the proposed amendments to the Value Created Plan. Please see the voting instructions on page    of this Joint Proxy Statement/Prospectus for instructions on how to vote.

        In December 1998, the Beazer Stock Plan Committee approved the Value Created Plan which was approved by the shareholders on February 4, 1999. In November 2000, the Beazer board of directors approved the Customer Plan as a component of the Value Created Plan. The following summary of the Value Created Plan and the Customer Plan is qualified in its entirety by reference to the full text of the Value Created Plan, a copy of which may be obtained by shareholders upon written request directed to the Secretary of the Company, 5775 Peachtree Dunwoody Road, Suite B-200, Atlanta, Georgia 30342.

Summary of the Value Created Plan

        Beazer pays incentive compensation to its corporate executives and certain key employees under Beazer's Value Created Plan. The awards under this plan are made based upon Beazer's (and its operating divisions) making operating profit in excess of Beazer's cost of capital. The amount of operating profit in excess of cost of capital is referred to as "Value Created."

        Employees participating in the Value Created Plan, each year are paid a set percentage of Value Created and a set percentage of the increase in Value Created over the prior year, referred to as "Incremental Value Created." In addition the same percentages of Value Created and Incremental Value Created are put into a "bank," which may be paid out over three years, based upon future performance. Amounts payable under the Value Created Plan may be increased or decreased based on the performance of Beazer or a division of Beazer (each a "business unit") as measured under criteria set forth in the Customer Plan.

        The following more detailed description of the Value Created Plan assumes approval of the amendments described above.

The Value Created Plan as Performance-Based Compensation

        The Internal Revenue Code of 1986, as amended, and the Treasury regulations thereunder, generally provide that corporate deductions will be disallowed for annual compensation in excess of $1,000,000 paid to certain executive officers subject to certain exceptions and exclusions. The Stock

Option and Incentive Committee's policy is to design and administer Beazer's executive compensation program to minimize any loss of tax deductibility, while at the same time ensuring that Beazer's compensation program remains competitive. Beazer's incentive plans are intended to qualify payments under the plans as "performance-based compensation," which is not subject to the $1,000,000 cap on deductibility.

        The Value Created Plan was designed to align annual cash incentive compensation opportunities with Beazer's financial strategy. We use "Value Created," a variation of the economic value financial concept, which measures Beazer's ability to generate a return on capital in excess of its weighted average cost of capital for the year, as determined by the Stock Plan Committee (currently 14%), as the principal financial measure to evaluate Beazer's performance and to determine the "annual" cash bonus incentives under the Value Created Plan.

History of Value Created Plan

        In fiscal year 1997, Beazer began compensating certain corporate executives under a predecessor to the Value Created Plan. In fiscal 1998, this initial plan was extended to other members of both corporate and operating management.

        In December 1998, the Stock Option Committee approved the Value Created Plan as an update and amendment of the initial plan to be used to determine incentive compensation for all executive officers and members of management for fiscal year 1999 and thereafter. In order to maintain full tax deductibility for amounts paid under the Value Created Plan, the Value Created Plan was presented to and approved by Beazer's shareholders at Beazer's annual meeting of shareholders held on February 4, 1999.

        The Value Created Plan was supplemented in November 2000 when the Beazer board of directors approved the Customer Plan.

        Beazer believes that the Value Created Plan provides incentive compensation opportunities for superior performance based upon earnings in excess of cost of capital, a gauge that Beazer believes is consistent with its shareholders' objectives.

Definition of "Value Created"

        Under the Value Created Plan, incentive compensation is based upon Value Created. Value Created is defined as earnings before interest and taxes (EBIT) minus a capital charge. The capital charge is equal to the total capital employed multiplied by an estimate of weighted average pre-tax cost of capital. The calculation of Value Created is represented below:

  Value Created = EBIT - (Capital employed × weighted average cost of capital)

        Value Created may be determined for an individual business unit as well as for the company as a whole, and can be either positive or negative.

Determination of Value Created Incentive Payments and Bank

        At the end of each fiscal year, each participant in the Value Created Plan would be paid a predetermined percentage of Value Created and a predetermined percentage of the change in Value Created compared to the prior year ("Incremental Value Created"). For instance, in the case of Ian McCarthy, the Chief Executive Officer, the predetermined percentages of each of Value Created and Incremental Value Created is 3.0%. Since payments under the Value Created Plan are made only if Value Created or Incremental Value Created is positive, amounts to be allocated under the Value Created Plan cannot be determined at this time.

        In addition, each participant has a "bank," which helps determine a portion of the annual bonus. The initial amount in each participant's bank is determined as a set percentage of salary. Each year fifty percent of a set percentage of each of Value Created and Incremental Value Created, if positive, is paid immediately to that participant. The remaining fifty percent of such set percentage of each of Value Created and Incremental Value Created, positive or negative, is put into that participant's bank. The amounts put into the bank may be positive or negative and the bank balance, as a whole, can become negative. At the end of each fiscal year, one-third of the bank is paid out, if the bank is positive after increasing or reducing it by the current year's Value Created and Incremental Value percentages. The remaining balance in the bank is carried forward to the subsequent year to help determine that year's incentive payment, and thus represents a portion of future bonus potential. The bank balance is not vested and is not intended to represent incentive compensation due to employees for past service. The bank is forfeited upon severance, resignation, retirement, death or termination for any reason.

The Customer Plan

        The Customer Plan was adopted as a component of the Value Created Plan by the Beazer board of directors on November 2, 2000 in order to provide additional incentives under the current Value Created Plan based on certain business criteria and has been in use since its adoption. Under the Customer Plan, a participant in the Value Created Plan can receive an additional annual incentive payment of up to 10% of the participant's annual Value Created Plan payment, based upon reaching or exceeding certain pre-established overall scores in three areas on Beazer's customer satisfaction surveys, which are conducted by an independent third party company. We have also established minimum standards for the three key measures, and should the business unit not meet these minimum standards, the Stock Option Committee may, in its sole discretion, reduce a participant's annual incentive payment under the Value Created Plan by up to 10%. The maintenance of the Customer Plan, including the setting of minimum and target goals, is at the sole discretion of the Stock Plan Committee.

        The current minimum standards and target goals are set forth in the table below:

	Minimum Standard	Target Goals for Positive Override
Total Homebuyer Satisfaction	80%	85%
Overall Service Satisfaction	80%	85%
Recommend to a Friend	85%	90%
(Definitely and Most Likely)

        For each of the three categories, an annual average is calculated for each participant using the four trailing quarterly scores. This average is used to determine the override or adjustment from each factor. As demonstrated in the chart below, adjustments from the three factors are then aggregated to calculate the total override to be applied to the participant's incentive payment for the year. The adjustment does not affect the participant's bank or any subsequent year's calculations under the Value Created Plan. In addition, the override is not limited by the maximum cash payment restriction under the Value Created Plan.

	Discretionary Negative Override		No Effect		Positive Override
	Score	Override	Score	Override	Score	Override
Total Homebuyer Satisfaction	<80%	-2.5%	80-84%	0	85%	+2.5%
Overall Service Satisfaction	<80%	-2.5%	80-84%	0	85%	+2.5%
Recommend to a Friend	<85%	-5.0%	85-89%	0	90%	+5.0%

Total		-10%		0		+10.0%

        As an example, under the Customer Plan, a participant whose business unit achieves the following scores:

Total Homebuyer Satisfaction	88%
Overall Service Satisfaction	84%
Recommend to a Friend	90%

        would receive a 7.5% positive override payment calculated as follows:

  •
  2.5% positive override for achieving a Total Homebuyer Satisfaction score above 85%;

  •
  no effect for the Overall Service Satisfaction score of between 80% to 84%; and

  •
  5.0% positive override for achieving a Recommend to a Friend score of 90% or higher.

        Approval and ratification of the Customer Plan by Beazer stockholders for purposes of its future application is necessary in order for Beazer to qualify for full deductibility under the Internal Revenue Code with respect to the positive override amounts paid to participants under the Customer Plan. Even if stockholder ratification is not obtained, Beazer may continue the use of the Customer Plan, but absent ratification any increase in amounts payable to a participant in the Value Created Plan through a Customer Plan positive override may not be deductible by Beazer if the total compensation received by the participant in a particular year, other than compensation exempt under the tax rules, exceeds $1,000,000.

Annual Maximum Payment

        The maximum annual incentive compensation paid out under the Value Created Plan is determined as a set percentage of the employee's annual salary for that year, provided however that in no event shall the amount paid out to any individual in one fiscal year under the Value Created Plan exceed $2,500,000, assuming the proposed amendment is approved. If approved, this increased maximum will apply for fiscal year 2002 and all subsequent fiscal years during the term of the Value Created Plan. Any excess amount over the maximum remains in the bank.

Vote Required

        The affirmative vote of a majority of the shares of Beazer's common stock present or represented by proxies and entitled to vote on the matter at the Annual Meeting will be necessary for approval of the proposed amendments to the Value Created Plan, including ratification of the Customer Plan.

ADDITIONAL INFORMATION ABOUT BEAZER

Principal Stockholders

        The following table sets forth information as of February 15, 2002 with respect to the beneficial ownership of Beazer's common stock by all persons known by us to beneficially own more than 5% of Beazer's common stock. In order to provide the most timely information available regarding principal stockholders, we included ownership information as provided in the most recently available Schedule 13G filed by each respective holder, unless otherwise indicated.

Name and Address Of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Fidelity Management & Research Company 82 Devonshire Street Boston, Massachusetts 02109	1,268,050	14.65%
Capital Growth Management Limited Partnership One International Place Boston, Massachusetts 02110	1,155,900	13.36%
Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	793,164	9.17%
Neuberger & Berman, LLC(1) 605 Third Avenue New York, New York 10158-3698	493,698	5.71%

(1)
As reported on its most recently filed Form 13F.

Report of the Audit Committee

        The Audit Committee operates under a written charter adopted by the Beazer board of directors in fiscal 2000. Each member of the Audit Committee is independent in the judgment of the Beazer board of directors and as required by the listing standards of the New York Stock Exchange.

        Management is responsible for Beazer's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of Beazer's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Audit Committee's responsibility is generally to monitor and oversee these processes, as described in the Audit Committee Charter.

        The Audit Committee reviewed and discussed the audited financial statements of Beazer for the fiscal year ended September 30, 2001 with Beazer's management. The Audit Committee has discussed with its independent auditors, Deloitte & Touche LLP, the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees).

        The Audit Committee has also received a letter from Deloitte & Touche LLP required by Independence Standards Board Statement No. 1 (Independence Discussion with Audit Committees) and discussed with Deloitte & Touche LLP their independence.

        Based on the review and discussions described above, the Audit Committee recommended to the Beazer board of directors that the audited financial statements be included in Beazer's Annual Report on Form 10-K for the fiscal year ended September 30, 2001 for filing with Securities and Exchange Commission.

        The Audit Committee has considered whether the provision of non-audit services by Deloitte & Touche LLP is compatible with maintaining the independent auditor's independence.

George W. Mefferd D.E. Mundell Larry T. Solari
The Members of the Committee

Principal Accounting Firm Fees

        Aggregate fees billed to Beazer for the fiscal year ended September 30, 2001 by Beazer's principal accounting firm, Deloitte & Touche LLP, are as follows:

        Audit Fees:    The aggregate fees for professional services rendered by Deloitte & Touche LLP in connection with their audit of Beazer's financial statements and reviews of the financial statements included in Beazer's Quarterly Reports on Form 10-Q for the 2001 fiscal year was approximately $220,000.

        Financial Information Systems Design and Implementation Fees:    There were no professional services rendered by Deloitte & Touche LLP in the 2001 fiscal year relating to financial information systems design and implementation.

        All Other Fees:    The aggregate fees for all other services rendered by Deloitte & Touche LLP in the 2001 fiscal year was approximately $403,000 and includes the following:

    Attestation Fees. The aggregate fees for attestation services rendered by Deloitte & Touche LLP for matters principally including comfort letters and consents related to Securities and Exchange Commission and other registration statements, audits of employee benefit plans and separate financial statement of Beazer's mortgage and insurance subsidiaries, due diligence pertaining to acquisitions and consultation on accounting standards or transactions was approximately $158,000.

    Other Fees. The aggregate fees for all other services, primarily related to tax planning and compliance, rendered by Deloitte & Touche LLP in the 2001 fiscal year was approximately $245,000.

Independent Auditors

        Upon the recommendation of the Audit Committee, the Beazer board of directors has selected the firm of Deloitte & Touche LLP to serve as Beazer's independent auditor for the fiscal year ending September 30, 2002. Deloitte & Touche LLP served as independent auditor for Beazer since its fiscal year ended September 30, 1996. Representatives of Deloitte & Touche LLP will be present at the annual meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

Security Ownership of Management

        The following table sets forth information as of February 15, 2002 with respect to the beneficial ownership of Beazer common stock by Beazer's directors, Named Executives, and all directors and executive officers as a group. Except as otherwise indicated, each beneficial owner possesses sole voting and investment power with respect to all shares.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned(1))	Percent of Outstanding
Brian C. Beazer Non-Executive Chairman of the Board of Directors	81,981	* %
Ian J. McCarthy President, Chief Executive Officer and Director	364,320	4.10%
David S. Weiss(2) Executive Vice President, Chief Financial Officer and Director	151,980	1.73%
Laurent Alpert Director	—	*
Thomas B. Howard, Jr. Director	16,500	*
George W. Mefferd Director	4,000	*
D. E. Mundell Director	9,000	*
Larry T. Solari(3) Director	7,500	*
Michael H. Furlow Executive Vice President and Chief Operating Officer	40,688	*
John Skelton Senior Vice President of Financial Planning	75,750	*
C. Lowell Ball Senior Vice President and General Counsel	—	*
Directors and Executive Officers as a Group (10 persons)	751,719	8.22%

*
Less than 1%

(1)
The number of shares for Messrs. Beazer, McCarthy, Weiss, Furlow, and Skelton includes 3,375, 108,375, 32,375, 30,000, and 15,125 shares of restricted stock, respectively. All such shares of restricted stock were awarded under the Amended and Restated 1994 Stock Incentive Plan. Such shares of restricted stock will vest unconditionally in September 2005 but certain awards may vest earlier based on certain performance criteria. The number of shares for Messrs. McCarthy, Weiss, Furlow, and Skelton does not include the right to receive 42,502, 19,570, 29,989, and 9,091 shares of restricted stock, respectively, which each of Messrs. McCarthy, Weiss, Furlow, Skelton and Simons is entitled to receive three years from the award date in lieu of a portion of their respective Fiscal Year 1998, 1999 and 2000 cash bonuses (when applicable). The number of shares for Messrs. McCarthy, Weiss, Furlow, Skelton, and Ball includes 1,336, 1,903, 600, 1,267 and 1,258 shares of the Company's Common Stock, respectively, held through the Company's 401(k) plan. The number of shares for Messrs. Beazer, McCarthy, Howard, Mefferd, Mundell, Solari, Weiss and Skelton includes 60,000, 241,000, 11,500, 3,000, 6,000, 6,000, 108,000 and 56,250 stock options, respectively, which were fully vested and exercisable at February 15, 2002.

(2)
Includes 300 shares of the Company's Common Stock owned by Maureen Cowie, Mr. Weiss' spouse.

(3)
Includes 500 shares of the Company's Common Stock owned by Deidre Solari, Mr. Solari's spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Beazer's executive officers and directors and persons who own more than ten percent of Beazer's stock, as well as certain affiliates of such persons, to file initial reports of ownership and changes of ownership with the SEC and the NYSE. These parties are required to furnish Beazer with copies of forms they file. Based solely on a review of the copies of the Section 16(a) forms and amendments thereto received by Beazer and on written representations that no other reports were required, Beazer believes that all reports required pursuant to Section 16(a) for fiscal year 2001 were timely filed by all persons known by Beazer to be required to file such reports with respect to Beazer's securities.

Executive Compensation

  Report of the Compensation Committee

        Beazer's Compensation Committee of the Board (the "Committee") in fiscal year 2001 consisted of Messrs. Beazer, Howard and Solari, none of whom is employed by Beazer, other than Mr. Beazer who is the Non-Executive Chairman of Beazer and Chairman of the Committee. Beazer's Stock Option and Incentive Committee, a subcommittee of the Committee, in fiscal year 2001 consisted of Messrs. Beazer, Howard and Solari, with Messr. Beazer serving as a non-voting member. The Stock Option and Incentive Committee has been appointed to administer Beazer's 1999 Stock Incentive Plan, Amended and Restated 1994 Stock Incentive Plan and the Value Created Incentive Plan, as well as any other bonus or incentive compensation plans. The Stock Option and Incentive Committee also recommends the Non-executive Chairman's compensation arrangement to Beazer.

        The Committee is accountable to the Beazer board of directors for developing, monitoring and managing the executive compensation programs of Beazer. More specifically, the Committee administers cash-based compensation programs for all Management Committee members, which includes all of the executive officers named in the Summary Compensation Table below (the "Named Executives"). The Committee consults with Watson Wyatt & Company on all matters regarding executive compensation and Beazer's compensation plans.

        Beazer's compensation programs have been aligned with the Committee's beliefs that:

  1.
  base salaries should be at or below median practices for similar jobs in the homebuilding industry;

  2.
  annual incentive opportunities should represent a significant portion of total cash compensation for executives, and provide meaningful downside risk and upside opportunity for variations in performance from budgets and relative to Beazer's peers; and

  3.
  stock incentives should include executive ownership of Beazer equity as well as ownership of stock options in order to link executives' rewards directly with shareholders' risks and opportunities.

        It is the Committee's further belief that managing a compensation program around these principles will place executives' and shareholders' interests together and enhance the financial returns to Beazer's shareholders relative to the group of comparable homebuilding companies (the "Peer Group"), consisting of Centex, D.R. Horton, Hovnanian, Kaufman & Broad, Lennar, MDC, NVR, Pulte, Ryland, and Toll Brothers. During fiscal year 2001, and for fiscal year 2002 the Committee retained the services of Watson Wyatt, compensation consultants, to give advice on the total compensation provided to executives. Watson Wyatt has confirmed that the compensation being paid is consistent with Beazer's performance-based principles and competitive practices among the Peer Group. Each component of compensation is described more fully below.

        Base Salary.    Base salaries for executives are determined by the Committee based on comparisons of industry salary practices for positions of similar responsibilities and size, and on individual and business unit performance as presented by the Committee's Chairman, Mr. Beazer, based upon input from the Chief Executive Officer, Mr. McCarthy, other than for himself. It is the Committee's objective and practice to set base salaries at levels equivalent to the median (50th percentile) salary of comparable jobs in the Peer Group. Effective October 2001, the Committee approved salary increases for the Named Executives, other than the Chief Executive Officer, that ranged from 3% to 9% and averaged 6%, however, Mr. Weiss declined the increase recommended by the Committee (as did Mr. McCarthy, see "Chief Executive Officer Compensation"). Actual salary increases for the Named Executives other than the Chief Executive Officer, therefore, ranged from 0% to 9% and averaged 4%.

        Annual Incentives—The Value Created Incentive Plan (the "VCIP")    Beazer pays incentive compensation to its corporate executives and certain key employees under the VCIP. The awards under this Plan are made based upon Beazer and its operating divisions making operating profit in excess of their cost of capital. The amount of operating profit in excess of cost of capital is referred to as "Value Created".

        Employees participating in the VCIP, each year are paid a set percentage of Value Created and a set percentage of the increase in Value Created over the prior year, referred to as "Incremental Value Created". In addition, the same percentages of Value Created and Incremental Value Created are put into a "bank", which is always at risk, may be paid out over three years, and can be reduced by future negative performance. This summary of the VCIP is qualified in its entirety by reference to the full text of the plan, a copy of which is attached hereto as Annex V.

        Based upon Beazer's financial performance, incentive payments under the VCIP in fiscal 2001 were $1,500,000 to Mr. McCarthy and an aggregate of $2,087,500 to the other four Named Executives. Such amounts include $449,997 and $503,029, respectively, which was deposited into a bookkeeping account (the "Account") as restricted stock units ("RSUs") issuable in three years, under Beazer's Amended and Restated Corporate Management Stock Purchase Program ("CMSPP"). The number of shares related to these amounts, 11,574 and 12,938, respectively, is based upon a stock price of $38.88 per share, which is a 20% discount from the actual closing stock price ($48.60 per share) at September 28, 2001.

        Annual Incentives—The Amended and Restated Corporate Management Stock Purchase Plan    In order to promote ownership of Beazer's stock by key executives, Beazer maintains the CMSPP. Under this program, certain key executives may, at their option, have a portion of their bonuses deposited into the Account as RSUs to purchase shares of Beazer's Common Stock at a 20% discount from the closing fair market value of Beazer's common stock on the date of deposit. Such shares are issuable three years from the last day of Beazer's fiscal year into the Account; until issued the shares cannot be sold, assigned, pledged or encumbered.

        Equity-based Incentives    Beazer utilizes two equity-based, longer-term incentive programs: stock options and performance accelerated restricted stock ("PARS"). It is anticipated that grants of stock options will not be made more often than every year and grants of PARS will be made every three years to key executives. Interim grants are made for new executive appointments. During fiscal year 2001, no stock options and no PARS were granted to members of Beazer's management.

        Stock options are granted at 100% of fair market value on the date of grant, fully vest after three years from grant and expire 10 years after grant. PARS are restricted from use or sale for seven years from grant, provided, however, that if Beazer's stock price appreciation and dividend payments, if any, reach certain targeted goals, the restrictions can lapse as early as three years (50%) and four years (50%) from the date of grant. Executives who resign from Beazer, or are terminated for cause before grants are vested, forfeit their unvested options and PARS.

        Grants of stock options and PARS are based on the Stock Option and Incentive Committee's assessment of competitive practices, past award histories and recommendations from Beazer's Non-Executive Chairman of the Board and Beazer's Chief Executive Officer.

        Chief Executive Officer Compensation    In determining Mr. McCarthy's compensation the Committee considers Beazer's financial and non-financial performance, as well as an analysis of Mr. McCarthy's total compensation in relation to other Chief Executive Officers in the homebuilding industry.

        Mr. McCarthy's base salary at the end of fiscal year 2001 was $700,000. Based upon a study done by Watson Wyatt, independent consultants, the Compensation Committee noted that Mr. McCarthy's salary was below the median salary level for Chief Executive Officers in the Peer Group based on publicly available date for the homebuilding industry. Accordingly the Compensation Committee recommended a salary increase for Mr. McCarthy to bring his salary closer to the median. Mr. McCarthy declined this salary increase, however, and his salary for fiscal 2002 remains the same as for fiscal 2001.

        Under the VCIP, Mr. McCarthy receives 3% each of Value Created and Incremental Value Created as a bonus and has the same percentage put into his bank. Based upon Beazer's financial performance in fiscal year 2001, Mr. McCarthy received $1,500,000 (of which $449,997 was deferred in Beazer stock under the CMSPP) under the VCIP and his ending bank balance is $6,924,380, which is always at risk, may be paid out over three years, and can be reduced by future negative performance.

        Tax Deductibility of Compensation    It is the Committee's general policy to consider whether particular payments and awards are deductible to Beazer for Federal income tax purposes, along with other factors, which may be relevant in setting executive compensation practices. In accordance with recently enacted Federal income tax legislation, beginning in 1994, the Internal Revenue Service limits the deductibility for Federal income tax purposes of executive compensation payments in excess of $1 million subject to certain exemptions and exceptions. During fiscal year 2001, no Executive Officer of Beazer received executive compensation in excess of such limitation which was not exempt.

Brian C. Beazer Thomas B. Howard, Jr. Larry T. Solari
The Members of the Committee

  Summary Compensation Table

        The following table sets forth the cash and non-cash compensation for each of Beazer's last three fiscal years awarded to or earned by Beazer's Chief Executive Officer and four other most highly paid executive officers whose salary and bonus earned in fiscal year 2001 for services rendered to Beazer exceeded $100,000 (the "Named Executives").

Long-term Compensation
			Annual Compensation					Awards		Payouts
Name and Principal Position	Fiscal Year		Salary		Bonus(1)		Other Annual Compensation(2)	Restricted Stock Awards	Securities Underlying Options (#)	LTIP Payouts	All Other Compensation(3)
Ian J. McCarthy: President and Chief Executive Officer	2001 2000 1999		$ $ $	700,000 550,000 465,000	$ $ $	1,500,000 1,100,000 930,000	— — —	— — —	— 140,972 —	— — —	$ $ $	5,250 5,025 4,800
Michael H. Furlow: Executive Vice President and Chief Operating Officer	2001 2000 1999		$ $ $	435,000 385,000 325,500	$ $ $	1,087,500 770,000 651,000	— — —	— — —	— 58,739 —	— — —	$ $ $	4,525 5,025 4,800
David S. Weiss: Executive Vice President and Chief Financial Officer	2001 2000 1999		$ $ $	315,000 275,000 230,000	$ $ $	630,000 550,000 460,000	— — —	— — —	— 35,244 —	— — —	$ $ $	5,250 5,025 4,800
John Skelton: Senior Vice President of Financial Planning	2001 2000 1999		$ $ $	195,000 190,000 190,000	$ $ $	195,000 190,000 303,216	— — —	— — —	— 3,990 —	— — —	$ $ $	5,369 5,025 4,800
C. Lowell Ball: Senior Vice President and General Counsel	2001 2000 1999	(4)	$ $	175,000 175,000	$ $	175,000 29,167	— —	— —	— —	— —		$4,073 —

(1)
For Messrs. McCarthy, Furlow, Weiss, Skelton and Ball, includes $449,997, 271,849, 164,968, 48,417 and 17,496, respectively, which was deferred and deposited an account pursuant to the CMSPP in 2001, $330,008, 192,494, 175,010, 47,502 and 0, respectively, which was deposited into an account pursuant to the CMSPP in 2000, and $279,000, 162,750, 115,000, 75,804 and 0, respectively, which was deposited into the account pursuant to the CMSPP in 1999.

(2)
The aggregate amount of certain perquisites and other benefits provided to each of the officers listed above did not exceed the lesser of $50,000 or 10% of his total annual salary and bonus in any of the years reported and so is not required to be included in the table.

(3)
Represents matching contributions by the Company under its 401(k) plan.

(4)
Mr. Ball was not employed by the Company in fiscal year 1999.

  Stock Options

        During fiscal year 2001 no stock options were granted to the Named Executives. The following table summarizes certain information with respect to stock options held by the Named Executives.

Aggregated Option Exercises in Fiscal Year 2001 and Value at End of Fiscal Year 2001

			Number of Securities Underlying Unexercised Options Held at End of Fiscal Year 2001
					Value of Unexercised In-the-Money Options at End of Fiscal Year 2001(1)
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Ian J. McCarthy	—	—	241,000	140,972	$7,205,725	3,971,215
Michael H. Furlow	—	—	30,000	58,739	852,375	1,654,690
David S. Weiss	—	—	108,000	35,244	3,229,175	992,830
John Skelton	—	—	56,250	3,990	1,707,078	97,905
C. Lowell Ball	—	—	—	—	—	—

(1)
Represents the difference between the closing price per share of Common Stock on September 28, 2001 ($48.60) as reported by the NYSE and the exercise price of the options.

  Employment Agreements

        Beazer has entered into employment agreements (the "Employment Agreements") with each of the Named Executives. The Employment Agreements set forth the basic terms of employment for each Named Executive, including base salary, bonus, and benefits, including benefits to which each Named Executive is entitled if his employment is terminated for various reasons. Each Employment Agreement is effective for one-year periods and will be extended in each successive year unless earlier terminated by Beazer or the Named Executive or otherwise terminated in accordance with the respective Employment Agreement. In addition, each Employment Agreement contains certain non-competition and confidentiality provisions.

        Generally, if the Named Executive's employment is terminated by Beazer for "cause" (as defined in the Employment Agreements) or as a result of the Executive's incapacity or death, the Named Executive will be entitled to receive an amount equal to his base salary through the effective date of termination, and all other amounts to which the Named Executive may be entitled under his Employment Agreement to the effective date of termination, including bonus amounts (for the termination reasons described, other than for "cause"), which will be prorated to the date of termination.

        In the event the Named Executive's employment is terminated for any other reason (including without cause), and by reason of retirement, the Named Executive will be entitled to receive an amount equal to his base salary for the remainder of the term of his Employment Agreement then in effect, bonus amounts to which the Named Executive would have been entitled under his Employment Agreement for the remainder of the term of his Employment Agreement (subject to the prior approval of the Compensation Committee of the Board of Directors), and all other amounts to which the Named Executive may be entitled under his Employment Agreement to the effective date of termination.

  Supplemental Employment Agreements

        Each of the Named Executives has entered into a supplemental employment agreement (or has had equivalent terms incorporated into his Employment Agreement) (the "Supplemental Employment Agreement") which supersedes the terms and provisions of such Named Executive's Employment Agreement in the event of a Change of Control (as defined in the Supplemental Employment Agreement). The Supplemental Employment Agreements automatically renew every year for a successive two year period.

        Pursuant to the Supplemental Employment Agreements, Beazer will continue to employ the Named Executive for a period of two years from the date the Change of Control occurs (the "Effective Date"). During this two-year period, the Named Executive will be entitled to receive an amount approximating his most recent annual base salary ("Annual Base Salary"). In addition, the Named Executive shall be awarded an annual bonus at least equal to the highest bonus for the last three years ("Annual Bonus").

        If the Named Executive's employment is terminated by Beazer for cause, the Named Executive will be entitled to receive an amount equal to the portion of his Annual Base Salary accrued through the effective date of termination and any deferred compensation previously deferred and all other payments to which the Named Executive may be entitled under his Supplemental Employment Agreement.

        If the Named Executive's employment is terminated by Beazer as a result of the Named Executive's death or disability, or by the Named Executive for a reason other than a Good Reason (as defined in the Supplemental Employment Agreements), the Named Executive will be entitled to receive an amount equal to the portion of his Annual Base Salary and Annual Bonus accrued through the effective date of termination and any deferred compensation previously deferred (the "Accrued Obligations") and all other amounts to which the Named Executive may be entitled under his Supplemental Employment Agreement.

        If the Named Executive's employment is terminated by Beazer for any reason other than for cause or as a result of the Named Executive's death or disability, or by the Named Executive for Good Reason, the Named Executive shall be entitled to receive an amount equal to the sum of (i) the Accrued Obligations; (ii) the product of (A) a multiple ranging from 1.5 to 3.0 and (B) the sum of his Annual Base Salary and Annual Bonus; (iii) certain excess pension benefits; and (iv) all other amounts to which the Named Executive may be entitled under his Supplemental Employment Agreement. In addition, Beazer must provide the Named Executive and his family certain benefits for a three-year period following the effective date of termination.

Comparative Stock Performance Graph

        The graph below compares the cumulative total return on Beazer's common stock with the cumulative total return of the Standard and Poor's 500 Stock Index and the Standard and Poor's

Homebuilding Index for the last five fiscal years (assuming the investment of $100 in each vehicle on October 1, 1996 and the reinvestment of all dividends).

	Cumulative Total Return
	9/96	9/97	9/98	9/99	9/00	9/01
BEAZER HOMES USA, INC.	100.00	136.96	143.48	129.13	189.57	338.09
S & P 500	100.00	140.45	153.15	195.74	221.74	162.71
S & P HOMEBUILDING	100.00	149.39	167.41	140.58	177.04	180.28

LEGAL MATTERS

        The validity of the Beazer common stock to be issued in connection with the merger will be passed upon for Beazer by Paul, Hastings, Janofsky & Walker LLP, Atlanta, Georgia.

        Certain of the tax consequences of the merger will be passed upon for Beazer by Paul, Hastings, Janofsky & Walker LLP. Certain of the tax consequences of the merger will be passed upon for Crossmann by Ice Miller.

EXPERTS

        The consolidated financial statements incorporated in this Joint Proxy Statement/Prospectus by reference from Beazer's Annual Report on Form 10-K for the year ended September 30, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The combined financial statements of April Corporation and Sanford Homes of Colorado, LLLP incorporated in this Joint Proxy Statement/Prospectus by reference to Beazer's Form 8-K/A dated October 15, 2001 have been audited by KPMG LLP, independent auditors, as stated in their report which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements incorporated in this Joint Proxy Statement/Prospectus by reference from Crossmann's Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

STOCKHOLDER PROPOSALS

        The next annual meeting of stockholders of Beazer is expected to be held on or about                        , 2003. Beazer stockholders are hereby advised that any proposals regarding matters which any stockholder desires to present at the next annual meeting of the shareholders are to be received by Beazer at its principal executive offices for inclusion in Beazer's proxy statement and form of proxy relating to such annual meeting by                        , 2002. Such proposals must also meet the other requirements of the rules of the SEC relating to stockholders' proposals. Proxies may confer discretionary authority to vote on any matter for which Beazer receives notice after            , 2002, without the matter being described in the proxy statement for the 2003 annual meeting.

        If the merger is not completed, the next annual meeting of stockholders of Crossmann is expected to be held on or about September 30, 2002.

WHERE YOU CAN FIND MORE INFORMATION

        Beazer and Crossmann each file reports, proxy statements and other important business and financial information with the SEC. The public may read and copy any materials that either Crossmann or Beazer files with the SEC at the public reference facilities maintained at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants (including Crossmann and Beazer) that file electronically with the SEC (including Crossmann and Beazer). The SEC's web site can be accessed at http://www.sec.gov. Beazer common stock is listed on the NYSE. Reports, proxy statements and other information we file can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

        Beazer has filed with the SEC a Registration Statement on Form S-4 under the Securities Act of 1933, of which this Joint Proxy Statement/Prospectus is a part, with respect to the Beazer common stock to be issued to Crossmann stockholders as a result of the merger. This Joint Proxy Statement/Prospectus does not contain all the information set forth in that registration statement. For further information, please refer to the registration statement, which may be inspected and copied, or obtained from, the SEC or the NYSE in the manner described above.

        The following documents previously filed by Beazer with the SEC under the File Number 1-12822 are incorporated by reference in this Joint Proxy Statement/Prospectus:

  1.
  Beazer's annual report on Form 10-K for the fiscal year ended September 30, 2001;

  2.
  Beazer's quarterly report on Form 10-Q for the quarter ended December 31, 2001;

  3.
  Beazer's current report on Form 8-K filed on February 1, 2002;

  4.
  Beazer's current report on Form 8-K filed on August 10, 2001 as amended by Beazer's current report on Form 8-K/A filed on October 15, 2001; and

  5.
  The description of Beazer's capital stock contained in the Beazer's Registration Statements on Form 8-A under Section 12 of the Exchange Act, filed on January 28, 1994 and June 21, 1996, respectively, including any amendment or report filed for the purpose of updating those descriptions.

        The following documents previously filed by Crossmann with the SEC under the File Number 0-22562 are incorporated by reference in this Joint Proxy Statement/Prospectus:

  1.
  Crossmann's annual report on Form 10-K for the fiscal year ended December 31, 2001; and

  2.
  Crossmann's current report on Form 8-K filed on February 1, 2002.

        All documents filed by Beazer under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Joint Proxy Statement/Prospectus and before the date of the Beazer annual meeting, are incorporated into this Joint Proxy Statement/Prospectus by reference and will constitute a part of this Joint Proxy Statement/Prospectus from the date they are filed.

        All documents filed by Crossmann under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Joint Proxy Statement/Prospectus and before the date of the Crossmann special meeting, are incorporated into this Joint Proxy Statement/Prospectus by reference and will constitute a part of this Joint Proxy Statement/Prospectus from the date they are filed.

        Beazer or Crossmann will provide each person to whom a copy of this Joint Proxy Statement/Prospectus is delivered a copy of any or all of the information that has been incorporated by reference in this Joint Proxy Statement/Prospectus, but not delivered in this Joint Proxy Statement/Prospectus. We will provide this information by first class mail at no cost within one business day of written or oral

request thereupon addressed to the persons listed below. To ensure timely delivery, we suggest you request the information by                        , 2002.

For Beazer Stockholders	For Crossmann Stockholders
David S. Weiss Executive Vice President and Chief Financial Officer Beazer Homes USA, Inc. 5775 Peachtree Dunwoody Road Suite B-200 Atlanta, GA 30342 (404) 250-3420	Jennifer A. Holihen Chief Financial Officer and Secretary Crossmann Communities, Inc. 9210 N. Meridian Street Indianapolis, IN 16260 (317) 573-8688

        No one has been authorized to give any information or to make any representations other than those contained in this Joint Proxy Statement/Prospectus in connection with the solicitation of proxies or the offering of securities made by this Joint Proxy Statement/Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by Beazer, Crossmann or any other person on their behalf. This Joint Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this Joint Proxy Statement/Prospectus nor any distribution of securities to which it relates will under any circumstances create an implication that there has been no change in the affairs of Beazer or Crossmann since the date of this Joint Proxy Statement/Prospectus or that the information in it is correct as of any time subsequent to its date.

ANNEX I

AGREEMENT AND PLAN OF MERGER

Among

BEAZER HOMES USA, INC.

BEAZER HOMES INVESTMENT CORP.

and

CROSSMANN COMMUNITIES, INC.

Dated as of January 29, 2002

i

        AGREEMENT AND PLAN OF MERGER, dated as of January 29, 2002 among BEAZER HOMES USA, INC., a Delaware corporation ("Parent"), BEAZER HOMES INVESTMENT CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and CROSSMANN COMMUNITIES, INC., an Indiana corporation (the "Company").

WITNESSETH:

        WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement and Plan of Merger, including, without limitation, the exhibits attached hereto (collectively, this "Agreement");

        WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have unanimously approved and deemed advisable the merger of the Company with and into Merger Sub (the "Merger") upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share (a "Company Share") of common stock, no par value, of the Company ("Company Common Stock"), will be converted into the right to receive common stock, par value $0.01 per share, of Parent (the "Parent Common Stock") and cash subject to the provisions of Article II of this Agreement;

        WHEREAS, for federal income tax purposes, the Merger is intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code");

        WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

        WHEREAS, as a condition and inducement to the Parent and Merger Sub to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, certain stockholders of the Company are entering into a voting agreement, in the form attached hereto as Exhibit A, with Parent;

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I.

THE MERGER

        SECTION 1.1    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL") and the Indiana Business Corporation Law (the "IBCL"), the Company shall be merged with and into Merger Sub at the Effective Time (as defined in Section 1.3). Following the Merger, the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Company in accordance with the DGCL and the IBCL.

        SECTION 1.2    Closing.    Unless this Agreement shall have been terminated and the transaction herein contemplated shall have been abandoned pursuant to Section 7.1, and subject to the satisfaction or waiver (pursuant to the terms of this Agreement) of the conditions set forth in Article VIII, the closing of the Merger (the "Closing") shall take place as promptly as practicable, and in any event within two business days, after satisfaction or waiver (pursuant to the terms of this Agreement) of the conditions set forth in Article VIII (the "Closing Date") at the offices of Paul, Hastings, Janofsky & Walker LLP, 600 Peachtree Street, Suite 2400, Atlanta, Georgia, unless another date or place is agreed to in writing by the parties hereto.

        SECTION 1.3    Effective Time.    On the Closing Date, or as soon as practicable thereafter, the parties shall execute and file with the Secretary of State of the State of Delaware, a Certificate of Merger, and with the Secretary of State of the State of Indiana, Articles of Merger, executed in accordance with the relevant provisions of the DGCL and the IBCL, respectively. The "Effective Time" shall be 11:59 p.m. Eastern Time on the Closing Date, which date and time shall be specified in the Certificate of Merger and Articles of Merger, or at such other time as is agreed to in writing by the parties hereto.

        SECTION 1.4    Certificate of Incorporation and By-Laws of the Surviving Corporation.

        (a) The Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall become the Certificate of Incorporation of the Surviving Corporation after the Effective Time, and thereafter may be amended as provided therein and as permitted by the DGCL and this Agreement.

        (b) The By-Laws of Merger Sub as in effect immediately prior to the Effective Time shall become the By-Laws of the Surviving Corporation after the Effective Time, and thereafter may be amended as provided therein and as permitted by the DGCL and this Agreement.

        SECTION 1.5    Directors.    The directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        SECTION 1.6    Officers.    The persons listed on Exhibit B hereto shall become the officers of the Surviving Corporation at the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II.

EFFECT OF MERGER ON THE CAPITAL STOCK
OF PARENT, MERGER SUB AND THE COMPANY

        SECTION 2.1    Capital Stock of Merger Sub.    As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

        SECTION 2.2    Cancellation of Treasury Stock and Parent Owned Stock.    As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, each share of Company Common Stock issued and held immediately prior to the Effective Time and held in the Company's treasury or by any of the Company's direct or indirect wholly owned subsidiaries and each share of Company Common Stock that is owned by Parent, Merger Sub or any other subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

        SECTION 2.3    Conversion of Company Common Stock.

        At the Effective Time, subject to the provisions of this Agreement, each Company Share issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to

Section 2.2) shall be converted into the merger consideration (the "Merger Consideration") which shall consist of the right to receive:

          (a) For each such Company Share other than shares of Company Common Stock as to which a Stock Election or Cash Election has been duly made and not revoked or lost pursuant to Section 2.3(g), the right to receive cash and Parent Common Stock as specified herein below (the "Base Consideration"). Subject to Section 2.3(a)(vii), the Base Consideration shall be $17.60 in cash plus a fraction of a share of Parent Common Stock equal to the Base Exchange Ratio. The term "Base Exchange Ratio" means:

            (i)  If the Stock Value is equal to or greater than $68.54 and equal to or less than $80.45, the Base Exchange Ratio shall be 0.3544.

            (ii) If the Stock Value is less than $68.54 and greater than $61.46, the Base Exchange Ratio shall equal the quotient obtained by dividing $24.29 by the Stock Value (rounded to the nearest ten thousandth).

            (iii) If the Stock Value is greater than $80.45 and less than $93.13, the Base Exchange Ratio shall equal the quotient obtained by dividing $28.51 by the Stock Value (rounded to the nearest ten thousandth).

            (iv) If the Stock Value is equal to or less than $61.46, the Base Exchange Ratio shall be 0.3952.

            (v)  If the Stock Value is equal to or greater than $93.13, the Base Exchange Ratio shall be 0.3061.

            (vi) The term "Stock Value" means the average of the closing prices of Parent Common Stock as reported for NYSE Composite Transactions for the 15 consecutive trading days ending at the close of trading on the date that is three trading days prior to the date of the Company Stockholder Meeting (as defined in Section 6.2(a)).

            (vii) If the Stock Value is less than the Floor Price and Parent so elects, as provided in Section 7.1(f), the Base Consideration shall be the Adjusted Cash Amount plus a fraction of a share of Parent Common Stock equal to the Adjusted Exchange Ratio; provided that, as set forth in Section 2.3(b)(ii), the Base Consideration Value shall equal not less than $38.21.

            (viii) The term "Adjusted Cash Amount" means $17.60, or more if and to the extent elected by Parent as provided in Section 7.1(f).

            (ix) The term "Adjusted Exchange Ratio" means 0.3952, or more if and to the extent elected by Parent pursuant to Section 7.1(f).

            (x)  The term "Floor Price" means $52.15.

            (xi) Company Shares as to which a Base Election has duly been made or as to which a Stock Election or Cash Election has not been duly made or, if made, has been revoked or lost pursuant to Section 2.4 (a "Non-Election") are hereinafter sometimes referred to as "Non-Election Shares."

          (b) Subject to Section 2.3(e), for each such Company Share with respect to which an election to receive Parent Common Stock has been duly made and not revoked or lost pursuant to the provisions of Sections 2.3(i) through 2.3(k) (a "Stock Election"), the right to receive a fraction of a share of Parent Common Stock equal to the Stock Exchange Ratio.

            (i)  The term "Stock Exchange Ratio" means the quotient of the Base Consideration Value divided by the Stock Value.

            (ii) The term "Base Consideration Value" means (w) $17.60 plus (x) the product of the Stock Value times the Base Exchange Ratio; provided, that if the Stock Value is less than the Floor Price and Parent so elects, as provided in Section 7.1(f), the Base Consideration Value shall be the sum of (y) the Adjusted Cash Amount plus (z) the product of the Adjusted Exchange Ratio times the Stock Value; provided, further, that the sum of (y) and (z) shall not be less than $38.21.

            (iii) Company Shares for which a Stock Election has been made are hereinafter sometimes referred to as the "Stock Election Shares."

          (c) Subject to Section 2.3(d), for each such Company Share with respect to which an election to receive cash has been duly made and not revoked or lost pursuant to the provisions of Sections 2.3(i) through 2.3(k) (a "Cash Election"), the right to receive in cash an amount equal to the Base Consideration Value. Company Shares for which a Cash Election has been made are hereinafter sometimes referred to as the "Cash Election Shares."

          (d) If the Requested Cash Amount exceeds the Cash Consideration, the Merger Consideration for each Cash Election Share shall be cash and Parent Common Stock as set forth below:

            (i)  Cash equal to the quotient of (y) the Cash Consideration minus the product of (A) the Adjusted Cash Amount times (B) the aggregate number of Non-Election Shares, divided by (z) the aggregate number of Cash Election Shares, but in no event less than the Adjusted Cash Amount.

            (ii) A fraction of a share of Parent Common Stock equal to the quotient of (y) the Base Consideration Value minus the cash payable pursuant to Section 2.3(d)(i), divided by (z) the Stock Value.

            (iii) The term "Requested Cash Amount" means the aggregate amount of cash that would be payable with respect to Non-Election Shares and Cash Election Shares before any adjustments pursuant to Section 2.3(e) or this Section 2.3(d).

            (iv) The term "Cash Consideration" means the product of the Adjusted Cash Amount times the number of Company Shares outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 2.2).

          (e) If the Requested Cash Amount is less than the Cash Consideration, the Merger Consideration for each Stock Election Share shall be cash and Parent Common Stock as set forth below:

            (i)  Cash equal to the quotient of (y) the Cash Consideration minus the Requested Cash Amount, divided by (z) the number of Stock Election Shares.

            (ii) A fraction of a share of Parent Common Stock equal to the quotient of (y) the Base Consideration Value minus the cash payable pursuant to Section 2.3(e)(i), divided by (z) the Stock Value.

          (f) Notwithstanding the foregoing, if more than 60% of the total value of the Merger Consideration for all the outstanding Company Shares other than shares to be canceled in accordance with Section 2.2 would be cash, the cash which a holder of a share of Company Common Stock will receive will be reduced on a pro rata basis with all other such holders to the amount such that 60% of the total value of the Merger Consideration will be cash and the holders of Company Common Stock will receive in exchange for such reduction in cash an amount of additional shares of Parent Common Stock obtained by dividing the amount of such reduction in cash by the Stock Value.

          (g) Each person who, on or prior to the Election Date, is a record holder of shares of Company Shares shall have the right to submit a Form of Election specifying one of the following: (i) that such stockholder desires that all of his or her Company Shares be converted into the Base Consideration (such election being hereinafter sometimes referred to as a "Base Election"), (ii) that such stockholder desires that all of his or her Company Shares be converted into cash pursuant to the Cash Election, or (iii) that such stockholder desires that all of his or her Company Shares be converted into Stock Election Shares pursuant to the Stock Election. A stockholder may not make an election for less than all of his or her Company Shares.

          (h) Parent shall prepare, subject to the reasonable approval of the Company, a form of election (the "Form of Election") for mailing with the Proxy Statement. The Form of Election shall be (i) mailed to the record holders of Company Shares as of the record date for the Company Stockholder Meeting, and (ii) used by each record holder of Company Shares to make the Base Election, the Cash Election or the Stock Election. The Company shall also use its reasonable best efforts to make the Form of Election and the Proxy Statement available to all persons who become holders of Company Shares during the period between such record date and the Election Date. Any such holder's Base Election, Cash Election or Stock Election shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time on the business day next preceding the date of the Company Stockholder Meeting (the "Election Date"), a Form of Election properly completed and signed and accompanied by certificate(s) for the Company Shares ("Certificate(s)") to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee for delivery of such Certificate(s) as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or a commercial bank or trust company having an office or correspondent in the United States, provided that such Certificate(s) are in fact delivered to the Exchange Agent within three trading days after the date of execution of such guarantee of delivery).

          (i)    Any Form of Election may be revoked by a record holder of Company Common Stock who submitted such Form of Election to the Exchange Agent only by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time on the Election Date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by Parent and the Company that the Merger has been abandoned or if either the Company's or Parent's stockholders fail to approve the Merger. If a Form of Election is revoked because the Merger has been abandoned or if either the Company's or Parent's stockholders fail to approve the Merger, the Certificate(s) (or guarantee(s) of delivery, if applicable) for the share(s) of Company Common Stock, if any, to which such Form of Election relates shall promptly be returned to the stockholder submitting the same to the Exchange Agent.

          (j)    For purposes of this Agreement, a holder of Common Stock who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Date or who submits a Form of Election that is not properly made or who acquires Company Shares after the date hereof pursuant to either of the Company Option Plans shall be deemed to have made a Non-Election. If Parent or the Exchange Agent shall determine that any purported Base Election, Cash Election or Stock Election was not properly made, such purported Base Election, Cash Election or Stock Election shall be deemed to be of no force and effect and the holder making such purported Base Election, Cash Election or Stock Election shall, for purposes of this Agreement, be deemed to have made a Non-Election. All holders of Non-Election Shares shall receive the Base Consideration.

          (k)    Parent shall have the sole discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of Parent (or the Exchange Agent, if applicable) in such matters shall be conclusive and binding. Neither Parent nor the Exchange Agent shall be under any obligation to notify any stockholder of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall make all computations contemplated by Section 2.3(d) and Section 2.3(e) and all such computations shall be conclusive and binding on the holders of Company Common Stock.

        SECTION 2.4    Cancellation of Company Shares.    Upon conversion pursuant to Section 2.3, all Company Shares shall be cancelled and cease to exist, and each holder thereof shall cease to have any rights with respect thereto other than the right to receive the Merger Consideration and any other amounts in accordance with the terms provided herein. All shares of Parent Common Stock issued as Merger Consideration shall be fully paid and nonassessable.

        SECTION 2.5    Stock Options.    At the Effective Time, each option outstanding (and which by its terms does not lapse on or before the Effective Time) to purchase Company Common Stock (a "Company Stock Option") granted under the Company's 1993 Employee Stock Option Plan, as amended (the "Company Employee Option Plan"), or the Company's 1993 Outside Director Stock Option Plan (the "Company Director Plan" and, together with the Company Employee Option Plan, the "Company Option Plans"), whether or not then vested or exercisable, shall be replaced by a comparable option to purchase Parent Common Stock (a "Parent Stock Option"), after giving effect to the requirements of the Company Option Plans (including without limitation any provisions with respect to a change of control of the Company) pursuant to which it was granted and any stock option agreement by which it is evidenced. Notwithstanding the foregoing, in the event that, as of the Effective Time, Parent shall not have reserved a sufficient number of shares for issuance upon exercise of each of the Parent Stock Options contemplated by this Section 2.5, then, to the extent of such deficiency and on a pro rata basis, each holder of a Company Stock Option (whether or not then vested or exercisable) shall be entitled to receive, immediately prior to the Effective Time, cash in an amount equal to the difference between (A) the Base Consideration Value minus (B) the per-share exercise price of the applicable Company Stock Option. It is intended that the foregoing provisions shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Code as to any stock option which is an "incentive stock option." Each Parent Stock Option shall be exercisable for that number of shares of Parent Common Stock equal to the number of the Company Shares subject to the corresponding Company Stock Option multiplied by the Stock Exchange Ratio, and shall have an exercise price per share equal to its exercise price per Company Share divided by the Stock Exchange Ratio (the "Adjusted Strike Price"). Any resulting fractional share of Parent Common Stock shall be rounded down to the nearest whole share and Parent shall pay an amount in cash to the holder of such Company Stock Option at the Effective Time equal to the product of such fractional share of Parent Common Stock multiplied by an amount equal to the Stock Value minus the Adjusted Strike Price. Parent and the Company shall use commercially reasonable efforts to take all such steps as may be required to cause the transactions contemplated by this Section 2.5 and any other dispositions of equity securities of the Company or dispositions of Parent equity securities in connection with this Agreement by each individual who (i) is a director or officer of the Company or (ii) at the Effective Time, will become a director or officer of Parent, to be exempt under Rule 16b-3 of the Exchange Act.

        SECTION 2.6    Adjustment of Exchange Ratio.    If after the date hereof and prior to the Effective Time there shall have been a change in the Parent Common Stock, by reason of a stock split (including a reverse split) of the Parent Common Stock or a dividend payable in the Parent Common Stock, or any other distribution of securities to holders of the Parent Common Stock with respect to their Parent Common Stock (including without limitation such a distribution made in connection with a recapitalization, reclassification, merger, consolidation, reorganization or similar transaction) or otherwise, then the Exchange Ratio and the dollar amounts set forth in Section 2.3(a) shall be appropriately adjusted; provided, however, that the aggregate amount of Merger Consideration shall not be adjusted below the amount provided for in this Article II.

        SECTION 2.7    Exchange of Certificates.

        (a) Prior to the mailing of the Proxy Statement, Parent shall enter into an agreement with a bank or trust company designated by Parent (the "Exchange Agent"), providing that Parent shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of the Company Shares, for exchange in accordance with Sections 2.3 and 2.4 and this Section 2.7 through the Exchange Agent, (i) cash in an amount equal to the aggregate amount payable pursuant to Sections 2.3 and 2.5, (ii) certificates representing the shares of Parent Common Stock issuable pursuant to Sections 2.3 and 2.5 and (iii) cash in an amount equal to the aggregate amount required to be paid in lieu of fractional interests of Parent Common Stock pursuant to Section 2.10 (such cash and shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time and the cash referred to in clause (iii) of this Section 2.7 being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the cash and the Parent Common Stock contemplated to be issued pursuant to this Article II from the Exchange Fund in accordance with this Agreement. Until they are distributed, the shares of Parent Common Stock held by the Exchange Agent shall be deemed to be outstanding, but the Exchange Agent shall not vote such shares or exercise any rights of a stockholder with regard thereto.

        (b) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate representing shares of Company Common Stock (a "Certificate") whose shares were converted into the right to receive the Merger Consideration, (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the Certificate(s) in exchange for the Merger Consideration. Upon surrender of such Certificate(s) for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate(s) shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock and cash which such holder has the right to receive pursuant to the provisions of Sections 2.3 and 2.10, and the Certificate(s) so surrendered shall forthwith be canceled.

        (c) If any cash or any certificate representing Parent Shares is to be paid to or issued in a name other than that in which a Certificate surrendered in exchange therefor is registered, a certificate representing the proper number of shares of Parent Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required by reason of the payment of cash or the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.7, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the cash, the certificate representing shares of Parent Common Stock or cash in lieu of any fractional shares of Parent Common Stock, as applicable. No interest will be paid or will accrue on any cash so payable.

        (d) If any holder of converted Company Shares shall be unable to surrender such holder's Certificates because such Certificates shall have been lost or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to Parent.

        SECTION 2.8    Distributions with Respect to Unexchanged Shares.    No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Common Stock represented thereby by reason of the conversion of shares of Company Common Stock pursuant to Section 2.3 and no cash shall be paid to any such holder until such Certificate is surrendered or deemed surrendered in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid, without interest, to the person in whose name the shares of Parent Common Stock representing such shares are registered (i) at the time of such surrender, the amount of any cash payable to which such holder is entitled pursuant to this Section 2.8 and (ii) at the appropriate payment date or as promptly as practicable thereafter, the proportionate amount of dividends or other distributions, with (x) a record date with respect thereto after the Effective Time, but prior to such surrender, and (y) a payment date subsequent to such surrender, payable with respect to such shares of Parent Common Stock.

        SECTION 2.9    No Further Ownership Rights.    All cash and shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.10) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Company Shares theretofore represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

        SECTION 2.10    No Fractional Shares.    No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of Company Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Stock Value. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities which would otherwise be caused by the issuance of fractional shares.

        SECTION 2.11    Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of cash and Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock, and any dividends or distributions with respect to Parent Common Stock, all without interest.

        SECTION 2.12    No Liability.    To the fullest extent permitted by applicable law, none of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to the end of the applicable period after the Effective Time under escheat laws (or immediately prior to such earlier date on which any Merger Consideration or any dividends or distributions with respect to Parent Common Stock in respect of such Certificates would otherwise escheat to or become the property of any governmental entity), any such shares, cash, dividends or distributions in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

        SECTION 2.13    Investment of Exchange Fund.    The Exchange Agent shall invest any cash included in the Exchange Fund on a daily basis as directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent.

        SECTION 2.14    Transfer Taxes.    Parent and the Company shall cooperate in the preparation, execution and filing of all returns, applications or other documents regarding any real property transfer, stamp, recording, documentary or other taxes and any other fees and similar taxes which become payable in connection with the Merger other than transfer or stamp taxes payable in respect of transfers pursuant to Section 2.7(c) (collectively, "Transfer Taxes"). From and after the Effective Time, Parent shall pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of Company Shares, all Transfer Taxes.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as disclosed in a separate disclosure schedule which has been delivered by the Company to the Parent prior to the date of this Agreement (the "Company Disclosure Schedule") (which Company Disclosure Schedule shall contain appropriate references to identify the representations and warranties herein to which the information in such Company Disclosure Schedule relates), the Company hereby represents and warrants to Parent and Merger Sub as follows:

        SECTION 3.1    Organization, Existence and Good Standing of the Company.    The Company is a corporation duly organized and validly existing under the laws of the State of Indiana. The Company has all necessary corporate power and authority to own its properties and assets and to carry on its business as presently conducted. The Company is qualified to do business and is in good standing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified or be in good standing is not reasonably likely to have a Company Material Adverse Effect. The Company has delivered to Parent a complete and correct copy of its Amended and Restated Articles of Incorporation (the "Articles of Incorporation") and Bylaws as amended to the date hereof.

        SECTION 3.2    Organization, Existence and Good Standing of Company Subsidiaries.    Section 3.2 of the Company Disclosure Schedule sets forth a list of each subsidiary of the Company (each a "Company Subsidiary" and, collectively the "Company Subsidiaries"), the jurisdiction of incorporation or organization, as applicable, of each Company Subsidiary, the type of entity of each Company Subsidiary, the percentage of the ownership of the outstanding capital stock or interest in each Company Subsidiary by the Company or by any other Company Subsidiary and the authorized and outstanding capital stock of each corporate Company Subsidiary. Each Company Subsidiary is a corporation, business trust, general or limited partnership or limited liability company (as so specified) duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable. Each Company Subsidiary has all necessary entity power and authority to own its properties and assets and to carry on its business as presently conducted. Each Company Subsidiary is qualified to do business and is in good standing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified or be in good standing is not reasonably likely to have a Company Material Adverse Effect. Except for the Company Subsidiaries and except as set forth in Section 3.2 of the Company Disclosure Schedule, the Company does not, directly or indirectly, own any equity interest in any other corporation, association, partnership, joint venture, business organization or limited liability company or other entity, with respect to which interest the Company or any Company Subsidiary has invested or is required to invest $100,000 or more, excluding securities in any publicly traded company held for investment and comprising less than one percent (1%) of the outstanding voting securities of such company, nor has the Company entered into any agreement, arrangement or understanding to make any such investment.

        SECTION 3.3    Capitalization.

        (a) The authorized capital stock of the Company consists solely of 30,000,000 shares of Company Common Stock, and 10,000,000 shares of preferred stock, no par value ("Company Preferred Stock"). As of the date hereof: (i) 10,671,503 shares of Company Common Stock are issued and outstanding, no shares of Company Common Stock are held in treasury, and no shares of Company Preferred Stock are issued and outstanding; and (ii) 248,600 shares of Company Common Stock are reserved for purchase pursuant to the Company Option Plans. All of the outstanding shares of Company Common Stock are, and all shares of Company Common Stock which may be issued prior to the Effective Time upon exercise of any option or other right will be, validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth above, as of the date hereof there are outstanding no shares of capital stock or other voting securities of the Company and no equity equivalent interests in the ownership or earnings of the Company or the Company Subsidiaries. All of the outstanding shares of capital stock, or other ownership interest, of each Company Subsidiary are validly issued, fully paid and nonassessable, and are owned by the Company or another Company Subsidiary free and clear of all security interests, liens, claims, pledges, charges or other encumbrances of any nature whatsoever.

        (b) Section 3.3 of the Company Disclosure Schedule sets forth a true and complete list of all outstanding rights, including options, to purchase Company Common Stock, the name of each holder thereof, the number of shares purchasable thereunder, the date of vesting of such right, any rights of holders of such rights that will be triggered by the consummation of the Merger and the per share exercise or purchase price of each right. There are no securities of the Company or any Company Subsidiary convertible or exchangeable for shares of capital stock or voting securities of the Company or any Company Subsidiary; and, except as set forth in Section 3.3 of the Company Disclosure Schedule, there are no options, warrants or other similar rights, agreements, arrangements or commitments of any character obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. There are no obligations, contingent or otherwise, of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock or other equity interest of any Company Subsidiary or to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary.

        SECTION 3.4    Authority Relative to this Agreement; Recommendation.    The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval of this Agreement by the holders of a majority of the outstanding shares of the Company Common Stock in accordance with the IBCL and the Company's Articles of Incorporation). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The Board of Directors of the Company (the "Company Board") has, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) approving and declaring the advisability of this Agreement and the Merger in accordance with the IBCL and the Company's Articles of Incorporation and Bylaws, (ii) determining that this Agreement and the Merger are fair to and in the best interests of the stockholders of the Company, (iii) determining that the consideration to be paid in the Merger is fair to and in the best interests of the stockholders of the Company and (iv) recommending that the stockholders of the Company approve this Agreement; which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

        SECTION 3.5    Material Contracts.    Except as set forth in Section 3.5 of the Company Disclosure Schedule, the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and Quarterly Reports on Form 10-Q for the periods ended March 31, 2001, June 30, 2001 and September 30, 2001 set forth a list of all agreements to which the Company or any Company Subsidiary is a party or by which any of them is bound which, as of the date hereof: (i) are required to be filed as "material contracts" with the Securities and Exchange Commission (the "SEC") pursuant to the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (ii) under which the consequences of a default, nonrenewal or termination is reasonably likely to have a Company Material Adverse Effect; or (iii) pursuant to which payments might be required or acceleration of benefits may be required upon a "change of control" of the Company, or upon execution of this Agreement by the Company or the performance by the Company of its obligations hereunder (collectively, the "Company Material Contracts").

        SECTION 3.6    No Conflict.    Except as set forth in Section 3.6 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor the compliance by the Company with any of the provisions hereof will, (i) conflict with or violate the Articles of Incorporation or Bylaws of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any Company Subsidiary or by which its or any of their respective assets or properties are bound or affected (such laws, rules, regulations, orders, judgments or decrees applicable with respect to a party or such party's assets or properties, the "Applicable Laws"), or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of the Company or any Company Subsidiary, or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration, purchase or cancellation, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective assets or properties are bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that are not reasonably likely to have a Company Material Adverse Effect.

        SECTION 3.7    Required Filings and Consents.    Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor the compliance by the Company with any of the provisions hereof will require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, federal, state or local ("Governmental Entity"), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, state securities laws ("Blue Sky Laws"), any pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), and the filing and recordation of appropriate merger or other documents as required by the DGCL and the IBCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay the Company from performing its obligations under this Agreement, or is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

        SECTION 3.8    Compliance with Laws and Obligations.    Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Applicable Law or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except for any such conflicts, defaults or violations which is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

        SECTION 3.9    Permits.    Except as set forth in Section 3.9 of the Company Disclosure Schedule, the Company and each Company Subsidiary hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from Governmental Entities necessary for the operation of the business of the Company and the Company Subsidiaries as it is now being conducted (collectively, the "Company Permits"), except where the failure to hold such Company Permits is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and the Company Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

        SECTION 3.10    SEC Filings.    The Company has filed all forms, reports and documents required to be filed by it with the SEC (collectively, the "Company SEC Reports") on a timely basis. The Company SEC Reports filed prior to the date hereof and all similar documents filed prior to the Closing Date (i) were, or will be, as the case may be, prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, or will not, as the case may be, at the time they were or are filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC.

        SECTION 3.11    Financial Statements.    Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and the consolidated statements of income and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

        SECTION 3.12    Absence of Certain Changes.    Except as set forth in the Company SEC Reports, since December 31, 2001, there has not occurred: (i) any Company Material Adverse Effect or any event, change or effect which is reasonably likely to have, individually or in the aggregate with other events, changes or effects, a Company Material Adverse Effect; (ii) any amendments or changes in the Articles of Incorporation or Bylaws of the Company; (iii) any damage to, destruction or loss of any asset of the Company or any Company Subsidiary (whether or not covered by insurance) that is reasonably likely to individually or in the aggregate have a Company Material Adverse Effect; (iv) any material change by the Company in its accounting methods, principles or practices; (v) any material revaluation by the Company of any of its assets, including, without limitation, writing off or writing down notes or accounts receivable or inventory, other than in the ordinary course of business consistent with past practices; or (vi) any action or event that would have required the consent of Parent pursuant to Section 5.1 had such action or event occurred after the date of this Agreement.

        SECTION 3.13    No Undisclosed Liabilities.    Neither the Company nor any Company Subsidiary has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) for which in the aggregate there are adequate reserves in the Company's audited balance sheet (including any related notes thereto) as of December 31, 2001 (the "2001 Company Balance Sheet"), (b) incurred in the ordinary course of business before the date of the 2001 Company Balance Sheet and not required under generally accepted accounting principles to be reflected on the 2001 Company Balance Sheet, or (c) incurred since December 31, 2001 in the ordinary course of business consistent with past practice or in connection with this Agreement, that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

        SECTION 3.14    Litigation.    Except as set forth in the Company SEC Reports or in Section 3.14 of the Company Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or any properties or rights of the Company or any Company Subsidiary before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that would be required to be disclosed in an Annual Report on Form 10-K or that could reasonably be expected to prevent or delay consummation of the Merger, or otherwise prevent or delay the Company from performing its obligations under this Agreement. None of the claims, actions, suits, proceedings and investigations so set forth are reasonably likely to have a Company Material Adverse Effect.

        SECTION 3.15    Employee Benefit Plans.

        (a) Section 3.15 of the Company Disclosure Schedule lists all employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee welfare plans (as defined in Section 3(1) of ERISA) and all other bonus, stock option, stock purchase, performance share, stock appreciation or other equity based compensation, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any employment, executive compensation, consulting or severance agreements, performance pay, loan or loan guarantee, change of control or other non-ERISA plans, written or otherwise, for the benefit of, or relating to, any current or former employee or director of or consultant to the Company, any trade or business (whether or not incorporated) which is or was a member of a controlled group including the Company or which is under common control with the Company (a "Company ERISA Affiliate") within the meaning of Section 414 of the Code, or any Company Subsidiary, that the Company, any Company Subsidiary or any Company ERISA Affiliate maintains or pursuant to which has any obligation, as well as each employee pension plan with respect to which the Company, any Company Subsidiary or a Company ERISA Affiliate maintained or otherwise incurred any liability within the consecutive five-year period ending on the Closing Date (collectively the "Company Employee Plans"). The Company has provided Parent copies of (i) each such written Company Employee Plan and all documents pursuant to which the Company Employee Plans are maintained, funded and administered, including summary plan descriptions, (ii) the three most recent annual reports on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing, and (iii) all governmental filings for the last three years, including, without limitation, excise tax returns and reportable events filings, and (iv) all governmental rulings, determinations, and opinions (and pending requests for governmental communications, rulings, determinations, and opinions) during the past three years.

        (b) (i) None of the Company Employee Plans provides retiree medical or other retiree welfare benefits to any person (other than as required under COBRA), none of the Company Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA and no Company Employee Plan is subject to the funding requirements of Section 412 of the Code or Section 302 of ERISA or is otherwise subject to Title IV of ERISA; (ii) there has been no non-exempt "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code or a breach of fiduciary duty within the meaning of Section 404 of ERISA, with respect to any Company Employee Plan, which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect; (iii) all Company Employee Plans are in compliance with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, the Pension Benefit Guaranty Corporation (the "PBGC"), Internal Revenue Service (the "IRS") or Secretary of the Treasury) except as is not reasonably likely to have individually or in the aggregate a Company Material Adverse Effect, and the Company and each Company Subsidiary have performed all obligations required to be performed by them under, and are not in default under or violation of any of the Company Employee Plans except as is not reasonably likely to have individually or in the aggregate a Company Material Adverse Effect; (iv) except as set forth in Section 3.15 of the Company Disclosure Schedule, each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and is the subject of a favorable determination letter from the IRS, such determination letter has not been revoked or threatened to be revoked by the IRS, to the knowledge of the Company, nothing has occurred since the date of such determination letter that could adversely affect the tax exempt status of such Company Employee Plan or the tax exempt status of any related trust, and each such Company Employee Plan which is not an IRS-approved master or prototype plan has been amended to comply with the tax laws referred to as "GUST" and submitted to the IRS for a determination letter that the Company Employee Plan, as amended, satisfies the qualification requirements of Section 401(a) the Code; (v) except as provided by Sections 204(h), 4041(a)(2) or 104(b)(1) of ERISA, each Company Employee Plan can be amended or terminated at any time without approval from any person, without advance notice, and without any liability other than for benefits accrued prior to such amendment or termination; (vi) except as set forth in Section 3.15 of the Company Disclosure Schedule, all benefits due under each Employee Plan have been timely paid and there is no material lawsuit or claim, other than routine uncontested claims for benefits, pending, or to the knowledge of the Company, any Company ERISA Affiliate or Company Subsidiary, threatened, against any Company Employee Plan or the fiduciaries of any such plan or otherwise involving or pertaining to any such plan, and no basis exists for any such lawsuit or claim; (vii) except as set forth in Section 3.15 of the Company Disclosure Schedule, no Company Employee Plan provides for any severance pay, accelerated payments, deemed satisfaction of goals or conditions, new or increased benefits, forgiveness or modification of loans, or vesting conditioned in whole or in part upon a "change in control" of the Company, as such term is defined in the Company Employee Plan or in Section 280G of the Code (and regulations promulgated thereunder), any Company ERISA Affiliate or Company Subsidiary, or any plant closing; (viii) no agreement, commitment, or obligation exists to increase any benefits under any Company Employee Plan or to adopt any new Company Employee Plan; and (ix) no Company Employee Plan has any unfunded accrued benefits that are not fully reflected in the Company's financial statements.

        SECTION 3.16    Labor Matters.    (i) There are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any Company Subsidiary and any of their respective employees, which controversies are reasonably likely to have individually or in the aggregate a Company Material Adverse Effect; (ii) neither the Company nor any Company Subsidiary is a party to any material collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, nor does the Company know of any activities or proceedings of any labor union to organize any such employees; and (iii) the Company has no knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any Company Subsidiary which are reasonably likely to have a Company Material Adverse Effect. To the knowledge of the Company, as of the date hereof, no executive or management employee of the Company or any of the Company Subsidiaries intends to terminate his employment in connection with the Merger.

        SECTION 3.17    Restrictions on Business Activities.    Except for this Agreement, there is no agreement with any person, judgment, injunction, order, decree, statute, ordinance, rule, regulation, moratorium or other action by a Governmental Entity, or to the knowledge of the Company, pending before or being considered by a Governmental Entity, binding upon the Company or any Company Subsidiary, which has or would have the effect of prohibiting or restricting the conduct of business by the Company or any Company Subsidiary as currently conducted or intended to be conducted, except for any prohibitions or restrictions as are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

        SECTION 3.18    Real Property.    The Company and the Company Subsidiaries have good and marketable (or indefeasible, in jurisdictions where the term "marketable" is not customarily used in such a context) title in fee simple to the real property purported to be owned by them, and, upon the exercise of any options to acquire real property optioned by the Company or any Company Subsidiary, the Company or such Company Subsidiary will have good and marketable (or indefeasible, in jurisdictions where the term "marketable" is not customarily used in such a context) title in fee simple to such optioned property, in each case free and clear of all liens, charges and encumbrances, except liens for Taxes not yet due and payable and such liens or other encumbrances as do not or will not materially interfere with the present use or intended use by the Company and the Company Subsidiaries or materially affect the value of or the ability to market to customers the property affected thereby and that are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 3.18 of the Company Disclosure Schedule, the Company and the Company Subsidiaries hold valid policies of title insurance issued by reputable title insurance companies on each parcel of real property owned by them in amounts equal to the purchase price paid by the Company or such Company Subsidiary at the time of its acquisition thereof. Neither the Company nor any Company Subsidiary has given, nor have they received, any notice or information indicating that the facts set forth in any surveys or title insurance policies are untrue or incorrect in any material respect nor has the Company or any Company Subsidiary received any notice that a breach or an event of default exists, and no condition or event has occurred that with the giving of notice, the lapse of time, or both would constitute a breach or event of default, by the Company or any Company Subsidiary, or to the knowledge of the Company, any other person with respect to any material contracts, covenants, conditions and restrictions, deeds, deeds of trust, rights-of-way, easements, mortgages and other documents granting to the Company or any Company Subsidiary title to or an interest in or otherwise affecting the real property which is material to the operation of the business of the Company and the Company Subsidiaries, as presently conducted or intended to be conducted, except for such breach or event of default that is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no condemnation, eminent domain, or similar proceeding exists, is pending or threatened with respect to, or that could affect, any real property owned or leased by the Company or any Company Subsidiary that is reasonably likely to have a Company Material Adverse Effect. No developer-related charges or assessments for off-site improvements payable to any public authority or any other person for public improvements are unpaid (other than those reflected on the Company Balance Sheet or incurred since the date of the Company Balance Sheet in the ordinary course of the Company's business consistent with past practices), except for charges or assessments as are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, there is no material impediment to obtaining any permits or governmental approvals required to develop lots or construct homes on undeveloped real property held by the Company or a Company Subsidiary for such purpose (the "Company Development Properties"), except for such as is not reasonably likely to have a Company Material Adverse Effect. The Company Development Properties have access to public streets, and are serviced (or will be serviced in accordance with "will serve letters" issued by the appropriate utility provider), in all material respects, by water, gas and electricity and other services that may be necessary to construct homes on such properties, and to the knowledge of the Company such utilities and other services are or will be adequate for the current and intended use of such property. All material leases pursuant to which the Company or any Company Subsidiary leases from others real or personal property are valid and in full force and effect and no default or event of default by the Company or the Company Subsidiaries has occurred thereunder, except where the lack of such validity and effectiveness or the existence of such defaults or event of defaults is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

        SECTION 3.19    Taxes.

        (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind, in the nature of taxes, payable to any federal, state, local or foreign taxing authority, including, without limitation, (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, including interest, penalties, additional taxes and additions to tax imposed with respect thereto, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person. For purposes of this Agreement, "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

        (b) Except as provided in Section 3.19 of the Company Disclosure Schedule:

          (i)    The Company and the Company Subsidiaries have duly and timely (with due regard to valid extensions properly secured) filed all Tax Returns related to Federal income Taxes and all other material Tax Returns required to be filed by them prior to the date of this Agreement. All such Tax Returns are true, correct and complete in all material respects as filed (or as validly amended thereafter). Each of the Company and the Company Subsidiaries has timely (with due regard to valid extensions properly secured) paid in full all Taxes shown as due on the face of such Tax Returns, except to the extent of items which have been adequately reserved against in accordance with generally accepted accounting principles in the 2001 Company Balance Sheet. The liabilities and reserves for Taxes reflected in the 2001 Company Balance Sheet cover all Taxes for all periods ended at or prior to the date of such balance sheet and have been determined in accordance with generally accepted accounting principles and all Taxes of the Company accrued following the date of the 2001 Company Balance Sheet have been accrued in the ordinary course of business of the Company and do not materially exceed comparable amounts incurred in similar periods in prior years (taking into account any changes in the Company's operating results).

          (ii)  The Company and the Company Subsidiaries have at all times complied in all respects with applicable laws pertaining to Taxes, including, without limitation, all applicable laws relating to record retention, except as any such noncompliance is not reasonably likely to have a Company Material Adverse Effect.

          (iii) No Federal income Tax Return, or material state, local or foreign Tax Return, of the Company or any Company Subsidiary is the subject of a pending audit or other administrative proceeding or court proceeding. Neither the Company nor any of the Company Subsidiaries is aware of any claim by any taxing authority that the Company or any Company Subsidiary has been required to file a Tax Return, but has failed to do so. Neither the Company nor any of the Company Subsidiaries has requested an extension of time to file any Tax Return not yet filed, nor has been granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax not yet paid. Neither the Company nor any Company Subsidiary has granted a power of attorney that will be outstanding on the Closing Date with respect to any material matter related to Taxes. In the past two years neither the Company nor any Company Subsidiary has entered into any closing agreement with respect to any Federal income Taxes or any other material Taxes that has the effect of materially increasing the liability for Taxes for any taxable year of the Company for which Tax Returns have not been filed.

          (iv)  Except as is not reasonably likely to have a Company Material Adverse Effect, all Tax deficiencies that have been claimed, proposed, asserted or assessed in writing against the Company or any of the Company Subsidiaries have been fully paid or finally settled and there is no claim, audit, action, suit, proceeding, investigation or assessment pending against the Company or any of the Company Subsidiaries in respect of any Tax.

          (v)  No issues have been raised in any examination by any taxing authority which, by application of similar principles, reasonably could be expected to result in a material proposed deficiency for any other period not so examined.

          (vi)  All Taxes that were required to be collected or withheld by the Company or any of the Company Subsidiaries have been duly collected or withheld, and all such Taxes that the Company or any of the Company Subsidiaries were required to remit to any taxing authority have been duly remitted, except where a failure to collect, withhold or remit Taxes is not reasonably likely to have a Company Material Adverse Effect.

          (vii) Neither the Company nor any of the Company Subsidiaries is aware of any claim by any taxing authority that the Company or any Company Subsidiary is required to include in income any adjustment pursuant to Section 481 of the Code (or similar provisions of other law or regulation) by reason of a change in accounting method, nor has the Company or any of the Company Subsidiaries received notice that the IRS (or other taxing authority) has proposed, or is considering, any such change in accounting method. The Company has not taken any action that is not in accordance with past practice that could defer a liability for Taxes of the Company from any taxable period ending on or before the Closing Date to any taxable period ending after such date.

          (viii) To the knowledge of the Company after review of appropriate documents filed with the SEC, the Company has no foreign stockholders for whom shares of Company Common Stock are United States real property interests as defined in Section 897 of the Code.

          (ix)  The Company and the Company Subsidiaries have disclosed on their respective federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

          (x)    There are no requests for rulings or determinations in respect of any Tax pending between, or in respect of, the Company or any Company Subsidiary and any taxing authority.

          (xi)  Neither the Company nor any of the Company Subsidiaries has filed, or has had filed on its behalf, a consent under Section 341(f) of the Code concerning collapsible corporations.

          (xii)  Neither the Company nor any of the Company Subsidiaries has made any payments, is obligated to make any payments or has entered into any agreements under which payment would, separately or in the aggregate in connection with this Agreement or any change in control or any other circumstances, result in a nondeductible expense to the Company or any of the Company Subsidiaries pursuant to Section 162(m) or 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.

          (xiii) There are no liens for Taxes (other than for current Taxes not yet due and payable or for other immaterial Taxes that are being contested in good faith) upon the assets of the Company or any Company Subsidiary.

          (xiv) Neither the Company nor any Company Subsidiary is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement (other than agreements solely between the Company and its direct or indirect wholly-owned subsidiaries or among direct or indirect wholly-owned subsidiaries of the Company). Neither the Company nor any Company Subsidiary has any liability for Taxes of any person (other than the Company and the Company Subsidiaries) under

  Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign income Tax law), as transferee or successor, by contract or otherwise.

          (xv)  Neither the Company nor any Company Subsidiary has been a "distributing corporation" or a "controlled corporation" in connection with a distribution described in Section 355 of the Code within the past two years.

          (xvi)  Neither the Company nor any Company Subsidiary has participated in or cooperated with an international boycott as that term is used in Section 999 of the Code.

          (xvii) The Company does not own directly any interests in any entities that are classified as partnerships for federal and state income Tax purposes.

        (c) All persons who have at any time been classified as consultants, independent contractors or service providers other than employees to the Company or any Company Subsidiary (collectively, the "Company Consultants") have been properly so classified and excluded from the classification as an employee in accordance with all Applicable Laws, including without limitation, ERISA and the Code and in accordance with the terms of each Company Employee Plan. The Company and all Company Subsidiaries have complied with all Applicable Laws with respect to employment, Taxes, and tax reporting associated with the Company Consultants except as is not reasonably likely to have a Company Material Adverse Effect.

        SECTION 3.20    Intellectual Property.    The Company and the Company Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are used in the business of the Company and the Company Subsidiaries as currently conducted, except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

        SECTION 3.21    Environmental Matters.    Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect: (a) the Company and the Company Subsidiaries have all environmental permits which are necessary to enable them to conduct their businesses as they are currently being conducted without violating any Environmental Law, and the Company and the Company Subsidiaries have complied with all their environmental permits and with all applicable Environmental Laws; (b) the properties currently owned or operated by the Company or any Company Subsidiary (including soils, groundwater, surface water, buildings or other structures) do not contain and, to the Company's knowledge, have not previously contained any Hazardous Substances; (c) the properties formerly owned or operated by the Company or any Company Subsidiary did not contain any Hazardous Substances at any time during the period of ownership or operation by the Company or the Company Subsidiary; (d) neither the Company nor any Company Subsidiary has disposed of any Hazardous Substance on any third party property which could reasonably be expected to result in any liability under Environmental Law; (e) neither the Company nor any Company Subsidiary has released any Hazardous Substance from any property owned or operated by any of them which could reasonably be expected to result in any liability under Environmental Law; (f) neither the Company nor any Company Subsidiary has received any written notice, demand, letter, claim or request for information alleging that the Company or any Company Subsidiary may be in violation of or liable under any Environmental Law; (g) neither the Company nor any Company Subsidiary is a party to any orders, decrees, injunctions or agreements with any Governmental Entity or is a party to any indemnity or other agreement with any third party which is expected to result in liability on the Company or any Company Subsidiary under any Environmental Law; (h) there are no circumstances, conditions or activities involving the Company or any Company Subsidiary that could reasonably be expected to result in any liability or costs to the Company or any Company Subsidiary or any restrictions on the ownership, use or transfer of any property now owned by the Company or a Company Subsidiary pursuant to any Environmental Law; and (i) to the knowledge of the Company, none of the properties now owned or operated by the Company or any Company Subsidiary contains any underground storage tanks. As used in this Agreement, "Environmental Law" means any federal, state, local or foreign law, regulation, rule, treaty, order, decree, permit, authorization, or the common law or any requirement of any governmental authority relating to: (A) the protection, investigation or restoration of the environment, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; or (C) noise, odor, wetlands, pollution, contamination or injury or threat of injury to persons or property; and "Hazardous Substance" means any substance that is listed in or regulated by any Environmental Law, including any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon.

        SECTION 3.22    Interested Party Transactions.    Except as set forth in Section 3.22 of the Company Disclosure Schedule or in the Company SEC Reports, since December 31, 2000, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

        SECTION 3.23    Insurance.

        (a) The Company maintains insurance, including, without limitation, general liability insurance, with financially responsible insurance companies in amounts customary in its industry to insure it against risks and losses associated with the operation of the business and properties of the Company and the Company Subsidiaries. No event has occurred with respect to the Company or any Company Subsidiary (except for events affecting the home construction industry generally) that is reasonably likely to cause the Company to be unable to maintain its current coverage or obtain replacement coverage on substantially identical terms to the policies currently in force other than with respect to premium amounts which will not exceed then current market rates.

        (b) For the ten-year period ending as of the date of this Agreement, the Company has maintained in full force and effect general liability policies in respect of such period which named the Company and the Company Subsidiaries, so long as they were Company Subsidiaries, as named insureds for the period of ownership by the Company and which provided coverage for, among other occurrences, product liability and damages and liabilities arising therefrom in the minimum insured amount of $10,000,000 and the maximum deductible of $50,000.

        SECTION 3.24    Warranties.

        (a) Except as set forth in Section 3.24 of the Company Disclosure Schedule, the Company and the Company Subsidiaries have for the ten-year period ending as of the date of this Agreement, and each Company Subsidiary has prior to becoming a subsidiary of the Company for the longer of (1) the period between the date of formation of such Company Subsidiary and the date such Company Subsidiary became a subsidiary of the Company or (2) the applicable statute of limitations, provided to each home purchaser from either the Company or any Company Subsidiary a homeowners warranty from either Residential Warranty Corporation, Homeowners' Warranty Company, or Meridian Structural Insurance, Risk Retention Group, Inc., a Hawaii corporation ("Meridian").

        (b) Meridian is in compliance with all Applicable Laws and requirements of all trade and industry groups so as to provide structural warranties as to houses and other properties conveyed by the Company or the Company Subsidiaries to third parties in all markets where the Company and the Company Subsidiaries sell houses and other improved property. There are no claims pending against Meridian or under homeowner warranty bonds issued by Meridian that are reasonably likely to have, individually or in the aggregate, if paid by Meridian, a Company Material Adverse Effect.

        SECTION 3.25    Joint Ventures.    Neither the Company nor any Company Subsidiary has any direct liability or liability as a guarantor with respect to any indebtedness incurred in connection with any joint venture or similar arrangement to which the Company or any Company Subsidiary is a party.

        SECTION 3.26    Opinion of Financial Advisors.    The Company Board has received the opinion of the Company's financial advisor, McDonald Investments Inc. ("McDonald"), to the effect that, as of the date of this Agreement, the Merger Consideration is fair from a financial point of view to the stockholders of the Company, and the Company will deliver a copy of such written opinion to Parent promptly after the date hereof.

        SECTION 3.27    Brokers.    No broker, finder or investment banker (other than McDonald) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

        SECTION 3.28    Tax Treatment.    Neither the Company nor, to the knowledge of the Company, any of its affiliates has taken or agreed to take any action, nor to the knowledge of the Company is there any fact or circumstance relating to the Company, that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

        SECTION 3.29    Affiliates.    Except for the directors and executive officers of the Company, each of whom is listed in Section 3.29 of the Company Disclosure Schedule and any other person or entity listed in Section 3.29 of the Company Disclosure Schedule, there are no persons or entities that may be deemed to be affiliates of the Company under Rule 145 of the Securities Act ("Company Affiliates").

        SECTION 3.30    Vote Required.    At the Company Stockholder Meeting or any adjournment or postponement thereof, the affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock are the only votes of the holders of any class or series of capital stock of the Company necessary to approve this Agreement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as disclosed in a separate disclosure schedule which has been delivered by the Parent and Merger Sub to the Company prior to the date of this Agreement (the "Parent Disclosure Schedule") (which Parent Disclosure Schedule shall contain appropriate references to identify the representations and warranties herein to which the information in such Parent Disclosure Schedule relates), Parent and Merger Sub hereby represent and warrant to the Company as follows:

        SECTION 4.1    Organization, Existence and Good Standing of Parent and Merger Sub.    Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has all necessary corporate power and authority to own its properties and assets and to carry on its business as presently conducted. Parent is qualified to do business and is in good standing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified or be in good standing is not reasonably likely to have a Parent Material Adverse Effect. Merger Sub does not presently conduct any business and was formed solely for the purpose of effecting the Merger. Each of Parent and Merger Sub has delivered to the Company a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to the date hereof.

        SECTION 4.2    Organization, Existence and Good Standing of Parent Subsidiaries.    Section 4.2 of the Parent Disclosure Schedule sets forth a list of each subsidiary of Parent (each a "Parent Subsidiary" and, collectively the "Parent Subsidiaries"), the jurisdiction of incorporation or organization, as applicable, of each Parent Subsidiary, the type of entity of each Parent Subsidiary, the percentage of the ownership of the outstanding capital stock or interest in each Parent Subsidiary by Parent or by any other Parent Subsidiary, and the authorized and outstanding capital stock of each corporate Parent Subsidiary. Each Parent Subsidiary is a corporation, business trust, general or limited partnership or limited liability company (as so specified) duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable. Each Parent Subsidiary has all necessary entity power and authority to own its properties and assets and to carry on its business as presently conducted. Each Parent Subsidiary is qualified to do business and is in good standing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified or be in good standing is not reasonably likely to have a Parent Material Adverse Effect. Except for the Parent Subsidiaries, Parent does not, directly or indirectly, own any equity interest in any other corporation, association, partnership, joint venture, business organization or limited liability company or other entity, with respect to which interest Parent or any Parent Subsidiary has invested or is required to invest $100,000 or more, excluding securities in any publicly traded company held for investment and comprising less than one percent (1%) of the outstanding voting securities of such company, nor has Parent entered into any agreement, arrangement or understanding to make any such investment.

        SECTION 4.3    Capitalization.

        (a) The authorized capital stock of Parent consists solely of 30,000,000 shares of Parent Common Stock, and 5,000,000 shares of preferred stock, par value $0.01 per share ("Parent Preferred Stock"). As of the date hereof: (i) 8,606,859 shares of Parent Common Stock are issued and outstanding, 3,830,076 shares of Parent Common Stock are held in treasury, and no shares of Parent Preferred Stock are issued and outstanding; and (ii) 1,687,046 shares of Parent Common Stock are reserved for purchase pursuant to Parent's Non-Employee Director Stock Option Plan, Parent's Amended 1994 Stock Incentive Plan and Parent's 1999 Stock Incentive Plan (collectively the "Parent Option Plans"). All of the outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock which may be issued prior to the Effective Time upon exercise of any option or other right will be, validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth above, as of the date hereof there are outstanding no shares of capital stock or other voting securities of Parent and no equity equivalent interests in the ownership or earnings of Parent or the Parent Subsidiaries. All of the outstanding shares of capital stock, or other ownership interest, of each Parent Subsidiary (including Merger Sub) are validly issued, fully paid and nonassessable, and are owned by Parent or another Parent Subsidiary free and clear of all security interests, liens, claims, pledges, charges or other encumbrances of any nature whatsoever.

        (b) Section 4.3 of the Parent Disclosure Schedule sets forth a true and complete list of all outstanding rights, including options, to purchase Parent Common Stock, the name of each holder thereof, the number of shares purchasable thereunder, the date of vesting of such right, any rights of holders of such rights that will be triggered by the consummation of the Merger and the per share exercise or purchase price of each right. There are no securities of Parent or any Parent Subsidiary convertible or exchangeable for shares of capital stock or voting securities of Parent or any Parent Subsidiary; and, except as set forth in Section 4.3 of the Parent Disclosure Schedule, there are no options, warrants or other similar rights, agreements, arrangements or commitments of any character obligating Parent or any Parent Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Parent or any Parent Subsidiary. There are no obligations, contingent or otherwise, of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or the capital stock or other equity interest of any Parent Subsidiary or to make any investment (in the form of a loan, capital contribution or otherwise) in any Parent Subsidiary.

        SECTION 4.4    Authority Relative to this Agreement; Recommendation.    Parent and Merger Sub each have all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the adoption and approval of this Agreement by the holders of a majority of the outstanding shares of Parent Common Stock and Merger Sub Common Stock in accordance with the requirements of the NYSE). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms. The members of the Board of Directors of Parent (the "Parent Board"), present at a meeting of the Parent Board at which a quorum was present, duly and unanimously adopted resolutions (i) approving and declaring the advisability of this Agreement and the Merger in accordance with the DGCL and Parent's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and By-laws, (ii) determining that this Agreement and the Merger are fair to and in the best interests of the stockholders of Parent, (iii) determining that the consideration to be paid in the Merger is fair to and in the best interests of the stockholders of Parent and (iv) recommending that the stockholders of Parent adopt and approve this Agreement; which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

        SECTION 4.5    Material Contracts.    The Parent's Annual Report on Form 10-K for the fiscal year ended September 30, 2001 sets forth a list of all agreements to which Parent or any Parent Subsidiary is a party or by which any of them is bound which, as of the date hereof: (i) are required to be filed as "material contracts" with the SEC pursuant to the requirements of the Exchange Act; (ii) under which the consequences of a default, nonrenewal or termination is reasonably likely to have a Parent Material Adverse Effect; or (iii) pursuant to which payments might be required or acceleration of benefits may be required upon execution of this Agreement by Parent or the performance by Parent of its obligations hereunder (collectively, the "Parent Material Contracts").

        SECTION 4.6    No Conflict.    Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby nor the compliance by Parent or Merger Sub with any of the provisions hereof will, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or Merger Sub, (ii) conflict with or violate any Applicable Law, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of Parent or any Parent Subsidiary, or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration, purchase or cancellation, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any Parent Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary or any of their respective assets or properties are bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that are not reasonably likely to have a Parent Material Adverse Effect.

        SECTION 4.7    Required Filings and Consents.    Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby nor the compliance by Parent or Merger Sub with any of the provisions hereof will require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, any pre-merger notification requirements of the HSR Act, and the filing and recordation of appropriate merger or other documents as required by the DGCL and the IBCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay Parent or Merger Sub from performing its obligations under this

Agreement, or is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

        SECTION 4.8    Compliance with Laws and Obligations.    Neither Parent nor any Parent Subsidiary is in conflict with, or in default or violation of, (i) any Applicable Law or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except for any such conflicts, defaults or violations which is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

        SECTION 4.9    Permits.    Parent and each Parent Subsidiary hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from Governmental Entities necessary for the operation of the business of Parent and Parent Subsidiaries as it is now being conducted (collectively, the "Parent Permits"), except where the failure to hold such Parent Permits is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and Parent Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to so comply is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

        SECTION 4.10    SEC Filings.    Parent has filed all forms, reports and documents required to be filed by it with the SEC (collectively, the "Parent SEC Reports") on a timely basis. The Parent SEC Reports filed prior to the date hereof and all similar documents filed prior to the Closing Date (i) were, or will be, as the case may be, prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, or will not, as the case may be, at the time they were or are filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Parent Subsidiaries is required to file any forms, reports or other documents with the SEC.

        SECTION 4.11    Financial Statements.    Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as at the respective dates thereof and the consolidated statements of income and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

        SECTION 4.12    Absence of Certain Changes.    Except as set forth in the Parent SEC Reports, since September 30, 2001, there has not occurred: (i) any Parent Material Adverse Effect or any event, change or effect which is reasonably likely to have, individually or in the aggregate with other events, changes or effects, a Parent Material Adverse Effect; (ii) any amendments or changes in the Certificate of Incorporation or Bylaws of Parent; (iii) any damage to, destruction or loss of any asset of Parent or any Parent Subsidiary (whether or not covered by insurance) that is reasonably likely to individually or in the aggregate have a Parent Material Adverse Effect; (iv) any material change by Parent in its accounting methods, principles or practices; (v) any material revaluation by Parent of any of its assets, including, without limitation, writing off or writing down notes or accounts receivable or inventory other than in the ordinary course of business consistent with past practice; or (vi) any action or event that would have required the consent of the Company pursuant to Section 5.1 had such action or event occurred after the date of this Agreement.

        SECTION 4.13    No Undisclosed Liabilities.    Neither Parent nor any Parent Subsidiary has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) for which in the aggregate there are adequate reserves in Parent's audited balance sheet (including any related notes thereto) as of September 30, 2001 (the "2001 Parent Balance Sheet"), (b) incurred in the ordinary course of business before the date of the 2001 Parent Balance Sheet and not required under generally accepted accounting principles to be reflected on the 2001 Parent Balance Sheet, or (c) incurred since September 30, 2001 in the ordinary course of business consistent with past practice or in connection with this Agreement, that is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

        SECTION 4.14    Litigation.    Except as set forth in the Parent SEC Reports, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary or any properties or rights of Parent or any Parent Subsidiary before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that would be required to be disclosed in an Annual Report on Form 10-K or that could reasonably be expected to prevent or delay consummation of the Merger, or otherwise prevent or delay Parent from performing its obligations under this Agreement. None of the claims, actions, suits, proceedings and investigations so set forth is reasonably likely to have a Parent Material Adverse Effect.

        SECTION 4.15    Employee Benefit Plans.

        (a) Section 4.15 of the Parent Disclosure Schedule lists all employee pension plans (as defined in Section 3(2) of ERISA, all employee welfare plans (as defined in Section 3(1) of ERISA) and all other bonus, stock option, stock purchase, performance share, stock appreciation or other equity based compensation, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any employment, executive compensation, consulting or severance agreements, performance pay, loan or loan guarantee, change of control or other non-ERISA plans, written or otherwise, for the benefit of, or relating to, any current or former employee or director of or consultant to Parent, any trade or business (whether or not incorporated) which is or was a member of a controlled group including Parent or which is under common control with Parent (a "Parent ERISA Affiliate") within the meaning of Section 414 of the Code, or any Parent Subsidiary, that Parent, any Parent Subsidiary or any Parent ERISA Affiliate maintains or pursuant to which has any obligation, as well as each employee benefit plan with respect to which Parent, any Parent Subsidiary or a Parent ERISA Affiliate maintained or otherwise incurred any liability to within the consecutive five-year period ending on the Closing Date (collectively the "Parent Employee Plans"). Parent has provided the Company copies of (i) each such written Parent Employee Plan and all documents pursuant to which the Parent Employee Plans are maintained, funded and administered, including summary plan descriptions, (ii) the three most recent annual report on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Parent Employee Plan required to make such a filing, and (iii) all governmental filings for the last three years, including, without limitation, excise tax returns and reportable events filings, and (iv) all governmental rulings, determinations, and opinions (and pending requests for governmental communications, rulings, determinations, and opinions) during the past three years.

        (b) (i) None of the Parent Employee Plans provides retiree medical or other retiree welfare benefits to any person (other than as required under COBRA), none of the Parent Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA and no Parent Employee Plan is subject to the funding requirements of Section 412 of the Code or Section 302 of ERISA or is otherwise subject to Title IV of ERISA; (ii) there has been no non-exempt "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, or a breach of fiduciary duty within the meaning of Section 404 of ERISA, with respect to any Parent Employee Plan, which, individually or in the aggregate, is reasonably likely to have a Parent Material Adverse Effect; (iii) all Parent Employee Plans are in compliance with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, the PBGC, IRS or Secretary of the Treasury) except as is not reasonably likely to have individually or in the aggregate a Parent Material Adverse Effect, and Parent and each Parent Subsidiary have performed all obligations required to be performed by them under, and are not in default under or violation of any of the Parent Employee Plans except as is not reasonably likely to have individually or in the aggregate a Parent Material Adverse Effect; (iv) each Parent Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and is the subject of a favorable determination letter from the IRS, such determination letter has not been revoked or threatened to be revoked by the IRS, to the knowledge of Parent, nothing has occurred since the date of such determination letter that could adversely affect the tax exempt status of such Parent Employee Plan or the tax exempt status of any related trust, and each such Parent Employee Plan which is not an IRS-approved master or prototype plan has been amended to comply with GUST and submitted to the IRS for a determination letter that the Parent Employee Plan, as amended, satisfies the qualification requirements of Section 401(a) the Code; (v) except as provided by Sections 204(h), 4041(a)(2) or 104(b)(1) of ERISA, each Parent Employee Plan can be amended or terminated at any time without approval from any person, without advance notice, and without any liability other than for benefits accrued prior to such amendment or termination; (vi) except as set forth in Section 4.15 of the Parent Disclosure Schedule, all benefits due under each Employee Plan have been timely paid and there is no material lawsuit or claim, other than routine uncontested claims for benefits, pending, or to the knowledge of Parent, any Parent ERISA Affiliate or Parent Subsidiary, threatened, against any Parent Employee Plan or the fiduciaries of any such plan or otherwise involving or pertaining to any such plan, and no basis exists for any such lawsuit or claim; (vii) except as set forth in Section 4.15 of the Parent Disclosure Schedule, no Parent Employee Plan provides for any severance pay, accelerated payments, deemed satisfaction of goals or conditions, new or increased benefits, forgiveness or modification of loans, or vesting conditioned in whole or in part upon a "change in control" of Parent, as such term is defined in the Parent Employee Plan or in Section 280G of the Code (and regulations promulgated thereunder), any Parent ERISA Affiliate or Parent Subsidiary, or any plant closing; (viii) no agreement, commitment, or obligation exists to increase any benefits under any Parent Employee Plan or to adopt any new Parent Employee Plan; and (ix) no Parent Employee Plan has any unfunded accrued benefits that are not fully reflected in Parent's financial statements.

        SECTION 4.16    Labor Matters.    (i) There are no controversies pending or, to the knowledge of Parent, threatened, between Parent or any Parent Subsidiary and any of their respective employees, which controversies are reasonably be likely to have individually or in the aggregate a Parent Material Adverse Effect; (ii) neither Parent nor any Parent Subsidiary is a party to any material collective bargaining agreement or other labor union contract applicable to persons employed by Parent or any Parent Subsidiary, nor does Parent know of any activities or proceedings of any labor union to organize any such employees; and (iii) Parent has no knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of Parent or any Parent Subsidiary which are reasonably likely to have a Parent Material Adverse Effect. To the knowledge of Parent, as of the date hereof, no executive or management employee of Parent or any of the Parent Subsidiaries intends to terminate his employment in connection with the Merger.

        SECTION 4.17    Restrictions on Business Activities.    Except for this Agreement, there is no agreement with any person, judgment, injunction, order, decree, statute, ordinance, rule, regulation, moratorium or other action by a Governmental Entity, or to the knowledge of Parent, pending before or being considered by a Governmental Entity, binding upon Parent or any Parent Subsidiary, which has or would have the effect of prohibiting or restricting the conduct of business by Parent or any Parent Subsidiary as currently conducted, or intended to be conducted, except for any prohibitions or restrictions which are not reasonably likely to have, individually or in the aggregate, have a Parent Material Adverse Effect.

        SECTION 4.18    Real Property.    The Parent and the Parent Subsidiaries have good and marketable (or indefeasible, in jurisdictions where the term "marketable" is not customarily used in such a context) title in fee simple to the real property purported to be owned by them, and, upon the exercise of any options to acquire real property optioned by Parent or any Parent Subsidiary, Parent or such Parent Subsidiary will have good and marketable (or indefeasible, in jurisdictions where the term "marketable" is not customarily used in such a context) title in fee simple to such optioned property, in each case free and clear of all liens, charges and encumbrances, except liens for Taxes not yet due and payable and such liens or other encumbrances as do not or will not materially interfere with the present use or intended use by Parent and the Parent Subsidiaries or materially affect the value of or the ability to market to customers the property affected thereby and which are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and the Parent Subsidiaries hold valid policies of title insurance issued by reputable title insurance companies on each parcel of real property owned by them in amounts equal to the purchase price paid by Parent or such Parent Subsidiary at the time of its acquisition thereof. Neither Parent nor any Parent Subsidiary has given, nor have they received, any notice or information indicating that the facts set forth in any surveys or title insurance policies are untrue or incorrect in any material respect nor has Parent or any Parent Subsidiary received any notice that a breach or an event of default exists, and no condition or event has occurred that with the giving of notice, the lapse of time, or both would constitute a breach or event of default, by Parent or any Parent Subsidiary, or to the knowledge of Parent, any other person with respect to any material contracts, covenants, conditions and restrictions, deeds, deeds of trust, rights-of-way, easements, mortgages and other documents granting to Parent or any Parent Subsidiary title to or an interest in or otherwise affecting the real property which is material to the operation of the business of Parent and the Parent Subsidiaries, as presently conducted or intended to be conducted, except for such breach or event of default that is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, no condemnation, eminent domain, or similar proceeding exists, is pending or threatened with respect to, or that could affect, any real property owned or leased by Parent or any Parent Subsidiary that is reasonably likely to have a Parent Material Adverse Effect. No developer-related charges or assessments for off-site improvements payable to any public authority or any other person for public improvements are unpaid (other than those reflected on the Parent Balance Sheet or incurred since the date of the Parent Balance Sheet in the ordinary course of Parent's business consistent with past practices), except for charges or assessments that are reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, there is no material impediment to obtaining any permits or governmental approvals required to develop lots or construct homes on undeveloped real property held by Parent or a Parent Subsidiary for such purpose (the "Parent Development Properties"), except for such as is not reasonably likely to have a Parent Material Adverse Effect. The Parent Development Properties have access to public streets, and are serviced (or will be serviced in accordance with "will serve letters" issued by the appropriate utility provider), in all material respects, by water, gas and electricity and other services that may be necessary to construct homes on such properties, and to the knowledge of Parent such utilities and other services are or will be adequate for the current and intended use of such property. All material leases pursuant to which Parent or any Parent Subsidiary leases from others real or personal property are valid and in full force and effect and no default or event of default by Parent or the Parent Subsidiaries has occurred thereunder, except where the lack of such validity and effectiveness or the existence of such defaults or event of defaults is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

        SECTION 4.19    Taxes.

        (a) Except as provided in Section 4.19 of the Parent Disclosure Schedule:

          (i)  Parent and the Parent Subsidiaries have duly and timely (with due regard to valid extensions properly secured) filed all Tax Returns related to Federal income Taxes and all other material Tax Returns required to be filed by them prior to the date of this Agreement. All such Tax Returns are true, correct and complete in all material respects as filed (or as validly amended thereafter). Each of Parent and the Parent Subsidiaries has timely (with due regard to valid extensions properly secured) paid in full all Taxes shown as due on the face of such Tax Returns, except to the extent of items which have been adequately reserved against in accordance with generally accepted accounting principles in the 2001 Parent Balance Sheet. The liabilities and reserves for Taxes reflected in the 2001 Parent Balance Sheet cover all Taxes for all periods ended at or prior to the date of such balance sheet and have been determined in accordance with generally accepted accounting principles and all Taxes of Parent accrued following the end of the most recent period covered by the financial statements included in Parent's September 30, 2001 Form 10-K have been accrued in the ordinary course of business of Parent and do not materially exceed comparable amounts incurred in similar periods in prior years (taking into account any changes in Parent's operating results).

          (ii) Parent and the Parent Subsidiaries have at all times complied in all respects with applicable laws pertaining to Taxes, including, without limitation, all applicable laws relating to record retention, except as is not reasonably likely to have a Parent Material Adverse Effect.

          (iii) No Federal income Tax Return, or material state, local or foreign Tax Return of Parent or any Parent Subsidiary is the subject of a pending audit or other administrative proceeding or court proceeding. Neither Parent nor any of the Parent Subsidiaries is aware of any claim by any taxing authority that Parent or any Parent Subsidiary has been required to file a Tax Return, but has failed to do so. Neither Parent nor any of the Parent Subsidiaries has requested an extension of time to file any Tax Return not yet filed, nor has been granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax not yet paid. Neither Parent nor any Parent Subsidiary has granted a power of attorney that will be outstanding on the Closing Date with respect to any material matter related to Taxes. In the past two years neither Parent nor any Parent Subsidiary has entered into any closing agreement with respect to any Federal income Taxes or any other material Taxes that has the effect of materially increasing the liability for Taxes for any taxable year of Parent for which Tax Returns have not been filed.

          (iv)  Except as is not reasonably likely to have a Parent Material Adverse Effect, all Tax deficiencies that have been claimed, proposed, asserted or assessed in writing against Parent or any of the Parent Subsidiaries have been fully paid or finally settled and there is no claim, audit, action, suit, proceeding, investigation or assessment pending against Parent or any of the Parent Subsidiaries in respect of any Tax.

          (v)  No issues have been raised in any examination by any taxing authority which, by application of similar principles, reasonably could be expected to result in a material proposed deficiency for any other period not so examined.

          (vi)  All Taxes that were required to be collected or withheld by Parent or any of the Parent Subsidiaries have been duly collected or withheld, and all such Taxes that Parent or any of the Parent Subsidiaries were required to remit to any taxing authority have been duly remitted, except where a failure to collect, withhold or remit Taxes is not reasonably likely to have a Parent Material Adverse Effect.

          (vii) Neither Parent nor any of the Parent Subsidiaries is aware of any claim by any taxing authority that Parent or any Parent Subsidiary is required to include in income any adjustment pursuant to Section 481 of the Code (or similar provisions of other law or regulation) by reason of a change in accounting method, nor has Parent or any of the Parent Subsidiaries received notice that the IRS (or other taxing authority) has proposed, or is considering, any such change in accounting method. Parent has not taken any action that is not in accordance with past practice that could defer a liability for Taxes of Parent from any taxable period ending on or before the Closing Date to any taxable period ending after such date.

          (viii) To the knowledge of Parent, after review of appropriate documents filed with SEC, Parent has no foreign stockholders for whom shares of Parent Common Stock are United States real property interests as defined in Section 897 of the Code.

          (ix)  Parent and the Parent Subsidiaries have disclosed on their respective federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

          (x)  There are no requests for rulings or determinations in respect of any Tax pending between, or in respect of, Parent or any Parent Subsidiary and any taxing authority.

          (xi)  Neither Parent nor any of the Parent Subsidiaries has filed, or has had filed on its behalf, a consent under Section 341(f) of the Code concerning collapsible corporations.

          (xii) Neither Parent nor any of the Parent Subsidiaries has made any payments, is obligated to make any payments or has entered into any agreements under which payment would, separately or in the aggregate in connection with this Agreement or any change in control or any other circumstances, result in a nondeductible expense to Parent or any of the Parent Subsidiaries pursuant to Section 162(m) or 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.

          (xiii) There are no liens for Taxes (other than for current Taxes not yet due and payable or for other immaterial Taxes that are being contested in good faith) upon the assets of Parent or any Parent Subsidiary.

          (xiv) Neither Parent nor any Parent Subsidiary is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement (other than agreements solely between Parent and its direct or indirect wholly-owned subsidiaries or among direct or indirect wholly-owned subsidiaries of Parent). Neither Parent nor any Parent Subsidiary has any liability for Taxes of any person (other than Parent and the Parent Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign income Tax law), as transferee or successor, by contract or otherwise.

          (xv)  Neither Parent nor any Parent Subsidiary has been a "distributing corporation" or a "controlled corporation" in connection with a distribution described in Section 355 of the Code within the past two years.

          (xvi) Neither Parent nor any Parent Subsidiary has participated in or cooperated with an international boycott as that term is used in Section 999 of the Code.

          (xvii) Parent does not own directly any interests in any entities that are classified as partnerships for federal and state income Tax purposes.

        (b) All persons who have at any time been classified as consultants, independent contractors or service providers other than employees to Parent or any Parent Subsidiary (collectively, the "Parent Consultants") have been properly so classified and excluded from the classification as an employee in accordance with all Applicable Laws, including without limitation, ERISA and the Code and in accordance with the terms of each Parent Employee Plan. Parent and all Parent Subsidiaries have complied with all Applicable Laws with respect to employment, Taxes, and tax reporting associated with the Parent Consultants, except as is not reasonably likely to have a Parent Material Adverse Effect.

        SECTION 4.20    Intellectual Property.    Parent and the Parent Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are used in the business of Parent and the Parent Subsidiaries as currently conducted, except as is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

        SECTION 4.21    Environmental Matters.    Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect: (a) Parent and the Parent Subsidiaries have all environmental permits which are necessary to enable them to conduct their businesses as they are currently being conducted without violating any Environmental Law, and Parent and the Parent Subsidiaries have complied with all their environmental permits and with all applicable Environmental Laws; (b) the properties currently owned or operated by Parent or any Parent Subsidiary (including soils, groundwater, surface water, buildings or other structures) do not contain and, to Parent's knowledge, have not previously contained any Hazardous Substances; (c) the properties formerly owned or operated by Parent or any Parent Subsidiary did not contain any Hazardous Substances at any time during the period of ownership or operation by Parent or the Parent Subsidiary; (d) neither Parent nor any Parent Subsidiary has disposed of any Hazardous Substance on any third party property which could reasonably be expected to result in any liability under Environmental Law; (e) neither Parent nor any Parent Subsidiary has released any Hazardous Substance from any property owned or operated by any of them which could reasonably be expected to result in any liability under Environmental Law; (f) neither Parent nor any Parent Subsidiary has received any written notice, demand, letter, claim or request for information alleging that Parent or any Parent Subsidiary may be in violation of or liable under any Environmental Law; (g) neither Parent nor any Parent Subsidiary is a party to any orders, decrees, injunctions or agreements with any Governmental Entity or is a party to any indemnity or other agreement with any third party which is expected to result in liability on Parent or any Parent Subsidiary under any Environmental Law; (h) there are no circumstances, conditions or activities involving Parent or any Parent Subsidiary that could reasonably be expected to result in any liability or costs to Parent or any Parent Subsidiary or any restrictions on the ownership, use or transfer of any property now owned by Parent or a Parent Subsidiary pursuant to any Environmental Law; and (i) to the knowledge of Parent, none of the properties now owned or operated by Parent or any Parent Subsidiary contains any underground storage tanks.

        SECTION 4.22    Interested Party Transactions.    Except as set forth in the Parent SEC Reports, since September 30, 2001, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

        SECTION 4.23    Insurance.

        (a) Parent maintains insurance, including, without limitation, general liability insurance, with financially responsible insurance companies in amounts customary in its industry to insure it against risks and losses associated with the operation of the business and properties of Parent and the Parent Subsidiaries. No event has occurred with respect to Parent or any Parent Subsidiary (except for events affecting the home construction industry generally) that is reasonably likely to cause Parent to be unable to maintain insurance coverage providing protection to Parent at a level substantially equivalent to its current coverage.

        (b) For the period beginning on the date of the initial public offering of Parent Common Stock and ending as of the date of this Agreement, Parent has maintained in full force and effect general liability policies in respect of such period which named Parent and the Parent Subsidiaries, so long as they were Parent Subsidiaries, as named insureds for the period of ownership by Parent and which provided coverage for, among other occurrences, product liability and damages and liabilities arising therefrom in the minimum insured amount of $10,000,000 and the maximum deductible of $50,000, except as set forth in Section 4.23 of the Parent Disclosure Schedule.

        SECTION 4.24    Opinion of Financial Advisor.    The Parent Board has received the opinion of Parent's financial advisor, UBS Warburg LLC ("UBS Warburg"), to the effect that, as of the date of this Agreement, the Merger Consideration is fair from a financial point of view to Parent.

        SECTION 4.25    Brokers.    No broker, finder, investment banker (other than UBS Warburg) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

        SECTION 4.26    Tax Treatment.    Neither Parent nor, to the knowledge of Parent, any of its affiliates has taken or agreed to take any action, nor to the knowledge of Parent is there any fact or circumstance relating to Parent, that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

        SECTION 4.27    Vote Required.    At the Parent Stockholder Meeting or any adjournment or postponement thereof, the affirmative vote of the holders of a majority of the outstanding shares of the Parent Common Stock are the only votes of the holders of any class or series of capital stock of Parent necessary to adopt this Agreement.

        SECTION 4.28    Parent Common Stock.    On the Closing Date, Parent will have a sufficient number of authorized but unissued or treasury shares of the Parent Common Stock available (i) for issuance as the stock component of the Merger Consideration set forth in Section 2.3 and (ii) for issuance to the holders of the Parent Stock Options issued pursuant to this Agreement and participants in the Parent Stock Purchase Plan in accordance with the provisions of this Agreement. The Parent Common Stock to be issued pursuant to this Agreement will, when so delivered, be (i) duly and validly issued, fully paid and nonassessable, and (ii) listed on the NYSE, upon official notice of issuance.

        SECTION 4.29    Sufficient Funds.    Parent has received the financing commitments attached on Section 4.29 of the Parent Disclosure Schedules (the "Commitments"). The Commitments are complete and correct copies of all financing commitments received by Parent in connection with the transactions contemplated by this Agreement. To the knowledge of Parent, no event has occurred and no circumstances currently exist that would be likely to cause the conditions precedent to obtaining the financing referenced in the Commitments to fail to occur or be fulfilled. If the closing of the transactions contemplated by the Commitment occurs, Parent will have available to it at the Effective Time sufficient funds to (i) pay the cash component of the Merger Consideration set forth in Section 2.3(i) and (ii) repay all of the outstanding principal, interest and premium (if any) and discharge all other obligations of the Company and each of the Company Subsidiaries pursuant to (x) the Credit Agreement, dated as of April 1, 1999, as amended, by and among the Company, Bank One, Indiana, NA, as agent, and the financial institutions named therein, (y) the 7.75% Senior Notes due June 11, 2008 of the Company and (z) the 7.625% Senior Notes due December 19, 1994 of the Company.

        SECTION 4.30    Warranties.

        (a) Except as provided in Section 4.20 of the Parent Disclosure Schedule, Parent and the Parent Subsidiaries have for the period equal to the applicable statute of limitations, and each Parent Subsidiary has prior to becoming a subsidiary of Parent for the longer of (1) the period between the date of formation of such Parent Subsidiary and the date such Parent Subsidiary became a subsidiary of Parent or (2) the applicable statute of limitations, provided to each home purchaser from either Parent or any Parent Subsidiary a homeowners warranty from Residential Warranty Corporation, Homeowners' Warranty Company, Two-Ten Warranty Company or United Home Insurance Company, a Risk Retention Company ("UHIC"), a Vermont corporation.

        (b) UHIC is in compliance with all Applicable Laws and requirements of all trade and industry groups so as to provide structural warranties as to houses and other properties conveyed by Parent or the Parent Subsidiaries to third parties in all markets where UHIC operates. There are no claims pending against UHIC or under homeowner warranty bonds issued by UHIC that are reasonably likely to have, either individually or in the aggregate, if paid by UHIC, a Parent Material Adverse Effect.

        SECTION 4.31    Joint Ventures.    Neither Parent nor any Parent Subsidiary has any direct liability or liability as a guarantor with respect to any indebtedness incurred in connection with any joint venture or similar arrangement to which Parent or any Parent Subsidiary is a party.

ARTICLE V.

CONDUCT OF BUSINESS PENDING THE MERGER

        SECTION 5.1    Conduct of Business of the Company.    The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing, which agreement shall not be unreasonably withheld or delayed, the Company shall conduct its business and shall cause the businesses of the Company Subsidiaries to be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business in a manner consistent with past practice except as expressly contemplated by this Agreement. The Company shall use reasonable best efforts to preserve substantially intact the business organization and material assets and maintain the material rights of the Company and the Company Subsidiaries, keep available the services of the present officers, employees and consultants of the Company and the Company Subsidiaries and preserve the present relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has business relations. Without limiting the foregoing, except as contemplated by this Agreement, neither the Company nor any Company Subsidiary shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do any of the following without the prior written consent of Parent:

        (a) amend or otherwise change the Articles of Incorporation or Bylaws of the Company or the organizational documents of any Company Subsidiary;

        (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company (except for the issuance of shares of Company Common Stock pursuant to any option previously granted under the Company Option Plans);

        (c) sell, pledge, dispose of or encumber any assets of the Company or any Company Subsidiary, except for (i) sales of assets in the ordinary course of business in a manner consistent with past practice, (ii) sales of lots and/or homes in a manner consistent with past practice, (iii) disposition of obsolete or worthless assets, (iv) sales of immaterial assets not in excess of $250,000 individually, and (v) liens on assets to secure purchase money and construction financings in the ordinary course of business consistent with past practice and other non-monetary encumbrances entered into in the ordinary course of business consistent with past practice;

        (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned Company Subsidiary may declare and pay a dividend or make advances to its parent or the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any Company Subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities, including, without limitation, shares of Company Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Company Common Stock, or propose to do any of the foregoing;

        (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) purchase any securities or make any material investment (other than investments in existing joint ventures for the purpose of land acquisition complying with the dollar limits set forth in clause (vi) of this Section 5.1(e)), either by purchase of securities, contributions to capital, asset transfers, or purchase of any assets, in any person other than a wholly owned Company Subsidiary or otherwise acquire direct or indirect control over any person; (iii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person, except under existing lines of credit in the ordinary course of business consistent with past practice, or make any loans or advances (other than loans or advances to or from direct or indirect wholly owned Company Subsidiaries or pursuant to existing contracts or contracts for the acquisition or development of land entered into in the ordinary course of business consistent with past practice), (iv) enter into or amend any contract or agreement, other than in the ordinary course of business consistent with past practice, that is or would be a Company Material Contract or is otherwise material to the Company and the Company Subsidiaries, taken as a whole; (v) authorize any capital expenditures or purchase of fixed assets which are, in excess of $250,000 individually or $1,500,000 in the aggregate; (vi) authorize any expenditures for the purchase of real estate which are in excess of $15,000,000 in any single transaction or series of related transactions or in excess of $30,000,000 in the aggregate in any 30-day period (it being understood and agreed that this clause (vi) shall not prohibit the performance of any obligation pursuant to any agreement entered into prior to the date of this Agreement (including any obligation to purchase land in order to fulfill obligations pursuant to agreements with home purchasers executed prior to the date hereof) in Section 5.1(e)(vi) of the Company Disclosure Schedule); or (vii) fail to use their commercially reasonable efforts to cause to be memorialized in writing all agreements pertaining to the obligations of the Company or any of the Company Subsidiaries to purchase land in connection with the joint ventures as set forth on Schedule 5.1(e)(vii), except where the failure to so memorialize an agreement is not reasonably likely to individually or in the aggregate have a Company Material Adverse Effect.

        (f) except as may be required by law, increase the compensation payable or to become payable to its officers or employees, grant or pay any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any Company Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except increases in annual compensation for employees in the ordinary course consistent with past practice to the extent such compensation increases do not result in a material increase in compensation expense to the Company;

        (g) enter into or amend any employment agreement between the Company or any Company Subsidiary (unless required by law) and any person that the Company or the Company Subsidiary does not have the unconditional right to terminate without liability at any time on or after the Effective Time;

        (h) change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

        (i) make any material Tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations with respect to any material amount of Tax, except to the extent the amount of any such settlement or compromise has been reserved for in the financial statements contained in the Company SEC Reports filed prior to the date hereof;

        (j) except as set forth in Section 5.1(j) of the Company Disclosure Schedule, commence any litigation other than in accordance with past practice, or settle any litigation involving any liability of the Company or any Company Subsidiary for material money damages or restrictions upon the operations of any of the Company or the Company Subsidiaries, or enter into any agreement to waive, release, compromise or assign any material rights or claims held by the Company or Company Subsidiary or settle any claim described in Section 3.14 of the Company Disclosure Schedule for a payment exceeding $3,000 per claim or in such other maximum amount as may be set forth in Section 3.14 of the Company Disclosure Schedule;

        (k) fail to renew the Company's existing insurance policies, including general liability insurance policies, or fail to replace such policies with new policies with terms substantially identical to those currently in force other than with respect to premium amounts which will not exceed then market rates; or

        (l) take, or agree to take, any of the actions described in Sections 5.1(a) through (k) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect as contemplated hereby or prevent the Company from performing or cause the Company not to perform in any material respect its covenants hereunder.

        SECTION 5.2    No Solicitation.

        (a) The Company shall, and shall cause the Company Subsidiaries and its and their respective officers, directors, employees, investment bankers, attorneys and other representatives and agents to, immediately cease any discussions or negotiations with any parties with respect to any Third Party Acquisition. The Company shall not, nor shall the Company authorize or permit any Company Subsidiary or any of its or their respective officers, directors, employees, investment bankers, attorneys and other representatives or agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any information to any person or group (other than Parent or any designees of Parent) concerning, or take any other action designed to facilitate any inquiries or the making of any proposal concerning, any Third Party Acquisition; provided, however, that (i) nothing herein shall prevent the Company Board from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer or exchange offer; and (ii) the Company may make inquiry of and participate in discussions with any person or group who has submitted after the date hereof an unsolicited and unencouraged Superior Proposal if, and to the extent, the Company Board determines in its good faith judgment, that it is necessary to do so in order to comply with its fiduciary duties, after consultation with and advice from outside legal counsel to such effect and, before making such inquiry or participating in such discussions, it receives from such person or group an executed confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Letters (as defined herein), which agreement does not provide for any payments by the Company. The Company shall promptly (but no later than 24 hours after receipt) notify Parent in the event it receives any proposal or inquiry concerning a Third Party Acquisition, including the terms and conditions thereof and the identity of the party submitting such proposal or inquiry (all in reasonable detail), and shall advise Parent promptly of any developments concerning the same and the status thereof.

        (b) Except as set forth in this Section 5.2(b), the Company Board shall not withdraw or, in any manner adverse to Parent, modify its recommendation of the transactions contemplated hereby or approve or recommend, or cause the Company to enter into any agreement with respect to, any Third Party Acquisition. Notwithstanding the foregoing, if the Company Board determines in its good faith judgment, after consultation with and advice from outside legal counsel to such effect, that it is necessary to do so in order to comply with its fiduciary duties, the Company Board may withdraw or modify its recommendation of the transactions contemplated hereby or approve or recommend a Superior Proposal, but in each case only (i) after providing reasonable written notice to Parent (a "Notice of Superior Proposal") advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal (all in reasonable detail) and (ii) if Parent does not, within five business days of Parent's receipt of the Notice of Superior Proposal, make an offer which the Company Board determines in its good faith judgment (after consultation with a financial adviser of nationally recognized reputation) to provide as great a value and to be as favorable to the Company's stockholders as such Superior Proposal; provided, however, that the Company shall not be entitled to enter into any agreement with respect to a Superior Proposal until this Agreement is terminated in accordance with Section 7.1. Any disclosure that the Company Board may be compelled to make with respect to the receipt of a proposal for a Third Party Acquisition in order to comply with Rule 14d-9 or 14e-2 of the Exchange Act will not constitute a violation of this Section 5.2(b); provided that such disclosure states that no action will be taken by the Company Board with respect to the withdrawal or modification of its recommendation of the transactions contemplated hereby or the approval or recommendation of any Third Party Acquisition except in accordance with this Section 5.2(b).

        (c) For the purposes of this Agreement, "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any person (which, for purposes of this Section 5.2(c), includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of all or a substantial portion of the assets of the Company and the Company Subsidiaries taken as a whole; (iii) the acquisition by a Third Party of an equity interest in the Company of more than 20% of the outstanding Company Common Stock or the acquisition by a Third Party of securities convertible into more than 20% of the outstanding Company Common Stock or more than 25% of the outstanding capital stock or securities convertible into more than 25% of the outstanding capital stock of any Company Subsidiary (whether from the Company or any Company Subsidiary, by tender offer, exchange offer or otherwise); (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; (v) the repurchase by the Company or any Company Subsidiary of a significant equity interest in the Company or any Company Subsidiary; or (vi) any other business combination, acquisition, recapitalization, restructuring or other similar transaction involving the Company or any Company Subsidiary. For purposes of this Agreement, a "Superior Proposal" means any bona fide written proposal to acquire directly or indirectly for consideration consisting of cash or securities more than 66 2/3% of the voting power of Company Shares then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Company Board determines in its good faith judgment (after consulting with a financial adviser of nationally recognized reputation) (1) to be from a Third Party that is financially capable of completing the transaction subject to the proposal and (2) to provide (if completed) greater value and to be more favorable to the Company's stockholders than the Merger.

        SECTION 5.3    Conduct of Business by Parent.    Parent covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless the Company shall otherwise agree in writing, which agreement shall not be unreasonably withheld or delayed, Parent shall conduct its business and shall cause the businesses of the Parent Subsidiaries to be conducted in the ordinary course of business except as expressly contemplated by this Agreement. Except as contemplated by this Agreement, Parent shall not, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed:

          (a) amend or otherwise change the Certificate of Incorporation or Bylaws of Parent other than incident to a stock split or combination;

          (b) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except for quarterly cash dividends and stock dividends and any Parent Subsidiary may declare and pay a dividend to its parent or Parent or (ii) reclassify the Parent Common Stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of Parent Common Stock;

          (c) issue any shares of Parent Common Stock (except restricted stock or common stock issued pursuant to stock options issued under the Parent Stock Option Plans or in any stock dividend) in one transaction or series of related transactions if the shares so issued constitute more than 15% of the outstanding shares of Parent Common Stock (after giving effect to such issuance);

          (d) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof if the consideration therefor would exceed $150,000,000; and

          (e) take, or agree to take, any of the actions described in Sections 5.3(a) through (c) above, or any action which would make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect in any material respect as contemplated hereby or prevent Parent from performing or cause Parent not to perform in any material respect its covenants hereunder.

        SECTION 5.4    Adverse Changes in Condition.    Both the Company and Parent agree to give written notice promptly to the other upon becoming aware of the occurrence or impending occurrence of any event or circumstance which (i) is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to a Company notice to Parent, or a Parent Material Adverse Effect, with respect to a Parent notice to the Company or (ii) would constitute a material breach of any of the disclosing party's representations, warranties or covenants contained herein.

ARTICLE VI.

ADDITIONAL AGREEMENTS

        SECTION 6.1    Registration Statement/Listing Application.

        (a) Parent shall prepare and file with the SEC and any other applicable regulatory bodies, as soon as reasonably practicable, a Registration Statement on Form S-4 with respect to the shares of the Parent Common Stock to be issued in the Merger (together with any amendments or supplements thereto, the "Registration Statement"), and will otherwise proceed promptly to satisfy the requirements of the Securities Act, including Rule 145 thereunder. Such Registration Statement shall contain a joint proxy statement of Parent and of the Company prepared by Parent and the Company containing the information required by the Exchange Act (together with any amendments or supplements thereto, the "Proxy Statement"). Parent shall use its reasonable best efforts to cause the Registration Statement to be declared effective and to maintain such effectiveness as long as is necessary to consummate the Merger. Parent shall promptly amend or supplement the Registration Statement to the extent necessary in order to make the statements therein not misleading or to correct any statements which have become false or misleading. Parent will use reasonable best efforts to take any action required to be taken under state securities or blue sky laws in connection with the issuance of the Parent Common Stock in connection with the Merger. The Company shall furnish Parent will all information concerning the Company and the holders of Company Common Stock and shall take such other action as Parent may reasonably request in connection with the preparation and filing of the Registration Statement, the Proxy Statement and all amendments thereto.

        (b) The Company and Parent shall use their reasonable best efforts to have the Proxy Statement approved by the SEC under the provisions of the Exchange Act. The Company and its counsel shall be given a reasonable opportunity to review and comment on the filings made pursuant to this Section 6.1 prior to their filing with the SEC and shall be provided with any comments Parent and its counsel may receive from the SEC or its staff with respect to such filings promptly after receipt of such comments.

        (c) The information specifically designated as being supplied by the Company for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is declared effective or at the time the Proxy Statement is first mailed to holders of the Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information specifically designated as being supplied by the Company for inclusion or incorporation by reference in the Proxy Statement shall not, at the date the Proxy Statement is first mailed to holders of the Company Common Stock and the Parent Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company, or its officers or directors, should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform Parent. All documents, if any, that the Company is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

        (d) The information specifically designated as being supplied by Parent for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is declared effective or at the time the Proxy Statement is first mailed to holders of the Company Common Stock and the Parent Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information specifically designated as being supplied by Parent for inclusion or incorporation by reference in the Proxy Statement shall not, at the date the Proxy Statement is first mailed to holders of the Company Common Stock and the Parent Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstance under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Parent or its officers or directors should be discovered by Parent which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Parent shall promptly inform the Company and shall promptly file such amendment to the Registration Statement. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

        (e) Prior to the Effective Time, Parent shall use its reasonable best efforts to cause the shares of the Parent Common Stock to be issued pursuant to the Merger to be registered or qualified under all applicable Blue Sky Laws, and to take any other actions which may be necessary to enable the Parent Common Stock to be issued pursuant to the Merger to be distributed in each such jurisdiction.

        (f) Prior to the Effective Time, Parent shall file a subsequent listing application with the NYSE relating to the shares of the Parent Common Stock to be issued in connection with the Merger, and shall use reasonable best efforts to cause such shares of the Parent Common Stock to be listed, upon official notice of issuance, prior to the Effective Time.

        SECTION 6.2    Meetings of Stockholders.

        (a) The Company will take all steps necessary in accordance with its Articles of Incorporation and Bylaws and the IBCL to call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholder Meeting") as soon as practicable (and in any event within 45 days) after the effectiveness of the Registration Statement, for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes as may be necessary. Unless this Agreement is terminated in accordance with its terms, the Company Board (subject to the provisions of Section 5.2) will (i) recommend to its stockholders the approval of this Agreement, the transactions contemplated hereby and any other matters to be submitted to the stockholders in connection therewith, to the extent that such approval is required by applicable law in order to consummate the Merger, and (ii) use its reasonable good faith efforts to obtain the approval by its stockholders of this Agreement and the transactions contemplated hereby.

        (b) If at any time after the date hereof, the Company Board shall withdraw or modify its recommendation of this Agreement or the Merger pursuant to Section 5.2 hereof, the Company acknowledges that, notwithstanding the provisions of paragraph 7 of the Confidentiality Letter dated November 27, 2001, Parent may take such action as Parent may choose in its own discretion which would not require the approval of the Company Board, including, without limitation a tender offer conducted pursuant to the Exchange Act, to obtain any or all of the capital stock of the Company or any or all of the assets of the Company and the Company Subsidiaries. Parent and the Company hereby acknowledge and agree that, if the Company Board withdraws or modifies its recommendation of this Agreement or the Merger pursuant to Section 5.2 hereof, the provisions of paragraph 7 of the Confidentiality Letter dated November 27, 2001 shall terminate and be of no further force or effect; provided, however, that all of the other provisions of such letter shall remain in full force and effect.

        (c) Parent will take all steps necessary in accordance with its Certificate of Incorporation and By-Laws and the DGCL to call, give notice of, convene and hold a meeting of its stockholders (the "Parent Stockholder Meeting") as soon as practicable (and in any event within 45 days) after the effectiveness of the Registration Statement, for the purpose of approving and adopting this Agreement and the transactions contemplated hereby, approving the issuance of the Parent Shares upon consummation of the Merger and for such other purposes as may be necessary. Unless this Agreement shall have been validly terminated as provided herein, Board of Directors will (i) recommend to its stockholders the approval and adoption of this Agreement, and (ii) use its reasonable good faith efforts to obtain the approval by its stockholders of this Agreement and the transactions contemplated hereby.

        (d) The Company and Parent shall cause the definitive Proxy Statement to be mailed to their respective stockholders as promptly as practicable after the Registration Statement is declared effective by the SEC. At the stockholders' meetings, each of the Company and Parent shall vote or cause to be voted in favor of approval and/or adoption of this Agreement all capital stock entitled to vote at such meetings as to which they hold proxies at such time.

        SECTION 6.3    Antitrust Matters.    As promptly as practicable after the date of this Agreement, the Company and Parent shall file any notifications that may be required under the HSR Act in connection with the Merger and the transactions contemplated hereby and thereafter use reasonable efforts to respond as promptly as practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters.

        SECTION 6.4    Access to Information; Confidentiality

        (a) Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), the Company shall (and shall cause each Company Subsidiary to) afford to the officers, employees, accountants, counsel and other representatives of Parent reasonable access, during the period from the date hereof through the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each Company Subsidiary to) furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request.

        (b) Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), Parent shall (and shall cause each Parent Subsidiary to) afford to the officers, employees, accountants, counsel and other representatives of the Company reasonable access, during the period from the date hereof through the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, Parent shall (and shall cause each Parent Subsidiary to) furnish promptly to the Company all information concerning its business, properties and personnel as such the Company may reasonably request.

        (c) Each of Parent and the Company shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either Parent or the Company may reasonably request. Each party shall keep all information obtained under this Section 6.4 confidential in accordance with the terms of the confidentiality letters, dated November 27, 2001 and December 13, 2001 (the "Confidentiality Letters"), between Parent and the Company.

        SECTION 6.5    Tax-Free Reorganization.    Neither Parent, Merger Sub nor the Company shall take or cause to be taken any action on or before the Effective Time which would prevent the Merger from qualifying as a "reorganization" under Section 368(a) of the Code. Parent shall not, and shall cause the Surviving Corporation not to, take or cause to be taken any action after the Effective Time that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code except as required by applicable law.

        SECTION 6.6    Affiliate Agreements.    The Company will use its best efforts to cause each of its directors and executive officers and each of its "affiliates" (within the meaning of Rule 145 under the Securities Act) to execute and deliver to Parent as soon as practicable an agreement in the form attached hereto as Exhibit C, with respect to John B. Scheumann and Richard H. Crosser, and Exhibit D, with respect to all other affiliates, relating to the disposition of shares of Parent Common Stock issuable pursuant to this Agreement.

        SECTION 6.7    Company Stock Options.

        (a) As soon as reasonably practicable after the Effective Time, and after giving effect to the requirements of the Company Option Plans, Parent shall deliver to the holders of the Company Stock Options, appropriate notices setting forth such holders' rights pursuant to a Parent stock incentive plan, and any stock option agreement evidencing such Parent Stock Options replacing such holders' Company Stock Options as provided by Section 2.5 and this Section 6.7. Parent shall use its reasonable efforts to ensure, to the extent required by, and subject to the provisions of, such plan or agreements, that the options to purchase Parent Common Stock (the "Parent Stock Options") replacing any Company Stock Options which qualified as incentive stock options prior to the Effective Time shall also qualify as incentive stock options after the Effective Time.

        (b) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of the Parent Common Stock for delivery upon exercise of the Parent Stock Options replacing the Company Stock Options in accordance with Section 2.5. Parent shall use its reasonable efforts to maintain the effectiveness of a registration statement or registration statements covering such options (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Stock Options remain outstanding. Except to the extent otherwise agreed to by the parties, all restrictions or limitations on transfer and vesting with respect to the Company Stock Options, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to the Parent Stock Options replacing the Company Stock Options as set forth above.

        SECTION 6.8    Indemnification and Insurance.

        (a) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law and the Surviving Corporation's Certificate of Incorporation and Bylaws, indemnify and hold harmless, each present director or officer of the Company, determined as of the Effective Time (collectively, the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages and liabilities incurred in connection with, and amounts paid in settlement of, any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and wherever asserted, brought or filed, arising out of or pertaining to any acts or omissions or alleged acts or omissions by them in their capacities as such; provided that, as to claims existing as of the Effective Time, in no event shall the Surviving Corporation be obligated to provide indemnification under this Section 6.8(a) in excess of the indemnification that the Company is required to provide to its directors and officers under its Articles of Incorporation or Bylaws as in effect as of the date hereof.

        (b) For a period of six (6) years after the Effective Time, the Surviving Corporation shall maintain (through the continuation or endorsement of the Company's existing policy or the purchase of a "tail-end" rider permitted by such policy) in effect, if available, the directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on the terms (including the amounts of coverage and the amounts of deductibles, if any) now applicable to them; provided that in no event shall the Surviving Corporation be required to spend in excess of 200% of the annual premium currently paid by the Company for such coverage, and provided further that, if the premium for such coverage exceeds such amount, the Surviving Corporation shall maintain the greatest coverage available for an annual amount equal to 200% of the annual premium currently paid by the Company for such coverage.

        (c) This Section 6.8 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties. In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates or merges into any other person or entity and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then and in such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation (as the case may be) assume the obligations of the Surviving Corporation set forth in this Section 6.8.

        SECTION 6.9    Further Action.    Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all material waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied in all material respects all conditions precedent to its obligations under this Agreement.

        SECTION 6.10    Public Announcements.    Parent, Merger Sub and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the NYSE, in the case of Parent and the Nasdaq Stock Market in the case of the Company if it has used all reasonable efforts to consult with the other party.

        SECTION 6.11    Employee Benefits.

        (a) At the written request of Parent, which request shall be delivered to the Company not less than 10 days before the Closing Date, the Company shall cause any defined contribution plan (within the meaning of Section 3(34) of ERISA) maintained by it or any Company Subsidiary to be terminated ("Terminated Plan") no later than the day immediately preceding the Closing Date and cause all participants under such Terminated Plan to become fully vested, with the assets of such Terminated Plan being distributed at the direction of Parent or its designee as soon as practicable after receipt of a determination in which the Internal Revenue Service confirms that the plan is tax-qualified upon its termination. Until such time as the assets of such Terminated Plan are distributed to participants, Parent shall permit participants in the Terminated Plan to continue making loan repayments for plan loans outstanding as of the Closing Date to the extent consistent with the terms of the Plan as of the Closing Date.

        (b) Each employee of the Company or a Company Subsidiary at the Effective Time who becomes an employee immediately following the Effective Time of Parent or a subsidiary of Parent ("Employer Entity") (with such employee being considered "Transferred Employee") shall be eligible to participate in Parent's 401(k) plan (subject to complying with eligibility requirements and to Parent's right to terminate such plan). Notwithstanding the preceding sentence, each Transferred Employee who was a participant in any defined contribution plan (within the meaning of Section 3(34) of ERISA) maintained by Company or any Company Subsidiary immediately preceding the Closing Date shall become a participant in the Parent's 401(k) plan as of the Effective Time. For purposes of administering Parent's 401(k) plan, service with the Company and the Company Subsidiaries shall be deemed to be service with Parent or the Parent's subsidiaries for participation, vesting, and for purposes of benefit accrual. The Parent's 401(k) plan shall accept eligible rollover distributions within the meaning of Section 402(c) of the Code from any defined contribution plan (within the meaning of Section 3(34) of ERISA) maintained by the Company or any Company Subsidiary.

        (b) (c) With respect to any medical, dental, life, disability and other welfare benefit plans and programs available to employees of the Company or a Company Subsidiary at the Effective Time who are Transferred Employees that the Employer Entity determines, in good faith, provides benefits of the same type or class as a corresponding plan or program maintained by the Employer Entity, the Employer Entity shall continue such Company plan or program in effect for the benefit of the Transferred Employees until such date as the Employer Entity determines in its sole discretion, but in no event effective as of a date later than the January 1 immediately following the Closing Date, that they shall become eligible to participate in the corresponding plan or program maintained by the Employer Entity (and, with respect to any such plan or program, subject to complying with eligibility requirements and subject to the right of the Employer Entity to terminate such plan or program). For purposes of administering each such plan or program, service with the Company and the Company Subsidiaries shall be deemed to be service with the Employer Entity for the purpose of determining eligibility to participate, vesting (if applicable), and benefit accrual in such welfare plans and programs.

With respect to any Parent Employee Plan that is a "group health plan" within the meaning of Section 5000(b)(1) of the Code and that is offered to Transferred Employees at any time prior to the January 1 immediately following the Closing Date, such Parent Employee Plan shall grant such Transferred Employees credit for all deductible amounts, co-payment amounts and other out-of-pocket expenses credited to or paid by such Transferred Employee under the terms of any Company Employee Plan that was a "group health plan" within the meaning of Section 5000(b)(1) of the Code as of the Closing Date (including periods of time during which such plan was maintained following the Closing Date).

ARTICLE VII.

TERMINATION

        SECTION 7.1    Termination.    This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the holders of the Company Common Stock or the Parent Common Stock, in each case by written notice of the terminating party to the other(s):

          (a) by mutual written consent of Parent, Merger Sub and the Company;

          (b) by either Parent and Merger Sub or by the Company:

            (i)  if, upon a vote at a duly held meeting of stockholders or any adjournment thereof, any required approval of the holders of the Company Common Stock (including any required approval of any class of the Company Common Stock) shall not have been obtained;

            (ii) if the Merger shall not have been consummated on or before July 31, 2002, unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement;

            (iii) if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to any party who has not complied with its obligations under Section 6.9 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action);

            (iv) in the event of a material breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement (a "Terminating Breach") (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement); provided that, in the case of a covenant or agreement, if such Terminating Breach is curable by the Company or Parent, as the case may be, through the exercise of its reasonable efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.1(b)(iv) unless such Terminating Breach is not cured within 15 days after the giving of written notice to the Company or Parent, as applicable; or

            (v)  if, upon a vote at a duly held meeting of stockholders or any adjournment thereof, any required approval of the holders of the Parent Common Stock shall not have been obtained;

          (c) notwithstanding the other provisions of this Section 7.1, as provided in Section 7.2(d);

          (d) by Parent if the Company Board shall have recommended to the Company's stockholders a Superior Proposal; or the Company Board shall have withdrawn or, in a manner adverse to Parent, modified its recommendation of this Agreement or the Merger; provided that any disclosure that the Company Board is compelled to make of the receipt of a proposal for a Third Party Acquisition in order to comply with Rule 14d-9 or 14e-2 shall not in and of itself constitute the withdrawal or modification of the Company Board's recommendation, provided that such disclosure states that no action will be taken by the Company Board with respect to the withdrawal or modification of its recommendation of the transactions contemplated hereby or the approval or recommendation of any Third Party Acquisition except in accordance with Section 5.2(b);

          (e) by the Company if the Company Board has received a Superior Proposal, the Company Board determines in its good faith judgment, after consultation with and advice from outside legal counsel, that it is necessary to do so in order to comply with its fiduciary duties, withdraws or, in a manner adverse to Parent, modifies its recommendation of the transactions contemplated by this Agreement or approves or recommends such Superior Proposal, and the Company Board has complied with all other provisions of Section 5.2(b) and Section 7.2(a); and

          (f) by the Company if the Stock Value is less than the Floor Price, unless within three (3) business days after the giving of notice to Parent by the Company of the Company's election to terminate this Agreement pursuant to this Section 7.1(f) Parent elects, by notice to the Company to establish the Adjusted Cash Amount or the Adjusted Exchange Ratio, or a combination thereof, so that the amount of cash and Parent Common Stock (valued at the Stock Value) constituting the Merger Consideration shall equal not less than $38.21.

        SECTION 7.2    Effect of Termination.    Except as set forth in this Section 7.2, in the event of termination of this Agreement as provided in Section 7.1, this Agreement shall immediately become void and of no force or effect, without any liability or obligation on the part of any party, unless such termination results from the willful and material breach by a party of any of its representations and warranties, covenants or other agreements set forth in this Agreement, in which case the terminating party shall retain its rights and remedies against such other party in respect of such other party's breach. Except as otherwise provided in this Section 7.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, whether or not the Merger is consummated.

        (a) In the event that this Agreement shall be terminated:

          (i)  pursuant to Section 7.1(d) or 7.1(e);

          (ii) by Parent pursuant to Section 7.1(b)(iv) and within 12 months thereafter the Company enters into an agreement with respect to a Third Party Acquisition or a Third Party Acquisition occurs;

          (iii) pursuant to Section 7.1(b)(i) and within 12 months thereafter the Company enters into an agreement with respect to a Third Party Acquisition or a Third Party Acquisition occurs; or

          (iv) pursuant to Section 7.1(b)(i) at a meeting in respect of which the Company Board shall have either (A) recommended to the Company's stockholders a Superior Proposal or (B) withdrawn or, in a manner adverse to Parent, modified its recommendation of this Agreement or the merger.

the Company shall pay to Parent the amount of $21,000,000 immediately upon the occurrence of the event described in this Section 7.2(a) and promptly thereafter reimburse Parent for all documented out-of-pocket expenses and fees (including, without limitation, fees payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants, financial printers, experts and consultants to Parent), whether incurred prior to, on or after the date hereof, in connection with the Merger and the consummation of all transactions contemplated by this Agreement up to an aggregate amount of $3,000,000 less any amount theretofore paid pursuant to Section 7.2(b).

        (b) In the event this Agreement shall be terminated by Parent or the Company pursuant to Section 7.1(b)(i), and at the time of termination Parent is not in breach of its material obligations hereunder, the Company shall, promptly after the termination of this Agreement, reimburse Parent for all documented out-of-pocket expenses and fees (including, without limitation, fees payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants, financial printers, experts and consultants to Parent), whether incurred prior to, on or after the date hereof, in connection with the Merger or the consummation of any transactions contemplated by this Agreement; provided that in no event shall the Company be required to pay in excess of an aggregate of $3,000,000 pursuant to this Section 7.2(b).

        (c) In the event this Agreement shall be terminated by Parent or the Company pursuant to Section 7.1(b)(v), and at the time of termination the Company is not in breach of its material obligations hereunder, Parent shall, promptly after the termination of this Agreement, reimburse the Company for all documented out-of-pocket expenses and fees (including, without limitation, fees payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants, financial printers, experts and consultants to the Company), whether incurred prior to, on or after the date hereof, in connection with the Merger or the consummation of any transactions contemplated by this Agreement; provided that in no event shall Parent be required to pay in excess of an aggregate of $2,000,000 pursuant to this Section 7.2(c).

        (d) In the event that the transactions contemplated by this Agreement have not been consummated by the date set forth in Section 7.1(b)(ii) because of the failure of the condition set forth in Section 8.2(h), the Parent shall pay to the Company the amount of $10,000,000 immediately upon the occurrence of such termination and promptly thereafter reimburse the Company for all documented out-of-pocket expenses and fees (including, without limitation, fees payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants, financial printers, experts and consultants to the Company), whether incurred prior to, on or after the date hereof, in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement up to an aggregate amount of $2,000,000 less any amount theretofore paid pursuant to Section 7.2(c). Upon payment of such amounts as set forth in this Section 7.2(d), this Agreement shall automatically terminate.

        SECTION 7.3    Amendment.    This Agreement may be amended by the parties at any time before or after any required approval of this Agreement by the stockholders of the Company; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        SECTION 7.4    Extension: Waiver.    At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement to the extent such compliance is waivable in accordance with law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in any instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE VIII.

CONDITIONS TO THE MERGER

        SECTION 8.1    Conditions to the Obligations of Each Party.    The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions:

          (a) Registration Statement. The Registration Statement shall have become effective under the Securities Act and applicable Blue Sky laws and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC.

          (b) Company Shareholder Approval. This Agreement shall have been approved by the requisite affirmative vote of the shareholders of the Company in accordance with the Company's Articles of Incorporation, By-Laws and the IBCL.

          (c) Parent Stockholder Approval. The holders of shares of the Parent Common Stock shall have approved the adoption of this Agreement and any other matters submitted to them for the purpose of approving the transactions contemplated hereby to the extent required by the rules and regulations of the NYSE.

          (d) No Injunction or Restraint. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or applicable to the Merger which makes the consummation of the Merger illegal. There shall not have been instituted or pending any action or proceeding by any governmental authority or administrative agency, before any governmental authority, administrative agency or court of competent jurisdiction, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit Parent from exercising all material rights and privileges pertaining to its ownership of the assets of the Company (including the Company Subsidiaries) taken as a whole or the ownership or operation by Parent or any Parent Subsidiary of all or a material portion of the business or assets of the Surviving Corporation and its subsidiaries taken as a whole, or seeking to compel Parent or any Parent Subsidiary to dispose of or hold separate all or any material portion of the business or assets of the Surviving Corporation and its subsidiaries taken as a whole, as a result of the Merger or the transactions contemplated by this Agreement.

          (e) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (f) Consents and Approvals. All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body, the absence of which is reasonably likely to have a Material Adverse Effect on the Surviving Corporation, Parent, any Parent Subsidiary or any Company Subsidiary, shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time.

          (g) Listing of Shares. The shares of the Parent Common Stock to be issued in connection with the Merger shall have been listed on the NYSE, upon official notice of issuance.

        SECTION 8.2    Conditions to the Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following further conditions:

          (a) The representations and warranties of the Company contained herein shall be true at and as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representation or warranty specifically related to an earlier date, in which case such representation or warranty shall be true as of such earlier date), except for such untruths or inaccuracies that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, and the Company shall have performed and complied in all material respects with all agreements and covenants set forth in this Agreement to be performed or complied with by it on or prior to the Closing Date.

          (b) Parent shall have been furnished with a certificate, executed by a duly authorized officer of the Company, dated the Closing Date, certifying as to the fulfillment of the conditions in paragraph (a).

          (c) Parent shall have received an opinion of Ice Miller in the form attached hereto as Exhibit E.

          (d) Parent shall have received an opinion from Paul, Hastings, Janofsky & Walker LLP to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and that Parent and the Company will each be a party to a reorganization within the meaning of Section 368(b) of the Code, which opinion may be based upon reasonable representations of fact provided by officers of Parent and the Company.

          (e) Each "affiliate" of the Company, as such term is defined for purposes of Rule 145 under the Securities Act, shall have executed an affiliate agreement substantially in the form attached hereto as Exhibit C or Exhibit D as the case may be.

          (f) Attorney General Demand. The Company shall be in compliance with the terms and conditions of the Settlement Agreement with the Attorney General of the State of Indiana, except for such non-compliance as is not reasonably likely to have a Company Material Adverse Effect, and all of the consumer complaints with respect to homes built by the Company and described in written complaints filed with the Office of the Indiana Attorney General on or before the date hereof (i) relate to claims regarding construction or quality of the home and which are either not covered by an applicable homeowners' warranty or were raised after the expiration of the applicable warranty period; (ii) have been resolved to the satisfaction of the consumer (as memorialized in a settlement agreement or an Attorney General Complaint Satisfaction Form); (iii) are disclosed in Section 3.14 of the Company Disclosure Schedule and no material adverse changes have occurred with respect to the resolution of such complaint; or (iv) have not been resolved, but the aggregate costs to repair the deficiencies noted in all the complaints described by this subsection (iv) do not exceed $25,000.

          (g) Insurance. The Company shall have provided to Parent evidence that the Company and the Company Subsidiaries (i) have been named insureds on general liability insurance policies maintained by the Company for the ten (10) year period prior to the Closing Date (ii) are currently insured under substantially identical general liability insurance policies, except that the premium amounts will not exceed then current market rates and (iii) such prior and current policies provide coverage for, among other occurrences, product liability and damages and liabilities arising therefrom, in the minimum insured amount of $10,000,000 with a maximum deductible of $50,000.

          (h) Financing. All of the conditions precedent to the issuance of the proceeds of the financing described in the Commitments shall have occurred or otherwise be fulfilled or waived according to the terms of the Commitments and the financing described in the Commitments shall have closed on or before the Closing Date.

        SECTION 8.3    Conditions to the Obligations of the Company.    The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following further conditions:

          (a) The representations and warranties of Parent contained herein shall be true at and as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representation or warranty specifically relates to an earlier date, in which case such representation or warranty shall be true as of such earlier date), except for such untruths or inaccuracies that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect, and Parent shall have performed and complied in all material respects with all agreements and covenants set forth in this Agreement to be performed or complied with by it on or prior to the Closing Date.

          (b) The Company shall have been furnished with a certificate, executed by duly authorized officer of Parent, dated the Closing Date, certifying as to the fulfillment of the conditions in paragraph (a).

          (c) The Company shall have received an opinion of Paul, Hastings, Janofsky & Walker LLP substantially identical to the form of opinion to be provided by Ice Miller attached hereto as Exhibit E.

          (d) The Company shall have received an opinion from Ice Miller to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and that Parent and the Company will each be a party to a reorganization within the meaning of Section 368(b) of the Code, which opinion may be based upon reasonable representations of fact provided by officers of Parent and the Company.

          (e) Parent shall have deposited with the Exchange Agent, for the benefit of the holders of the Company Shares, for exchange in accordance with Sections 2.3 and 2.7, (i) cash in an amount equal to the aggregate amount payable pursuant to Article II, (ii) certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.3 and (iii) cash in an amount equal to the aggregate amount required to be paid in lieu of fractional shares of Parent Common Stock pursuant to Section 2.11.

ARTICLE IX.

GENERAL PROVISIONS

        SECTION 9.1    Nonsurvival of Representations.    Except as otherwise provided in this Section 9.1, the representations, warranties, covenants and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties, covenants and agreements in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article II and in Section 6.1 and Section 6.6 shall survive the Effective Time indefinitely, and (ii) the agreements in Section 6.8 and Section 6.11 shall survive in accordance with their respective terms. The Confidentiality Letters shall survive termination of this Agreement as provided therein.

        SECTION 9.2    Notices.    All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

  (a) If to Parent or Merger Sub:

  Beazer Homes USA, Inc.
  5775 Peachtree Dunwoody Road
  Suite B-200
  Atlanta, Georgia 30342
  Attn: Mr. Ian McCarthy
  Tel. (404) 250-3420

  with a copy to:

  Elizabeth Noe
  Paul, Hastings, Janofsky & Walker LLP
  600 Peachtree Street
  Suite 2400
  Atlanta, Georgia 30319
  Tel. (404) 815-2400
  Facsimile (404) 815-2424

  (b) If to the Company:

  Crossmann Communities, Inc.
  9210 North Meridian Street
  Indianapolis, Indiana 46260
  Attn: Mr. John Scheumann
  Tel. (317) 573-8688

  with a copy to:

  Steven Humke
  Ice Miller
  One American Square
  Box 820011
  Indianapolis, Indiana 46282-00002
  Tel. (317) 236-2100
  Facsimile (317) 592-4675

        SECTION 9.3    Definitions.    For purposes of this Agreement:

          (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

          (b) "Company Material Adverse Effect" means a Material Adverse Effect with respect to the Company, its subsidiaries and its affiliated entities, taken as a whole;

          (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise;

          (d) "knowledge" or "known" means, with respect to the matter in question the actual knowledge of such matter of: (i) in the case of Parent or Merger Sub the persons listed on Exhibit F hereto; and (ii) in the case of the Company, the persons listed on Exhibit G hereto.

          (e) "lien" means any encumbrance, hypothecation, infringement, lien, mortgage, pledge, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to any asset, property or property interest; provided, however, that the term "lien" shall not include (i) liens for water and sewer charges and current taxes not yet due and payable without penalty or being contested in good faith, (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens arising or incurred in the ordinary course of business or (iii) all liens approved in writing by the other party hereto;

          (f) "Material Adverse Effect" means, when used in connection with an entity, any change, event, violation, inaccuracy, circumstance or effect that is or would reasonably be expected to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition, results of operations or prospects of such entity, its parent (if applicable), subsidiaries and affiliated entities taken as a whole. For purposes of clarity, it is agreed that (i) information expressly set forth in the Company Disclosure Schedule or the Parent Disclosure Schedule or (ii) events or circumstances affecting the home construction industry generally, unless such events or circumstances disproportionately affect such entity or such entity's market as compared to other participants in such industry, shall not form the basis of a Material Adverse Effect. However, changes in the trading price of Parent Common Stock as reported by the NYSE shall not alone constitute a Material Adverse Effect, whether occurring at any time or from time to time.

          (g) "Parent Material Adverse Effect" means a Material Adverse Effect with respect to Parent; its subsidiaries and its affiliated entities, taken as a whole;

          (h) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

          (i) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person; and

          (j) "trading day" means any day on which the NYSE is open for the trading of securities.

        SECTION 9.4    Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        SECTION 9.5    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        SECTION 9.6    Entire Agreement.    This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Letter), both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

        SECTION 9.7    Assignment.    This Agreement shall not be assigned by operation of law or otherwise.

        SECTION 9.8    Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than Section 6.8 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties).

        SECTION 9.9    Failure and Indulgence not Waivers; Remedies not Exclusive.    No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available, except as otherwise provided herein.

        SECTION 9.10    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware.

        SECTION 9.11    Counterparts.    This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

BEAZER HOMES USA, INC.
By:	/s/ IAN J. MCCARTHY Name: Ian J. McCarthy Title: President and Chief Executive Officer
BEAZER HOMES INVESTMENT CORP.
By:	/s/ IAN J. MCCARTHY Name: Ian J. McCarthy Title: President and Chief Executive Officer
CROSSMANN COMMUNITIES, INC.
By:	/s/ JOHN B. SCHEUMANN Name: John B. Scheumann Title: Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

ANNEX II

        [McDonald Investments Logo]

January 29, 2002

PRIVATE AND CONFIDENTIAL The Board of Directors Crossmann Communities, Inc. 9202 North Meridian Street Indianapolis, Indiana 46260	McDonald Investments Inc., A KeyCorp Company One American Square, Suite 2600 Indianapolis, Indiana 46282 Tel: 317 639-0932 Tel: 800 782-3682 Fax: 317 464-0372

Members of the Board:

        You have requested our opinion (the "Opinion") as to the fairness, from a financial point of view, to the holders of the common stock of Crossmann Communities, Inc., an Indiana Corporation ("the Company"), of the consideration to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of January 29, 2002 (the "Merger Agreement"), by and among Beazer Homes USA, Inc., a Delaware corporation ("Beazer"), Beazer Homes Investment Corp., a Delaware Corporation and a wholly owned subsidiary of Beazer, and the Company, pursuant to which the Company will be merged with and into Beazer Homes Investment Corp. (the "Transaction").

        Pursuant to the Merger Agreement, all of the issued and outstanding shares of the common stock of the Company, par value $0.01 per share ("the Company Common Stock"), will be converted into the right to receive, and become exchangeable for, either (a) (i) $17.60 in cash (the "Cash Consideration") and (ii) 0.3544 (as it may be adjusted as set forth in the Merger Agreement, the "Base Exchange Ratio") of a share of Beazer common stock, par value $0.01 per share ("Beazer Common Stock"), based on the average of the closing prices of Beazer Common Stock for the 15 consecutive trading days ending on the date that is three trading days prior to the date of the Company's stockholder meeting to vote on the Transaction (the "Stock Consideration," and, together with the Cash Consideration, the "Merger Consideration"), (b) the value of the Merger Consideration all in Beazer Common Stock or (c) the value of the Merger Consideration all in cash, in each case as the holder thereof shall have elected or be deemed to have elected, subject to certain procedures and limitations contained in the Merger Agreement, as to which procedures and limitations we are expressing no opinion. The terms and condition of the Transaction are more fully set forth in the Merger Agreement.

        McDonald Investments Inc. ("McDonald"), as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

        In rendering the Opinion, we have made such reviews and analyses as we have deemed necessary. Among other things, we have:

  (i)
  reviewed a draft of the Merger Agreement, dated January 29, 2002, which we understand to be in substantially final form;

  (ii)
  reviewed certain publicly available financial statements and other business and financial information of the Company and Beazer;

  (iii)
  reviewed certain internal financial statements and other financial and operating data concerning the Company and Beazer as well as estimates and financial forecasts for the Company and Beazer provided to us or otherwise discussed with us by the respective managements of the Company and Beazer;

  (iv)
  discussed the past and current operations, financial conditions and prospects of the Company with the senior management of the Company and discussed the past and current operations, financial conditions and prospects of Beazer with the senior management of Beazer;

  (v)
  reviewed information and discussed with senior management of the Company and Beazer information relating to certain strategic implications and operational benefits anticipated to result from the Transaction;

  (vi)
  reviewed certain publicly available financial information with respect to certain other companies that we believe to be comparable to the Company and Beazer and the stock trading data trading for certain of such other companies' securities;

  (vii)
  reviewed certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry;

  (viii)
  reviewed current and historical market prices and trading volumes of Company Common Stock and Beazer Common Stock; and

  (ix)
  considered the pro forma impact of the Transaction on Beazer's financial statements.

        We also considered such other data and information we judged necessary to render the Opinion.

        In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness, in all material respects, of all of the financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us and the representations and warranties of the Company and Beazer contained in the Merger Agreement. We have not been engaged to, and have not independently attempted to, verify any of such information. We have also relied upon the management of the Company and Beazer as to the reasonableness of the financial and operating projections (and the assumptions and bases therefore) provided to us and, with your consent, we have assumed that such projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of such respective managements as to the matters covered thereby. We have not been engaged to assess the achievability of such projections or the assumptions on which they were based and express no view as to such projections or assumptions. In addition, we have not conducted an appraisal of any of the assets, properties or facilities of the Company or Beazer nor have we been furnished with any such evaluation or appraisal. You have informed us, and we have assumed that the Transaction will be treated as a tax-free reorganization and/or exchange for U.S. federal tax purposes. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without material adverse effect on the Company and/or Beazer and the Transaction.

        At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Merger Agreement or the form of the Transaction. In rendering our opinion, we have assumed, with your consent, that the final executed form of the Merger Agreement does not differ in any material respect from the draft that we have examined, and that the conditions to the Transaction as set forth in the Merger Agreement would be satisfied and that the Transaction would be consummated on a timely basis in the manner contemplated by the Agreement. We have not solicited, nor were we asked to solicit, third party interest in a transaction involving the Company.

        It should be noted that this opinion is based on economic, monetary and market conditions and other circumstances existing on, and information made available as of, the date hereof and does not address any matters subsequent to such date. We express no opinion as to what the value of Beazer Common Stock will be when issued pursuant to the Transaction or the price at which Beazer Common Stock will trade or otherwise be transferable at or subsequent to the Transaction. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of

II-2

the Merger Consideration to be received by holders of the Company Common Stock pursuant to the Merger Agreement and does not address the Company's underlying business decision to effect the Transaction or any other terms of the Transaction. It should be understood that, although subsequent developments may affect this opinion, we do not have an obligation to update, revise or reaffirm this opinion.

        McDonald has acted as financial advisor to the Company in connection with the Transaction and will receive from the Company a fee for our services, a significant portion of which is contingent upon the consummation of the Transaction, as well as the Company's agreement to indemnify us under certain circumstances. We also will receive a fee in connection with the delivery of this opinion. We have in the past provided investment-banking services to the Company for which we have received customary compensation. In the ordinary course of business, McDonald and its affiliates may actively trade or hold securities of the Company or Beazer for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

        Our opinion is directed to the Board of Directors and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at the stockholders' meeting held in connection with the Transaction. It is understood that this opinion was prepared for the confidential use of the Board of Directors of the Company and may not be disclosed, summarized, excerpted from or otherwise publicly referred to without our prior written consent. This opinion may be reproduced in full in any proxy or information statement filed with the SEC and mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written consent.

        Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of the Company Common Stock in the Transaction is fair, from a financial point of view.

                      Very truly yours,
                      /s/                        MCDONALD INVESTMENTS, INC.
                      McDONALD INVESTMENTS INC.

II-3

ANNEX III

        January 25, 2002

The Board of Directors
Beazer Homes USA, Inc.
5775 Peachtree Dunwoody Road
Suite B-200
Atlanta, GA 30342

Dear Members of the Board:

        We understand that Beazer Homes USA, Inc., a Delaware corporation ("Beazer" or the "Company"), is considering a transaction whereby the Company will acquire Crossmann Communities, Inc., an Indiana corporation ("Crossmann" or the "Target"). Pursuant to the terms of the Agreement and Plan of Merger (the "Purchase Agreement"), the Company will undertake a series of transactions whereby Target will become a wholly owned subsidiary of the Company (the "Transaction"). Pursuant to the terms of the Purchase Agreement, all of the issued and outstanding shares of the capital stock of Target, no par value ("Crossmann Common Stock"), will be converted into the right to receive for each share of Crossmann Common Stock (x) 0.3544 of a share of Company common stock, par value of $0.01 per share ("Company Common Stock"), and (y) $17.60 in cash (collectively the "Consideration"). The Consideration is subject to adjustment as set forth in the Purchase Agreement.

        You have requested our opinion as to the fairness, from a financial point of view, to the Company of the Consideration to be paid by the Company in the Transaction.

        UBS Warburg LLC ("UBS Warburg") has acted as financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee for its services. UBS Warburg will also receive a fee upon delivery of this opinion. In the past, UBS Warburg and its predecessors have provided investment banking services to the Company and Crossmann and received customary compensation for the rendering of such services. UBS Warburg and its affiliates may also provide certain financing to the Company in connection with the Transaction. In the ordinary course of business, UBS Warburg, its successors and affiliates may trade securities of the Company or Crossmann for their own accounts and the accounts of their customers, and accordingly, may at any time hold a long or short position in such securities.

        Our opinion does not address the Company's underlying business decision to effect the Transaction or constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Purchase Agreement or the form of the Transaction. We express no opinion as to what the value of Company Common Stock will be when issued pursuant to the Purchase Agreement or the prices at which it will trade in the future. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Purchase Agreement does not differ in any material respect from the draft that we have examined, and that the Company and the Target will comply with all the material terms of the Purchase Agreement.

        In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company and Target, (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company, including estimates and financial forecasts prepared by the management of the Company, that were provided to us by the Company and not publicly available, (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Target, including estimates and financial forecasts prepared by the managements of the Company and the Target and not publicly available, (iv) conducted discussions with members of the senior managements of the Company and the Target concerning the businesses and financial prospects of the Company and the Target, (v) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company and the

Target, (vi) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions which we believe to be generally relevant, (vii) considered certain pro forma effects of the Transaction on the Company's financial statements, (viii) reviewed drafts of the Purchase Agreement, and (ix) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

        In connection with our review, with your consent, we have not assumed any responsibility for independent verification for any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Target, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates,and pro forma effects referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company and the Target as to the future performance of the Company and the Target. In addition, we have assumed with your approval that the future financial results referred to above will be achieved at the times and in the amounts projected by management. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company and/or the Target and the Transaction. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid by the Company in the Transaction is fair, from a financial point of view, to the Company.

Very truly yours,
/s/ UBS WARBURG LLC

III-2

ANNEX IV

Beazer Homes USA, Inc.

Amended and Restated 1999 Stock Incentive Plan

Section 1.—Establishment and Purposes

        Beazer Homes USA, Inc. hereby establishes the Beazer Homes USA, Inc. Amended and Restated 1999 Stock Incentive Plan (the "Plan").

        The purposes of the Plan are to promote the interests of Beazer Homes USA, Inc. (the "Company") and its Shareholders by aiding the Company in attracting and retaining management personnel capable of assuring the future success of the Company, to offer such personnel incentives to put forth maximum efforts for the success of the Company's business and to afford such personnel an opportunity to acquire a proprietary interest in the Company.

Section 2.—Definitions

        As used in the Plan, the following terms shall have the meanings set forth below:

        2.1  "Affiliate" shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

        2.2  "Award" shall mean an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award, Dividend Equivalent or Other Stock-Based Award granted under the Plan.

        2.3  "Award Agreement" shall mean any written agreement, contract or other instrument or document evidencing any Award granted under the Plan.

        2.4  "Board" shall mean the Board of Directors of the Company

        2.5  "Change in Control" shall mean: (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding Shares the ("Outstanding Shares") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the "Outstanding Voting Securities"); provided, however, that for purposes of this paragraph (i), the following acquisitions shall not constitute a Change of Control; (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 2.5; or

          (ii)  Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the date hereof whose election, or nomination for election by the Shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or an behalf of a Person other than the Board; or

          (iii)  Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Shares and the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then Outstanding Shares and the combined voting power of the then Outstanding Voting Securities entitled to vote generally in the election of Directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

          (iv)  Approval by the Shareholders of a complete liquidation or dissolution of the Company.

        2.6  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time and any regulations promulgated thereunder.

        2.7  "Committee" shall mean the Stock Option and Incentive Committee or any other Committee of the Board designated by the Board to administer the Plan which shall consist of at least two members appointed from time to time by the Board. Each Committee member must qualify as an "outside director" as defined in the Treasury Regulation §1.162-27(e)(3) (or any successor rule) and, to the extent necessary to qualify Awards hereunder for exemption from the liability provisions of Rule 16b-3, a "non-employee director" as defined in Reg. §240.16b-3(b)(3) (or any successor rule) of the Securities Exchange Act of 1934.

        2.8  "Common Stock" shall mean the common stock, $0.01 par value, of the Company.

        2.9  "Company" shall mean Beazer Homes USA, Inc., a Delaware corporation, and any successor corporation.

      2.10  "Director" shall mean a member of the Board of Directors of the Company.

      2.11  "Disability" shall mean disability as defined in Participant's Award Agreement with the Company.

      2.12  "Dividend Equivalent" shall mean any right granted under Section 6.4 of the Plan.

      2.13  "Eligible Person" shall mean any employee, officer, consultant or independent contractor providing services to the Company or any Affiliate or a Director, in each case, who the Committee determines to be eligible.

      2.14  "Fair Market Value" shall mean the fair market value of any property (including but not limited to Shares or other security) determined by a valuation method as established by the Committee from time to time. However, that for purposes of the Plan, the Fair Market Value of Shares on any day on which Shares are traded on the New York Stock Exchange ("NYSE") or any other nationally recognized stock exchange or automated quotation system shall be the closing price of such Shares as reported by the NYSE or such other exchange or quotation system.

      2.15  "Incentive Stock Option" shall mean an Option granted under Section 6.1 of the Plan that meets the requirements of Section 422 of the Code.

      2.16  "Non-Qualified Stock Option" shall mean an Option granted under Section 6.1 of the Plan that is not intended to be an Incentive Stock Option.

      2.17  "Option" shall mean an Incentive Stock Option or a Non-Qualified Stock Option and shall include Restoration Options.

      2.18  "Other Stock-Based Award" shall mean any right granted under Section 6.6 of Plan.

      2.19  "Participant" shall mean an Eligible Person who has been granted an Award under the Plan.

      2.20  "Performance Award" shall mean any right granted under Section 6.5 of the Plan.

      2.21  "Person" shall mean any individual, corporation, limited liability company, partnership, association or trust.

      2.22  "Plan" shall mean the Beazer Homes USA, Inc. 1999 Stock Incentive Plan, as amended from time to time.

      2.23  "Restoration Option" shall mean any Option granted under Section 6.1(d) of the Plan.

      2.24  "Restricted Stock" shall mean any Share granted to a Participant under Section 6.3 of the Plan.

      2.25  "Restricted Stock Unit" shall mean a bookkeeping entry representing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date as granted under Section 6.3 of the Plan. A holder of Restricted Stock Units shall not be entitled to voting rights on any Shares to which the Restricted Stock Units relate.

      2.26  "Rule 16b-3" shall mean Rule 16b-3 promulgated under the Securities Exchange Act of 1934 as amended from time to time and the related regulations.

      2.27  "Shares" shall mean shares of Common Stock or such other securities or property, as may be the subject of Awards pursuant to an adjustment made under Section 9.1 of the Plan.

      2.28  "Shareholder" shall mean a shareholder of the Company.

      2.29  "Stock Appreciation Right" shall mean any right granted under Section 6.2 of the Plan.

      2.30  "Tandem Option" shall mean a Non-Qualified Stock Option issued in tandem with a Stock Appreciation Right.

      2.31  "Termination of Employment" shall mean a termination of employment from the Company and all Affiliates.

Section 3.—Administration

        3.1    Power and Authority of the Committee.    The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan, (iii) determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) each Award, (iv) determine the terms, conditions and restrictions of any Award or Award Agreement, (v) amend the terms and conditions of any Award or Award Agreement and accelerate the exercisability of Options or the lapse of restrictions relating to Restricted Stock, Restricted Stock Units or other Awards, (vi) accept the surrender of outstanding Awards and substitute new Awards, (vii) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or cancelled, forfeited or suspended, (viii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or the Committee, (ix) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan, (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan, and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award and any employee of the Company or any Affiliate.

        3.2    Delegation.    The Committee may delegate its powers and duties under the Plan to one or more officers of the Company or any Affiliate or a committee of such officers, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion.

Section 4.—Shares Available for Awards; Annual Limit on Grants

        4.1    Shares Available.    Subject to adjustments as provided in Section 9.1, the number of shares available for the granting of Awards under the Plan shall be 1,400,000 of which not more than 300,000 Shares shall be granted as stock-based Awards, as described in Section 6, other than Options. Shares to be issued under the Plan may be either Shares which have been reacquired and are held in treasury or Shares which are authorized but unissued. If any Shares covered by an Award (or to which an Award relates) are not purchased or are forfeited, or if an Award otherwise terminates without delivery of any Shares, then subject to Rule 16b-3, the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture or termination, shall again be available for granting of Awards under the Plan. Shares not issued because the holder of any Tandem Option exercises the accompanying Stock Appreciation Right shall not be subject to future Award by the Committee.

        Notwithstanding the foregoing, the number of Shares available for granting Incentive Stock Options under the Plan shall not exceed 700,000, subject to adjustment as provided in Section 9.1 of the Plan and Section 422 or 424 of the Code or any successor provisions.

        4.2    Maximum Annual Awards to an Eligible Person.    The maximum number of Shares with respect to which Options and Stock Appreciation Rights may be issued under the Plan to an Eligible Person in a calendar year is 150,000, subject to adjustment as provided in Section 9.1 of the Plan. In addition, the maximum number of Shares under a Performance Award that may be issued in any calendar year is 75,000, subject to adjustment as provided in Section 9.1 of the Plan.

        4.3    Accounting for Awards.    For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of the grant of such Award against the aggregate number of Shares available under the Plan.

Section 5.—Participation

        Participation in the Plan shall be limited to those Eligible Persons selected by the Committee. Awards may be granted to such Eligible Persons and for such number of Shares as the Committee shall determine, subject to the limitations in Section 4. An Award of any type made in any one year to an Eligible Person shall neither guarantee nor preclude a further Award of that or any other type to such Eligible Person in that year or subsequent years other than as provided in Section 4.

        In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account such factors as the Committee, in its discretion, shall deem relevant

(such factors may include the nature of the services rendered by the Eligible Person and the Eligible Person's present and potential contributions to the success of the Company). Notwithstanding the foregoing, an Incentive Stock Option (a) may only be granted to full or part-time employees as defined by Section 3401(c) of the Code (including officers and directors who are also employees) of the Company and (b) shall not be granted to an employee of an Affiliate which is not a "subsidiary corporation" of the Company (as defined in Section 424(f) of the Code or any successor provision).

Section 6.—Awards

        6.1    Options.    The Committee is authorized to grant Options to Participants. Options granted shall be subject to the terms and conditions forth in this Section 6.1, the other provisions of the Plan, and any additional terms and conditions as the Committee shall determine (including those specified in the Award Agreement) which are not inconsistent with the provisions of the Plan.

          (a)  Exercise Price.    The price per Share purchasable under an Option shall be determined by the Committee. Such purchase price per share shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option (110% in the case of an Incentive Stock Option granted to a 10-percent Shareholder as defined in Code Section 422(c)(5)). Subject to Section 9.1, in no event may the Committee reduce the exercise price of an Option after the original grant date.

          (b)  Option Term.    Subject to the provisions of the Plan, the term of each Option shall be specified by the Committee. In no event shall an Incentive Stock Option be exercisable more than ten years (5 years in the case of a 10-percent Shareholder within the meaning of Code Section 422(c)(5)) from the date it is granted. Prior to the exercise of the Option and delivery of the stock subject to the Option, a Participant shall not have any rights to receive any dividends or be entitled to any voting rights on any stock represented by outstanding Options.

          (c)  Time and Method of Exercise of Options.    The Committee shall determine the time or times at which an Option may be exercised in whole or in part (provided that all Options granted on or after February 20, 2002 shall have a minimum vesting schedule of three (3) years (subject to Section 6.1(e)) and the method(s) by which and the form(s) in which payment of the exercise price may be made or deemed to be made (including, without limitation, cash, Shares, promissory notes, other securities, other Awards, other property or any combination thereof having a Fair Market Value on the exercise date equal to the relevant exercise price).

          (d)  Restoration Options.    The Committee may grant Restoration Options, separately or together with another Option to an Eligible Person. An Award of Restoration Options shall be subject to the terms and conditions established by the Committee and any applicable requirements of Rule 16b-3 or any other applicable law. Any such Award is contingent on Participant as the Holder of an option ("Original Option") paying the exercise price of the Original Option. The Restoration Option would be an Option to purchase at 100% Fair Market Value as of the date of exercise of the Original Option, a number of Shares not exceeding the sum of (i) the number of Shares so provided as consideration upon the exercise of the Original Option and (ii) the number of Shares, if any, tendered or withheld as payment of the amount to be withheld under applicable tax laws in connection with the exercise of the Original Option pursuant to the relevant Plan provisions or Original Option Award Agreement. The Restoration Option may not be exercised until the shares acquired upon exercise of the Original Option are held for a period of at least one year and the term of the Restoration Option shall not extend beyond the term of the Original Option. Restoration Options may be granted with respect to Options previously granted under the Plan or any other stock option plan of the Company, and may be granted in connection with any Option granted under the Plan or any other stock option plan of the Company at the time of such grant.

          (e)  Early Termination of Option.    The rules regarding the exercise and/or termination of Options upon a Participant's Disability, death, Termination of Employment or ceasing to be a Director will be provided in Participant's Award Agreement with the Company.

          (f)    Change of Control.    The exercise of Options in the event of a Change in Control will be treated as provided in Participant's Award Agreement with the Company.

          (g)  Option Repricing.    No action shall be taken, without the approval of the Shareholders, to authorize the amendment of any outstanding Option to reduce the exercise price of such Option. Furthermore, no Option shall be cancelled and replaced with an Option having a lower exercise price without the approval of the Shareholders. This Section 6.1(g) shall not be construed to prohibit the adjustments provided for in Section 9.1.

          (h)  Other Restrictions on Incentive Stock Options.    The terms and conditions of any Incentive Stock Options granted under this Plan shall comply with Code Section 422. The aggregate Fair Market Value (determined as of the grant date) of Shares subject to Incentive Stock Options exercisable by any Participant in any calendar year under this Plan or any other plan of the Company or any Affiliate or any related corporation (as defined in the applicable regulations under the Code) may not exceed $100,000 or such higher amount as may be permitted from time to time under Section 422 of the Code. To the extent that such aggregate Fair Market Value exceeds $100,000 (or, applicable higher amount), such Options shall be treated as Options which are not Incentive Stock Options.

        6.2    Stock Appreciation Rights.    Subject to Section 4, the Committee is authorized to grant Stock Appreciation Rights to Participants. Subject to the terms of the Plan and any applicable Award Agreement, a Stock Appreciation Right granted under the Plan shall confer upon the holder a right to receive, upon exercise of the right related to one share, an amount in cash equal of the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right.

        Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, methods of settlement, and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

        6.3    Restricted Stock and Restricted Stock Units.    The Committee is authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants under the terms set forth in this Section 6.3, the other Plan provisions and with such additional conditions and restrictions as the Committee may impose which are not inconsistent with provisions of the Plan.

          (a)  Restrictions.    Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee imposes which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. The Award Agreement for an Award of Restricted Stock or Restricted Stock Units shall specify the applicable restrictions on such Shares, if any, the duration of such restrictions, and the time or times at which such restrictions shall lapse with respect to all or a specified number of shares that are part of the Award. In addition, the Committee may specify certain performance criteria, the attainment of which will accelerate the lapse of the applicable restrictions. Notwithstanding the foregoing, the Committee may reduce or shorten the duration of any restriction applicable to any shares awarded to any Participant under the Plan.

          (b)  Certificates.    Any Award of Restricted Stock may be evidenced in such manner as the Committee may deem appropriate, including, but not limited to, book-entry registration or issuance of a stock certificate or certificates subject to forfeiture if the restrictions do not lapse. In the event a stock certificate is issued: (1) the certificate shall be registered in the name of

  Participant and shall bear a legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock and (2) shall be held by the Company. Except as otherwise provided by the Committee, during such period of restriction Participant shall have all of the rights of a Shareholder, including but not limited to the rights to receive dividends (or dividend equivalents) and to vote. If shares are issued only upon lapse of restrictions, the Committee may provide that Participant will be entitled to receive any amounts per share pursuant to any dividend or distribution paid by the Company on its Common Stock to Shareholder of record after the Award date and prior to the issuance of the Shares. In the case of Restricted Stock Units, no shares shall be issued at the time such Awards are granted.

          (c)  Forfeiture.    Rules regarding the forfeiture of Restricted Stock or Restricted Stock Units subject to restrictions upon a Change of Control, or the Participant's Disability, death, Termination of Employment or ceasing to be a Director will be determined in accordance with Participant's Award Agreement with the Company.

          (d)  Lapse of Restrictions.    Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be delivered to the holder of Restricted Stock promptly after the restrictions on the Restricted Stock have expired, lapsed or been waived. After the expiration, lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units, Shares related to such Restricted Stock Units shall be issued and delivered to the holders of the Restricted Stock Units in accordance with such terms as may be specified by the Committee.

        6.4    Dividend Equivalents.    The Committee is authorized to grant to Participants Awards of Dividend Equivalents under which the holders thereof shall be entitled to receive payments (in cash, Shares, other securities, other Awards or other property as determined by the Committee, in its discretion) equivalent to the amount of cash dividends paid by the Company to holders of Shares with respect to the number of Shares determined by the Committee. Such amounts shall be payable on the date or dates as determined by the Committee, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested. Subject to the terms of the Plan and any applicable Award Agreement, such Awards may have such terms and conditions as the Committee shall determine.

        6.5    Performance Awards.    The Committee is authorized to grant Performance Awards to Participants. Once established, the Committee shall not have discretion to modify the criteria for receiving a Performance Award except with respect to any discretion specifically granted to the Committee under this Plan. Subject to the terms of the Plan and any applicable Award Agreement, a Performance Award granted under the Plan may be an Award of Common Stock, Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units (or any other right, the value of which is determined by reference to Shares) and such Award may be payable in cash, Shares, other securities or other property. The value of such Performance Awards shall be determined by the Committee and the Performance Awards shall be payable to, or exercisable by, Participant, in whole or in part, upon the achievement of the performance goals during the applicable measurement period specified by the Committee.

          (a)  Amount of Performance Awards.    At the end of the measurement period, the Committee shall determine the percentage, if any, of the Performance Awards granted to Participant for that measurement period that are earned by Participant as his Performance Award. That percentage shall be based on the degree to which the performance goals for that measurement period are satisfied. The formula for determining the correlation between the percentages of the Performance Awards earned and the level of performance for a measurement period shall be established in writing by the Compensation Committee at the time the performance goals are determined. Prior to the payment of any Performance Awards, the Compensation Committee must certify the degree of attainment of the applicable performance goals.

          (b)  Performance Goals.    Performance goals used to compute Performance Awards shall be based on the Company's business planning process and shall be adopted by the Committee in writing either (1) prior to the beginning of the measurement period to which they apply or (2) not later than 90 days after the commencement of the measurement period provided that at such time the outcome of the performance goals is substantially uncertain. The performance goals shall be comprised of one or more of the following performance measures: (1) total return to Shareholders, (2) cash flow, (3) return on assets, capital, equity or sales, (d) stock price, and (e) earnings per share. Any such performance goals and the applicable performance measures will be determined by the Committee at the time of grant and reflected in a written Award Agreement.

          (c)  Compliance with Section 162(m).    All payments under Performance Awards will be designed to satisfy the exception under Section 162(m) of the Code, and related regulations for performance-based compensation, and all Awards hereunder shall be subject to the limitations of Section 162(m).

        6.6    Other Stock-Based Awards.    The Committee is authorized, to the extent permitted under Rule 16b-3 and other applicable law, to grant to Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, Shares or other securities delivered to Participant pursuant to a purchase right granted under this Section 6.6 shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, (including, without limitation, cash, Shares, promissory notes, other securities, other Awards or other property or any combination thereof), as the Committee shall determine, the value of which consideration, as established by the Committee, shall not be less than 100% of the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.

        6.7    General.

          (a)  Consideration for Awards.    Except in the case of Awards issued in connection with compensation that has been deferred or an Award issued pursuant to Section 6.6, Awards shall be granted for no cash consideration or such minimal cash consideration as may be required by applicable law.

          (b)  Awards May Be Granted Separately or Together.    Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company or any Affiliate, may be granted either at the same time or at a different time from the grant of such other Award or awards.

          (c)  Forms of Payment Under Awards.    Subject to the terms of the Plan and of any applicable Award Agreement, payment or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine (including, without limitation, cash, Shares, promissory notes, other securities, other Awards, or other property, or any combination thereof), and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installments or deferred payments or the grant or crediting of Dividend Equivalents with respect to installment or deferred payments.

          (d)  Correction of Defects, Omissions, and Inconsistencies.    The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

          (e)  Time and Method of Exercise.    The Committee shall determine the time or times at which Awards granted pursuant to Sections 6.2 through 6.6 may be exercised in whole or in part (provided that all such Awards granted after February 20, 2002 shall have a minimum vesting schedule of three (3) years, except that rules regarding the exercise and or termination of Awards upon a Participant's Disability, death, Termination of Employment or ceasing to be a Director will be provided in Participant's Award Agreement with the Company).

Section 7.—Transferability

        7.1    General.    Except as provided in Section 7.2, no Award granted under the Plan shall be transferable by Participant otherwise than by will or the laws of descent and distribution. Any attempted pledge, alienation, attachment, assignment or encumbrance of an Award that is not specifically authorized in accordance with Section 7.2 shall be void.

        Each Award or right under an Award may be exercised during Participant's lifetime only by Participant, his permitted transferee under Section 7.2 or if permissible under applicable state law Participant's guardian or legal representative. However, the Committee may permit Participant to designate, in the manner specified by the Committee, a beneficiary or beneficiaries to exercise the right of Participant and receive any property distributable with respect to an Award upon the death of Participant.

        7.2    Permitted Transfers.    The Committee may, in its discretion, authorize all or a portion of an Award of Non-Qualified Stock Options to be granted to be on terms which permit transfer by Participant to a "Family Member" (as defined below), provided the transfer is through a gift or a domestic relations order. For purposes of this Section 7.2, "Family Member" includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, a trust for the exclusive benefit of these persons and any other entity owned solely by these persons. The Award Agreement pursuant to which such Options are granted must be approved by the Committee and must expressly provide for transferability in a manner consistent with this Section 7.2. The terms of any such transferred Award shall continue to be applied with respect to Participant, following which the Award shall be exercisable by the Transferee only to the extent and for the periods during which that would have applied to Participant.

Section 8.—Listing and Registration

        All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. If the Shares or other securities are traded on a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been admitted for trading on such securities exchange.

Section 9.—Adjustments; Business Combinations

        9.1    Adjustment Upon Corporate Transaction.    In the event of (a) dividend or other distribution (whether in the form of cash, Shares, other securities or other property), (b) recapitalization, (c) stock split, (d) reverse stock split, (e) reorganization, (f) merger, (g) consolidation, (h) split-up, (i) spin-off,

(j) combination, (k) repurchase or exchange of Shares or other securities of the Company, (l) issuance of warrants or other rights to purchase Shares or other securities of the Company or (m) other similar corporate transaction or event affects the Shares, the Committee may determine that an adjustment would be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. In this event, the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number, type and issuer of Shares (or other securities or other property) which thereafter may be made the subject of Awards, (ii) the number type and issuer of Shares (or other securities or other property) subject to outstanding Awards and (iii) the purchase or exercise price with respect to any Award; provided, however, that the number of Shares covered by any Award or to which such Award relates shall always be a whole number.

        9.2    Liability of Survivor.    In the event of any corporate reorganization or transaction including any event described in Section 9.1, the surviving entity or successor corporation shall be bound by the terms and conditions of the provisions of this Plan and any Awards issued under this Plan.

Section 10.—Termination and Modification of the Plan

        10.1    General.    Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, the Plan or an Award Agreement may be terminated or modified as specified in this Section 10.

        10.2    Amendments to the Plan.    The Board without further approval of the Shareholders may amend, alter, suspend, discontinue or terminate the Plan. Notwithstanding the foregoing the Board may condition any amendment and provide that no modification shall become effective without prior approval of the Shareholders if Shareholder approval would be required for:

            (i)  continued compliance with Rule 16b-3 of the Securities and Exchange Commission;

          (ii)  compliance with the rules and regulations of the New York Stock Exchange or any other securities exchange or the National Association of Securities Dealers, Inc. that are applicable to the Company;

          (iii)  the granting of Incentive Stock Options under the Plan, or

          (iv)  continued compliance with Section 162(m) of the Code.

        10.3    Amendments to Awards.    Subject to Section 6.1(g) hereof, the Committee may amend or modify the grant of any outstanding Award in any manner to the extent that the Committee would have had the authority to make such Award as so modified or amended including, but not limited to, a change of the date or dates as of which (a) an Option becomes exercisable or (b) Restrictions on Shares are to be removed. No modification may be made that would materially adversely affect any Award previously made under the Plan without the approval of Participant or holder or beneficiary.

        10.4    Other Amendment.    The Committee shall be authorized to make minor or administrative modifications to the Plan and Awards as well as modifications to the Plan and Awards that may be dictated by requirements of federal or state laws applicable to the Company or that may be authorized or made desirable by such laws. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to continue the operation of the Plan.

Section 11.—Income Tax Withholding: Tax Bonuses

        11.1    Withholding.    In order to comply with all applicable federal or state income tax laws or regulations, the Committee may take such action as it deems appropriate to ensure that all applicable federal, state and local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from such Participant. In order to assist

Participant in paying all or a portion of the federal, state and local taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit Participant to satisfy such tax obligation by (a) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes; (b) delivering to the Committee Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value (on the date the tax is withheld) equal to the amount of such taxes (c) delivering to the Company cash, check (bank check, certified check or personal check), money order or wire transfer equal to such taxes, (d) delivering to the Company the full amount of taxes due in a combination of cash, and with the Company's approval, Participant's full recourse liability promissory note satisfying the requirements set forth in Participant's Award Agreement or (e) taking a loan under a loan program sponsored by the Company which permits a loan for such purposes and to Participant in accordance with the rules established from time to time by the Committee or the Board of the Company. Any election to have shares withheld must be made on or before the date that the amount of tax to be withheld is determined.

        11.2    Tax Bonuses.    The Committee, in its discretion, shall have the authority, at the time of grant of any Award under this Plan or at any time thereafter, to approve cash bonuses to designated Participants to be paid upon their exercise or receipt of (or the lapse of restrictions relating to) Awards in order to provide funds to pay all or a portion of federal and state and local taxes due as a result of such exercise or receipt (or the lapse of such restrictions). The Committee shall have full authority in its discretion to determine the amount of any such tax bonus.

Section 12.—General Provisions

        12.1    No Rights to Awards.    No Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

        12.2    Award Agreements.    Each Eligible Person to whom a grant is made under the Plan shall enter into a written agreement with the Company that shall contain such provisions, consistent with the provisions of the Plan, as may be established by the Committee. No Participant will have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly executed on behalf of the Company.

        12.3    No Limit on Other Compensation Arrangements.    Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

        12.4    No Right to Employment.    The grant of an Award shall not be construed as giving Participant the right to be retained in the employ of the Company or any Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate such employment at any time, with or without cause. In addition, the Company or an Affiliate may at any time dismiss Participant from employment free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

        12.5    Governing Law.    The validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award, shall be determined in accordance with applicable federal laws and the laws of the State of Georgia.

        12.6    Severability.    If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provisions shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

        12.7    No Trust or Fund Created.    Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

        12.8    No Fractional Shares.    No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

        12.9    Limitation on Benefits.    With respect to persons subject to Rule 16b-3, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under such Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

        12.10    Headings.    Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 13.—Effective Date

        The Plan is effective upon the date of adoption by the Board subject to approval of Shareholders at the February 3, 2000 meeting of Shareholders. Unless previously terminated, the Plan shall terminate ten years from the effective date. Notwithstanding the prior sentence, an Award granted under this Plan may have terms or rights which may extend beyond the date the Plan terminates and the rights of the Committee under the Plan and the Board to amend the Plan may likewise extend beyond the date of the Plan's termination.

ANNEX V

Beazer Homes USA, Inc.

Value Created Incentive Plan

Summary Plan Description

Definitions

        EBIT—Earnings Before Interest and Taxes (operating profit on the Management Pack)

        Value Created—EBIT less a Capital Charge equal to Beazer's cost of capital times total capital employed. Total capital employed is determined monthly at the beginning of the month. Beazer's cost of capital currently used in the Plan is 14%.

        Incremental Value Created—Increase or decrease in Value Created compared to the prior year.

        Capital Employed—Total Assets less total liabilities (other than debt). Also equal to total debt plus total equity. Represents total investment in the business.

Plan Rules

1.
Initial Bank Set Up As a Percentage of Salary

  Each individual has a bank which is set up when they enter the Plan. The initial amount in the bank is determined as a set percentage of salary.

2.
Annual Awards of Percentages of Value Created & Incremental Value Created

  Each year the individual is awarded a set percentage of Value Created and a set percentage of Incremental Value Created.

3.
Half of Annual Award Paid Currently, Half Put in Bank

  Half of each amount, if positive, is paid out immediately. The other half of each amount, positive or negative, is put into the bank. The bank has no limit, up or down, and can become a negative balance.

4.
One-Third of Bank Paid Out Each Year

  After adding or subtracting the current year's amount to the bank, one-third of the bank is paid out.

5.
Maximum Bonus Under Plan Is Set Percentage of Salary; Excess in Bank

  The maximum annual bonus paid out under the Plan is determined as a set percentage of the individual's annual salary for that year. In addition, the amount paid out to any individual in one fiscal year under the plan, prior to and including the year ending September 31, 2001, shall not exceed $1,500,000. Any excess amount over maximum amount remains in the bank.

6.
Bank Is Carried Forward And Is Lost Upon Severance

  The bank, positive or negative, is carried forward to the next year. Any positive balance in the bank is at risk and may be reduced or eliminated by subsequent year's performance. The bank is forfeited upon severance, resignation, retirement, death or termination for any reason. The bank is not deferred compensation. It represents future bonus potential based upon a combination of both past and future performance.

7.
Election to Defer Portion of Bonus

  Participants can elect to defer a portion of a bonus for three years or longer. After deferral, monies are converted to Company common stock at 20% discount from the closing price of stock on the award date. If employee leaves before the end of three years, the employee receives, in cash, the lesser of the bonus previously due or the then current value of the stock awarded.

8.
Payments At Discretion of Stock Option and Incentive Committee

  Payments under this plan are made subject to the sole discretion of the Stock Option and Incentive Committee of the Board of Directors.

Beazer Homes USA, Inc.
Customer Survey Incentive Plan

1.    Summary

        The Beazer Homes USA, Inc. Customer Survey Incentive Plan (CSIP) provides an override to our current Value Created Incentive Plan (VCIP). Under the CSIP, annual incentive payments made to participants in the VCIP will be increased by up to 10% should certain targets be met for customer satisfaction. In addition, should certain minimum standards for customer satisfaction not be met, the Stock Option and Incentive Committee of our Board of Directors will consider a discretionary reduction to the participant's incentive payment (if any) under the VCIP of up to 10%.

2.    Background

        We have been striving to improve customer satisfaction levels as this is a key determinant in future sales and profitability. We have been using an independent third party company, NRS Consumer Research, since January 1998. NRS conducts surveys for approximately 200 homebuilding companies/divisions including divisions of Centex, Ryland, Pulte, D.R. Horton, and Lennar. The data allows direct measurement against competitors and between Beazer divisions.

        The surveys cover all aspects of the buying, construction and closing process but we will monitor three key measures as indicators of customer satisfaction. Below are the January-March 2000 Company averages for the surveys, compared to the National Average, for the three key measures:

	Jan-Mar 2000	National Average
Total Homebuyer Satisfaction	80	78
Overall Service Satisfaction	79	76
Recommend to a Friend	85.5%	N/A
(Definitely and Most Likely)

3.    Customer Satisfaction Incentive Plan (CSIP)

        Under the Customer Satisfaction Incentive Plan (CSIP), a participant in the VCIP can receive an annual incentive payment of 10% of his annual VCIP payment, based upon reaching or exceeding the targets for the three key measures presented below. We have also established minimum standards for the three key measures. Should the participant not meet the minimum standards indicated below for these measures, the Stock Option and Incentive Committee of our Board of Directors will, in its sole discretion, consider a reduction of the participant's annual incentive payment under the VCIP of up to 10%. The results will be based on the average of four trailing quarters (9/30 of the prior fiscal year, and 12/31, 3/31, 6/30 of the current fiscal year)

        Minimum Standards and Targets

	Minimum Standard	Revised Target
Total Homebuyer Satisfaction	80	85
Overall Service Satisfaction	80	85
Recommend to a Friend	85%	90%
(Definitely and Most Likely)

Measurement-Incentive Overrides

	Discretionary Negative Override		No Effect		Positive Override
	Score	Override	Score	Override	Score	Override
Total Homebuyer Satisfaction	<80	-2.5%	80-84	0	85	+2.5%
Overall Service Satisfaction	<80	-2.5%	80-84	0	85	+2.5%
Recommend to a Friend	<85%	-5.0%	85-89.9%	0	90%	+5.0%

Total		-10%		0		+10.0%

4.    Calculation

        For each of the three categories, an annual average is calculated using the four trailing quarterly scores. Such average is used to determine the override or adjustment from each factor. The adjustments from the three factors are summed to calculate the total override (ranging from -10% to +10%) to be applied to the respective manager's incentive payment for the year. This adjustment is a cash adjustment to the total cash payment (including amounts from current year Value Created, Incremental Value Created and portion of bank paid out) calculated using the normal value created principles. It does not affect the bank itself or any subsequent year's calculations under the VCIP.

        The override is not limited by the maximum cash payment restriction under the VCIP (i.e. if managers reach their maximum cash payment of, say 2x salary, this override would allow for an additional cash payment of up to 10%).

        The overrides apply to the Divisional/Regional Presidents' and CFOs' and to Corporate's plan administered through the corporate office and we encourage each operating division to adopt the override for their individual plans for other employees.

        The plan is self-funding as all Value Created calculations include the full cost of incentive payments.

5.    Timing

        The CSIP applies to the fiscal year 2001 incentive plan based on NRS scores for 9/30/00, 12/31/00, 3/31/01, and 6/30/01, and similarly, 9/30 of the prior fiscal year, and 12/31, 3/31, 6/30 of the current fiscal year for all years thereafter.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Officers and Directors

        Section 102(7) of the Delaware General Corporation Law (the "DGCL") enables a corporation incorporated in the State of Delaware to eliminate or limit, through provisions in its original or amended articles of incorporation, the personal liability of a director for violations of the director's fiduciary duties, except (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any liability imposed pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

        Section 145 of the DGCL provides that a corporation incorporated in the State of Delaware may indemnify any person or persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee, or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that the challenged conduct was unlawful. A corporation incorporated in the State of Delaware may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must provide indemnification against the expenses that such officer or director actually and reasonably incurred.

        Beazer's Bylaws provide for indemnification of its directors and officers to the fullest extent permitted by the DGCL.

        Section 145(g) of the DGCL authorizes a corporation incorporated in the State of Delaware to provide liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the corporation. Beazer maintains a policy insuring its directors and officers and directors and officers of its subsidiary companies, to the extent they may be required or permitted to indemnify such directors or officers, against certain liabilities arising from acts or omission in the discharge of their duties that they shall become legally obligated to pay.

Item 21. Exhibits and Financial Statement Schedules.

        Exhibits

Exhibit Number		Exhibit Description
3.1	—	Amended and Restated Certificate of Incorporation of Beazer(1)
3.2	—	Amended and Restated Bylaws of Beazer(1)
4.1	—	Indenture dated as of March 25, 1998 among Beazer, its subsidiaries party thereto, and US Bank Trust National Association, as trustee, relating to Beazer's 8 7/8% Senior Notes due 2008(2)
4.2	—	Form of 8 7/8% Senior Note due 2008(2)
4.3	—	First Supplemental Indenture (8 7/8% Notes) dated July 20, 1998(3)
4.4	—	Indenture dated as of May 21, 2001 among Beazer and U.S. Bank Trust National Association, as trustee, related to Beazer's 8 5/8% Senior Notes due 2011(4)
4.5	—	Supplemental Indenture (8 5/8% Notes) dated as of May 21, 2001 among Beazer, its subsidiaries party thereto and U.S. Bank Trust National Association, as trustee(4)
4.6	—	Form of 8 5/8% Senior Notes due 2011(4)
4.7	—	Specimen of Common Stock Certificate(5)
4.8	—	Retirement Savings and Investment Plan (the "RSIP").(6)
4.9	—	RSIP Summary Plan Description.(6)
4.10	—	Rights Agreement, dated as of June 21, 1996, between Beazer and First Chicago Trust Company of New York, as Rights Agent.(7)
5.1	—	Opinion re:legality of shares being offered
8.1*	—	Opinion of Paul, Hastings, Janofsky & Walker, LLP regarding tax issues
8.2*	—	Opinion of Ice Miller regarding tax issues
23.1	—	Consent of Deloitte & Touche LLP
23.2	—	Consent of Deloitte & Touche LLP
23.3	—	Consent of KPMG LLP
23.4	—	Consent of Paul Hastings Janoskfy & Walker, LLP(8)
23.5	—	Consent of Ice Miller
24.1	—	Power of Attorney(9)
99.1	—	Form of Proxy for Annual Meeting of Stockholders of Beazer Homes USA, Inc.
99.2	—	Form of Proxy for Special Meeting of Stockholders of Crossmann Communities, Inc.
99.3	—	Consent of UBS Warburg LLC
99.4	—	Consent of McDonald Investments Inc.

*
To be filed by amendment

(1)
Incorporated herein by reference to the exhibits to Beazer's report on Form 8-K filed on May 30, 1996.

(2)
Incorporated herein by reference to the exhibits to Beazer's Registration Statement on Form S-4 (Registration No. 333-51087) filed on April 27, 1998.

(3)
Incorporated herein by reference to the exhibits to Beazer's report on Form 10-K for the year ended September 30, 1998.

(4)
Incorporated herein by reference to the exhibits to Beazer's report on Form 10-K for the year ended September 30, 2001

(5)
Incorporated herein by reference to the exhibits to Beazer's Registration Statement on Form S-1 (Registration No. 33-72576) initially filed on December 6, 1993.

(6)
Incorporated herein by reference to the exhibits to Beazer's Registration Statement on Form S-8 (Registration No. 33-91904) filed on May 4, 1995.

(7)
Incorporated herein by reference to the exhibits to Beazer's report on Form 8-K filed on June 21, 1996

(8)
Contained in exhibits 5.1 and 8.1 hereto.

(9)
Contained on signature page hereto.

        Financial Statement Schedules

    None required.

Item 22. Undertakings.

        The undersigned Registrant hereby undertakes that:

        (1)  Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (2)  Every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

        The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by then is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 22, 2002.

BEAZER HOMES USA, INC.
By:	/s/ IAN J. MCCARTHY Ian J. McCarthy President and Chief Executive Officer

        Each person whose signature appears below hereby constitutes and appoints Ian J. McCarthy and David S. Weiss, or any one or more of them, his true and lawful attorney-in-fact, for him and in his name, place and stead, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to cause the same to be filed with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite or desirable to be done in and about the premises as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact may do or cause to be done by virtue of these presents.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

February 22, 2002 Date	By:	/s/ BRIAN C. BEAZER Brian C. Beazer, Director and Non-Executive Chairman of the Board
February 22, 2002 Date	By:	/s/ IAN J. MCCARTHY Ian J. McCarthy, Director, President and Chief Executive Officer (Principal Executive Officer)
February 22, 2002 Date	By:	/s/ DAVID S. WEISS David S. Weiss, Director, Executive Vice President and Chief Financial Officer (Principal Financial Officer)
February 22, 2002 Date	By:	/s/ MICHAEL T. RAND Michael T. Rand, Vice President and Controller (Principal Accounting Officer)
February 22, 2002 Date	By:	/s/ LAURENT ALPERT Laurent Alpert, Director
February 22, 2002 Date	By:	/s/ THOMAS B. HOWARD Thomas B. Howard, Director

Date	By:	George W. Mefferd, Director
Date	By:	D.E. Mundell, Director
Date	By:	Larry T. Solari, Director

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BEAZER HOMES USA, INC.—CROSSMANN COMMUNITIES, INC. JOINT PROXY STATEMENT/ PROSPECTUS Merger Proposed—Your Vote Is Important

QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
BEAZER SELECTED HISTORICAL FINANCIAL DATA
CROSSMANN SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
SUMMARY SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
COMPARATIVE PER SHARE DATA
MARKET PRICE AND DIVIDEND DATA
RISK FACTORS
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
THE STOCKHOLDER MEETINGS
PROXIES
THE MERGER
THE MERGER AGREEMENT
VOTING AGREEMENTS
AFFILIATE AGREEMENTS
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
BEAZER HOMES USA, INC. UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET DECEMBER 31, 2001 (In Thousands)
Beazer Homes USA, INC. UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS YEAR ENDED SEPTEMBER 30, 2001 (In Thousands, Except Per Share Data)
BEAZER HOMES USA, INC. UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS THREE MONTHS ENDED DECEMBER 31, 2001 (in thousands, except per share data)
COMPARATIVE RIGHTS OF STOCKHOLDERS
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
ADDITIONAL PROPOSALS FOR THE BEAZER ANNUAL MEETING
Election of Directors
Amendment of Beazer's Amended and Restated 1999 Stock Incentive Plan
Amendments to Beazer's Value Created Incentive Plan
ADDITIONAL INFORMATION ABOUT BEAZER
Aggregated Option Exercises in Fiscal Year 2001 and Value at End of Fiscal Year 2001
LEGAL MATTERS
EXPERTS
STOCKHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
ANNEX I

ANNEX II
ANNEX III
ANNEX IV Beazer Homes USA, Inc. Amended and Restated 1999 Stock Incentive Plan
ANNEX V Beazer Homes USA, Inc. Value Created Incentive Plan Summary Plan Description
Beazer Homes USA, Inc. Customer Survey Incentive Plan
Measurement-Incentive Overrides
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES